UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 8 to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORTICELL BIOSCIENCE, INC.
(Formerly known as Ortec International, Inc.)
(Exact name of registrant as specified in its charter)

Delaware	11-3068704
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3960 Broadway, New York, New York 10032
(212) 740-6999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan W. Schoenbart, Chief Financial Officer
Forticell BioScience, Inc.
3960 Broadway
New York, New York 10032
(212) 740-6999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Gabriel Kaszovitz, Esq.
Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP
750 Lexington Avenue
New York, New York 10022-1200
(212) 888-8200
Fax: (212) 888-7776

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462c under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Shares to be Registered (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (3)
Common stock, par value $.001 per share	31,575,556	$0.40	$12,630,222	$388

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based upon the average of the high and low sale prices of the common stock on September 14, 2007.

(2)
Includes (a) 1,951,080 shares of common stock, (b) 7,673,040 shares issuable upon conversion of currently outstanding Series A preferred stock, (c) 6,468,991 shares issuable upon exercise of currently outstanding Series A warrants, (d) 189,794 shares issuable upon exercise of currently outstanding Series G warrants, (e) 8,398,127 shares issuable upon exercise of currently outstanding Series M warrants, (f) 1,950,312 shares issuable upon exercise of currently outstanding Series M-1 warrants, (g) 2,262,420 shares issuable upon exercise of options and warrants held by our former chief executive officer and our former chairman, (h) 2,578,792 shares issuable upon exercise of warrants held by the placement agent and designees in our June 2007 private placement and (i) 103,000 shares issuable upon exercise of other warrants currently outstanding.

(3)
$1,064 was paid with original filing to which this is an amendment. Also, pursuant to Rule 429 promulgated under the Securities Act of 1933, the amount of registration fee does not include amounts previously paid relating to 4,774,150 shares of common stock previously registered pursuant to registration statement Nos. 333-124773, 333-118300 and 333-102409 which remain unsold as of the date hereof and continue to be registered.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus filed as part of this registration statement also constitutes a prospectus for registration statement Nos. 333-124773, 333-118300 and 333-102409; the 4,774,150 shares of common stock that remain unsold under such registration statements are being combined with the shares of common stock to be registered pursuant to this registration statement to enable the Selling Stockholders listed in the combined prospectus included herein to offer an aggregate of 36,349,706 shares of common stock pursuant to the combined prospectus.

PROSPECTUS

36,349,706 Shares of Common Stock

Forticell Bioscience, Inc.
(Formerly known as Ortec International, Inc.)

This prospectus relates to 36,349,706 shares of our common stock that may be sold from time to time by the Selling Stockholders listed under the caption "Selling Stockholders". We will not receive any of the proceeds from the sale of the common stock sold. The Selling Stockholders may sell those shares from time to time in the public securities market. The Selling Stockholders may determine the prices at which they will sell the common stock, which prices may be at market prices prevailing at the time of such sale or some other price. See "Plan of Distribution".

We will amend this prospectus (by filing a post-effective amendment to the registration statement of which this prospectus is a part) to inform you of any fundamental changes to the information in this prospectus. Our common stock is traded on the Over the Counter Bulletin Board under the symbol “FORB.OB”. On February 11, 2008, the last reported sale price of our common stock was $0.41 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 2008

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
PROSPECTUS SUMMARY	4
RISK FACTORS	6

We do not have sufficient funds to bring our product to market for use by large patient populations. Unless we secure additional financing we will not be able to continue to operate our business.	6

Because of our history of ongoing losses and because we may never generate a profit and our lack of cash or other current assets, we have received an opinion from our independent registered public accountants that there is substantial doubt about our ability to continue as a going concern	6

We have accumulated obligations that we are required, but are unable to pay currently. This also raises doubt as to our ability to continue as a going concern	7

Unless we secure FDA clearance for the sale of ORCEL to treat venous stasis ulcers it will be difficult for us to continue to operate our business	7

Unless we later secure FDA clearance for the sale of ORCEL in its cryopreserved form to treat diabetic foot ulcers our sales of ORCEL will be more limited and thereby limit our ability to earn profits	7

Business changes at the corporation with which we have a manufacturingagreement could adversely affect the operation of our business	7

Clinical trials for ORCEL are expensive, time consuming and their outcome is uncertain	7

Even if our ORCEL receives regulatory clearance, ORCEL will still be subject to extensive post-market regulation which will result in significant expense to us	8

Our failure to sell ORCEL on a profitable basis will limit our ability to continue our operations	8

We are subject to extensive governmental regulation which increases the costs of manufacturing our product and will thereby negatively impact our ability to earn profits	9

The medical community may not accept ORCEL which will prevent us from selling ORCEL and prevent us from continuing our business	9

Our potential competitors have greater financial, sales and marketing resources than we do so that we may have difficulty in competing against them	9

We rely on a limited number of key suppliers to manufacture ORCEL and therefore run the risk or delay in securing needed materials from other suppliers. We also rely on only one company to manufacture ORCEL. We run the risk that such company may not successfully manufacture ORCEL	10

We depend on our patents and proprietary technology which may not provide us with sufficient protection against technologies used, or which may be used by our competitors. We cannot protect our intellectual property rights throughout the world	10

We may be subject to product liability claims which we might not be able to pay thereby causing us to discontinue our business	10

If we lose our key employees we may not be able to continue our business operations	11

The market prices of our common stock may be highly volatile creating greater financial risk for the owners of our common stock	11

Our largest stockholders may take actions that are contrary to your interests, including selling their stock	11

We may have to sell additional equity securities in the future which will dilute the portion of Forticell’s equity owned by our current stockholders	11

TABLE OF CONTENTS (continued)

RISK FACTORS

The price protection provisions of most of our outstanding warrants and in our outstanding Series A and A-1convertible preferred stock might prevent increases in the market price of our common stock	12

Because we do not intend to pay any dividends on our common stock, an investor in our common stock may only realize an economic gain from an increase, if any, in the market price of our common stock	12

The certificate of designations of our Series A, A-1 and A-2 convertible preferred stock requires significant payments upon a change of control	13

Our operations might be interrupted by the occurrence of a natural disaster or other catastrophic event	13

New laws and regulations affecting corporate governance may impede our ability to retain and attract board members and executive officers, and increase the costs associated with being a public company	13

We may not be able to comply on a timely basis with the requirements of Section 404 of the Sarbanes−Oxley Act of 2002	13

USE OF PROCEEDS	14
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	14
DESCRIPTION OF BUSINESS	15
Overview	15
Acquisition of Hapto Biotech	17
ORCEL	17
Government Regulation	18
The FDA Clearance Process	18
Regulatory Strategies	19
Sales and Marketing	19
Production and Supply	19
Competition	21
Patents and Proprietary Rights	22
Research and Development Expenses	23
Compliance with Environmental Regulations	23
Employees	24
Description of Property	24
PLAN OF OPERATION	25
DIRECTORS AND EXECUTIVE OFFICERS	27
EXECUTIVE COMPENSATION	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
SELLING STOCKHOLDERS	37
PLAN OF DISTRIBUTION	48
DESCRIPTION OF SECURITIES	49
TRANSFER AGENT	60
EXPERTS	60
LEGAL MATTERS	60
AVAILABLE INFORMATION	60
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	60
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained or incorporated in this prospectus. We and the Selling Stockholders have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. In this prospectus and in documents incorporated in this prospectus, references to the "Company," "Forticell," "we," "us" and "our" refer to Forticell Bioscience, Inc. and its wholly owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements included or incorporated in this prospectus regarding the potential market revenues from the sale of our OrCel product, the number of patients with medical conditions who can be treated with OrCel, the clinical trials for OrCel, future approvals or clearances by the United States Food and Drug Administration (the “FDA”) and other plans and objectives for the future and assumptions and predictions about future supply, manufacturing, costs and sales and future financing we may secure are all forward looking statements. When we use words like "intend," "anticipate," "believe," "assume," "estimate," "plan" or "expect," we are making forward looking statements. We believe that the assumptions and expectations reflected in such forward looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

PROSPECTUS SUMMARY

The Company

We are a biotechnology company which was organized in 1991 under the laws of the State of Delaware. We are currently in the development stage, and accordingly, have no revenues. Our offices are located at 3960 Broadway, New York, New York 10032. Our telephone number is 212-740-6999. Our website address is www.forticellbioscience.com. Our OTC Bulletin Board Symbol is FORB.

Our company is focused on advancing regenerative medicine and stem cell therapy through the development and commercialization of innovative products by combining advanced cell technology and advanced biomaterials. Our lead product is OrCel ® (Bilayered Cellular Matrix) (ORCEL). Our current focus is the application of ORCEL to heal chronic and acute wounds. ORCEL is composed of a collagen sponge seeded with allogeneic epidermal and dermal cells. These cells secrete growth factors and cytokines normally found in acute human wounds and are believed to have a beneficial role in promoting tissue repair.

We have completed a pivotal clinical trial evaluating a cryopreserved version of ORCEL in the treatment of venous stasis ulcers and we have filed a Pre Market Approval (PMA) application for commercial sales of ORCEL to treat venous stasis ulcers. We completed patient enrollment in a confirmatory trial required by the FDA and the data from this confirmatory trial has been integrated with the results of the completed pivotal clinical trial and submitted to the FDA as a clinical supplement to our PMA filing. We already obtained FDA clearance for use of a non-frozen version of ORCEL in the treatment of Epidermolysis Bullosa and donor sites in burn patients. In addition, the FDA has granted us approval to initiate a pivotal (Phase III) trial evaluating ORCEL for the treatment of diabetic foot ulcers.

In April 2006, we acquired two fibrin derived advanced biomaterial technologies, Fibrin Microbeads (FMB’s) and Haptides™. FMB’s have the potential to play a significant role in advancing stem cell therapy having demonstrated the ability to efficiently recover adult stem cells and allow for their growth, proliferation, and potential reimplantation into the patient. Haptides™ utilize proprietary synthetic peptides that mimic the mechanism of cell attachment to fibrin. These peptides have demonstrated the ability to significantly enhance cell attraction and attachment providing the potential to use Haptides™ in the development of products for cosmetic tissue augmentation, wound healing, orthopedics, and drug delivery markets.

On June 18, 2007, we entered into the Amended and Restated Exchange Agreement (Exchange Agreement) with Paul Royalty Fund (PRF), and PRF exchanged its interest in our future revenues, recorded as a $43,401,000 liability at that date, for 500 shares of our new Series A-1 Convertible Preferred Stock (A-1 Preferred) and 500 shares of our new Series A-2 Convertible Preferred Stock (A-2 Preferred), each share having a liquidation preference of $10,000. The stated values of the A-1 and A-2 Preferred can be converted to our common stock at conversion rates of $0.50 and $5.00 per common share, respectively, or an aggregate of 11,000,000 common shares on an as converted basis for both the A-1 and A-2 Preferred. Our earlier agreements with PRF were cancelled and PRF’s liens were therefore removed from our intellectual property. As a result of this transaction we recorded a gain of $35,527,695.

In three closings of our Series A Convertible Preferred Stock, beginning June 18, 2007 and ending July 31, 2007, we sold an aggregate of 842.198 shares of A Preferred with warrants attached and received gross cash proceeds of $8,421,980. Of this amount, we immediately repaid $226,936 to bridge loan holders who did not wish to participate in the private placement, and paid our placement agent fees aggregating $1,132,098. As part of the first closing, holders of $2,701,500 of previously outstanding convertible bridge notes, the proceeds of which were used to finance our operations during the months of October 2006 to the first closing on June 18, 2007, exchanged their notes with $94,264 of interest, or $2,795,764, at 125% of their face value, or $3,494,705, for 349.470 shares of A Preferred with warrants attached. The total outstanding 1,191.668 shares of A Preferred can be converted into 23,833,360 shares of our common stock. We issued Series A warrants to purchase an aggregate of 11,916,680 shares of our common stock at $1.00 per share, Series M warrants to purchase an aggregate of 15,466,680 shares of our common stock at $0.50 per share, and Series M-1 warrants to purchase an aggregate of 7,733,340 shares of our common stock at $1.00 per share. Our placement agent received five-year warrants to purchase an aggregate of 3,156,670 shares of our common stock at $0.55 per share.

We recorded net income applicable to common shareholders of $15.1 million during the nine months ended September 30, 2007 because of our gain of $35.5 million on the early extinguishment of our revenue interest obligation. Without such gain we would have incurred a net loss applicable to common shareholders of $20.4 million during the nine months ended September 30, 2007. We have a deficit accumulated in the development stage of $164 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

As of December 31, 2007, we have 11,972,235 common shares outstanding. We also have 1,201.581 shares of Series A convertible preferred stock convertible to 24,031,620 common shares, 500 shares of Series A-1 convertible preferred stock convertible to 10,000,000 common shares, 500 shares of Series A-2 convertible preferred stock convertible to 1,000,000 common shares, and 5,948.6148 shares of Series D-1 preferred stock convertible to 1,586,297 common shares. Additionally, we have warrants outstanding entitling the holders to purchase an aggregate of 51,179,359 shares of our common stock at a weighted average exercise price of $0.93, and stock options to purchase 3,532,061 shares of common stock, of which 3,505,000 shares can be purchased at prices ranging from $0.38 to $0.55 per share with the balance exercisable at prices in excess of $2.85. We have also given stock options to purchase shares of our Series A convertible preferred stock with warrants attached, which options and warrants give the holder the right to acquire an aggregate of 900,000 shares of our common stock as follows: 400,000 shares upon payment of $2.000 and 500,000 shares at warrant exercise prices of $0.50 and $1.00 per common share.

In the fourth quarter of 2007, we estimate a net loss applicable to common shareholders of $1.55 million compared to a net loss of $4.35 million in the same period of 2006. The 4th quarter of 2006 included a $2.5 million non-cash charge related to interest on a revenue interest assignment obligation we extinguished in the second quarter of 2007 as later described below. In addition, in the fourth quarter of 2007 we reclassified $14.1 million of temporary equity to permanent equity as a result of a change in the certificate of designations of our Series A, A-1,and A-2 preferred shares made by our shareholders at our Annual Meeting on December 20, 2007.

For the year ended December 31, 2007 we expect to show net income applicable to common shareholders of $13.5 million compared to a net loss of $18.4 million for the year ended December 31, 2006.

The disparity in year over year results can be attributed to certain unique transactions the Company underwent in the second quarter of 2007. In that quarter we recorded a $35.5 million gain on the extinguishment of our revenue interest assignment obligation after having exchanged such debt for our Series A-1 and A-2 Preferred stock. This gain was partially offset by an approximate $2 million severance charge for our former chairman and former chief executive as well as approximately $1.1 million of advisory fees to the company’s investment banker in connection with these and other related transactions. The aforementioned transactions are more fully described in our third quarter 2007 10-QSB filing.

Our cash on hand at December 31, 2007 was $1,301,795 compared to $13,039 at December 31, 2006. Our shareholder deficit is estimated to be $0.064 million at December 31, 2007 compared to $42.6 million at December 31, 2006. The lower deficit and higher cash balance are attributable to our Series A financing in the second quarter of 2007 as well as the debt extinguishment transaction described above.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We do not have sufficient funds to bring our product to market for use by large patient populations. Unless we secure additional financing we will not be able to continue to operate our business.

We recently completed a private placement of our Series A Convertible Preferred Stock. We believe that the proceeds from such private placement will enable us to continue our operations through approximately February 2008. We will need to secure additional financing for the approximately $630,000 of cash we are currently consuming per month, for our operations after February 2008. The amount of cash we consume each month fluctuates, depending, among other things, on whether we are incurring expenses from services provided by third party suppliers in connection with a clinical trial and what payments we have to make on our outstanding debt.

We will have to obtain additional funds through the sale of our securities to the public and through private placements, debt financing or other, including short-term, loans. We may not be able to secure any additional financing nor may we be able to reach the larger patient population markets of persons with venous stasis ulcers and diabetic foot ulcers, with funds that we may be able to raise. We are also likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition.

Our capital funding requirements depend on numerous factors, including:

•	the progress and magnitude of our research and development programs;

•	the time involved in obtaining regulatory approvals for the commercial sale of our ORCEL product in its cryopreserved form to treat venous stasis ulcers and, later, diabetic foot ulcers;

•	the costs involved in filing and maintaining patent claims;

•	technological advances;

•	competitive and market conditions;

•	the successful implementation of the agreements we have entered into with Lonza for manufacturing our ORCEL product;

•	our ability to establish and maintain other collaborative arrangements and

•	the cost and effectiveness of commercialization activities and arrangements.

Unless we obtain such additional financing we will not be able to continue to operate our business after January 2008. We have no current commitments from any persons that they will provide us with additional financing.

Because of our history of ongoing losses and because we may never generate a profit and our lack of cash or other current assets, we have received an opinion from our independent registered public accountants that there is substantial doubt about our ability to continue as a going concern.

Since our organization in 1991 we have sustained losses each year because, among other reasons, we have had very limited sales of our product. For the nine months ended September 30, 2007, we have a deficit accumulated in our development stage of $164,006,478. Our independent registered public accountants advised us that these factors, among others, raise substantial doubt about our ability to continue as a going concern. Unless we obtain additional financing we will not be able to continue as a going concern.

We have accumulated obligations that we are required, but are unable, to pay currently. This also raises doubt as to our ability to continue as a going concern.

As of December 31, 2007, payment of approximately $1.5 million of the approximately $1.75 million we owed to our trade creditors was past due.

While we have arranged for payment of some of our obligations over a period of time, and have to make other payments of past due obligations to our current and ongoing suppliers, our ability to make payments we have agreed to pay and to insure continued receipt of needed supplies, and to continue reducing our past due obligations, will depend on our ability to secure needed financing or our ability to issue equity in satisfaction of certain obligations.

Unless we secure FDA clearance for the sale of ORCEL to treat venous stasis ulcers it will be difficult for us to continue to operate our business.

We may not obtain FDA clearance for the commercial sale of the cryopreserved form of ORCEL for the treatment of venous stasis ulcers and later for diabetic foot ulcers. Among the factors which may contribute to those findings are a negative assessment of our manufacturing processes, raw materials used in manufacturing our product, our freezing technique, and ORCEL’s clinical results. If we do not obtain FDA clearance for the sale of ORCEL in its cryopreserved form for the treatment of venous stasis ulcers, it may be difficult for us to raise capital to continue our business operations.

Unless we later secure FDA clearance for the sale of ORCEL in its cryopreserved form to treat diabetic foot ulcers our sales of ORCEL will be more limited and thereby limit our ability to earn profits.

Although we have completed an FDA cleared pilot clinical trial for the use of the fresh form of ORCEL for the treatment of diabetic foot ulcers, we do not have the funds available to conduct a pivotal clinical trial for the use of ORCEL in its cryopreserved form for the treatment of diabetic foot ulcers. The cryopreserved form of ORCEL has a shelf life of approximately seven months as opposed to only approximately three to five days for the fresh form of ORCEL. We do not expect to begin the FDA clearance process for a pivotal trial for cryopreserved ORCEL for the treatment of diabetic foot ulcers until after, and if, we receive clearance for the sale of cryopreserved ORCEL in the treatment of venous stasis ulcers, and only if we believe that we can secure financing for the conduct of that trial. If we are unable to later obtain FDA clearance for the sale of cryopreserved ORCEL for the treatment of diabetic foot ulcers, our sales of ORCEL will be more limited and thereby limit our ability to earn profits.

Business changes at the corporation with which we have a manufacturing agreement could adversely affect the operations of our business.

In the first quarter of 2007, Cambrex Bio Science of Walkersville, Inc. was acquired by Lonza, Inc. We are aware that Lonza, Inc. is a substantially larger public company with far greater resources than Cambrex. Unknown to us is whether Lonza’s management will perform Cambrex’s commitments to manufacture our ORCEL product. The loss of this contractual commitment, if we receive FDA clearance for commercial sales of ORCEL to treat venous stasis ulcers in the second half of 2008, would leave us in the difficult position of negotiating a new arrangement at or near the time we should be working on preparing for future commercial sales and building inventory of our product.

Clinical trials for ORCEL are expensive, time consuming and their outcome is uncertain.

Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time consuming. Before we can obtain regulatory clearance for the commercial sale of any product that we wish to develop, we are required to complete extensive human clinical trials to demonstrate its safety and efficacy. The timing of the commencement, continuation and completion of clinical trials may be subject to significant delays relating to various causes, including:

•	delays or inability to manufacture or obtain sufficient quantities of materials for use in clinical trials;

•	delays in obtaining regulatory approvals to commence a study;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•	slower than expected rates of patient recruitment and enrollment;

•	uncertain dosing issues;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	variability in the number and types of subjects available for each study and resulting difficulties in identifying and enrolling subjects who meet trial eligibility criteria;

•	scheduling conflicts with participating clinicians and clinical institutions;

•	difficulty in maintaining contact with subjects after treatment, resulting in incomplete data;

•	unforeseen safety issues or side effects;

•	lack of effectiveness during the clinical trials, or

•	other regulatory delays.

Even if our ORCEL receives regulatory clearance, ORCEL will still be subject to extensive post-market regulation which will result in significant expense to us.

If we receive regulatory clearance for ORCEL, we will also be subject to ongoing FDA obligations and continued regulatory review, such as continued safety reporting requirements, and we may also be subject to additional FDA post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize our product.

If we receive FDA clearance, the FDA may still impose significant restrictions on the indicated uses for which the product may be marketed or impose ongoing requirements for potentially costly post-approval studies. In addition, regulatory agencies subject a product, its manufacturer and the manufacturer’s facilities to continual review and periodic inspections. The subsequent discovery of previously unknown problems with a product, including adverse medical effects, or problems with the facility where the product is manufactured, may result in restrictions on the marketing of that product, and could include withdrawal of the product from the market. Failure to comply with applicable regulatory requirements may result in:

•	issuance of warning letters by the FDA;

•	fines and other civil penalties;

•	criminal prosecutions;

•	injunctions, suspensions or revocations of marketing licenses;

•	suspension of any ongoing clinical trials;

•	suspension of manufacturing;

•	delays in commercialization;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our collaborators;

•	refusals to permit products to be imported or exported to or from the United States;

•	restrictions on operations, including costly new manufacturing requirements, and

•	product recalls or seizures.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory clearance of our ORCEL or further restrict or regulate post-clearance activities. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market ORCEL and we may therefore have to discontinue the operations of our business.

In order to market any products outside of the United States, we and our collaborators must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain clearance in other countries might differ from that required to obtain FDA clearance. The regulatory clearance process in other countries may include all of the risks associated with FDA clearance as well as additional presently unanticipated risks. Regulatory clearance in one country does not ensure regulatory clearance in another, but a failure or delay in obtaining regulatory clearance in one country may negatively impact the regulatory process in others. Failure to obtain regulatory clearance in other countries or any delay or setback in obtaining such clearance could have the same adverse effects associated with regulatory clearance in the United States, including the risk that our product may not be cleared for all indications requested and that such clearance may be subject to limitations on the indicated uses for which ORCEL may be marketed.

Our failure to sell ORCEL on a profitable basis will limit our ability to continue our operations.

To date ORCEL is the only product that we have developed and for which we have conducted human clinical trials. In the event we fail to develop additional products, or if the FDA does not grant us clearance to use ORCEL for the treatment of venous stasis ulcers and later diabetic foot ulcers, or if ORCEL is not favorably received by the medical community or it becomes obsolete, we will be unable to become profitable and we may be required to discontinue our operations.

We are subject to extensive governmental regulation which increases the costs of manufacturing our product and will thereby negatively impact our ability to earn profits.

Our business is subject to extensive regulation principally by the FDA in the United States and corresponding foreign regulatory agencies in each country in which we intend to sell ORCEL. These regulations affect:

•	Product marketing clearances or approvals;

•	Product standards;

•	Packaging requirements;

•	Design requirements;

•	Manufacturing and quality assurance, including compliance by the manufacturing facility with good manufacturing process requirements, record keeping, reporting and product testing standards;

•	Labeling;

•	Periodic FDA inspections of the facility in which ORCEL will be manufactured;

•	Import and export restrictions, and

•	Tariffs and other tax requirements.

Our need to comply with these regulatory requirements will increase the cost of manufacturing our ORCEL product and negatively impact our ability to earn profits.

The medical community may not accept ORCEL which will prevent us from selling ORCEL and prevent us from continuing our business.

Market acceptance for ORCEL will depend upon a number of factors, including:

•	The receipt and timing of FDA regulatory approvals for use of ORCEL, in its cryopreserved form, for the treatment of venous stasis ulcers and later for diabetic foot ulcers;

•	Acceptance by the medical community of ORCEL for the treatment of the medical conditions that it is intended to treat, the demonstration of its safety and its cost effectiveness, and

•	Securing approval of third parties, such as Medicare and insurance companies, for reimbursement for the cost of ORCEL.

Unless we secure market acceptance for ORCEL we will be unable to sell ORCEL and as a result we will be unable to conduct our business.

Our potential competitors have greater financial, sales and marketing resources than we do so that we may have difficulty in competing against them.

See “Description of Business - Competition”. As there noted, sales of Apligraf for the treatment of venous leg ulcers are now being made directly by Organogenesis and sales of Dermagraft for the treatment of diabetic foot ulcers are now being made by Advanced BioHealing. We believe that both Organogenesis and Advanced BioHealing are each larger than we are and have significantly greater resources than we have. The biomedical field is continually undergoing rapid and significant technological changes. Other companies may succeed in developing other products that are more effective than ORCEL. If such new products are accepted by the medical community, or if those products receive FDA clearance for treatment of venous stasis and diabetic foot ulcers before ORCEL does, or if other companies develop products that are more effective than ORCEL, any such developments could impede our ability to continue our operations.

We rely on a limited number of key suppliers to manufacture ORCEL and therefore run the risk of delay in securing needed materials from other suppliers. We also rely on only one company to manufacture ORCEL . We run the risk that such company may not successfully manufacture ORCEL.

See the discussion of “Description of Business-Production and Supply” where we describe our production agreement with Lonza and our agreements with other suppliers. If (i) Lonza does not produce ORCEL, or (ii) Lonza does not produce it at a per unit price well below the price at which we can sell ORCEL in North America, we may not be able to continue, or at least would be seriously hampered in continuing, our business operations. Also, any disruption in the supply of corium or collagen matrix or other materials from our current suppliers of such materials would have a significant negative impact on our ability to manufacture and sell ORCEL or at least would cause us delays and additional expenses in the manufacturing of ORCEL.

We depend on our patents and proprietary technology which may not provide us with sufficient protection against technologies used, or which may be used by our competitors. We cannot protect our intellectual property rights throughout the world.

The validity and breadth of claims in medical technology patents involves complex legal and factual questions and, therefore, are highly uncertain. Although we successfully defended challenges to our United States and European patents in the respective patent offices where those patents were issued, those successful defenses do not preclude future challenges in court. We do not know if any of the patents issued to us will be challenged, invalidated or circumvented. Patents and patent applications in the United States may be subject to an interference proceeding brought by the U.S. Patent and Trademark Office, or to opposition proceedings initiated in a foreign patent office by third parties. We might incur significant costs defending such proceedings and we might not be successful. We do not know if any of our patents or any of our pending patent applications or any future patent application of ours that will issue as patents, will provide us with the scope of patent protection that will be enough to exclude competitors. We also do not know that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us. We do not know if others have or will develop similar products, duplicate any of our products or design around any of our patents issued or that may be issued in the future. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers aspects of our products or processes.

Filing patents on our ORCEL technology throughout the world would be prohibitively expensive. Competitors may use our technology in jurisdictions where we have not obtained patent protection to develop their own products. These products may compete with ORCEL and may not be covered by any of our patent claims or other intellectual property rights.

Patent law outside the United States is also uncertain and many countries are currently reviewing and revising patent laws, particularly with respect to biotechnology and pharmaceutical inventions. The laws of some countries do not protect our intellectual property rights to the same extent as U.S. laws. It may be necessary or useful for us to participate in proceedings to determine the validity of our, or our competitors’, foreign patents, which could result in substantial cost and divert our efforts and attention from other aspects of our business.

We may be subject to product liability claims which we might not be able to pay thereby causing us to discontinue our business.

ORCEL is designed to be used in the treatment of medical conditions and diseases where there is a high risk of serious medical complications, amputation of the leg or death. Although we have obtained product liability insurance coverage in the amount of $3,000,000, such insurance coverage may not be adequate to protect us against future product liability claims. In addition, the cost of obtaining product liability insurance in the future may prevent us from securing such insurance on terms acceptable to us, if at all. Furthermore there can be no assurance that we will avoid significant product liability claims and the attendant adverse publicity. Large product liability claims or other claims with respect to uninsured or underinsured liabilities could make it impossible for us to continue our business operations.

If we lose our key employee we may not be able to continue our business operations.

The development and production of our product is managed by a wide array of scientific personnel, one of whom we consider to be a key employee. Dr. Melvin Silberklang is our vice president for research and development and our chief scientific officer. The loss of the services of Dr. Silberklang could cause delays in our ongoing business operations, and could have a material adverse effect on our business, results of operations and financial condition. We do not have an employment contract with Dr. Silberklang nor do we carry a key man insurance policy on his life.

The market price of our common stock may be highly volatile creating greater financial risk for the owners of our common stock.

The market price of our common stock has ranged from $0.31 to $53.25 during the past three years. As of December 31, 2007, we had 11,972,235 shares outstanding. Other factors that may affect the price of our common stock include:

•	our ability to successfully produce and market and sell our ORCEL product;

•	our ability to develop other products for sale;

•	our competitors' announcements concerning technological innovations;

•	new commercial products or procedures;

•	proposed government regulations;

•	developments or disputes relating to patents, trade secrets or proprietary rights, and

•	the following substantial number of additional shares of our common stock we would have to issue or have recently issued :

•	an aggregate of 36,617,917 shares upon conversion of our outstanding Series A, A-1, A-2, and D-1 convertible preferred stock;

•	an aggregate of 43,446,019 shares upon the exercise of warrants to purchase the shares of our common stock we granted primarily in connection with financings during the past four years;

•	potentially an aggregate of 7,733,340 shares upon the exercise of Series M-1 warrants whose exercise is contingent upon exercise of the holder’s Series M warrant;

•
an aggregate of 4,432,068 shares upon exercise of options we have granted to our employees, our executive officers, our directors and to consultants and vendors, and including 900,000 shares to our former officers;

•	an aggregate of 800,000 shares of restricted stock given to our executive officers and certain key employees whose vesting is contingent on continued employment.

Our largest stockholders may take actions that are contrary to your interests, including selling their stock.

A small number of our stockholders hold a significant amount of our outstanding stock. These stockholders may have interests that are different from those of our other shareholders. In addition, the average number of shares of our stock that trade each day is generally low. As a result, sales of a large number of shares of our stock by these large stockholders or other stockholders within a short period of time could adversely affect our stock price.

We may have to sell additional equity securities in the future which will dilute the portion of Forticell’s equity owned by our current stockholders.

In addition to a number of private placements of our equity securities in the past 5 years, in the future we will probably have to sell more shares of our common stock, or other securities convertible into or otherwise entitling the holder to purchase our common stock. In the future we will also issue additional options to purchase our common stock to our employees, our executive officers, our directors and to consultants and vendors. All such sales and issuances of our common stock, other equity securities and warrants and options to purchase our common stock, will dilute the portion of our equity owned by our current stockholders.

The price protection provisions of most of our outstanding warrants and in our outstanding Series A and A-1 convertible preferred stock might prevent increases in the market price of our common stock.

During the past five years we have sold a large amount of our common stock and our convertible preferred stock in numerous private placements we have completed. We have also entered into other private transactions including our acquisition of Hapto Biotech, Inc. in 2006 in which we issued shares of our common stock. In those private placement sales and in those other private transactions, we also issued warrants to purchase shares of our common stock. At the present time all of our outstanding warrants (not including stock options we have granted to our employees and former directors) entitle the holders of those warrants to purchase a total of 51,179,359 shares of our common stock at the following exercise prices:

Range of Exercise Price	Number of Shares Purchasable
$0.01-0.015	978,001
0.50	15,466,680
0.55	9,866,693
1.00	23,049,631
1.79-2.15	626,960
3.08-4.50	787,786
6.00 and above	403,608
Total	51,179,359

In addition we have Series A, A-1, A-2, and D-1 convertible preferred stock outstanding which are convertible into an aggregate of 36,617,917 shares of our common stock. We recently sold such Series A Preferred with warrants (included in the above table) attached in a private placement in June and July 2007. At the same time in related transactions, we issued our Series A-1 and A-2 Preferred as consideration for cancellation by the holder of its right to share in our future revenues. Also, at the same time and as part of such 2007 transactions, in consideration of our former chairman and our former chief executive officer waiving their rights to receive payments of monies we owed them, we granted them options to purchase an aggregate of 20 shares of our Series A Preferred with warrants attached for $2,000. Upon conversion of such 20 Series A Preferred shares and exercise of all the attached warrants (at exercise prices of $0.50 and $1.00 per common share), we would be required to issue an aggregate of 900,000 shares of our common stock.

The Series A and Series A-1 Preferred and almost all of the warrants have price protection and other anti-dilution provisions which could reduce the exercise price of these warrants below the amounts set forth in the above table and also reduce the conversion prices of the Series A and A-1 Preferred. Such price protection and other anti-dilution provisions are described in this prospectus in “Description of Securities” and would be triggered if in the future we sell shares of our common stock below the exercise price of the warrants in question (or the conversion price of the A and A-1 Preferred), or sell or otherwise issue securities convertible into, or which entitle the holder to purchase shares of our common stock at a price which in effect (taking into consideration the price paid for the convertible security or warrant or option) is less than the exercise price of the warrant in question or less than the conversion price of the Series A and A-1 preferred. In the event that the conversion price of the Series A and the Series A-1 price are reduced as a result of such anti-dilution provisions, the number of shares of our common stock into which the Series A and A-1 preferred could be converted would be proportionately increased.

The closing price for our common stock on February 11, 2008 was $0.41.

Because we do not intend to pay any dividends on our common stock, an investor in our common stock may only realize an economic gain from an increase, if any, in the market price of our common stock.

We have never paid, and have no intentions in the foreseeable future to pay, any dividends on our common stock. Therefore, an investor who purchases our common stock, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

The certificate of designations of our Series A, A-1 and A-2 convertible preferred stock requires significant payments upon a change of control.

Should we wish to enter into a merger transaction, or other transaction in which more than 50% of our voting shares are transferred, or other acquisition type transaction, such transaction would trigger payment of the liquidation preference amount of such preferred stock. Such payments could cause a suitor to pass on the transaction, an opportunity that could potentially increase shareholder value.

Our operations might be interrupted by the occurrence of a natural disaster or other catastrophic event.

We depend on our contractors and vendors and on our laboratories and other facilities for the continued operation of our business. Natural disasters or other catastrophic events, including terrorist attacks, power interruptions, wildfires and other fires, , earthquakes and wars could disrupt our operations or those of our contractors and vendors. Even though we believe we carry reasonably adequate business interruption and liability insurance, and Lonza and our suppliers may carry liability insurance that protects us in certain events, we might suffer losses as a result of business interruptions that exceed the coverage available under our and such other entities’ insurance policies or for which we or such other entities do not have coverage. For example, we are not insured against a terrorist attack. Any natural disaster or catastrophic event could have a significant negative impact on our operations and financial results.

New laws and regulations affecting corporate governance may impede our ability to retain and attract board members and executive officers, and increase the costs associated with being a public company.

On July 30, 2002, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002. The new act is designed to enhance corporate responsibility through new corporate governance and disclosure obligations, increase auditor independence, and provide tougher penalties for securities fraud. In addition, the Securities and Exchange Commission has adopted rules in furtherance of the act and is considering adopting others. This act and the related new rules and regulations will likely have the effect of increasing the complexity and cost of our corporate governance and the time our executive officers spend on such issues, and may increase the risk of personal liability for our board members, chief executive officer, chief financial officer and other executives involved in our corporate governance process. As a result, it may become more difficult for us to attract and retain board members and executive officers involved in the corporate governance process. In addition, we have experienced, and will continue to experience, increased costs associated with being a public company, including additional professional and independent registered public accountant fees.

We may not be able to comply on a timely basis with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission, beginning for our year ending December 31, 2007, we will be required to include in our annual report an assessment of the effectiveness of our internal control over financial reporting. Furthermore, beginning with year end December 31, 2008 (a proposal has been made to change this date to December 31, 2009), our registered independent public accounting firm will be required to report on the effectiveness of our internal control over financial reporting. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We restated our financial statements for the year ended December 31, 2005 to correct an error in the accounting for our Series C Preferred Stock exchange transaction as well as the accounting for warrants we issued in connection with a debt transaction. In connection with the restatement it was determined that we have a material weakness in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board. We are in the process of addressing this material weakness. We are also in the process of documenting, reviewing and, where appropriate, improving our internal controls and procedures in anticipation of eventually being subject to the requirements of Section 404 of the Sarbanes−Oxley Act and the related rules. Implementing appropriate changes to our internal controls may entail substantial costs in order to modify our existing financial and accounting systems, take a significant period of time to complete, and distract our officers, directors and employees from the operation of our business. Moreover, these changes may not be effective in maintaining the adequacy or effectiveness of our internal controls. If we fail to complete the assessment on a timely basis, or if our independent registered public accounting firm cannot attest to our assessment, we could be subject to regulatory sanctions and a loss of public confidence. Also, the lack of effective internal control over financial reporting may adversely impact our ability to prepare timely and accurate financial statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of any of our convertible preferred stock or when they exercise any of the warrants we granted in equity financings in which we sold shares of our convertible preferred stock if the holders of those warrants use the cashless exercise provisions in those warrants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock commenced trading on January 19, 1996, under the symbol “ORTC.” The common stock traded on the NASDAQ Small Cap market until August 2002, when it was delisted from the Small Cap market and commenced trading on the National Association of Securities Dealers' Bulletin Board, where it currently trades under the symbol “FORB.OB.” The following table sets forth the high and low sales prices of our common stock as reported by the Bulletin Board and the Pink Sheets for each full quarterly period within the two most recent fiscal years.

	HIGH	LOW
2007 Quarter
First	$0.79	$0.41
Second	0.80	0.55
Third	0.76	0.31
Fourth	0.60	0.33

2006 Quarter
First	$5.70	$2.10
Second	5.25	3.15
Third	3.50	0.77
Fourth	1.23	0.40

Security Holders

At October 31, 2007, there were 392 record holders of our common stock. There were 1,530 beneficial owners of our common stock whose shares are held in "street name."

Dividends

We have not paid and have no current plans to pay dividends on our common stock.

DESCRIPTION OF BUSINESS

Overview

We are a biotechnology company which was organized in 1991 under the laws of the State of Delaware. We are currently in the development stage, and accordingly, have no revenues. Our offices are located at 3960 Broadway, New York, New York 10032. Our telephone number is 212-740-6999. Our website address is www.forticellbioscience.com. Our Stock Symbol is FORB.OB.

We are a development stage tissue engineering company with core competencies in cell culturing, biology and biomaterials. We have developed a proprietary and patented product that we call OrCel ® (ORCEL), which is used to stimulate the repair and regeneration of human skin. ORCEL is a two-layered tissue engineered dressing that consists of human derived skin cells, both dermal and epidermal, supported within a porous collagen matrix. The composite matrix is seeded with keratinocytes (epidermal cells) and fibroblasts (dermal cells). When ORCEL is applied to the wound site, it produces a mix of growth factors that stimulates wound closure.

Our primary target patient populations for the use of ORCEL are persons with venous stasis and diabetic foot ulcers, which we believe are large potential markets for the use of ORCEL. We also believe that ORCEL may have applications for cosmetic surgery, as well as other types of chronic and acute wounds.

We have developed the technology for the cryopreservation of ORCEL without diminishing its effectiveness. Cryopreservation is the freezing of our product to give it an extended shelf life. Currently, ORCEL has a shelf life of no less than seven months, as opposed to only a few days with the non-cryopreserved product. We believe that the longer shelf life will reduce the cost per unit of producing ORCEL as well as provide us with a marketing advantage over non-frozen competitive products.

In 2001, the FDA granted our application for the commercial sale of the fresh form of ORCEL for the treatment of donor site wounds. A donor site wound is created in an area of the patient's body from which the patient's skin was taken to cover a wound at another part of such patient's body. In 2001, the FDA also granted our application for the commercial sale of the fresh form of ORCEL for use on patients with recessive dystrophic epidermolysis bullosa undergoing hand reconstruction, as well as to treat the donor site wounds created during the surgery. Recessive dystrophic epidermolysis bullosa is a condition in which a newborn infant's skin instantly blisters and can peel off at the slightest touch and leave painful ulcerations and permanent scarring resulting in deformity of the hands and feet.

From December 2001 through December 2002, our gross revenues from the sale of ORCEL, using a small contracted sales force, were $265,665. We discontinued our sales efforts and the manufacture of fresh ORCEL for commercial sale preferring to use our limited financial resources for the completion of our clinical trial for the use of cryopreserved ORCEL in the treatment of venous stasis ulcers. Based on published information we believe that the use of ORCEL for the treatment of patients suffering from venous stasis ulcers, and of patients suffering from diabetic foot ulcers, each represents a significantly larger potential market than the use of ORCEL for the treatment of donor site wounds or epidermolysis bullosa.

We completed a pivotal clinical trial for the use of ORCEL in its cryopreserved form for the treatment of venous stasis ulcers. Venous stasis ulcers are open lesions on the legs which result from the poor circulation of the blood returning from the legs to the heart. In February 2004, we filed with the Food and Drug Administration (FDA) our application for pre-market approval (PMA) to market ORCEL for the treatment of venous stasis ulcers. In the process of reviewing our application the FDA requested clarification of the various information provided by us. After a number of meetings we had with the FDA’s staff and additional submissions we made to the FDA, on April 25, 2005 the FDA advised us that although our cryopreserved ORCEL showed promise for the effective treatment of venous stasis ulcers, additional clinical data would be required to demonstrate reasonable assurance of the safety and effectiveness of cryopreserved ORCEL in treating patients with venous stasis ulcers before the FDA would clear ORCEL for commercial sales for such treatments. The clinical data from the pivotal trial of 136 patients submitted to the FDA showed that in 60 patients who had typical venous ulcers (defined as those ulcers with partial or full-thickness skin tissue damage, in which the wound base is visible and the ulcer extends through the dermis but not into the subcutaneous tissue to fascia, muscle or bone), 59% of the ORCEL treated patients achieved wound closure versus 36% of the patients who received the standard of care treatment. The FDA agreed that data of these 60 patients would be combined with that of the 60 patients to be enrolled in a confirmatory clinical trial and the combined results would be analyzed using Bayesian statistics. We obtained FDA approval for our confirmatory trial protocol in mid July 2005 and began the confirmatory trial in mid August 2005. In November 2006, we completed the confirmatory trial designed to confirm the superiority of cryopreserved ORCEL over the standard of care in the treatment of difficult-to-heal venous leg ulcers. On February 26, 2007, we announced that we had initiated the filing of the supplement to our PMA application with the FDA requesting clearance from the FDA to market our tissue engineered product, ORCEL, for the treatment of venous leg ulcers by submitting to the FDA the Chemistry, Manufacturing and Controls (CMC) section of the application. We filed the clinical section of the application, reporting the combined results of our two clinical trials, in October 2007. Such clinical section reported the results showing the effectiveness of our ORCEL product treating venous stasis ulcers as compared with the effectiveness of the current standard of care, the safety of using our product and the labeling we propose to use for our ORCEL product. The filings of these two sections are amendments to our PMA application filed in February 2004.

In July 2006, we submitted a Humanitarian Device Exemption (HDE) supplement to the FDA to obtain marketing approval for use of cryopreserved ORCEL in the treatment of Recessive Dystrophic Epidermolysis Bullosa (RDEB), the most severe type of Epidermolysis Bullosa (EB). RDEB is a devastating congenital skin disorder characterized by painful ulcers and widespread, permanent scarring resulting in the deformity of hands and feet. As a result, many RDEB patients require surgeries to allow greater use of their extremities resulting in need for replacement skin. In October 2006, we received a letter from the FDA informing us that the HDE has been approved pending an FDA audit of the manufacturing facility and quality systems at the facility where our ORCEL product will be manufactured. Since we have now submitted our PMA for venous stasis ulcers we expect the FDA to inspect the Lonza manufacturing facility we expect to use to produce ORCEL as part of the PMA approval process.

We have deferred conducting a pivotal clinical trial for the use of ORCEL in the treatment of diabetic foot ulcers until after FDA determination of whether we may make commercial sales of cryopreserved ORCEL to treat venous stasis ulcers. We completed a pilot clinical trial for the use of ORCEL, in its fresh, not cryopreserved, form in the treatment of diabetic foot ulcers in the latter part of 2001. The results of that clinical trial showed a 75% improvement over the standard of care as well as a daily healing rate that was twice as fast as the standard of care, for those patients treated with ORCEL. On January 6, 2005, we submitted a modified protocol to the FDA for the conduct of a clinical trial of cryopreserved ORCEL to treat diabetic foot ulcers. In February 2005, the FDA completed a review of our modified protocol and gave us permission to initiate a pivotal trial evaluating cryopreserved ORCEL in the treatment of diabetic foot ulcers. If we have sufficient funds, we expect to initiate patient enrollment for the diabetic foot ulcers pivotal clinical trial shortly after receiving FDA clearance for commercial sales of ORCEL in the treatment of venous stasis ulcers. We expect that the diabetic foot ulcers clinical trial will be conducted at up to 25 clinical centers and involve up to approximately 200 patients.

We have a Cell Therapy Manufacturing Agreement with Lonza Walkersville, Inc (successor by acquisition of Cambrex Bio Science Walkersville, Inc.), a subsidiary of Lonza Corporation (Lonza), for Lonza to produce ORCEL for us in Lonza’s production facilities in Walkersville, Maryland. Lonza is experienced in producing cell based medical products such as ORCEL. Having Lonza produce ORCEL for us alleviated the need for us to build and equip our own production and distribution facility, thus avoiding a large capital outlay, and we believe is otherwise more cost effective for us. We had also entered into a Sales Agency Agreement with Lonza for Lonza to be the exclusive distributor of ORCEL in the United States, Canada and Mexico. Such Sales Agency Agreement was terminated on September 26, 2007. We are meeting with various marketing partners. There are at least two companies interested in selling ORCEL with whom we have held discussions. See “Sales and Marketing” subheading which follows. We believe that our production agreement will enable us to begin commercial sales of ORCEL in the United States shortly after, and if, we get clearance from the FDA to begin commercial sales of cryopreserved ORCEL for the treatment of venous stasis ulcers.

While our immediate focus continues to be the commercialization of our core technology for chronic wounds and wound management, we continue to look at opportunities in which we can leverage our cell culturing biomaterials and regulatory knowledge and expertise to broaden our potential sources of revenue.

Acquisition of Hapto Biotech, Inc.

In October 2004 we entered into a collaboration agreement with Hapto Biotech Inc. (Hapto). Hapto was a privately-held company involved in the field of tissue engineering focused on the development of two proprietary fibrin derived platform technologies: Fibrin Micro Beads (FMBs) and Fibrin based peptides (Haptides™), which have demonstrated the ability to optimize the recovery, potential delivery and therapeutic value of adult stem cells. Hapto’s research indicates that FMBs have the ability to efficiently recover adult stem cells from mixed cell populations, as well as allow for their growth, proliferation and potential reimplantation into the patient. Hapto’s research also indicates that Haptides™ have the ability to enhance cell attraction and attachment, as well as effect cellular internalization of macromolecules and nanoparticles, allowing for the potential development of products for the stem cell, tissue regeneration and tissue augmentation, gene therapy and drug delivery markets. The objective of the collaboration entered into in October 2004 was to combine our proprietary collagen biomaterial and know how with Haptides™ to develop a noncellular peptide based collagen biomaterial which could promote the attraction and attachment of healthy cells within the patient’s body in regenerating new tissue or repairing wounds. The collaboration’s pre-clinical animal studies with this biomaterial showed promising results. Based on these promising results and the potential of the FMB’s technology, on April 14, 2006, we acquired Hapto with all its fibrin based technology and intellectual property after we received commitments for over $6,000,000 from a private placement sale of our equity securities. The receipt of such gross proceeds was a condition for the closing of our acquisition of Hapto. For such acquisition we issued to the Hapto shareholders a total of 2,031,119 shares of our common stock and warrants to purchase an additional 200,000 shares at $4.50 per share. The investment banking firm of Rodman & Renshaw, LLC served as our advisor for this acquisition. On April 17, 2006, we completed that private placement sale of our equity securities for aggregate proceeds of $6,176,000.

Research for Hapto’s FMBs and Haptide technologies was conducted at Hadassah Hospital facilities in Jerusalem, Israel, pursuant to an agreement between our Hapto subsidiary and Hadasit Medical Research Services & Development Limited, an Israeli company. Under that agreement Hadasit provided the facilities where the research is conducted as well as the services of one of the two senior scientists who have developed the two Hapto technologies. Hadasit charged us a monthly fee and other charges for the use of such facilities and the services of that one scientist. Our payments had been in arrears due to our lack of funds, and such agreement was cancelled as of March 2007. We may use these services going forward.

Hapto has not conducted any human clinical trials to determine the safety and effectiveness in using FMBs or Haptides to treat human medical conditions. Hapto has performed research on the potential use of FMBs and Haptides in animal tests and in vitro testing and this data has been published. Hapto’s research is conducted in Israel.

We believe that our experience and knowledge in the areas of cell biology, biomaterials and tissue regeneration provide a platform from which we can effectively expand our focus to include the development of stem cell and regenerative medicine products. In anticipation of receiving FDA approval during the next twelve months to begin marketing our ORCEL product for the treatment of venous leg ulcers, we believe we should identify our future growth opportunities. Adding Hapto’s technologies to our product and technology puts us in the growing field of stem cells and regenerative medicine. We hope to pursue the development of these technologies through licensing or other strategic business opportunities. We have not yet entered into any such licensing or other strategic business arrangements.

ORCEL

ORCEL is produced from cells derived from infant foreskins obtained during routine circumcisions. The immature, neonatal cells are highly reproductive and provide enhanced proliferation and rapid remodeling of the human skin. We separate the epidermis from the dermis and treat each of these layers to release individual keratinocyte (epidermal) and fibroblast (dermal) cells, which are the primary cellular components of human skin. We grow the fibroblast and keratinocyte cells in cultures in large quantities, then freeze and store them as a cell bank, ready for use. Prior to the use of each cell line, we conduct extensive testing and screening in accordance with current FDA guidelines to ensure that the cells are free of presence of bacterial contaminants, viruses, pathogens, tumorigenicity or other transmittable diseases. We then apply the dermal fibroblast cells to a proprietary, cross-linked bovine collagen sponge to form the dermal layer matrix and we grow the epidermal keratinocyte cells on a separate non-porous layer of collagen. We then incubate and supply this composite matrix with the proper nutrients to allow the cells to multiply and for the fibroblasts to permeate inside and anchor to the porous collagen sponge. The top layers of keratinocyte cells and bottom layers of fibroblast cells in the collagen matrix, together constitute our proprietary ORCEL.

Dr. Mark Eisenberg, a physician in Sydney, Australia, developed our technology. Dr. Eisenberg was one of our founders and formerly a director of Forticell. He has been involved in biochemical and clinical research at the University of New South Wales in Australia for over twenty-five years, focusing primarily on treating the symptoms of epidermolysis bullosa. In 1987, through his work on epidermolysis bullosa, Dr. Eisenberg first succeeded in growing epidermal layers of human skin, which he successfully applied as an allograft on an epidermolysis bullosa patient. An allograft is a transplant other than with the patient's own skin. Dr. Eisenberg continued his research which eventually led to the development of ORCEL: a tissue-engineered dressing which consists of both the dermal and epidermal layers.

Government Regulation

We are subject to extensive government regulation. Products for human treatment are subject to rigorous pre-clinical and clinical testing procedures as a condition for clearance by the FDA and by similar authorities in foreign countries prior to commercial sale. As previously mentioned, we have completed the confirmatory clinical trial to evaluate ORCEL for treatment of venous stasis ulcers. However, it is not possible for us to determine whether the results from our human clinical trial will be sufficient to obtain FDA clearance for commercial sale of our ORCEL product to treat venous stasis ulcers.

The FDA Clearance Process

Pursuant to the Federal Food Drug and Cosmetic Act and regulations promulgated thereunder, the FDA regulates the manufacture, distribution and promotion of medical devices in the United States. ORCEL is considered by the FDA to be a medical device and is therefore regulated by the Center for Device and Radiological Health. We must receive pre-market clearance from the FDA for any commercial sale of our product. Before receiving such clearance we must provide proof in human clinical trials of the safety and efficacy of ORCEL. Pre-market clearance is a lengthy and expensive process.

The steps in the FDA clearance process may be summarized as follows:

•
The sponsor (such as Forticell) prepares a protocol which sets forth in detail all aspects of the proposed clinical trial. The information includes the number of patients to be treated, the number of sites (hospitals and clinics) at which the patients in the clinical trial are to be treated, the then current standard of care with which the patients in the control group (in comparable medical condition as the patients to be treated with the medical device which is the subject of the clinical trial) are to be treated, the treatment frequency and the statistical plan that will be utilized to analyze the data derived from the clinical trial.

•
The protocol also has to establish the safety of the use of the medical device to be studied in the trial. Safety can be established in a number of ways. One is by showing the results of use of the medical device in treatments in other clinical trials, in hospital approved treatments elsewhere in the world or by use in animal clinical trials and/or in an FDA cleared "pilot" clinical trial in which far fewer patients are treated than in the definitive "pivotal" clinical trial.

•	The sponsor submits the protocol to the FDA.

•	The FDA staff gives their comments, objections and requirements on the submitted protocol.

•	The sponsor redrafts the protocol and otherwise responds to the FDA's comments.

•	The sponsor recruits hospitals and clinics as sites at which the patients in the study are to be treated. Such recruitment begins with or prior to the preparation of the protocol.

•	After the FDA clears the protocol the trial sites and the sponsor recruit the patients to be treated in the study.

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The patients are treated at not more than the number of trial sites specified in the protocol. One half of the patients are treated with the medical device being studied and the other half, the control group, with the then current standard of care for treatment of the same medical condition.

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The sites follow up each treated patient (for the period and the number of times provided in the FDA cleared protocol) to determine the efficacy of the medical device being studied in the treatment of the medical condition identified in the protocol, as against the efficacy of the standard of care used in the study.

•	The sponsor assists and monitors compliance with the protocol's requirements in each site's conduct of the study.

•	The sponsor collects the clinical data of each patient's treatment and progress from the sites.

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The data is analyzed by or for the sponsor. The sponsor prepares a report of the results of the study and submits the report and the supporting clinical data to the FDA staff reviewers for their comments and questions.

•	After staff review of the submitted data, the sponsor responds to the FDA's comments and questions.

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After completion of its review, the FDA staff may submit a report of the results of the trial to an advisory medical panel consisting of experts in the treatment of the medical condition which the studied medical device is intended to treat.

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The panel submits its advice as to the efficacy and safety of the device to the FDA official who is the Director of the FDA Division to which the protocol and the results of the pivotal trial were originally submitted. If no advisory panel is required, the FDA staff reviewers submit their recommendation directly to the Division Director.

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The FDA Division Director is the FDA official who determines whether or not to clear the medical device for commercial sale for treatment of that medical condition. The sponsor may appeal a Division Director's negative determination through appeal levels within the FDA, up to the Commissioner of the FDA.

•	The FDA may require an audit of the manufacturing facility.

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After FDA clearance the sponsor must submit all labeling information for the medical device to the FDA to make certain that the claims on the label accurately state the uses for which the medical device has been cleared.

Regulatory Strategies

We employ consultants with extensive knowledge in strategic regulatory and clinical trial planning to support our product development efforts through every stage of the development and FDA clearance process. We also employ consultants with extensive knowledge of medical devices including securing approval of insurance companies to reimburse their insured patients for the cost of the use of new medical products used in medical treatments. We have secured approval for Medicare payments for the use of ORCEL under Medicare's Outpatient Prospective Payment System (OPPS) for approximately $1,100 per unit of ORCEL. This approval covers the use of ORCEL in hospitals, other hospital-owned facilities and for hospital outpatient treatment. However, we will still need to secure the approval of Medicare designated contractors in different parts of the country for approval of the different medical conditions for which Medicare reimbursement of the use of ORCEL will be made. We can only secure that further approval after we have received FDA clearance for use of ORCEL for the treatment of that medical condition. We will also seek to secure approval for private health insurance providers' reimbursement for the cost of ORCEL. We believe that securing Medicare reimbursement approval for ORCEL will be of significant assistance to us in securing reimbursement approval by private health insurance companies.

Sales and Marketing

As noted above, our business strategy is to combine our efforts with Lonza for the production of ORCEL. We had previously entered into a sales agency agreement with Lonza, providing for Lonza to be the exclusive sales agent in the United States for our ORCEL product or any other future bi-layered cellular matrix product of ours for the treatment of venous stasis ulcers, diabetic foot ulcers or any other therapeutic indication for dermatological chronic or acute wound healing. Changes in ownership in 2007 at Lonza have resulted in a mutual reconsideration of our sales agency agreement. In connection with negotiating with Lonza revisions to our manufacturing agreement in September 2007, we agreed to the cancellation of our sales agency agreement. We are in the process of interviewing various marketing partners to secure a new agreement for the marketing and distribution of ORCEL after, and if, we receive FDA clearance for the commercial sales of ORCEL to treat venous stasis ulcers.

Production and Supply

On October 29, 2003, we entered into an agreement commencing November 1, 2003, with Lonza for Lonza to manufacture ORCEL in its Walkersville, Maryland facilities. The Lonza manufacturing facility is required to meet FDA's good manufacturing processes standards. Lonza is experienced in the manufacture of cell-based medical products such as our ORCEL. On October 18, 2004, in connection with our now cancelled Sales Agency Agreement with Lonza, we amended certain terms of this manufacturing agreement.

Our manufacturing agreement with Lonza requires us to currently pay Lonza $136,591 per month (although, in agreement with Lonza, such payments have been temporarily suspended since January 2007), or approximately $1,639,091 per year, for the use of a Lonza production facility in Walkersville, Maryland. On September 26, 2007, we entered into an agreement with Lonza, whereby Lonza agreed:

•	to perform certain defined work in a timely manner necessary to support our application for FDA Pre-Market Approval of our ORCEL product;

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to modify the terms of our October 29, 2003 Manufacturing Agreement, as previously amended, prescribing rates for labor and lower production suite fees than we previously agreed to and which we have to pay to Lonza, and

•	to apply $100,000 held as a security deposit against outstanding amounts we owe Lonza.

We paid Lonza $750,000 to be applied against amounts we owe it. We agreed that we would pay Lonza on March 31, 2008, on account of its labor charges and production suite fees hereafter incurred after September 26, 2007, as well as for the remainder of our currently outstanding obligations, an amount which will be the lesser of the amount we then owe, or 25% of the net proceeds we receive from the sale of our equity securities in the first quarter of 2008. Any remaining outstanding balance we owe will be due on July 1, 2008. Pursuant to such September 26, 2007 agreement, until December 1, 2007 we will pay Lonza only for work Lonza’s employees perform for us at the rate of $400 per hour, but Lonza will not charge us for use of its production suite. Beginning December 1, 2007 and until, and if, we receive FDA clearance for the commercial sale of our cryo-preserved ORCEL product for the treatment of venous stasis ulcers, we will pay Lonza a $50,000 per month suite fee plus $175 per hour for time spent by Lonza’s personnel in Lonza’s clean room, and $125 per hour for time spent by Lonza’s personnel other than in Lonza’s clean room, on work performed by Lonza’s employees for us. Beginning January 1, 2008, we may elect, but not more than once in a three-month period, to change the charges we have to pay to Lonza and select either the $400 per hour labor but no suite fee arrangement or the $50,000 per month suite fee but lower hourly labor charges. We and Lonza have agreed that we will try to negotiate a per ORCEL unit manufacturing charge before, and if, we get FDA clearance to sell cryo-preserved ORCEL to treat venous stasis ulcers. If Lonza and we do not reach such agreement then Lonza and we will still be bound by our October 29, 2003 agreement.

Under the 2003 agreement the payments we will make to Lonza will increase to $175,000 monthly, or $2,100,000 per year, if we require Lonza to build us a larger production facility to meet our requirements for the production of ORCEL. We believe that further refinements in our manufacturing process may not only reduce the cost of our ORCEL product but may alleviate the need for building a larger production facility in the future. Such annual payments include some services and overhead expenses provided and paid for by Lonza. These annual payments we are required to make increase 3% per annum on the anniversary of the commencement date. We are required to pay 50% of the cost of the construction of that larger production facility up to a maximum payment by us of $1,000,000. However, the amount we contribute to the construction of that larger facility will be repaid to us by credits against a portion of the future annual payments and of certain other payments we are required to make to Lonza after the larger facility is in use. We are also required to pay specified hourly charges for the Lonza employees engaged in the production of ORCEL as well as certain other charges. After construction of the larger production facility we are required to acquire from Lonza virtually all of our requirements for ORCEL that Lonza can produce. Prior to our election to have Lonza construct the larger production facility for us, either we or Lonza may terminate the agreement on six months notice by us and twelve months notice by Lonza. If we elect to have Lonza construct the larger production facility for us the agreement will continue for six years after the larger production facility is constructed. However, even after such construction we and Lonza may elect to scale down over the following three years the portion of our requirements for ORCEL that Lonza will produce for us. We may elect the scale down period at any time after one year after the larger production facility is constructed and in operation in which event there are additional payments we must make to Lonza. If we elect the scale down period after one year we must pay Lonza $2,625,000 and if we elect the scale down period after two years we must pay Lonza $1,050,000. If we elect the scale down periods in either of those two years, we forfeit our right to receive any further credits (up to the amount of our contribution to the cost of the larger production facility) against payments we are thereafter required to make to Lonza. Either Lonza or we may elect the scale down period later than three years after that facility is in operation and neither of us will be required to make any additional payments to the other because of that election.

If after the construction of the larger production facility, we breach a material term of our agreement with Lonza, or elect to terminate the agreement, we will have to pay Lonza the following amounts:

If termination occurs after the following anniversary of the construction of the larger production facility	Amount of Payment
6 years	$1,050,000
5 years, but less than 6 years	1,575,000
4 years, but less than 5 years	2,625,000
3 years, but less than 4 years	3,675,000
2 years, but less than 3 years	5,250,000
1 year, but less than 2 years	6,300,000

In addition, upon such termination we will forfeit our right to receive any further credits (up to the amount of our contribution to the cost of the larger production facility) against future payments we may have to make to Lonza.

The raw materials that we use to manufacture ORCEL come from a limited number of suppliers. We currently purchase collagen corium, a component of the collagen matrix in ORCEL, from a single supplier but we have identified a secondary source of supply for that item. The collagen matrix used in ORCEL is manufactured for us to our specifications by another supplier, and we are in the process of identifying a secondary source for collagen matrix also. We have agreed with the manufacturer of the collagen matrix we use to produce ORCEL that subsequent to a written notification from the FDA allowing us to sell ORCEL commercially for treatment of venous stasis ulcers we will provide such supplier projections for one or more subsequent quarters and the parties will be obligated to purchase and sell those projected amounts. While there may be other sources from where we could purchase such materials, a disruption in the supply of any of these materials would have a significant negative impact on our ability to manufacture and sell ORCEL and in any event would likely cause us delays and additional expenses in the manufacturing of ORCEL.

Competition

We are aware of several companies that are actively engaged in the research and development of products for the repair and regeneration of skin. There are currently three primary and distinct approaches to the repair and regeneration of skin: the acellular (no cell) approach, including the use of cadaver based products; the cell-based unilayered (epidermal or dermal cell) approach, and the cell-based bi-layered (epidermal and dermal cell) approach. A cell-based approach makes use of human donor cells. The approach we believe to be the most advanced and effective is the cell-based bi-layered approach. The production of ORCEL consists of a top layer of epidermal cells and a bottom layer of dermal cells in a collagen matrix, that is a bi-layered approach utilizing donor cells.

There are many products available for treating skin wounds. However, as already noted, we believe that the use of donor cells delivered to the wound on a matrix is the most effective process for healing skin wounds and in particular hard to heal skin wounds. Therefore, we believe that only products using donor cells placed on a matrix will directly compete with ORCEL.

We consider the Apligraf product manufactured by Organogenesis, Inc. and Dermagraft product manufactured by Advanced BioHealing, Inc. (ABH) to be our principal competitors. Apligraf is an FDA cleared product using human dermal and epidermal cells (bi-layered) placed on a collagen matrix, for the treatment of both venous stasis and diabetic foot ulcers. The Apligraf product is not cryopreserved and has a reported shelf life of 10 days. The Dermagraft product which is cryopreserved uses human derived dermal cells only (unilayered) placed on a polyglactin matrix and is FDA cleared to treat diabetic foot ulcers. Dermagraft is not approved for use in treatment of venous leg ulcers. The Dermagraft product was purchased from Smith & Nephew by ABH in June 2006 and is back on the U.S. market. Both Organogenesis, Inc. and ABH are private companies that market and sell their own products. Due to their private company status, limited financial information is available regarding these companies. However we believe based on the information that is available, that both companies have greater resources than we do.

The biomedical field is continually undergoing rapid and significant technological changes. Other companies may succeed in developing other products that are more effective than ORCEL. If such new products are accepted by the medical community, or if those products receive FDA approval for treatment of venous stasis and diabetic foot ulcers before ORCEL does, or if other companies develop products that are more effective than ORCEL, any such developments could impede our ability to continue our operations.

Patents and Proprietary Rights

In connection with ORCEL, we have four United States patents, one European patent covering thirteen countries, and ten patents in ten other countries, issued. We also have one United States and eight international patent applications (filed under the Patent Cooperation Treaty) pending for our technology and processes:

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The first of these patents covers the structure of ORCEL. It is an epidermal layer of cultured epidermal cells and a bilayered collagen sponge structure that includes a layer of highly purified, non-porous collagen on top of a porous cross-linked collagen sponge containing cultured dermal cells. This patent expires on February 1, 2011. This is also the technology covered by the European and other foreign patents which have been issued to us. These foreign patents also expire in 2011.

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Another United States patent provides for the extension of the use of the collagen sponge structure described above which may contain cells other than epidermal and/or dermal cells, such as cells for regenerating such organs and tissues as heart muscle, blood vessels, ligaments, cartilage and nerves. This patent also expires on February 1, 2011. We have not performed, nor are we planning to perform in the near future, any clinical trial using our platform technology for use of donor cells other than epidermal and dermal cells.

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Another United States patent covers a manufacturing process which, when implemented, can reduce the cost of producing ORCEL. This new manufacturing process creates an improvement over our collagen structures described above in that a third layer of collagen which is hospitable to cell growth is deposited on the non-porous collagen layer. This patent expires on December 28, 2020.

•	Our fourth United States patent covers a process for the cryopreservation of ORCEL. This patent expires on December 26, 2021.

In connection with our acquisition of Hapto the FMBs and Haptides™ are covered under various patent applications.

FMB’s are derived from fibrinogen through a specific chemical process and provide a matrix for cell growth and transfer. The FMB technology is covered by five US patents and one Australian patent. There are also corresponding European, Japanese and Canadian applications in the prosecution phase.

•	The first USA patent, entitled “FMBs Prepared from Fibrinogen, Thrombin and Factor VIII,” covers a method for producing FMBs. This patent expires on September 19, 2017.

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The second USA patent, entitled “FMBs Prepared from Fibrinogen, Thrombin and Factor VIII for Binding Cells”, covers FMBs prepared by a certain method, a composition including cells that are bound to such FMBs and a method for culturing cells on such FMBs. This patent expires on September 15, 2018.

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The third USA patent, entitled “FMBs and Uses thereof”, covers a method for separating cells that bind to FMBs from cell culture, a method for transplanting such cells into a patient and a method for engineering human tissues. This patent expires on October 25, 2022. A corresponding patent has been granted in Australia and in 2006 we were notified by the European patent office that they intended to grant the patent. In January 2007, we began the process for this patent to issue in England, Germany and France. Corresponding applications are also pending in Canada and Japan.

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The fourth USA patent, entitled “Fibrin Nanoparticles and Uses thereof”, covers isolated fibrin nanoparticles having a mean diameter of 200-2000 nm and a method for preparing the fibrin nanoparticles. This patent expires on August 30, 2021. Corresponding applications are pending in Canada, Europe, Japan and Australia. There is also a USA pending application directed to a composition comprising fibrin nanoparticles and an agent.

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The Fifth USA patent, entitled “Fibrin Applicator Pistols”, covers an applicator that can simultaneously deliver two component solutions, fibrinogen and thrombin at precise ratios and provides a method for delivering either as a spray or endoscopically FMB suspended within one of the solutions. This patent expires on March 27, 2022.

Haptides™ are synthetic peptides that mimic the mechanism of cell attachment to fibrinogen. These haptotactic (cell binding) peptides can be coated to scaffolds and devices and could also be used for drug delivery and for gene therapy. In Australia, one patent has been granted and another patent has been allowed. In the USA, during 2006 two USA patents were granted covering the Haptide technology and two patent applications are in the prosecution phase in the USA, Europe and PCT countries.

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The first family of applications, entitled “Novel peptides”, covers a group of novel peptides homologous to a portion of Fibrinogen, which retains certain desired properties of the entire fibrinogen molecule including cell adhesive effects. One patent has been granted in Australia and in November 2006 we were notified by the European patent office that they intended to grant the patent. Corresponding applications are pending in Canada, Israel and Japan.

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In October 2006 a patent entitled “Haptotactic Peptides” was granted and is set to expire on January 2020. It covers a novel peptide homologous to a specific portion of Fibrinogen and such peptide retains certain properties of the fibrinogen molecule including cell adhesive effects.

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There is another family of patent applications, entitled “Novel Haptotactic Peptides”, that discloses novel peptide sequences homologous to the known fibrinogen derived haptotactic peptides Cβ and CαE. The novel peptides are derived from proteins related to fibrinogen and which possess cell attraction activity. One patent has been allowed in Australia and in December 2006 a USA patent entitled “Haptotactic Peptides” was granted and is set to expire in January 2021. We filed a continuation application in the USA to broaden the claims. Patent applications covering these peptides are also pending in Canada, Europe, Israel and Japan.

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Another family of patents, entitled “Liposomal Compositions Comprising Haptotactic Peptides and uses thereof “ have been filed. These patents relate to liposomal compositions comprising peptides that elicit cell attachment responses and are internalized by cells and that are capable of enhancing the uptake of liposomes by cells. This invention can be used in pharmaceutical and cosmetic compositions. These patent applications are pending in the USA, Europe, Israel and Japan.

Despite such patents our success will depend, in part, on our ability to maintain trade secret protection for our technology.

We successfully defended challenges by Organogenesis to our United States patent, and by Advanced Tissue Sciences to our European patent for our ORCEL technology, in the respective patent offices where those patents were issued. However, those successful defenses do not preclude future challenges in court. We do not know if any of the other patents issued to us will be challenged, invalidated or circumvented. Patents and patent applications in the United States may be subject to interference proceedings brought by the U.S. Patent and Trademark Office, or to opposition proceedings initiated in a foreign patent office by third parties or to re-examination proceedings in the United States. We might incur significant costs defending such proceedings and we might not be successful. Several of our competitors have been granted patents, including those granted to Organogenesis and Advanced Tissue Sciences, Inc., relating to their particular skin technologies which also utilize donor cells on a collagen sponge matrix. To that extent they may be considered similar to our ORCEL technology.

The validity and breadth of claims in medical technology patents involves complex legal and factual questions and, therefore, are highly uncertain. We do not know if any pending patent applications or any future patent application will issue as patents, that the scope of any patent protection obtained will be enough to exclude competitors or that any of our patents will be held valid if subsequently challenged in court proceedings. We do not know if others have or will develop similar products, duplicate any of our products or design around any of our patents issued or that may be issued in the future. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers aspects of our products or processes.

Research and Development Expenses

Research and development expenses consist primarily of salaries; clinical trial costs, amounts paid to Lonza for our production suite and other costs under our cell therapy manufacturing agreement, facility costs and laboratory supplies. Research and development expenses were $2,934,973 for the nine months ended September 30, 2007, compared to $6,477,717 for the nine months ended September 30, 2006.

Compliance with Environmental Regulations

We are subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Controlled Substances Act and other present and potential future federal, state or local regulations. Our research and development programs involve the controlled use of hazardous materials, chemicals, biological materials and various radioactive compounds.

Although we believe that our operations comply in all material respects with applicable environmental laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and the extent of that liability could exceed our resources. Our compliance with these laws and regulations did not, and is not expected to, have a material effect upon our capital expenditures, earnings or competitive position.

Employees

We presently employ 21 people on a full-time basis, including two executive officers in our offices and facilities in New York City. We presently employ one person on a full time basis in Israel.

Description of Property

We occupy an aggregate of approximately 11,005 square feet of space in Columbia University's Audubon Biomedical Science and Technology Park in New York City, for laboratory and office space. We use our laboratories for assay development, wound healing research, biomaterial development, bioprocess development, histology, quality assurance testing and for two clean rooms where we produce ORCEL. Rent for the entire 11,005 square feet is $49,064 per month. We are currently leasing this space on a month to month basis.

PLAN OF OPERATION

We are a development stage enterprise which had no operating revenue after December 2001.

The following is a listing of the projected development activities on which we expect to focus during the next twelve months:

•	Completion of all FDA required test method development and validation;

•	Completion of development of the cell factory process to increase cell line expansion capacity and reduce costs;

•	Completion of prelaminated sponge project;

•	Validation at Lonza of a process which doubles our ORCEL manufacturing capacity;

•	Transfer of the cell factory process to Lonza, and

•	Production and expansion of cell inventory for use in the commercialization of ORCEL.

Additionally we may:

•	Examine potential licensing opportunities for use of our collagen and fibrin-based biomaterials in other tissue engineering applications, and

•	Submit proposals to the appropriate agencies for the purpose of securing available research grants.

We may invest approximately $125,000 for equipment which will allow us to expand our collagen sponge manufacturing capacity.

We expect that the above projects will require our current level of staffing. We periodically review and adjust our staffing levels and operational expenses for maximum efficiency. Assuming a favorable outcome from the FDA in 2008 we believe our workforce should remain fairly constant.

We anticipate that our cash on hand is sufficient to fund our operations through January 2008. We will need to secure additional financing for our operations after January 2008. We currently incur approximately $630,000 of expenses monthly. However, the amount of cash we consume each month fluctuates, depending, among other things, on whether we are incurring expenses for services provided by third party suppliers in connection with our clinical trial or contract manufacturing activities and what payments we have to make on our outstanding debt.

As of December 31, 2007, we owed $1.75 million to trade creditors of which approximately $.4 million or 24% was owed to Lonza Walkersville, Inc. Of the remaining $1.35 million, payment of approximately $1.1 million was past due.

While we have arranged for payment of some of our obligations over a period of time, and have to make other payments of past due obligations to our current and ongoing suppliers, our ability to make payments we have agreed to pay and to ensure continued receipt of needed supplies, and to continue reducing our past due obligations, will depend on our ability to secure needed financing or our ability to issue our equity securities in satisfaction of certain obligations.

We hope to obtain additional funds through the sale of our securities in private placements, debt financing or other short-term loans. We may not be able to secure any future financing nor may we be able to reach the larger patient population markets of persons with venous stasis ulcers and diabetic foot ulcers, with funds that we may be able to raise. We are also likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition.

Our capital funding requirements depend on numerous factors, including:

•	the progress and magnitude of our research and development programs;

•	the time involved in obtaining regulatory approvals for the commercial sale of our ORCEL product in its cryopreserved form to treat venous stasis ulcers and, later, diabetic foot ulcers;

•	the costs involved in filing and maintaining patent claims;

•	technological advances;

•	competitive and market conditions;

•	the successful implementation of the agreements we have entered into with Lonza for manufacturing our ORCEL product;

•	our ability to establish and maintain other collaborative arrangements, and

•	the cost and effectiveness of commercialization activities and arrangements.

Unless we obtain additional financing we will not be able to continue to operate our business.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2007.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below are our directors and executive officers, their respective names and ages, positions with us, principal occupations and business experiences during at least the past five years and the dates of the commencement of each individual's term as a director and/or officer.

Name	Age	Position
Costa Papastephanou, Ph.D.	62	Director, Chief Executive Officer

Alan W. Schoenbart	48	Chief Financial Officer & Secretary

John Leone	60	Director

Mark Bagnall	50	Director

Shepard Goldberg	52	Director

Raphael Hofstein, Ph.D.	58	Director

Andreas Vogler	45	Director

Directors

Costa Papastephanou was named chief executive officer and elected a director on June 21, 2007. He has been employed by us since February 2001 as our president and chief operating officer. Prior to joining us he was employed by Bristol Myers-Squibb for 30 years, the last 14 of which he was with Bristol Myers’ Convatec, a multinational ostomy and wound care management division. His last position at Convatec was as president of the global chronic care division, where he was responsible for that division’s sales and marketing, clinical trials, research and development, manufacturing, quality assurance and regulatory affairs. He holds a Ph.D. in Biochemistry from the University of Miami as well as a Master of Science in Microbial Biochemistry from the University of London.

John Leone was elected a director on June 29, 2007. The Board of Directors has appointed him our lead director. He is currently a partner at Paul Capital Partners with over 30 years of pharmaceutical industry experience. Most recently, he was president and chief executive officer of Cambrex Corporation, a leading life sciences company. Previously, he was at Aventis, where he served as senior vice president and chief operating officer of U.S. Commercial Operations. Among other initiatives, he spearheaded the successful integration of its predecessor companies, Rhone-Poulenc Rorer and Hoechst Marion Russell, to form Aventis. His industry experience also includes both domestic and international management roles with Pfizer and Wyeth. He received his BS degree in Engineering from the U.S. Military Academy at West Point and his MBA from the University of Colorado.

Mark Bagnall was elected a director on June 29, 2007. He recently served as senior vice president and chief finance and operations officer at Metabolex, Inc. Metabolex, Inc. is a privately held pharmaceutical company focused on the development of drugs to treat diabetes and related metabolic disorders. In the 12 years prior to joining Metabolex, he held the top financial position at four life science companies: Metrika, Inc., a privately held diagnostics company, and three public biotechnology companies, Progenitor, Inc., Somatix Therapy Corporation, and Hana Biologics, Inc. During his career in biotechnology, he has managed several private and public financings, merger and acquisition transactions, and corporate licensing agreements. He is currently consulting and serving on the board of directors of Adventrix, a position he has held since February 2004, and VIA Pharmaceuticals, a positioin he has held since June 2007. He received his Bachelor of Science degree in Business Administration from the U.C. Berkeley Business School and is a certified public accountant.

Shepard Goldberg was elected a director on June 29, 2007. He was recently senior vice president, operations and office of the president, at Emisphere Technologies, Inc. Emisphere is a publicly traded biopharmaceutical company charting new frontiers in drug delivery. Prior to joining Emisphere, he was president of Hydrovalve Co. Inc., a privately held manufacturing/distribution business with national and Canadian catalog sales. He has a Bachelor of Science degree in Electrical Engineering and Computer Sciences from the Polytechnic Institute in New York City and an MBA in Marketing and Business Administration from Adelphi University.

Raphael Hofstein was elected a director on June 5, 2006. Since 1999, he has served as the managing director of Hadasit, Ltd., a technology holding company originally for Hadassah Medical Organization in Jerusalem, Israel. Hadasit is now a publicly owned company in Israel. Hadasit holds interests in a number of companies engaged in developing and marketing medical devices, biomedicines and medical diagnostic products. Pursuant to the April 14, 2006 agreement whereby we acquired Hapto Biotech, Inc., the former shareholders of Hapto Biotech have appointed him as one of their two designees to serve as directors of Forticell. From 1997 to 1999 he was the president of Mindsense Biosystems Ltd., an Israeli company engaged in the development of immune assays for different diagnosis in neuropsychiatry. From 1988 to 1997 he was employed by Ecogen, Inc. of Langhorne, Pennsylvania, first in Israel as scientific director of Ecogen Israel Partnership evaluating, funding and developing products, and from 1997 in Langhorne, Pennsylvania for the commercial development of novel microbial fungicides. He received master and doctoral degrees in life sciences and chemistry from the Weizman Institute of Science in Rehovot, Israel in 1976 and 1980, respectively, and post doctoral research fellowships from Harvard Medical School from 1980 to 1983.

Andreas Vogler was elected a director on June 5, 2006. Since 2002 he has been the managing general partner of BioMedical Innovations Ltd., a private equity fund that invests primarily in medical technology and healthcare companies. Pursuant to the April 14, 2006 agreement whereby we acquired Hapto Biotech, Inc., the former shareholders of Hapto Biotech have appointed him as one of their two designees to serve as directors of Forticell. Since receiving his masters degree in economics at the University of Basle in Switzerland in 1988, he was employed until 2002 by UBS Warburg (formerly Swiss Bank Corporation) as a securities analyst and in investment banking, primarily in the medical technology and healthcare fields. He serves as a chairman of our Israeli subsidiary, Hapto (Israel) Ltd. He is also a director of Raphael Medical Technologies Inc. and Bioscan Ltd., both private Israel technology companies in the development stage, and of Piexon AG, a Swiss industrial company. From 2002 to 2004 he served as a director of Hirslanden Group, the largest private hospital chain in Switzerland.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. With the exception of Dr. Papastephanou, all are non-employee directors.

Independence of Directors.

All of our directors except Dr. Papastephanou are independent as independence of directors is defined in the rules of the NASDAQ stock market. Messrs. Goldberg and Bagnall are the members of our audit committee and are audit committee financial experts in that each has:

• an understanding of generally accepted accounting principles and financial statements;

• the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

• experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

• an understanding of internal controls and procedures for financial reporting, and

• an understanding of audit committee functions.

Messrs. Goldberg and Leone are the members of our compensation committee.

Executive Officers

Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. One of our executive officers, Dr. Papastephanou, is also a member of our Board of Directors. Information with regard to Dr. Papastephanou is set forth above under the heading "Directors." The other executive officer is Alan W. Schoenbart.

Alan W. Schoenbart is our chief financial officer. He joined us in March 2004. From April 1999 to December 2003, he was CFO of Vizacom Inc., a publicly traded provider of consumer software and information technology services and products, and a designer of WiFi networks. From 1997 to 1999, he was CFO of Windswept Environmental and from 1995 to 1997, he was CFO of Advanced Media, Inc., both publicly held entities. From 1993 to 1995 he was controller of Goodtimes Entertainment, a privately held distributor of videos and software to mass merchant chains. From May 1981 to August 1993, he worked at KMPG as a manager and at other public accounting firms. He has a BS in Accounting from Fairleigh Dickinson University and is a certified public accountant.

We do not have an employment agreement with either Dr. Papastephanou or Mr. Schoenbart.

Significant Employee

Melvin Silberklang is our vice president for research and development and our Chief Scientific Officer. He has held those positions for all of the 11 years that he has been employed by us.

We do not have an employment agreement with Dr. Silberklang.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for our fiscal years ended December 31, 2007 and 2006 to (i) our principal executive officer (PEO) (ii) our other executive officer (the "Named Executive Officers"), and our Chief Scientific Officer.  Additionally, it includes our former PEO, Mr. Lipstein, who resigned in June 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Comp ($)	Total ($)

Costa Papastephanou, PEO Chief Executive Officer	2007	240,000	--	108,093 (2)	10,897	358,990
	2006	240,000	--	--	11,104	251,104

Alan Schoenbart Chief Financial Officer	2007	210,000	--	64,305 (2)	--	274,305
	2006	180,000	--	--	--	186,161

Mel Silberklang Chief Scientific Officer	2007	216,646	--	24,830 (2)	--	241,476
	2006	197,385	--	--	--	197,385

Ron Lipstein #	2007	130,000	--	--	1,298,201 (4)	1,428,201
	2006	260,000	79,281 (1)	--	19,753	359,034

#  -  Mr. Lipstein served as PEO until June 21, 2007 when Costa Papastephanou succeeded him as PEO.

(1) Mr. Lipstein’s bonus was equal to 1% of the funds raised on our behalf  (whether such funds are raised in equity or debt financings or as a result of licensing transactions) as well as options to purchase a number of shares equal to up to 10% of the number of shares issued in any such financing transaction. Amount was accrued but not paid. Amounts of bonuses to this former executive were forfeited by him pursuant to the Cancellation Agreements we entered into with him. See “Certain Relationships and Related Transactions - Cancellation Agreements” for a fuller description of the terms of the Cancellation Agreements.
(2) Represents the 2007 vested portion of the aggregate fair value calculated utilizing a  Black-Scholes model with the following assumptions: no dividend yield, 90% volatility, risk free rates ranging from 4.08% to 4.27%, 5 year expected life.  The market value equaled the stock prices on the dates of grant - $0.38 on 9/26/07 and $0.52 on 10/22/07.  Option issuances were as follows on the respective 9/26/07 and 10/22/07 dates: Dr. Papastephanou: 1,000,000 and 500,000; Mr. Schoenbart: 250,000 and 550,000; and Dr. Silberklang: 250,000 and 100,000.
(3) Represents Black-Scholes value of options to purchase 3,333 shares of common stock at $3.15 per share.
(4) See Certain Relationships and Related Transactions – Cancellation Agreements.

Special Compensation to Executive Officers

Pursuant to a resolution adopted by our Board of Directors in 2001, we were required to pay to Mr. Ron Lipstein, our former chief executive officer, and to Dr. Steven Katz, the former chairman of our Board of Directors, one percent each of all moneys received by us from investors in the sale of our equity securities or from certain lenders. We were also required to issue to each of them options to purchase such number of shares of our common stock equal to ten percent of the shares issued by us in an equity financing, which options are exercisable at the prices paid by the investors for the shares we sell in the equity financing. With their consent we did not grant to either Dr. Katz or Mr. Lipstein options to purchase ten percent of the number of shares of our common stock that the purchasers of our Series E convertible preferred stock received upon conversion of their Series E preferred stock. A total of 254,454 options to each of these former executives, were forfeited pursuant to our Cancellation Agreements. See “Certain Relationships and Related Transactions - Cancellation Agreements” for a fuller description of the terms of these Cancellation Agreements.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

Name	Option awards				Stock awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
	Exercisable	Unexercisable

Costa Papastephanou, PEO	68	-	1,059.00	2/05/08
	200	-	94.50	6/12/08
	132	-	712.50	11/01/08
	268	-	907.50	1/03/09
	166	-	45.00	11/07/09
	500	-	61.50	2//06/10
	3,332	-	27.00	5/23/10
	1,000,000	750,000(1)	0.38	09/26/14
	500,000	375,000(2)	0.52	10/22/14
					300,000	(3)	156,000

Alan W. Schoenbart	501	167(4)	27.75	11/22/11
	833	2,499(5)	3.15	2/13/13
	250,000	187,500(1)	0.38	9/26/14
	550,000	412,500(2)	0.52	10/22/14
					200,000	(6)	104,000

Melvin Silberklang	8	-	1,012.50	4/14/07
	8	-	975.00	5/30/07
	16	-	1,490.70	10/03/07
	32	-	862.50	12/20/07
	68	-	930.00	5/24/08
	68	-	45.00	11/07/09
	166	-	61.50	2/06/10
	166	-	45.00	2/28/10
	166	-	27.00	5/23/07
	250,000	187,500(1)	0.38	9/26/14
	100,000	75,000(2)	0.52	10/22/14
					200,000	(6)	104,000

(1)   Vests in three equal annual amounts beginning September 26, 2008.
(2)   Vests in three equal annual amounts beginning October 22, 2008.
(3)   Vests in three equal annual amounts beginning October 25, 2008.
(4)   Vests on November 22, 2008.
(5)   Vests in 3 equal amounts on February 13, 2008, 2009, and 2010.
(6)   Awards vest in five equal monthly installments beginning January 1, 2008 and ending May 31, 2008.

There were no option exercises in the last fiscal year by any of the Named Executive Officers.

Retirement Plans

We maintain a defined contribution 401(k) savings plan (401(k) plan) for the benefit of eligible employees. Under the 401(k) plan, a participant may elect to defer a portion of annual compensation. Contributions to the 401(k) plan are immediately vested in plan participants' accounts.

Compensation of Directors

Drs. Mark Eisenberg, Steven Lilien, Allen I. Schiff, Raphael Hofstein, John Leone, Shepard Goldberg, Mark Bagnall and Andreas Vogler were all non-employee directors in 2007.  Drs. Eisenberg, Lilien, and Schiff resigned from the Board in June 2007.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Dr. Steve Lilien	12,000	31,800	-	43,800
Dr. Allen Schiff	12,000	26,500	-	38,500
John R. Leone	-	-	3,212	3,212
Mark Bagnall	-	-	3,212	3,212
Shepard Goldberg	-	-	3,212	3,212
Raphael Hofstein	-	-	3,212	3,212
Andreas Vogler	-	-	3,212	3,212

(1) Each of Dr. Lilien and Dr. Schiff was awarded 60,000 and 50,000 shares, respectively. Such shares were issued due to long outstanding fees and to ensure their continued service on the committee. They were priced at the February 19, 2007 closing price of $0.53.

(2) In September 2007, for their services as directors, we granted 7 year options to Messrs. Leone, Bagnall, Goldberg, Hofstein and Vogler to purchase 50,000 shares each of our common stock each at an exercise price of $0.38 per share. These options vest in 4 equal annual amounts with 25% vesting in 2007. The amount of $3,212 represents the 2007 vested portion of the aggregate fair value calculated utilizing a Black-Scholes Model with the following assumptions: 90% volatility, a risk free rate of 4.08%, an expected life of 5 years, and no dividend yield.

Potential Payments upon Termination or Change of Control

On June 18, 2007 we entered into Cancellation Agreements with our former CEO and former Chairman, Ron Lipstein and Steven Katz, respectively. Such agreements terminated their employment with us and requires acceleration of certain final payments aggregating $160,000 and $45,000, respectively, upon a change in control. See “Certain Relationships and Related Transactions - Cancellation Agreements” for a fuller description of the terms of these Cancellation Agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2008 by: (i) each director, (ii) the Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. All shares of our common stock subject to options currently exercisable or exercisable within 60 days of January 31, 2008, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 11,972,235 shares outstanding on Janaury 31, 2008, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated in the table, the address of each party listed in the table is 3960 Broadway, New York, New York 10032.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares		Percentage Ownership
Costa Papastephanou	391,809	(1)	3.2%

Alan W. Schoenbart	203,464	(2)	1.7%

Melvin Silberklang	88,197	(3)	0.7%

John Leone	12,500	(3)	*

Mark Bagnall	12,500	(3)	*

Shepard Goldberg	12.500	(3)	*

Raphael Hofstein Hadassah P.O. Box 12000 Jerusalem 91120 Israel	12,500	(3)	*

Andreas Vogler BioMedical Innovations, Ltd. Bleicherweg 45 8002 Zurich, Switzerland	1,298,412	(4)	9.9%

Paul Royalty Fund, L.P. c/o Paul Capital Advisors, L.L.C. Two Grand Central Tower 140 East 45th Street, 44th Floor New York, New York 10017	1,315,000	(5)	9.9%

Platinum-Montaur Life Sciences, LLC 152 West 57th Street, 4th Floor New York, New York 10019	1,315,000	(6)	9.9%

Vicis Capital Master Fund 126 E. 56th Street, 7th Floor New York, NY 10022	1,315,000	(6)	9.9%

Patrick J. O’Donnell c/o Starboard Specialty Funds 200 W. Adams Street, Suite 1015 Chicago, Illinois 60606	1,315,000	(6)	9.9%

SXJE LLC 2800 Brion Circle Lancing, MI 48912	1,315,000	(6)	9.9%

Firebird Global Master Fund, Ltd. Firebird Management LLC Attention: Jamie Kanterman 152 West 57th Street New York, New York	1,315,000	(6)	9.9%

Firebird Global Master Fund II, Ltd. Firebird Management LLC Attention: Jamie Kanterman 152 West 57th Street New York, New York 10019	1,315,000	(6)	9.9%

Cipher 06 LLC 590 Madison Avenue New York, NY 10022	1,315,000	(6)	9.9%

Ron Lipstein 585 Green Place Woodmere, New York 11598	1,315,000	(6)	9.9%

Steven Katz 655 Rutland Avenue Teaneck, New Jersey 07666	1,315,000	(6)	9.9%

Jacob Gottlieb 950 Third Avenue New York, NY 10022	1,151,701	(7)	9.9%

SDS Capital Group SPC, Ltd. 53 Forest Avenue, Suite 201 Old Greenwich, CT 06870	1,315,000	(8)	9.9%

Lonza Walkersville, Inc. 8830 Biggs Ford Road Walkersville, Maryland 21793	564,034	(9)	4.6%

Rodman & Renshaw 1270 Avenue of the Americas New York, New York 10020	633,914	(10)	5.1%

BIP Ventures Partners SICAR SA I, Rue des Coquelicots 1356 Luxembourg Luxembourg	1,053,513	(11)	8.1%

Denkaria B.V. Startbaan 5 A suite 6b 1185 XP AMSTELVEEN NEDERLAND	904,090	(21)	7.5%

Steven Putzi 587 Cliff Road Honesdale, Pennsylvania 18431	900,000	(12)	7.0%

Valley Forge Investments Limited Attention: Melanie Pallot c/o Stonehage Ltd. Sir Walter Raleigh House 48/50 Esplanade St. Helier, JE1 4HH	787,578	(13)	6.2%

Thomas J Franco and Lori M. Franco 12107 North 122nd Street Scottsdale, AZ 85259	669,766	(14)	5.3%

Insiders Trend Fund LP Attention: Anthony Marchese, President c/o Monarch Capital 500 Fifth Avenue, Suite 2240 New York, NY 10110	691,578	(15)	5.5%

Aton Select Fund Limited Road Town Tortola British Virgin Islands	673,285	(16)	5.3%

Greg Downes 6013 Helmsman Way Clarksville, MD 21029	675,000	(17)	5.3%

Yehuda Dachs P.O. Box 495 Lakewood, NJ 08701	689,533	(18)	5.4%

All executive officers and directors as a group (7 persons)	1,983,685	(19)	14.2%

Series A Convertible Preferred Stock - 1,201.581 shares outstanding

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares		Percentage Ownership
Platinum-Montaur Life Sciences, LLC 152 West 57th Street, 4th Floor New York, New York 10019	355.00		29.5%

Vicis Capital Master Fund 126 E. 56th Street, 7th Floor New York, NY 10022	152.50		12.7%

Firebird Global Master Fund, Ltd. Firebird Management LLC Attention: Jamie Kanterman 152 West 57th Street New York, NY 10019	100.00	(20)	8.3%

SXJE LLC 2800 Brion Circle Lancing, MI 48912	64.09		5.3%

Series A-1 Convertible Preferred Stock - 500 shares outstanding

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percentage Ownership
Paul Royalty Fund, L.P. c/o Paul Capital Advisors, L.L.C. Two Grand Central Tower 140 East 45th Street, 44th Floor New York, New York 10017	500.00	100%

Series A-2 Convertible Preferred Stock - 500 shares outstanding

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percentage Ownership
Paul Royalty Fund, L.P. c/o Paul Capital Advisors, L.L.C. Two Grand Central Tower 140 East 45th Street, 44th Floor New York, New York 10017	500.00	100%

Series D-1 Convertible Preferred Stock - 5,948.6148 shares outstanding

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percentage Ownership
SDS Capital Group SPC, Ltd. 53 Forest Avenue, 2nd Floor Old Greenwich, CT 06870	948.5121	15.9%

Cipher 06 LLC 590 Madison Avenue New York, NY 10022	5,000.1027	84.1%

* Less than one percent.

(1) Includes 379,667 shares of common stock underlying stock options.

(2) Includes 201,167 shares of common stock underlying stock options.

(3) Consists of shares of common stock underlying stock options. With respect to Dr. Hofstein, does not include 431,186 shares and warrants to purchase 10,206 shares owned by HBL Hadasit BioHoldings Limited, of which Dr. Hofstein is the managing director. Dr. Hofstein disclaims any beneficial ownership of such shares or warrants.

(4) Includes 592,500 shares of common stock underlying warrants and stock options and 507,960 shares upon conversion of Series A Convertible preferred stock.

(5) Includes 1,315,000 shares issuable upon exercise of outstanding Series A-1 Convertible Preferred Stock.

(6) Includes 1,315,000 shares issuable upon exercise of outstanding warrants.

(7) Includes 1,039,701 shares and warrants to purchase an additional 112,000 shares, owned by the four Visium Funds of which Visium Asset  Management, LLC (VAM) is the Investment Advisor.  Visium Capital Management, LLC (VCM) is the general partner or two of the four funds. Jacob Gottlieb is the principal of VAM and the sole managing member of VCM.  Mr. Gottlieb has voting and dispositive power over these shares.

(8) Includes 1,315,000 shares issuable upon exercise of outstanding warrants. According to a Schedule 13G filed jointly on February 14, 2007, by SDS Capital Group SPC, Ltd., SDS Management LLC, its investment advisor, and Steve Derby, the sole manager of the investment advisor, all three persons share voting and dispositive power over these shares.

(9) Includes 184,674 shares issuable upon exercise of outstanding warrants.

(10) Includes 419,684 shares issuable upon exercise of outstanding warrants. Also includes 193,397 shares and 20,833 shares issuable upon exercise of outstanding warrants, which are owned by R&R Biotech Fund.

(11) Includes 651,953 shares issuable upon exercise of outstanding warrants and 401,560 shares issuable upon conversion of Series A Convertible preferred stock.

(12) Includes 500,000 shares issuable upon exercise of outstanding warrants and 400,000 shares issuable upon conversion of Series A Convertible preferred stock.

(13) Includes 526,432 shares issuable upon exercise of outstanding warrants and 261,146 shares issuable upon conversion of Series A Convertible preferred stock.

(14) Includes 416,537 shares issuable upon exercise of outstanding warrants and 253,229 shares issuable upon conversion of Series A Convertible preferred stock.

(15) Includes 430,432 shares issuable upon exercise of outstanding warrants and 261,146 shares issuable upon conversion of Series A Convertible preferred stock.

(16) Includes 418,485 shares issuable upon exercise of outstanding warrants and 254,800 shares issuable upon conversion of Series A Convertible preferred stock.

(17) Includes 375,000 shares issuable upon exercise of outstanding warrants and 300,000 shares issuable upon conversion of Series A Convertible preferred stock.

(18) Includes 389,533 shares issuable upon exercise of outstanding warrants and 300,000 shares issuable upon conversion of Series A Convertible preferred stock.

(19) Includes 643,334 shares of common stock underlying stock options and 580,000 shares underlying warrants. Also includes 507,960 shares upon conversion of Series A Convertible preferred stock.

(20) Includes 50 shares each of Series A Convertible Preferred Stock held by Firebird Global Fund, Ltd. and Firebird Global Fund II, Ltd.

(21) Includes 114,513 shares issuable upon the exercise of outstanding warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Obligation to Elect Directors

The April 14, 2006 agreement whereby we acquired Hapto provides that if our shareholders do not elect two designees of the former shareholders of Hapto as directors of Forticell for the earlier of (i) the two years ending in April 2008, or (ii) until such time as the number of shares of our common stock acquired by the former shareholders of Hapto in our acquisition of Hapto amount to less than 5% of our common stock then outstanding, we will be required to issue an additional 116,667 shares of our common stock to the former shareholders of Hapto for each such Hapto designee that is not elected as a director of Forticell. The former shareholders of Hapto have selected Raphael Hofstein and Andreas Vogler as their designees to serve as directors of Forticell.

Cancellation Agreements

In June 2007 we entered into agreements with Ron Lipstein, our former chief executive officer, and Steven Katz, our former chairman, in which we and they agreed to terminate agreements we had with them to pay them 2.99 times their average annual salaries for the last 5 years if we terminated their employment with us. Under the terms of those June 2007 agreements, we paid Mr. Lipstein $190,000 plus $20,000 for consulting services we would ask him to provide for six months ending in December 2007, and we paid Dr. Katz $40,000. We also agreed to pay to Mr. Lipstein $90,000 thirty days after, and a final payment of $190,000 ninety days after, and to pay Dr. Katz $45,000 thirty days after, and a final payment of $75,000 ninety days after we receive a letter in response to our Pre Market Approval (PMA) application to be filed with the FDA for commercial sales of our ORCEL to treat venous stasis ulcers, which are normally sent by the FDA to a sponsor of a clinical trial within 100 days after such sponsor files a PMA application for commercial sales of a drug or device. We also granted 5 year warrants to Messrs. Lipstein and Katz entitling Mr. Lipstein to purchase 2,382,022 shares, and Dr. Katz to purchase 2,328,001 shares of our common stock at an exercise price of $0.55 per share. We are required to issue additional warrants on like terms to Messrs. Lipstein and Katz to purchase such number of shares of our common stock equal to 3½% of the shares of common stock (a) we sell, or are required to issue upon conversion or exercise of convertible securities or warrants we sell, to raise not more than $6,300,000 within the period ending 30 days after (and if) we publicly announce our receipt of written notice from the FDA granting us the right to make commercial sales of ORCEL for the treatment of venous stasis ulcer (“the FDA clearance letter”), and (b) we issue also within 30 days after (and if) we publicly announce our receipt of the FDA clearance letter to our trade and other creditors in satisfaction of the obligations we owe them, over and above the number of shares of our common stock, we issue to such creditors in that period in satisfaction of $3,000,000 of our obligations to them. Messrs. Lipstein and Katz surrendered all options previously received by them to purchase our common stock.

In such agreements with Messrs. Lipstein and Katz, they agreed to cancel deferred compensation we owed them of $233,300 and $366,221, respectively, and an additional $23,981 we owed them. In exchange we paid each of them $25,000 and granted Mr. Lipstein an option to purchase 12 A Preferred shares and Dr Katz an option to purchase 8 A Preferred shares at an exercise price of $100 per A Preferred share, plus the number of Series A, M, and M-1 warrants they would have been entitled to receive if they had purchases such A Preferred shares in the private placement sale we made of such A Preferred shares in June 2007. Such options are exercisable in the same 30 days period after (and if) we publicly announce our receipt of the FDA clearance letter by our filing of a current report to that effect on form 8-K with the SEC. If Messrs. Lipstein and Katz exercise their options and buy, respectively, 12 and 8 shares of our A Preferred, they would as a result be entitled to acquire the following additional number of shares of our common stock:

	Lipstein	Katz
Conversion of the A Preferred shares	240,000	160,000
Exercise of warrants:
Series A @ $1.00 per common share	120,000	80,000
Series M @ $0.50 per common share	120,000	80,000
Series M-1 @ $1.00 per common share	60,000	40,000
Total shares	540,000	360,000

SELLING STOCKHOLDERS

The prospectus includes an aggregate of 36,349,706 shares to be offered for sale by the Selling Stockholders named below, including (a) 4,721,420 shares of common stock, (b) 7,673,040 shares issuable upon conversion of currently outstanding Series A preferred stock (c) 6,468,991 shares issuable upon exercise of currently outstanding Series A warrants, (d) 10,279 shares issuable upon exercise of currently outstanding Series B-1 warrants, (e) 7,520 shares issuable upon exercise of currently outstanding Series B-2 warrants, (f) 6,800 shares issuable upon exercise of currently outstanding Series C warrants, (g) 625,375 shares issuable upon exercise of currently outstanding Series E warrants, (h) 8,000 shares issuable upon exercise of currently outstanding Series E-PA warrants, (i) 600,600 shares issuable upon exercise of currently outstanding Series F warrants, (j) 18,360 shares issuable upon exercise of currently outstanding Series F-PA warrants, (k) 189,794 shares issuable upon exercise of currently outstanding Series G warrants, (l) 166,667 shares issuable upon exercise of currently outstanding Series H warrants, (m) 8,398,127 shares issuable upon exercise of currently outstanding Series M warrants, (n) 1,950,312 shares issuable upon exercise of currently outstanding Series M-1 warrants, (o) 2,262,420 shares issuable upon exercise of options and warrants held by our former chief executive officer and our former chairman, (p) 2,578,792 shares issuable upon exercise of warrants held by the placement agent and designees in our June 2007 private placement, and, and (q) 663,209 shares issuable upon exercise of other warrants currently outstanding. The shares are to be offered by and for the respective accounts of the Selling Stockholders and any pledgees or donees or other assignees of the Selling Stockholders. We have agreed to register all of the shares under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares, other than underwriting discounts and selling commissions and the fees and expenses of advisors to the Selling Stockholders. We will not receive any proceeds from the sale of the shares by the Selling Stockholders, except for the exercise price, if any, paid in connection with the exercise of the warrants and options.

Information with respect to the Selling Stockholders and the shares is set forth in the footnotes to the following table. None of the Selling Stockholders has had any material relationship with us within the past three years, except as noted in such footnotes.

We do not know when or in what amounts the Selling Stockholders may offer shares for sale. The Selling Stockholders may not sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. All shares of our common stock issuable upon conversion of our Series A and D-1 convertible preferred stock, or upon exercise of warrants, currently convertible or exercisable, or convertible or exercisable within 60 days of January 31, 2008, are deemed to be outstanding for the purpose of computing the percentage of ownership of such person holding such convertible preferred stock or such warrants, but are not deemed to be outstanding for convertible preferred stock or warrants held by others. Pursuant to the terms of the Certificates of Designation for the aforementioned series of preferred stock, and pursuant to the terms of such warrants, the holders of shares of these series of preferred stock do not have the right to convert their shares of these preferred series to common stock, or exercise their warrants, to the extent that after giving effect to such conversion or exercise, the stockholder together with the stockholder’s affiliates would have beneficial ownership of more than 9.99% of our outstanding common stock immediately after the conversion or warrant exercise. Unless otherwise indicated below, to our knowledge, all stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the stockholders named below.

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	See Notes	Shares Beneficially Owned After the Offering
				Number	Percent
A.4Y. Investments and Holdings Ltd.	21,424	13,090	5,6,24	8,333	*
Alan Cohen	6,643	1,333	8	5,309	*
Alan E. Ennis / SEP-IRA	2,600	867	8	1,733	*
Alan J. Rubin	42,345	7,600	8	34,745	*
Alan J. Rubin Revocable Trust Dated 3/7/1997	225,000	225,000	3	-	-
Albert Poliak	933	933	2,9	-	-
Allen Weiss	10,350	1,733	8	8,616	*
Alpha Capital AG	81,666	28,333	8,14,20	53,333	*
Anat Pinhas Green	42,846	26,180	5,6	16,667	*
Andrew Dauro	90,000	90,000	3	-	-
Anna Hotovesly-Salomon	8,989	8,989	7	-	-
Annabel Lukens	2,440	2,240	2,9	200	*
ARC Securities Bvi Ltd	85,693	52,359	5,6,21	33,333	*
Arthur & Gail Gronbach	5,797	1,333	8	4,464	*
Atlas Master Fund, Ltd.	133,680	81,680	5,6,22	52,000	*
Aton Select Fund Limited	673,285	673,285	3,23	-	-
Avi Geffen	8,570	5,236	5,6	3,333	*
Avitan Ami	8,570	5,236	5,6	3,333	*
Azriel Wiederkehr	51,416	31,416	5,6	20,000	*
Baci Associates LLC	225,000	225,000	3,25	-	-
Bay Star Capital II, L.P.	25,148	10,488	12,26	14,660	*
Ben Ari Gadi	65,127	39,793	5,6,12	25,333	*
Bernard & Faith Marks	6,000	2,000	12	4,000	*
Bernard McElhone	6,000	2,000	12	4,000	*
BIP Venture Partners SICAR	1,053,513	1,053,513	3,27	-	-
Boaz Schwartz	34,278	20,944	5,6	13,333	*
Brad Reifler	282,105	275,419	2,10	6,686	*
Brian Judge & Diana Garchitorena	73,620	69,540	3,12	4,080	*
Brian M Herman	41,604	27,610	2	13,995	*
Bridges & Pipes, LLC	19,546	7,849	12,14,28	11,698	*
Bristol Investment Fund, Ltd	491,278	345,354	6,8,12,14,93	145,923	1.2%
Bruce Falkin	94	22	12	72	*
Byron Rosenstein	10,000	3,333	8	6,667	*
Challure Holdings Inc.	333,132	333,132	3,29	-	-
Charles Dollar	6,990	6,990	2	-	-
Charles Dufresne	22,500	22,500	3	-	-
Chattanooga Ventures, LLC	10,000	3,333	8,100	6,667	*
Christopher Choma	23,525	4,467	8	19,058	*
Christopher Shufeldt	5,959	5,959	2	-	-

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	See Notes	Shares Beneficially Owned After the Offering
				Number	Percent
Claude Ware	5,625	4,992	2,9,13	633	*
Commitment, Excellence & Business	25,992	6,667	8,30	19,325	*
Cranshire Capital, L.P.	214,231	130,897	5,6,31	83,333	*
Crestview Capital Master LLC	132,848	63,377	8,32	69,470	*
Daldila LTD	21,424	13,090	5,6,33	8,333	*
Dan Foley	67,500	67,500	3	-	-
Dan Ly	8,333	8,333	9,13	-	-
Dan Volpert	42,846	26,180	5,6	16,667	*
Dana Bowler	345,506	338,833	3,8	6,672	*
Daniel Foley	11,183	2,000	8	9,183	*
Daniel Pietro	1,739	1,669	2	70	*
Daniel Schneiderman	241,643	241,643	2,3,10	-	-
Daryl Demsko	10,410	1,733	8	8,677	*
David & Caren Garmus Trust	6,400	2,133	8	4,267	*
David & Marilyn Balk	266,493	266,493	3	-	-
David Brill	54,070	46,333	3,8	7,736	*
David Grossman	12,854	7,854	5,6	5,000	*
David Israel	42,597	20,998	12	21,598	*
David Kostman	34,278	20,944	5,6	13,333	*
David M. & Iry Ricci, Jt.	156	36	12	120	*
David Prescott	123,644	114,500	3,8	9,144	*
David Snyder	370,497	347,500	3,8	22,997	*
David W Penney	166,565	166,565	3	-	-
David Wiener Revocable Trust	4,000	1,333	8	2,667	*
David Wiener Revocable Trust - 96	205,571	205,571	3,12	-	-
David Wilstein & Susan Wilstein, as trustees of the Century Trust	230,833	230,833	3,8,12	-	-
Dawson James Securities, Inc.	3,960	3,960	1,9,34	-	-
Denkaria B.V.	904,090	904,090	7,35	-	-
Dennis Wells	10,000	3,333	8	6,667	*
Double U Master Fund LP	24,171	24,171	5,6,36	-	-
Douglas Kaiser	933	933	2,9	-	-
Dr Arol Buntzman	90,000	90,000	3	-	-
Dr. David Dreyfuss	135,000	135,000	3	-	-
Edge Investments Ltd.	17,139	10,473	5,6,97	6,667	*
Edmund J Sweeney	99,948	99,948	3	-	-
Ehud Lurie	21,424	13,090	5,6	8,333	*
Eliahu Zahavi	77,359	77,359	6	-	-
Eli-Peri & Moran Gotchlack	8,570	5,236	5,6	3,333	*
Elite Financial Communcations Group, LLC	5,000	5,000	14,37	-	-
Eric Singer	16,089	9,383	2,9,13,14	6,706	*

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	See Notes	Shares Beneficially Owned After the Offering
				Number	Percent
Eurocom Investements L.P.	171,384	104,718	5,6,38	66,667	*
Firebird Global Master Fund II, Ltd.	1,315,000	565,605	3,39	1,315,000	9.9%
Firebird Global Master Fund, Ltd.	1,315,000	565,605	3,39	1,315,000	9.9%
Fiserv Securities c/f Nathaniel Orme IRA	3,000	1,000	12	2,000	*
Formula Investment House	21,424	13,090	5,6,40	8,333	*
Francis Belmont	74,500	68,333	3 ,8	5,667	*
Francisco J. Santiago	1,200	400	12	800	*
Frank Salvatore	933	933	2,9	-	-
Frederic Bauthier	119,528	103,917	3,8	15,612	*
Gal Ehrlich	25,708	15,708	5,6	10,000	*
Garmus Living Trust	225,000	225,000	3,99	-	-
Gary Zeigler	112,500	112,500	3	-	-
George F Manos Rollover IRA	16,000	5,333	8	10,667	*
Gerald Ferro	123,693	114,633	3,8	9,060	*
Gerard Marx	35,730	35,730	7	-	-
Gibralt Capital Corporation	25,379	25,379	12,41	-	-
Gmul Barak Market Making LTD.	137,108	83,774	5,6,98	53,333	*
Greg Downes	697,344	679,000	3,8	18,344	*
Greg F Holcombe	196,888	196,888	3	-	-
Grenfal J. Beachler	18,812	4,000	8	14,812	*
Haim Givon	25,708	15,708	5,6	10,000	*
Hanoch Dovrath	25,708	15,708	5,6	10,000	*
Harry Fallterbauer IRA	1,800	600	8	1,200	*
Harry Falterbauer	36,413	8,000	8	28,413	*
Helena Curtis IRA	219	51	12	168	*
Hilary Bergman	282,105	275,419	2,10	6,686	*
HSBC Private Bank (Suisse) SA	42,846	26,180	5,6,42	16,667	*
Hudson Bay Fund LP	105,784	105,784	2,5,6,43	-	-
Hudson Valley Capital Management LLC	78,771	62,342	2,3,44	16,429	*
I. Allon Holdings	17,139	10,473	5,6,45	6,667	*
Icon Capital Partners LP	83,189	49,855	2,5,6,46	33,333	*
Ilan Vinner	21,424	13,090	5,6	8,333	*
Ilan Zajonts	8,570	5,236	5,6	3,333	*
Insiders Trend Fund LP	699,572	691,572	3,12,47	8,000	*
Investment Venture Partners	122,500	112,500	3,48	10,000	*
Ira Weinstein	17,977	17,977	7	-	-
Iron Grid Ltd.	9,210	1,333	8,50	7,877	*
Iroquois Master Fund Ltd.	107,115	65,449	5,6,49	41,667	*
Israel Technology Partners, L.P.	152,364	152,364	7,8,51	-	-

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	See Notes	Shares Beneficially Owned After the Offering
				Number	Percent
Itzchak Keinan	51,416	31,416	5,6	20,000	*
Jacob Shinkind	17,139	10,473	5,6	6,667	*
James Doolan	442	442	2,14	-	-
James Lehman	85,711	70,167	3,8	15,545	*
James R Fisher & Diane R Fisher Living Trust	12,592	2,400	8	10,192	*
James St. Clair	861	758	2	103	*
Jason Adelman	617,000	417,665	2,5,10,14	617,000	4.9%
Jeffrey Bossert	63,250	57,583	3,8	5,667	*
Jerdan Enterprises, Inc.	660,592	579,500	3,8,52	81,092	*
Jerome Dreyfuss	96,996	91,333	3,8	5,663	*
JHF Ventures L.P.	873	873	14,53	-	-
Joe Nahome	51,416	31,416	5,6	20,000	*
John Bossert	7,000	1,333	8	5,667	*
John Green	1,373	1,373	2	-	-
John Jay Gephardt	3,920	747	8	3,173	*
John M. Somody	18,104	2,667	8	15,437	*
John O Johnston Trust U/A DTD 5/17/93	3,200	1,067	8	2,133	*
John Simonelli	4,197	800	8	3,397	*
Jonathan M. Levine	21,424	13,090	5,6	8,333	*
Jonathan Nassie	17,139	10,473	5,6	6,667	*
Jonathan Rand	3,000	1,000	12	2,000	*
Joseph Hoch	291	291	14	-	-
Joseph McCandless	5,210	2,568	12	2,643	*
Judith Ellen Olinger Rev Trust	5,074	2,499	12	2,574	*
Julie L. Michael	18,658	9,194	12	9,464	*
Kanyas Yosi	21,424	13,090	5,6	8,333	*
Kate E Mcknight	67,330	67,330	3	-	-
Kate Wiener	9,151	3,871	8,12	5,280	*
Kelda Sledz	128,724	114,900	3,8	13,824	*
Ken Pilot	10,499	10,499	12	-	-
Kenneth Gasper	135,000	135,000	3	-	-
Kenneth Greif	91,497	13,333	8	78,163	*
Kenneth L. Gaspar	12,000	4,000	8	8,000	*
Kimball Cross Investment Management Corp.	4,192	4,039	1,54	153	*
Kobi Gershoni	25,708	15,708	5,6	10,000	*
Latar-Tech Holdings, Ltd	20,505	20,505	7,55	-	-
Leah Kovitz	26,180	26,180	5,6	-	-
Lednim Property Associates	6,000	2,000	12,57	4,000	*
Legend Merchant Group, Inc.	2,167	2,000	1,9,56	167	*
Leo Mindel Non-GST Exempt Family Trust II	6,000	2,000	12	4,000	*

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	See Notes	Shares Beneficially Owned After the Offering
				Number	Percent
Lester B. Boelter	10,000	3,333	8	6,667	*
Lonza Walkersville, Inc.	564,034	548,034	12,16	16,000	*
Louis & Kathy Cristan	252,345	231,133	3,8	21,211	*
Louis Berrick	45,000	45,000	3	-	-
Lyle E. Cherbonneau	10,000	3,333	8	6,667	*
M.R.C. Investments Ltd.	60,941	52,607	5,6,15,60	8,333	*
Margaret & Donald Wisnasky	14,000	4,667	8	9,333	*
Maria Molinsky	265	61	12	204	*
Marietta Dermatology Associates PSP FBO Myles Jerden	71,000	68,167	3,8	2,833	*
Mark & Andrea Yap JTE	14,520	2,800	8	11,720	*
Mark A. Hoffbauer	3,333	3,333	8	-	-
Mark Ford	2,711	2,275	2	436	*
Mark J Gillis	8,724	8,724	2	-	-
Mark Yap	54,000	54,000	3	-	-
Martin & Linda Mennes	157,397	141,667	3,8	15,730	*
Martin B. Margulies	156	36	12	120	*
Martin Glassman	3,600	1,200	12	2,400	*
Martin P. Gerberg	20,000	6,667	8	13,333	*
Martin P. Gerberg Trust	6,000	2,000	12	4,000	*
Mary Farrell	337,500	337,500	3	-	-
Matthew Balk	617,000	1,114,416	2,3,10,14	617,000	4.9%
Meir Marcovich	21,424	13,090	6	8,333	*
Menachem & Sarah Genack	1,264	1,264	14	-	-
Michael Abrams	333,310	333,310	3,10	-	-
Michael J. Leja TTEE/ FBO Michael J. Leja Trust	18,014	2,667	8	15,348	*
Michael Kooper	333,132	333,132	3	-	-
Michael Liss	617,000	540,257	2,8,10,12	433,098	3.6%
Michael McDonald	225,000	225,000	3	-	-
Michael P. Rucker Trust	71,500	68,833	3,8	2,667	*
Michael Pokel	9,183	1,333	8	7,849	*
Michael R. MacDonald	15,994	3,333	8	12,661	*
Michael Rapp	800	667	2,13	133	*
Michael Rosenbaum	7,776	7,776	7	-	-
MicroDent, Ltd.	405,440	405,440	7,58	-	-
Monarch Capital Goup, LLC	1,988	1,988	2,59	-	-
N.F.S., LLC, FBO Phil Clark IRA R/O	105,120	92,880	3, 8	12,240	*
Nancy Cymbala	7,000	1,333	8	5,667	*
Nancy Cymbala IRA	7,000	1,333	8	5,667	*
N. F. S., LLC, Julius H. Roma IRA Rollover	76,500	69,500	3,8	7,000	*
NFS LLC FBO Allen Weiss IRA	67,500	67,500	3	-	-

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	See Notes	Shares Beneficially Owned After the Offering
				Number	Percent
NFS LLC FBO: Randall M Tuggle IRA R/O	6,000	2,000	8	4,000	*
NFS/FMTC IRA FBO Mason Matschke	270,000	270,000	2,3	-	-
Nicolandra Properties, Inc.	3,333	3,333	8,61	-	-
Nir Nimrodi	8,570	5,236	5,6	3,333	*
Nite Capital LP	157,076	157,076	5,6	-	-
Norbert Olinger	5,074	2,499	12	2,574	*
North American Spine Society / Eric Muehlbauer	10,000	3,333	8	6,667	*
North Metropolitan Radiology Associates, LLP				-
401k Profit Sharing Plan FBO: Stuart Jacobson	76,560	69,500	8	7,060	*
Ori Ackerman	25,708	15,708	5,6	10,000	*
Oscar Garza	151,144	137,667	3,8	13,478	*
Ota LLC	1,507	1,507	14,63	-	-
P. Savyon Holdings Ltd.	8,570	5,236	5,6,94	3,333	*
Paradigm Group II, LLC	1,163	268	12,64	895	*
Paradigm Millenium Fund, L.P.	20,197	6,627	8,12,64	13,570	*
Paragon Capital LP	111,400	68,066	2,5,6,66	43,333	*
Patrick J. O’Donnell	1,315,000	875,790	3	1,315,000	9.9%
Paul Blizman	5,597	1,067	8	4,530	*
Paul Scharfer	47,347	47,347	3,12	-	-
Peggy J. Hui & Ngoc-Tien Troung	112,500	112,500	3	-	-
Pequot Healthcare Fund, L.P.	314	314	14,65	-	-
Pequot Healthcare Offshore Fund, Inc.	369	369	14,65	-	-
Pequot International Fund, L.P.	4,519	4,519	14,65	-	-
Pequot Partners Fund, L.P.	4,548	4,548	14,65	-	-
Peter Yaskowitz	247,344	229,000	3,8	18,344	*
Phil Wagenheim	800	667	2,13	133	*
Philip C Bird	10,880	1,600	8,14	9,280	*
Piper Jaffray C/F Bruce Kurchack IRA	10,107	4,979	12	5,129	*
Platinum Montaur Capital Partners	1,315,000	1,131,210	3,67	1,315,000	9.9%
ProMed Offshore Fund II, Ltd.	47,703	47,703	12,68	-	-
ProMed Offshore Fund, Ltd.	2,294	2,294	12,68	-	-
ProMed Partners II, L.P.	3,602	3,602	12,68	-	-
ProMed Partners,L.P.	14,215	14,215	12,68	-	-
Quality ReSolve, Inc.	19,000	19,000	14,69	-	-
R&R Biotech Partners, LLC	214,231	130,897	2,5,6,73	83,333	*
RA Schafer	74,760	68,900	3,8	5,860	*
Rafi Gorodetsky	35,730	35,730	7	-	-
Ralph Rybacki	8,206	1,333	8	6,873	*
Ramesh Patel	225,000	225,000	3	-	-

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	See Notes	Shares Beneficially Owned After the Offering
				Number	Percent
RHP Master Fund, Ltd.	13,333	13,333	8,70	-	-
Richard L. Feldman IRA	625	144	12	481	*
Richard Melnick	338,402	338,402	3	-	-
Richard Molinsky	355,254	345,043	3,8,12	10,210	*
Robert Cymbala	81,500	70,167	3,8	11,333	*
Robert Cymbala IRA	16,000	3,333	8	12,667	*
Robert D. Keyser Jr.	1,053	933	9	120	*
Robert Dombrowski	677	677	2	-	-
Robert Hermanos	67,500	67,500	2,3	-	-
Robert Ilanit	21,424	13,090	5,6	8,333	*
Robert J. Neborsky	13,076	7,742	8,12	5,333	*
Robert Kinney	74,960	68,967	3,8	5,993	*
Robert Klein	112,500	112,500	3	-	-
Robert Klein & Myriam Gluck	18,243	3,333	8	14,909	*
Robert L. Hermanos	5,600	1,067	8	4,533	*
Robert Nathan	67,145	67,145	2,3,14	-	-
Robert W. Duggan	25,954	25,954	12	-	-
Robin Burton	8,570	5,236	5,6	3,333	*
Rodman & Renshaw, LLC	419,684	419,684	1,15,73	-	-
Ron Lipstein	1,315,000	1,131,210	11	1,315,000	9.9%
Ronald H. Wise	9,231	1,400	8	7,831	*
Ronald Suster	10,000	3,333	8	6,667	*
Ronen Givon	34,278	20,944	5,6	13,333	*
ROO, LLC	2,027	999	12,71	1,029	*
Rosa Maria Lukens	1,600	533	2,8	1,067	*
Rose E. Snyder Trust	14,000	2,667	8,12	11,333	*
Roy Korins	6,000	2,000	12	4,000	*
Rucker Family Charitable Foundation Trust	5,600	1,867	8,72	3,733	*
Rucker Family Charitable Lead Annuity Trust	53,000	47,667	3,8,72	5,333	*
Rucker Family Charitable Trust	139,200	135,000	3,72	4,200	*
Rudolf Treitel	582	582	14	-	-
Russell A. Libby	10,000	3,333	8	6,667	*
Salvatore Fazio	10,000	3,333	8	6,667	*
Samuel Rapaport	42,846	26,180	5,6	16,667	*
SDS Capital Group SPC, Ltd.	1,315,000	450,975	3,8,12,74	1,315,000	9.9%
Sean Callahan & George Callahan	6,996	1,333	2,8	5,663	*
Sean M Callahan	5,451	5,173	2	278	*
Sean M Callahan/ Sep IRA	8,938	1,333	2,8	7,605	*
Selwyn Partners L.P.	32,607	14,154	12,75	18,454	*
Seymour Rosenthal, IRA	225,000	225,000	3	-	-

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	See Notes	Shares Beneficially Owned After the Offering
				Number	Percent
Shlomo Shefi	17,139	10,473	5,6	6,667	*
SR. Horn Assets LTD	17,139	10,473	5,6,77	6,667	*
Stephen Rupp	3,000	1,000	12	2,000	*
Stephen Swiatliewicz	3,000	1,000	12	2,000	*
Steve Katz	1,315,000	1,131,210	11	1,315,000	9.9%
Steven Fields	12,000	4,000	12	8,000	*
Steven Putzi	900,000	900,000	3	-	-
Stine Family Trust	10,000	3,333	8,76	6,667	*
Stonestreet Limited Partnership	9,943	2,295	12,78	7,649	*
Stuart Jacobson	389,372	346,167	3,8	43,205	*
Sun West Holdings, Inc. Defined Benefit Pension Plan	10,000	3,333	8,79	6,667	*
Suzanne Downes	4,000	1,333	8	2,667	*
Sweeney Capital L.P.	382,500	382,500	3,80	-	-
SXJE, LLC	1,315,000	1,066,705	3,8,96	1,315,000	9.9%
Tammy Sweet	196,888	196,888	2,.3	-	-
TCMP3 Partners	85,693	52,359	5,6,81	33,333	*
The Flexible Growth & Income Fund Co, LLC	340,158	340,158	3,82	-	-
The Phoenix Insurance Company Ltd.	428,460	261,794	5,6,95	166,667	1.4%
Thomas Corona	1,811	1,571	2,12	240	*
Thomas Hands	167	167	2,9	-	-
Thomas J. Franco	25,544	5,067	8	20,478	*
Thomas J. Franco & Lori M Franco	669,757	669,757	3	-	-
Thomas K. Beard	166,049	141,667	3,8	24,382	*
Thomas Leonard	113,700	112,900	3,12	800	*
Tim V. Shea	4,000	1,333	8	2,667	*
Timothy Sledz	21,190	4,667	8	16,523	*
Tony Kamin	426,155	426,155	3	-	-
Tuggle Family LP	115,560	112,500	3,83	3,060	*
Two River Group Holdings	85,693	52,359	2,5,6,84	33,333	*
Valley Forge Investments Limited	787,572	787,572	3,85	-	-
Vestal Venture Capital	31,209	31,209	8,12,86	-	-
Vicis Capital Master Fund	1,315,000	1,131,210	3,87	1,315,000	9.9%
ViewTrade Financial	2,773	2,439	2,89	334	*
Vincent Vaiano	10,000	3,333	8	6,667	*
Visium Balanced Fund, LP	338,483	167,386	5,6,88	171,097	1.4%
Visium Balanced Offshore Fund, Ltd	479,875	236,136	5,6,88	243,739	2.0%
Visium Long Bias Fund, LP	70,268	36,969	5,6,88	33,299	*
Visium Long Bias Offshore Fund, Ltd	263,075	130,719	5,6,88	132,356	*
Walter Chojnacki	123,570	114,500	3,8	9,070	*
Walter H. Brent Revocable Trust	10,000	3,333	8	6,667	*

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	See Notes	Shares Beneficially Owned After the Offering
				Number	Percent
Walter Kuharchik	161,448	141,667	3,8	19,781	*
Warren Stern	203,033	203,033	3	-	-
Wayne Fritzche	171,888	171,888	3	-	-
Wesley Eng	10,000	3,333	8	6,667	*
Whalehaven Capital Fund Limited	140,000	46,667	8,90	93,333	*
Whalehaven Fund Ltd.	14,000	14,000	12,90	-	-
William & Roxanne Blade	4,000	1,333	8	2,667	*
William Fox	167	167	2,9	-	-
William Konigsberg	156	36	12	120	*
William M. Levin	1,800	600	12	1,200	*
Wolfe, L.P.	3,500	667	8,91	2,833	*
Yehuda Dachs	721,300	689,533	3,8	31,767	*
Yom Tov Sidi	242,037	235,371	5,6	6,667	*
Yoram Wilamowski, as trustee for Baruch Marganitt	3,174	3,174	7	-	-
YS TAMI Trade LTD	51,416	31,416	5,6,92	20,000	*
* Less than 1%

Notes:

(1)	This Selling Stockholder is a broker-dealer. The broker-dealer acquired these shares as compensation for services rendered by it to Forticell in past private placements.

(2)
This Selling Stockholder is an affiliate of a broker-dealer. These shares were acquired by such affiliate for services rendered by it in the ordinary course of business in Forticell’s past private placements, except in one instance when they were acquired by purchase from an entity that was not Forticell or an affiliate of Forticell. Such purchase was made by such affiliate of a broker-dealer in the ordinary course of such affiliate’s business. At the time these affiliates of broker-dealers acquired these shares (for such services or by purchase) these affiliates of broker-dealers had no agreements or understandings directly or indirectly, with any person to distribute these shares.

(3)
Represents or includes common shares issuable to this Selling Stockholder as a result of conversion of our Series A preferred stock, or as a result of exercise of Series A, M, and M-1 warrants, all acquired by these Selling Shareholders in our June 18, 2007 financing transactions.

(4)	Intentionally omitted.

(5)	Represents or includes common shares issuable to the Selling Stockholders upon exercise of Series A warrants obtained in the exchange of their H warrants in June and July 2007.

(6)
Represents or includes common shares issued to this Selling Stockholder upon conversion of their Series E preferred stock, or shares issuable upon exercise of Series H warrants, both acquired through purchases of those preferred shares with warrants in our April 17th, 2006 private placement.

(7)
Represents or includes common shares issued to this Selling Stockholder or shares issuable upon exercise of their Series G warrants, both acquired in connection with our acquisition of Hapto Biotech, Inc in April 2006.

(8)	Represents or includes shares issuable to this Selling Stockholder upon exercise of their Series F warrants acquired in our October 2005 private placement.

(9)
Represents or includes shares issuable to this Selling Stockholder upon exercise of Series F PA warrants acquired in connection with placement agent or finder services performed in connection with our October 2005 private placement.

(10)
Represents or includes shares issuable to this Selling Stockholder in connection with placement and advisory warrants primarily issued in connection with the June 2007 private placement of our Series A Preferred Stock.

(11)
Represents shares issuable to this Selling Stockholder in connection with warrants and options issued under Cancellation Agreements entered into in June 2007. Mr. Lipstein was formerly our chief executive officer and Dr. Katz was formerly our chairman.

(12)	Represents or includes shares issuable to this Selling Stockholder upon exercise of Series E warrants acquired primarily in connection with our January 2005 private placement.

(13)
Represents or includes shares issuable to this Selling Stockholder upon exercise of Series E PA warrants acquired primarily by our placement agent and certain designees in connection with our January 2005 private placement.

(14)	Represents or includes shares issuable to this Selling Stockholder upon exercise of their Series B-1, B-2, C, or other warrants.

(15)	Represents or includes shares issuable to this Selling Stockholder upon exercise of warrants acquired in connection with our April 2006 private placement and/or acquisition of Hapto Biotech, Inc.

(16)
This selling stockholder has entered into material manufacturing and sales agreements with us more fully described in “Description of Business - Sales and Marketing” and “Description of Business - Production and Supply.” See also Note 15 to our financial statements for the year ended December 31, 2006 elsewhere in this prospectus. Includes shares and shares issuable upon exercise of warrants, both issued by us in lieu of cash payments for production suite fees. Lonza Walkersville, Inc. is controlled by Lonza Group Ltd. According to the information on Lonza’s website, Lonza is headquartered in Basel, Switzerland and is listed on the SWX Swiss Exchange. Messrs. Tim Harrigan, Shawn Cavanagh and Vinny DeVito, officials at Lonza's Walkersville, Maryland subsidiary, have voting and dispositive authority for these shares.

(17)	Intentionally omitted.

(18)	Intentionally omitted.

(19)	Intentionally omitted.

(20)	Alpha Capital AG is an entity controlled by Konrad Ackerman who has the power to vote and sell or otherwise dispose of these shares.

(21)	ARC Securities BVI, Ltd. is an entity controlled by David Hall, Brian Gamsu, Charles Segall, Robert Houliston who have the power to vote and sell or otherwise dispose of these shares.

(22)	Atlas Master Fund Ltd, is an entity controlled by Dmitry Balyasny and disclaims beneficial ownership of these shares who has the power to vote and sell or otherwise dispose of these shares.

(23)	Aton Select Fund, Ltd is an entity controlled by Dr. Iur Wener Keicher and David J. Dawes who have the power to vote and dispose of these shares.

(24)	A.4Y Investments and Holdings Ltd. is an entity controlled by Amir Yehudai who has the power to vote and dispose of the common shares.

(25)	Baci Associates is an entity controlled by Charles Strogen who has the power to vote and sell or otherwise dispose of these shares.

(26)	Bay Star Capital II LP is an entity controlled by Larry Goldfarb who is Managing Partner of BayStar Capital Management LLC who has the power to vote and sell or otherwise dispose of these shares.

(27)
BIP Venture Partners SA, SICAR is a controlled entity of BIP Investment Partners SA (BIP). The individuals who have the power to vote and sell or otherwise dispose of the shares are the managers of BIP and BIP Venture Partners SA, SICAR, being Marc Faber, Jean Medernach, Marc Cardinael, and the President of the board of both companies, Alain Georges. These individuals can validly represent the company by joint signature of any two of said individuals.

(28)	Bridges & Pipes, LLC is an entity controlled by David Fuchs who has the power to vote and sell or otherwise dispose of these shares.

(29)	Challure Holdings Inc. is an entity controlled by Barry Alter who has the power to vote and sell or otherwise dispose of these shares.

(30)	Commitment, Excellence & Business is an entity controlled by Neydo Montiel who has the power to vote and sell or otherwise dispose of these shares.

(31)
Cranshire Capital, L.P. is an entity controlled by Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P. He has the power to vote and sell or otherwise dispose of these shares. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(32)
 Crestview Capital Partners, LLC is the sole manager of Crestview Capital Master, LLC. By virtue of such relationship, Crestview Capital Partners, LLC may be deemed to have dispositive power over the shares owned by Crestview Capital Master, LLC. Crestview Capital Partners, LLC disclaims beneficial ownership of such shares. Mr. Stewart Flink, Mr. Robert Hoyt and Mr. Daniel Warsh are the Managers of Crestview Capital Partners, LLC and may be deemed to share dispositive power over the shares held by Crestview Capital Master, LLC. Messrs. Flink, Hoyt and Warsh disclaim beneficial ownership of such shares.

(33)	Daldila Ltd. is an entity controlled by Jacob Agami who has the power to vote and sell or otherwise dispose of these shares.

(34)	Dawson James Securities, Inc. is an entity controlled by Albert Poliak and Robert Keyser who have the power to vote and sell or otherwise dispose of these shares.

(35)	Denkaria, B.V. is an entity controlled by Andy Wettstein who has the power to vote and sell or otherwise dispose of these shares.

(36)
Double U Master Fund LP is a master fund in a master-feeder structure with B&W Equities, LLC as its general partner. Isaac Winehouse is the manager of B&W Equities and Mr. Winehouse has ultimate responsibility of trading with respect to Double U Master Fund L.P. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder and has the power to vote and sell or otherwise dispose of these shares

(37)
Elite Financial Communications Group, LLC is an entity controlled by Dodi B. Handy who has the power to vote and sell or otherwise dispose of these shares. The warrants were received in 2005 for investor relation services rendered to Forticell.

(38)	Eurocom Investments L.P. is an entity controlled by Shaul Elovitch, Yosi Elovitch and Alex Rabinovitch who have the power to vote and sell or otherwise dispose of these shares.

(39)
Firebird Global Master Fund, Ltd. and Firebird Global Master Fund II, Ltd, are entities controlled by FGB Advisors LLC - an entity controlled by James Passin and Harvey Sawikin who have the power to vote and sell or otherwise dispose of these shares.

(40)	Formula Investment House is an entity controlled by Eyal Carmon who has the power to vote and sell or otherwise dispose of these shares.

(41)	Gibralt Capital Corporation is an entity controlled by Sam Belzberg who has the power to vote and sell or otherwise dispose of these shares.

(42)	HSBC Private Bank *Suisse” SA is an entity controlled by R. Kanzen who has the power to vote and sell or otherwise dispose of these shares.

(43)
Hudson Bay Fund LP is an entity controlled by Sander Gerber, Yoav Roth and John Doscas who share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Fund LP.

(44)	Hudson Valley Capital Management LLC is an entity controlled by Mark Gillis and Charles Doller who have the power to vote and sell or otherwise dispose of these shares.

(45)	I. Allon Holdings is an entity controlled by Moshe Allon and Irit Allon who have the power to vote and sell or otherwise dispose of these shares.

(46)
Icon Capital Partners LP is an entity whose power to vote and sell or otherwise dispose of these shares is controlled by Adam Cabibi. Adam Cabibi is an affiliate of Midsouth Capital Inc, a Broker Dealer who also has the power to vote and sell or otherwise dispose of these shares.

(47)	Insiders Trend Fund LP is an entity controlled by Anthony Marchese who has the power to vote and sell or otherwise dispose of these shares.

(48)	Investment Venture Partners is an entity controlled by Marc A. Snyder, Managing Partner, who has the power to vote and sell or otherwise dispose of these shares.

(49)
Iroquois Master Fund Ltd is an entity controlled by Joshua Silverman and has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.

(50)	Iron Grid Ltd. is an entity controlled by William King who has the power to vote and sell or otherwise dispose of these shares.

(51)
Israel Technology Partners, L.P. is an entity controlled by Isaac Blachor, Chairman of Israel Technology Partners, L.P. and Chairman of Israel Technology Partners Management Co., Inc. Mr. Blachor is the sole person who has the power to vote and sell or otherwise dispose of these shares.

(52)	Jerdan Enterprises, Inc. is an entity controlled by Myles Jerdan who has the power to vote and sell or otherwise dispose of these shares.

(53)	JHF Ventures LP is an entity controlled by Gustave Jacobs who has the power to vote and sell or otherwise dispose of these shares.

(54)	Kimball Cross Investment Management Corp. is an entity controlled by John Clifford, John Tobin, Richard Lane, and Mark Gillis who have the power to vote and sell or otherwise dispose of these shares.

(55)	Latar-Tech Holdings, Ltd. is an entity controlled by Noam Lemelshtrich who has the power to vote and sell or otherwise dispose of these shares.

(56)	Legend Merchant Group is an entity controlled by John H. Shaw III who has the power to vote and sell or otherwise dispose of these shares.

(57)	Lednim Property Associates is an entity controlled by Meg Mindel Marchese who has the power to vote and sell or otherwise dispose of these shares.

(58)	Microdent, Ltd. is an entity controlled by Eitan Wertheim who has the power to vote and sell or otherwise dispose of these shares.

(59)	Monarch Capital Group, LLC is an entity controlled by Anthony Marchese who has the power to vote and sell or otherwise dispose of these shares.

(60)	M.R.C. Investments Ltd. is an entity controlled by Moti Cohen who has the power to vote and sell or otherwise dispose of these shares.

(61)	Nicolandra Properties, Inc. is an entity controlled by Peter Affatati who has the power to vote and sell or otherwise dispose of these shares.

(62)	Nite Capital LP is an entity controlled by Keith A. Goodman, Manager of the General Partner who has the power to vote and sell or otherwise dispose of these shares.

(63)
Ira Leventhal, a senior managing director of Ota LLC, has voting and dispositive power over the shares being held by Ota LLC.  As such, Mr. Leventhal may be deemed the beneficial owner of these shares, which ownership Mr. Leventhal disclaims.

(64)	Paradigm Millennium Fund, L.P. and Paradigm Group II, LLC are entities controlled by Anita Drobny who has the power to vote and sell or otherwise dispose of these shares.

(65)
Pequot Healthcare Fund, L.P., Pequot Healthcare Offshore Fund, Inc., Pequot International Fund, L.P., and Pequot Partners Fund, L.P. are entities controlled by Pequot Capital Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficially owner of such securities. Pequot Capital Management, Inc. has sole dispositive and voting power over all such securities. Arthur J. Samberg is the sole shareholder of Pequot Capital Management, Inc.

(66)
Paragon Capital LP is an entity controlled by Alan P. Donenfeld, Managing Members of Paragon Capital Advisors LLC, the general partner of Paragon Capital LP who has the power to vote and sell or otherwise dispose of these shares.

(67)
Platinum-Montaur Life Sciences, LLC is an entity controlled by Mark Nordlicht and Dr. Michael Goldberg who each disclaim beneficial ownership of the shares beneficially owned by Platinum-Montaur Life Sciences, LLC except to the extent of their respective pecuniary interests in Platinum-Montaur and have the power to vote and sell or otherwise dispose of these shares.

(68)
ProMed Offshore Fund II, Ltd., ProMed Offshore Fund, Ltd., ProMed Partners II, L.P., and ProMed Partners, L.P. are entities controlled by ProMed Management, Inc. as investment manager of the funds and David B. Musket and Barry Kurokawa as managing members of ProMed Management, Inc. may be deemed to beneficially own the securities owned by the funds in that they may be deemed to have the power to direct the voting or disposition of the shares.

(69)	Quality Resolve, Inc. is an entity controlled by Kevin S. Richardson, President who has the power to vote and sell or otherwise dispose of these shares.

(70)
RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner and therefore are the individuals who have dispositive and voting control of these securities.

(71)	ROO, LLC is an entity controlled by James St. Clair and has the power to vote and sell or otherwise dispose of these shares.

(72)
Rucker Family Charitable Foundation Trust, Rucker Family Charitable Lead Annuity Trust, Rucker Family Charitable Trust are entities controlled by Michael Rucker and Derek Rucker who have the power to vote and sell or otherwise dispose of these shares.

(73)	R&R Biotech Partners, Inc and Rodman and Renshaw, LLC are entities controlled by Thomas G. Pinou who has the power to vote and sell or otherwise dispose of these shares.

(74)
SDS Capital Group SPC, Ltd., is an entity controlled by SDS Management, LLC as SDS Management, LLC is the investment advisor of SDS Capital Group SPC, Ltd. Steve Derby is the managing member of SDS Management, LLC and Steve Derby is the sole individual who has the power to vote and sell or otherwise dispose of these shares.

(75)	Selwyn Partners L.P. is an entity controlled by Victor Dandridge who has the power to vote and sell or otherwise dispose of these shares.

(76)	Stine Family Trust is an entity controlled by Douglas Stine and Betty Stine who have the power to vote and sell or otherwise dispose of these shares.

(77)	SR Horn Assets, Ltd is an entity controlled by Yuval Horn who has the power to vote and sell or otherwise dispose of these shares.

(78)
Stonestreet Limited Partnership is an entity controlled by Michael Finkelstein, President of Stonestreet Limited Partnership and as such has voting and investment control over these securities. Mr. Finkelstein disclaims beneficial ownership of these securities and has the power to vote and sell or otherwise dispose of these shares.

(79)	Sun West Holdings, Inc. Defined Benefit Pension Plan is an entity controlled by Eric Borowsky and Betty Borowsky who have the power to vote and sell or otherwise dispose of these shares.

(80)	Sweeney Capital L.P. is an entity controlled by Edmund Sweeney who has the power to vote and sell or otherwise dispose of these shares.

(81)	TCMP3 Partners is an entity controlled by Steven E. Slawson and Walter Schenker who have the power to vote and sell or otherwise dispose of these shares.

(82)	The Flexible Growth & Income Fund Co., LLC is an entity controlled by Jonathan L. Gal, President of Flex Fund and has the power to vote and sell or otherwise dispose of these shares.

(83)	Tuggle Family LP is an entity controlled by Randall Tuggle who has the power to vote and sell or otherwise dispose of these shares.

(84)
Two River Group Holdings is an entity controlled by Two River Group Management, LLC, its Managing Member. Two River Group Management, LLC is controlled by David M. Tanen, Joshua A. Kazam and Peter M. Kash who have the power to vote and sell or otherwise dispose of these shares.

(85)	Valley Forge Investments Limited is an entity controlled by Daniel Recordon and Simon Harvey, both of Stonehage S.A., who have the power to vote and sell or otherwise dispose of these shares.

(86)	Vestal Venture Capital is an entity controlled by Allan Lyons who has the power to vote and sell or otherwise dispose of these shares.

(87)
Vicis Capital, LLC is the investment manager to Vicis Capital Master Fund, and John Succo, Sky Lucas and Shad Stastney have the power to vote and sell or otherwise dispose of these shares and exercise control of Vicis Capital, LLC.

(88)
Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP, and Visium Long Bias Offshore Fund Ltd. are entities controlled by Jacob Gottlieb who has the power to vote and sell or otherwise dispose of these shares.

(89)	ViewTrade Financial is an entity controlled by James St.Clair who has the power to vote and sell or otherwise dispose of these shares.

(90)
Whalehaven Capital Fund Limited and Whalehaven Fund Ltd., are entities controlled by Brian Mazzella, Arthur Jones, Trevor Williams, and Marco Weisfeld, directors of these funds who exercise joint voting or investment power over the shares beneficially owned by it.

(91)	Wolfe, LP is an entity controlled by Gerald Wolfe who has the power to vote and sell or otherwise dispose of these shares.

(92)	YS TAMI Trade LTD is an entity controlled by Yosi Shasha who has the power to vote and sell or otherwise dispose of these shares.

(93)
Paul Kessler, the manager of Bristol Capital Advisors, LLC, which is the investment manager of Bristol Investment Fund, Ltd., exercises investment and voting control over the shares owned by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of the securities owned by Bristol Investment Fund, Ltd.

(94)	P. Savyon Holdings Ltd is an entity controlled by Pinchas Savyon who has the power to vote and sell or otherwise dispose of these shares.

(95)	The Phoenix Insurance Company Ltd. is an entity controlled by Itshak Sharon who has the power to vote and sell or otherwise dispose of these shares.

(96)	SXJE LLC is an entity controlled by Sam X. Eyde who has the power to vote and sell or otherwise dispose of these shares.

(97)	Edge Investments Ltd is an entity controlled by Israel Segal and David Goldenberg who have the power to vote and sell or otherwise dispose of these shares.

(98)	Gmul Barak Market Making Ltd. is an entity controlled by Eyal Bakshi who has the power to vote and sell or otherwise dispose of the shares.

(99)	Garmus Living Trust is an entity controlled by David Garmus and Caren Garmus who have the power to vote and sell or otherwise dispose of the shares.

(100)	Chattanooga Ventures is an entity controlled by John D. Cranmer who has the power to vote and sell or otherwise dispose of the shares.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over the Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling their shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. No Selling Stockholder has informed us that it has any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups in such resales which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders are underwriters or may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

General

We are authorized to issue 200,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. Prior to this offering, 11,972,235 shares of our common stock were outstanding and owned of record by approximately 382 persons, 5,948.6148 shares of our Series D-1 convertible preferred stock were outstanding and owned of record by two entities, 1,201.581 shares of Series A convertible preferred stock were outstanding and owned of record by 98 persons or entities, and 500 shares each of Series A-1 and A-2 were outstanding and owned by one entity. There are 1,531 beneficial owners of our common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting. Accordingly, holders of our common stock may elect all of the directors standing for election if they choose to do so. Holders of common stock will be entitled to receive ratably dividends, if any, declared from time to time by our Board of Directors, and will be entitled to receive ratably all of our assets available for distribution to them upon liquidation. All currently outstanding shares of our common stock are, and all shares of our common stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation currently provides that we are authorized to issue up to 1,000,000 shares of "blank check" preferred stock. Without any further approval by our stockholders, our Board of Directors may designate and authorize the issuance, upon the terms and conditions the directors may determine, of one or more classes or series of preferred stock with prescribed preferential dividend and liquidation rights, voting, conversion, redemption and other rights. The issuance of preferred stock, while providing flexibility for securing needed financing and for possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock. Under certain circumstances, the issuance of preferred stock could also make it more difficult for a third party to gain control of Forticell, discourage bids for the common stock at a premium or otherwise adversely affect the market price of our common stock.

Series A Convertible Preferred Stock

Designation and Rank

On June 14, 2007, in connection with our board of director’s authority to issue “blank check” preferred stock, we filed an amendment to our certificate of incorporation in which amendment we designated the relative rights and preferences of our Series A convertible preferred stock (A Preferred) pursuant to which our board of directors authorized the issuance of 20,000 shares of A Preferred, par value $0.001 per share. The A Preferred shall rank prior to the common stock for purposes of liquidation preference and to all other classes and series of our equity securities that by their terms do not rank senior to or pari passu with the A Preferred (“Junior Stock”). The A Preferred shall be subordinate to and rank junior to all our indebtedness now or hereafter outstanding. The A Preferred shall rank on a pari passu basis with the Series A-1 Convertible Preferred Stock and the Series A-2 Convertible Preferred Stock (collectively the “Pari Passu Preferred”). The A Preferred has a liquidation preference of $10,000 per share. As of the date of this prospectus there are 1,201.581 shares of A Preferred outstanding which are convertible into 24,031,620 shares of our common stock.

Dividends

None

Voting Rights

General - None

Class - So long as any shares of the A Preferred remain outstanding, we may not, without the affirmative vote or consent of the holders of at least seventy percent (70%) of the shares of the A Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the A Preferred vote separately as a class:

(i)
amend our certificate of incorporation or our by-laws or amend, alter or repeal the provisions of the A Preferred, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the A Preferred; provided, however, that any creation and issuance of another series of Junior Stock and, to the extent approved by at least 50% of the outstanding A Preferred and the Series A-1 convertible preferred stock voting together, Pari Passu Preferred and senior stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers;

(ii)	repurchase, redeem or pay dividends in cash or in kind on shares of our Junior Stock and pari passu stock and senior stock;

(iii)	effect any distribution with respect to Junior Stock and Pari Passu Preferred stock; or

(iv)	reclassify our outstanding securities.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, the holders of shares of the A Preferred then outstanding shall be entitled to receive, out of our assets, $10,000 (the Series A Liquidation Preference Amount) per A Preferred share, on a pro rata basis with the Pari Passu Preferred stock, before any payment shall be made or any assets distributed to the holders of our common stock or any other Junior Stock. If our assets can pay some of, but are not sufficient to pay in full, the Series A Liquidation Preference Amount to the holders of the A Preferred, then all of our assets available to pay any portion of the Series A Liquidation Preference Amount will be distributed among the holders of the A Preferred ratably on a per share basis. After payment of the full Series A Liquidation Preference Amount, the holders of shares of A Preferred will not be entitled to any further participation in any distribution of our assets.

Conversion

Voluntary Conversion

Each holder of any such shares of A Preferred may, at such holder’s option, subject to the limitations described below, elect to convert all or any portion of the shares of A Preferred held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the A Preferred Liquidation Preference Amount divided by (ii) $0.50.

Conversion Restrictions

At no time may a holder of shares of A Preferred convert shares of the A Preferred if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of our common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning in excess of 9.99% of all of our common stock outstanding at such time; provided, however, that upon a holder of A Preferred providing us with sixty-one days notice such holder may waive this provision with regard to any or all shares of common stock issuable upon conversion of his A Preferred.

Mandatory Conversion

All or a portion of the shares of A Preferred outstanding on the Mandatory Conversion Date (“MCD” and defined below) shall, depending on the closing bid price for our common stock on such MCD, automatically and without any action on the part of the holder, convert into such number of fully paid and nonassessable shares of our common stock equal to the quotient of (i) the Liquidation Preference Amount of our A Preferred outstanding on the MCD divided by (ii) the conversion price in effect on the MCD. If the closing bid price of our common stock on the MCD is equal to or greater than $1.50 but less than $2.00, one-third (1/3) of each share of A Preferred outstanding shall automatically convert into shares of our common stock. If the closing bid price of our common stock on the MCD is equal to or greater than $2.00 but less than $3.00,each share of A Preferred will convert into so many shares of our common stock so that after such conversion 2/3 of the Liquidation Preference Amount of such A Preferred shall have been converted. If the closing bid price of our common stock on the MCD is greater than $3.00, all of the shares of A Preferred outstanding shall automatically convert into shares of our common stock. MCD is the date we file a report on Form 8-K with the SEC announcing that the FDA has cleared our ORCEL product for commercial sales for treatment of venous stasis ulcers (the “FDA Clearance Date”), provided, that the closing bid price of our common stock exceeds $1.50 for a period of ten (10) consecutive trading days and provided further that all shares of our common stock issuable upon such mandatory conversion may be offered for sale to the public pursuant to a registration statement then in effect or pursuant to Rule 144(k) under the Securities Act of 1933, as amended.

Reservation of Shares of Common Stock

As long as any shares of A Preferred are outstanding, we are required to reserve and keep available out of our authorized and unissued common stock, solely for the purpose of effecting the conversion of the A Preferred, 120% of such number of shares of our common stock issuable upon conversion of all of the A Preferred then outstanding.

Series A-1 Convertible Preferred Stock

Designation and Rank

On June 14, 2007, in connection with our board of director’s authority to issue “blank check” preferred stock, we filed an amendment to our certificate of incorporation in which amendment we designated the relative rights and preferences of our Series A-1 convertible preferred stock (A-1 Preferred) pursuant to which our board of directors authorized the issuance of 500 shares of A-1 Preferred, par value $0.001 per share. The A-1 Preferred shall rank prior to the common stock for purposes of liquidation preference and to all other classes and series of our equity securities that by their terms do not rank senior to or pari passu with the A-1 Preferred (“Junior Stock”). The A-1 Preferred shall be subordinate to and rank junior to all our indebtedness now or hereafter outstanding. The A-1 Preferred shall rank on a pari passu basis with the A Preferred and the Series A-2 Convertible Preferred Stock (collectively the “Pari Passu Preferred”). The A-1 Preferred has a liquidation preference of $10,000 per share. As of the date of this prospectus there are 500 shares of A-1 Preferred outstanding which are convertible into 10,000,000 shares of our common stock.

Dividends

None

Voting Rights

General - None

Class - So long as any shares of the A-1 Preferred remain outstanding, we may not, without the affirmative vote or consent of the holders of at least seventy percent (70%) of the shares of the A-1 Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the A-1 Preferred vote separately as a class:

(i)
amend our certificate of incorporation or our by-laws, or amend, alter or repeal the provisions of the A-1 Preferred, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the A-1 Preferred; provided, however, that any creation and issuance of another series of Junior Stock and, to the extent approved by at least 50% of the then outstanding A Preferred and the A-1 Preferred voting together, Pari Passu Preferred and senior stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers;

(ii)	repurchase, redeem or pay dividends in cash or in kind on shares of our Junior Stock and Pari Passu Preferred and senior stock;

(iii)	effect any distribution with respect to Junior Stock and Pari Passu Preferred stock; or

(iv)	reclassify our outstanding securities.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, the holders of shares of the A-1 Preferred then outstanding shall be entitled to receive, out of our assets, $10,000 (the Series A-1 Liquidation Preference Amount) per A-1 Preferred share, on a pro rata basis with the Pari Passu Preferred stock, before any payment shall be made or any assets distributed to the holders of our common stock or any other Junior Stock. If our assets can pay some of, but are not sufficient to pay in full, the Series A-1 Liquidation Preference Amount to the holders of the A-1 Preferred, then all of our assets available to pay any portion of the Series A-1 Liquidation Preference Amount will be distributed among the holders of the A-1 Preferred ratably on a per share basis. After payment of the full Series A-1 Liquidation Preference Amount, the holders of shares of A-1 Preferred will not be entitled to any further participation in any distribution of our assets.

Conversion

Voluntary Conversion

Each holder of any such shares of A-1 Preferred may, at such holder’s option, subject to the limitations described below, elect to convert all or any portion of the shares of A-1 Preferred held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the A-1 Preferred Liquidation Preference Amount divided by (ii) $0.50.

Conversion Restrictions

At no time may a holder of shares of A-1 Preferred convert shares of the A-1 Preferred if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of our common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning in excess of 9.99% of all of our common stock outstanding at such time; provided, however, that upon a holder of A-1 Preferred providing us with sixty-one days notice such holder may waive this provision with regard to any or all shares of common stock issuable upon conversion of his A-1 Preferred.

Reservation of Shares of Common Stock

As long as any shares of A-1 Preferred are outstanding, we are required to reserve and keep available out of our authorized and unissued common stock, solely for the purpose of effecting the conversion of the A-1 Preferred, 120% of such number of shares of common stock that will be sufficient to effect the conversion of all of the A-1 Preferred then outstanding.

Series A-2 Convertible Preferred Stock

Designation and Rank

On June 14, 2007, in connection with our board of director’s authority to issue “blank check” preferred stock, we filed an amendment to our certificate of incorporation in which amendment we designated the relative rights and preferences of our Series A-2 convertible preferred stock (A-2 Preferred) pursuant to which our board of directors authorized the issuance of 500 shares of A-2 Preferred, par value $0.001 per share. The A-2 Preferred shall rank prior to the common stock for purposes of liquidation preference and to all other classes and series of our equity securities that by their terms do not rank senior to or pari passu with the A-1 Preferred (“Junior Stock”). The A-2 Preferred shall be subordinate to and rank junior to all our indebtedness now or hereafter outstanding. The A-2 Preferred shall rank on a pari passu basis with the A Preferred and the A-1 Preferred (collectively the “Pari Passu Preferred”). The A-2 Preferred has a liquidation preference of $10,000 per share. As of the date of this prospectus there are 500 shares of A-2 Preferred outstanding which are convertible into 1,000,000 shares of our common stock.

Dividends

None

Voting Rights

General - None

Class - So long as any shares of the A-2 Preferred remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least seventy percent (70%) of the shares of the A-2 Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the A-2 Preferred vote separately as a class:

(i)
amend our certificate of incorporation or our by-laws, or amend, alter or repeal the provisions of the A-2 Preferred, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the A-2 Preferred; provided, however, that any creation and issuance of another series of Junior Stock and, to the extent approved by at least 50% of the then outstanding A Preferred and the A-1 Preferred voting together, Pari Passu Preferred stock and senior stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers;

(ii)	repurchase, redeem or pay dividends in cash or in kind on shares of our Junior Stock and Pari Passu Preferred stock and senior stock;

(iii)	effect any distribution with respect to Junior Stock and Pari Passu Preferred stock; or

(iv)	reclassify our outstanding securities.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, the holders of shares of the A-2 Preferred then outstanding shall be entitled to receive, out of our assets, $10,000 (the Series A-2 Liquidation Preference Amount) per A-2 Preferred stock, on a pro rata basis with the Pari Passu Preferred, before any payment shall be made or any assets distributed to the holders of our common stock or any other Junior Stock. If our assets can pay some of, but are not sufficient to pay in full, the Series A-2 Liquidation Preference Amount to the holders of the A-2 Preferred, then all of our assets available to pay any portion of the Series A-2 Liquidation Preference Amount will be distributed among the holders of the A-2 Preferred ratably on a per share basis. After payment of the full Series A-2 Liquidation Preference Amount, the holders of shares of A-2 Preferred will not be entitled to any further participation in any distribution of our assets.

Conversion

Voluntary Conversion

Each holder of any such shares of A-2 Preferred may, at such holder’s option, subject to the limitations described below, elect to convert all or any portion of the shares of A-2 Preferred held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the A-2 Preferred Liquidation Preference Amount divided by (ii) $5.00.

Conversion Restrictions

At no time may a holder of shares of A-2 Preferred convert shares of the A-2 Preferred if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of our common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning in excess of 9.99% of all of our common stock outstanding at such time; provided, however, that upon a holder of A-2 Preferred providing us with sixty-one days notice such holder may waive this provision with regard to any or all shares of common stock issuable upon conversion of his A-2 Preferred.

Reservation of Shares of Common Stock

As long as any shares of A-2 Preferred are outstanding, we are required to reserve and keep available out of our authorized and unissued common stock, solely for the purpose of effecting the conversion of the A-2 Preferred, 120% of such number of shares of common stock that will be sufficient to effect the conversion of all of the A-2 Preferred then outstanding.

Series D-1 and Series D-2 Convertible Preferred Stock

Designation and Rank

On August 24, 2006, and on June 24, 2007, in connection with our board of director’s authority to issue “blank check” preferred stock, we filed amendments to our certificate of incorporation in which amendments we designated the relative rights and preferences of our Series D-1 preferred stock and our Series D-2 preferred stock, respectively (the D-1 Preferred or the D-2 Preferred, but together the D Preferred) pursuant to which our board of directors authorized the issuance of 20,000 shares of D-1 Preferred and 20,000 shares of D-2 Preferred, each with par value $0.001 per share. The D Preferred ranks prior to the common stock for purposes of liquidation preference and to all other classes and series of our equity securities that by their terms do not rank senior to the D Preferred, except that the D Preferred shall be subordinate to and rank junior to all other classes of our preferred stock outstanding as of the date hereof or hereafter created unless any series of preferred stock hereafter created by its terms ranks junior to the D Preferred. The D Preferred shall be subordinate to and rank junior to all our indebtedness now or hereafter outstanding. The D Preferred has a stated value of $10 per share. As of the date of this prospectus there are 5,948.615 shares of D-1 Preferred outstanding which are convertible into 1,586,297 shares of our common stock. There are no shares of D-2 Preferred outstanding.

Dividends

In the event we declare a cash dividend on our common stock we will be required to pay a dividend on each share of our D Preferred in an amount equal to the cash dividend paid on one share of our common stock multiplied by the number of shares of our common stock into which such one share of our D Preferred can be converted.

Voting Rights

General -Except as described below and otherwise required by Delaware law, the D Preferred have no voting rights.

Class - As long as any shares of the D-1 Preferred remain outstanding, we will not, without the affirmative vote or written consent of the holders of at least 75% of the shares of the D-1 Preferred outstanding at the time, voting separately as a class:

•	amend, alter or repeal the provisions of the D-1 Preferred so as to adversely affect any right, preference, privilege or voting power of the D-1 Preferred;

•
effect any distribution with respect to junior stock except that we may effect a distribution on our common stock if we make a like kind distribution on each share of our D-1 Preferred outstanding in an amount equal to the distribution on one share of our common stock multiplied by the number of shares of our common stock into which one share of our D-1 Preferred can be converted at such time.

As long as any shares of the D-2 Preferred remain outstanding, we will not, without the affirmative vote or consent of the holders of at least 75% of the shares of the D-2 Preferred outstanding at the time, voting separately as a class:

•	amend, alter or repeal the provisions of the D-2 Preferred so as to adversely affect any right, preference, privilege or voting power of the D-2 Preferred;

•
effect any distribution with respect to junior stock except that we may effect a distribution on our common stock if we make a like kind distribution on each share of our D-2 Preferred outstanding in an amount equal to the distribution on one share of our common stock multiplied by the number of shares of our common stock into which one share of our D-2 Preferred can be converted at such time.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, the holders of shares of the D Preferred then outstanding shall be entitled to receive, out of our assets, a Series D Liquidation Preference Amount of $10 per share of the D Preferred before any payment shall be made or any assets distributed to the holders of our common stock or any other junior stock. However, no Series D Liquidation Preference Amount shall be paid on any D Preferred unless we have first finished paying all liquidation preference amounts on all other classes of our outstanding preferred stock which do not by their terms rank junior to the D Preferred. If our assets can pay some of, but are not sufficient to pay in full, the Series D Liquidation Preference Amount to the holders of the D Preferred, then all of our assets available to pay any portion of the Series D Liquidation Preference Amount will be distributed among the holders of the D Preferred ratably on a per share basis. After payment of the full Series D Liquidation Preference Amount, the holders of shares of D Preferred will not be entitled to any further participation in any distribution of our assets.

Conversion

Voluntary Conversion

Each holder of D Preferred may, at such holder's option, subject to certain limitations described below, elect to convert all or any portion of the shares of D Preferred held by such holder into a number of fully paid and nonassessable shares of our common stock equal, in case of D-1 Preferred, to the quotient of the Series D-1 liquidation preference amount of $10 per share divided by $37.50, and in the case of the D-2 Preferred, 1,000 shares of our common stock for each share of our D-2 Preferred.

Conversion Restrictions

At no time may a holder of shares of D Preferred convert shares of the D Preferred if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of our common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning in excess of 9.99% of all of our common stock outstanding at such time; provided, however, that upon a holder of D Preferred providing us with sixty-one days notice such holder may waive this provision with regard to any or all shares of common stock issuable upon conversion of his D Preferred.

Mandatory Conversion

Upon our written request a holder of D Preferred shall advise us in writing as to the number of shares of our common stock that are beneficially owned by such holder. If the shares of our common stock beneficially owned by such holder amount to less than 9.99% of the shares of our common stock outstanding at such time, we may, at our option, compel such holder to convert such portion of the D Preferred owned by him into so many shares of our common stock so that the total number of shares of our common stock beneficially owned by such holder after such conversion shall equal 9.99%, but not more, of the shares of our common stock outstanding after such conversion.

Reservation of Shares of Common Stock

As long as any shares of D Preferred are outstanding, we are required to reserve and keep available out of our authorized and unissued common stock, solely for the purpose of effecting the conversion of the D Preferred, 100% of such number of shares of common stock that will be sufficient to effect the conversion of all of the D Preferred then outstanding.

Anti-Dilution Provisions

The anti-dilution provisions for each class of our preferred shares described above, and for each of our warrants listed below, are described at the end of this “Description of Securities” section.

Warrants

During the past five years, we have made a number of private placement sales of our common stock and of different classes of our preferred stock. In each of those private placement sales, we granted to the purchasers warrants to purchase shares of our common stock. We also issued warrants to lenders who almost always converted their loans to purchase our common stock and our convertible preferred stock that we sold in the next private placement sale of our equity securities, to the placement agent, vendors, and in other transactions we entered into.

We issued our Series B-1 and B-2 warrants to the purchasers of our Series B preferred stock in 2002 and 2003. We issued our Series C warrants to purchasers of our Series C preferred stock in 2003. We issued our Series E warrants to participants in a series of private placement and debt financing transactions that we completed in December 2004 and in January and February 2005. We issued our Series F warrants to participants in a series of debt financing and private placement transactions that we completed in October 2005. We issued our Series G warrants in our acquisition of Hapto Biotech, Inc. in April 2006. We issued our Series H warrants in connection with our private placement sales of our Series E 6% convertible preferred stock, also in April 2006. In June 2007 we issued our Series A, M, and M-1 to the purchasers of our A Preferred shares in a private placement sale and to holders of our Series H warrants when they exchanged their Series H warrants for shares of our common stock. In those private placements we also issued warrants to the placement agents who arranged such private placement and debt financings for us. None of our Series B, C, or E convertible preferred shares are outstanding having been converted into or exchanged for our common stock.

Series A Warrants

Exercisable for the purchase of 15,316,291 shares of our common stock.

Exercise price: $1.00

Expiration date: June 18, 2012

Series B-1 Warrants

Exercisable for the purchase of 11,746 shares of our common stock.

Exercise price: $60.00 per share.

Expiration date: November 13, 2009

Series B-2 Warrants

Exercisable for the purchase of 7,520 shares of our common stock.

Exercise price: $75.00 per share.

Expiration date: November 13, 2009

Series C Warrants

Exercisable for the purchase of 6,800 shares of our common stock.

Exercise price: $54.00 per share

Expiration dates:

May 22, 2008 for warrants to purchase 2,800 shares
July 28, 2008 for warrants to purchase 4,000 shares

Series E Warrants

Exercisable for the purchase of 1,121,453 shares of our common stock.

Exercise price: $3.40, $3.08, and $0.015 with respect to 254,279, 47,840, and 811,334, respectively, shares of our common stock, and $1.89 with respect to 8,000 shares underlying our Series E-PA warrants.

Expiration date: January 5, 2010

Series F Warrants

Exercisable for the purchase of 618,960 shares of our common stock.

Exercise price: $2.15 with respect to 600,600 Series F warrants and; $1.79 with respect to 18,360 Series F-PA warrants.

Expiration date: October 12, 2012

Series G Warrants

Exercisable for the purchase of 200,000 shares of our common stock.

Exercise price: $4.50 per share

Expiration date: April 10, 2009

Series H Warrants

Exercisable for the purchase of 166,667 shares of our common stock.

Exercise price: $0.01

Expiration date: April 11, 2011

Series M Warrants

Exercisable for the purchase of 15,466,680 shares of our common stock.

Exercise price: $0.50 Expiration date: The warrants are exercisable until thirty days after (and if) we file a current report on Form 8-K with the SEC announcing our receipt of written notice from the FDA clearing our right to sell ORCEL for the treatment of venous stasis ulcers.

Series M-1 Warrants

Exercisable for the purchase of 7,733,340 shares of our common stock.

Exercise price: $1.00

Expiration date: June 18, 2012

The Series M-1 warrants are held by the same holders as the Series M warrants and are exercisable only if, and to the extent that such holder’s Series M warrants are exercised.

Warrants and Options for Former Executive Officers

We granted our former chief executive officer and our former chairman options to purchase 12 and 8 shares, respectively, of our A Preferred, which options are exercisable at $100 per preferred share. Upon their exercise they would receive 12 and 8 shares of A Preferred, Series A, M and M-l warrants, entitling them to acquire for $2,000 an aggregate of 400,000 shares of our common stock, and warrants to purchase an additional 500,000 shares of our common stock at exercise prices of $0.50 and $1.00 per common share. They also have other warrants expiring in 2012 permitting them to purchase an aggregate of 4,710,023 shares of our common stock at $0.55 per share. See “Certain Relationships and Related Transactions - Cancellation Agreements.”

Warrants to Placement Agent

We issued to the placement agent for arranging the private placement of our A Preferred shares with warrants attached, 5 year warrants to purchase 3,156,670 shares of our common stock at an exercise price of $0.55 per common share. We also issued to such placement agent for its services in negotiating our cancellation agreements with Messrs. Lipstein and Katz, and our exchange agreement with Paul Royalty Fund, and for other financial advisory services it has rendered to us, 5 year warrants to purchase an additional 2,000,000 shares of our common stock, also at an exercise price of $0.55 per common share.

Other Warrants and Options

We also have other warrants outstanding which entitle the holders to purchase an aggregate of 663,209 shares of our common stock as follows:

Warrant Expiration	Number of Shares Purchasable	Exercise Price ($)
07/18/08	1,667	7.50
10/18/08	1,667	15.00
12/01/08	103,000	27.00
12/01/08	1,667	7.50
02/13/09	73,673	11.25
03/17/09	19,000	3.75
04/05/09	3,334	7.50
04/14/09	266,667	4.50
04/17/11	192,534	6.00
Total	663,209

We have granted options under our employee stock option plan, and options outside the plan, to our employees, directors, consultants and vendors, to purchase an aggregate of 3,532,068 shares of our common stock at exercise prices ranging from $0.38 to $0.55 per share for 3,505,000 shares, and at exercise prices in excess of $2.85 per share for 27,068 shares.

Anti-Dilution Provisions

All of the preferred stock, the warrants and the options described or referred to in this section contain customary provisions with respect to adjustments to the conversion or exercise price and the number of shares of our common stock issuable upon conversion of preferred stock or exercise of warrants in the event we are a party to any recapitalization, reorganization, reclassification, consolidation, merger, sale, stock dividend, stock split or reverse stock split involving our common stock.

The A Preferred, A-1 Preferred, the Series A and the Series M Warrants, and the warrants issued to Messrs. Lipstein and Katz and exercisable at $0.55 per common share (see “Certain Relationships and Related Transactions - Cancellation Agreements”) all provide that if we sell shares of our common stock at prices below the conversion prices of such preferred stock or exercise prices of those warrants, or issue other securities convertible into, or which entitle the holders to purchase, shares of our common stock, which could result in the sale of our common stock at a price which in effect (taking into consideration the price paid for the convertible security or the warrant or the option) is less than the conversion prices of such preferred stock or the exercise price of those warrants, then such conversion or exercise price is reduced to the lower price at which the common stock was, or effectively could be, acquired. These full ratchet provisions expire when (and if) we file a current report on Form 8-K with the SEC announcing FDA clearance for commercial sale of our ORCEL product for treatment of venous stasis ulcers. Thereafter such preferred stock and warrants will be subject to customary weighted average anti-dilution provisions described in the next paragraph.

All of such preferred stock and such warrants referred to in this previous paragraph have, after their full ratchet provisions expire, and the series E and F warrants also have, weighted average anti-dilution provisions. Those are provisions that if we sell shares of our common stock at prices below the conversion price of the preferred stock or the exercise prices of the warrant, or issue other securities convertible into, or which entitle the holder to purchase, shares of our common stock, which could result in the sale of our common stock at a price which in effect (taking into consideration the price paid for the convertible security or the warrant or the option) is less than the conversion or exercise price, then the conversion or exercise price is reduced by a portion of the difference between the conversion or exercise price and the lower price at which our common stock was, or effectively could be, acquired. That percentage by which the conversion or exercise price could be reduced depends not only on the lower price at which our common stock was, or could be, acquired, but also by the ratio that the number of shares of our common stock that were, or could be, so acquired bears to the total number of shares of our common stock that would be outstanding after such sale of our common stock, or the conversion of securities convertible into, or the exercise of such warrants or options to purchase, our common stock.

Our Series H warrants also have full ratchet anti-dilution provisions but, pursuant to resolutions adopted by our board of directors we (a) issued our common stock and Series A Warrants in exchange for over 90% of our outstanding Series H warrants and (b) reduced the exercise price of the remaining Series H warrants to one cent per common share.

We will have to issue a proportionately greater number of our common shares upon the conversion of our preferred shares if the conversion prices of such preferred shares are reduced because of such anti-dilution provisions. That is not the case, however, with respect to the number of shares we have to issue upon exercise of warrants (other than our H warrants) at lower exercise prices resulting from such anti-dilution provisions.

Requirements to file registration statements

During the past five years we have completed a number of private placements of our equity securities which have provided us with the funds we needed to continue our business operations. In April 2006 we issued our equity securities to acquire Hapto Biotech, Inc. Our securities described above which we sold in such private placements and issued for such acquisition include our common stock, our Series A, A-1, A-2 and D-1 convertible preferred stock and our Series A, B-1, B-2, C, E, F, G, H, M, and M-1 warrants. In all of the agreements we signed with the investors in those private placements and with the former shareholders of Hapto Biotech we undertook obligations to file registration statements with the Securities and Exchange Commission to enable those investors and former Hapto Biotech shareholders to sell in the public securities markets the shares of our common stock which those investors (a) acquired, (b) could acquire upon conversion of the preferred stock they acquired, or (c) could acquire upon exercise of the warrants they acquired. The registration statement of which this prospectus is a part was filed by us pursuant to those obligations we undertook. Some of our agreements with those investors and former Hapto Biotech shareholders also provide for penalties we have to pay if we fail to timely file, or fail to have the registration statement declared effective, in the periods provided in those agreements. Those penalties range from 1% to 2% per month (for 18 to 24 months) of the purchase prices paid by the investors in the private placements for those securities for which registration deadline filing and effectiveness dates have not been met. Although in the past we have not incurred any of those penalties (often securing waivers in accordance with the provisions in those agreements), we can give no assurance that we will not incur those penalties in the future. Furthermore, the pendency of a registration statement before it is declared effective by the Securities and Exchange Commission, may, because of the Commission’s general solicitation rule, prevent us from simultaneously raising funds from future private placement sales of our securities when we need such funds to continue our business operations.

TRANSFER AGENT

The transfer agent for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and for the two years then ended and for the period from March 12, 1991 (inception) to December 31, 2006, included in this prospectus and in the registration statement of which this prospectus is a part, have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), appearing elsewhere herein and in the registration statement, on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the common stock offered hereby will be passed upon for us by Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, New York, New York.

AVAILABLE INFORMATION

Our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge on our website (www.forticellbioscience.com) as soon as reasonably practicable after they are filed with, or furnished to, the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our shareholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our shareholders through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our shareholders ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, our certificate of incorporation provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling Forticell pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

FINANCIAL STATEMENTS FOR THE QUARTER ENDED SEPTEMBER 30, 2007 (Unaudited)

Condensed Consolidated Balance Sheet at September 30, 2007	F-2

Condensed Consolidated Statements of Operations for the quarters ended Sept. 30, 2007
and 2006, and for the cumulative period from March 12, 1991 (inception) to Sept. 30, 2007	F-3

Consolidated Statements of Shareholders’ Equity (Deficit) for the cumulative period from
March 12, 1991 (inception) to September 30, 2007	F-4

Condensed Consolidated Statements of Cash Flows for the quarters ended June 30, 2007
and 2006, and for the cumulative period from March 12, 1991 (inception) to Sept. 30, 2007	F-10

Notes to Consolidated Financial Statements	F-12

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005

Report of Independent Registered Public Accounting Firm - BDO Seidman, LLP	F-25

Consolidated Balance Sheet as of December 31, 2006	F-26

Consolidated Statements of Operations for the years ended December 31, 2006 and 2005,
and for the cumulative period from March 12, 1991 (inception) to December 31, 2006	F-27

Consolidated Statements of Shareholders’ Equity (Deficit) for the cumulative period from
March 12, 1991 (inception) to December 31, 2006	F-28

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005,
and for the cumulative period from March 12, 1991 (inception) to December 31, 2006	F-33

Notes to Consolidated Financial Statements	F-35

Part I, Item 1. FINANCIAL STATEMENTS

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED CONSOLIDATED BALANCE SHEET

September 30,
2007
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,427,325
Prepaid and other current assets	585,375
Total current assets	3,012,700
Property and equipment, net	177,003
Patent application costs, net	424,240
Deposits and other assets	221,720
Total assets	$3,835,663

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$2,531,781
Insurance premium financing payable	31,321
Current maturities of loan payable	67,632
Capital lease obligation - current	3,653
Total current liabilities	2,634,387

Commitments and contingencies

Temporary equity:
Series A Convertible Preferred Stock, stated value $10,000 per share; authorized 20,000 shares;
1,191.668 shares issued and outstanding; liquidation preference $11,916,680	6,746,086
Less: subscription receivable to purchase 15 shares	(150,000)
Series A-1 Convertible Preferred Stock, stated value $10,000 per share; authorized 500 shares;
500 shares issued and outstanding; liquidation preference $5,000,000	5,493,700
Series A-2 Convertible Preferred Stock, stated value $10,000 per share; authorized 500 shares;
500 shares issued and outstanding; liquidation preference $5,000,000	2,050,000
Total temporary equity	14,139,786

Shareholders’ deficit:
Preferred stock, $.001 par value; authorized, 1,000,000 shares:
Series D-1 Convertible, stated value $10 per share; authorized 20,000 shares;
5,948.6148 shares issued and outstanding; liquidation preference $59,486	15,090,903
Series D-2 Convertible, stated value $10 per share; authorized 20,000 shares;
no shares issued and outstanding; liquidation preference $0	-
Common stock, $.001 par value; authorized 200,000,000 shares;
11,972,235 issued and outstanding	11,972
Additional paid-in capital	136,038,655
Deficit accumulated during the development stage	(164,006,478)
Deferred compensation	(77,647)
Accumulated other comprehensive income	4,085
Total shareholders’ deficit	(12,938,510)
Total liabilities, temporary equity and shareholders’ deficit	$3,835,663

See accompanying notes to condensed unaudited financial statements.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

					Cumulative
					From
					March 12,1991
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		(inception) to
	2007	2006	2007	2006	Sept. 30, 2007
Product revenue	$-	$-	$-	$-	$265,665

Expenses
Product and laboratory costs	270,143	1,070,449	697,635	3,577,309	35,826,715
Personnel	781,654	795,562	4,466,369	3,022,779	49,943,366
General and administrative	262,155	552,305	1,887,140	1,023,861	23,855,872
Rent	176,118	182,580	541,278	547,740	5,717,904
Consulting	-	-	-	-	5,702,651
Interest and other expense	1,669	2,301,350	6,766,168	6,511,046	45,104,962
Interest and other income	(117,759)	(6,833)	(207,647)	(38,483)	(2,863,669)
Gain on extinguishment of revenue interest assignment obligation	-	-	(35,527,695)	-	(35,527,695)
Purchased in-process research and development costs	-	47,222	-	11,052,437	11,073,743
Change in fair value of warrants	-	(6,959,596)	-	(12,042,565)	(12,042,565)
Loss on settlement of promissory notes	-	-	-	-	13,081,453
Lease termination costs	-	-	-	-	1,119,166
Loss on extinguishments of debt and Series A preferred shares	-	-	-	-	1,004,027
	1,373,980	(2,016,961)	(21,376,752)	13,654,124	141,995,930

Income (loss) before income tax benefit	(1,373,980)	2,016,961	21,376,752	(13,654,124)	(141,730,265)

Income tax benefit	(62,500)	-	(187,500)	-	(676,500)
Net income (loss)	(1,311,480)	2,016,961	21,564,252	(13,654,124)	(141,053,765)

Preferred stock dividends	-	71,148	-	151,035	3,162,609
Preferred stock and warrants deemed dividends and discounts	853,241	19,860	6,502,437	277,972	19,790,104
Net income (loss) applicable to common shareholders	$(2,164,721)	$1,925,953	$15,061,815	$(14,083,131)	$(164,006,478)

Net income (loss) per share
Basic	$(0.17)	$0.25	$1.38	$(2.28)
Diluted	$(0.17)	$0.21	$0.31	$(2.28)

Weighted average shares outstanding
Basic	12,837,140	7,684,171	10,911,543	6,181,469
Diluted	12,837,140	9,270,468	48,188,072	6,181,469

See accompanying notes to condensed unaudited financial statements.

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

									Deficit
									accumulated	Accumulated			Total
								Additional	during the	other			shareholders’
	Common stock		Preferred stock series					paid-in	development	comprehensive	Treasury	Deferred	equity
	Shares	Amount	B	C	D	D-1	E	capital	stage	income (loss)	stock	compensation	(deficit)
March 12, 1991 (inception) to December 31, 1991
Founders	10,358	$10	-	-	-	-	-	$860	-	-	-	-	$870
First private placement ($45.00 per share)	1,450	2	-	-	-	-	-	64,998	-	-	-	-	65,000
The Director ($172.50 and $795.00 per share)	994	1	-	-	-	-	-	249,999	-	-	-	-	250,000
Second private placement ($1413.75 per share)	354	-	-	-	-	-	-	500,000	-	-	-	-	500,000
Share issuance expense	-	-	-	-	-	-	-	(21,118)	-	-	-	-	(21,118)
Net loss	-	-	-	-	-	-	-	-	(281,644)	-	-	-	(281,644)
Balance at December 31, 1991	13,156	13	-	-	-	-	-	794,739	(281,644)	-	-	-	513,108
Second private placement ($1,413.75 per share)	176	-	-	-	-	-	-	250,006	-	-	-	-	250,006
Second private placement ($1,413.75 per share)	152	-	-	-	-	-	-	215,467	-	-	-	-	215,467
Stock purchase agreement with the Director
($1,413.75 per share)	212	-	-	-	-	-	-	299,998	-	-	-	-	299,998
Share issuance expense	-	-	-	-	-	-	-	(35,477)	-	-	-	-	(35,477)
Net loss	-	-	-	-	-	-	-	-	(785,941)	-	-	-	(785,941)
Balance at December 31, 1992	13,696	13	-	-	-	-	-	1,524,733	(1,067,585)	-	-	-	457,161
Third private placement ($1,500.00 per share)	731	1	-	-	-	-	-	1,096,499	-	-	-	-	1,096,500
Third private placement ($1,500.00 per share)	150	-	-	-	-	-	-	225,000	-	-	-	-	225,000
Stock purchase agreement with Home
Insurance ($1,350.00 per share)	741	1	-	-	-	-	-	999,998	-	-	-	-	999,999
Stock purchase agreement with the Director
($1,413.75 per share)	142	-	-	-	-	-	-	200,000	-	-	-	-	200,000
Shares issued in exchange for commission	4	-	-	-	-	-	-	6,000	-	-	-	-	6,000
Share issuance expenses	-	-	-	-	-	-	-	(230,207)	-	-	-	-	(230,207)
Net loss	-	-	-	-	-	-	-	-	(1,445,624)	-	-	-	(1,445,624)
Balance at December 31, 1993	15,464	15	-	-	-	-	-	3,822,023	(2,513,209)	-	-	-	1,308,829
Fourth private placement ($1,500.00 per share)	263	-	-	-	-	-	-	397,712	-	-	-	-	397,712
Stock purchase agreement with Home
Insurance ($1,500.00 per share)	333	1	-	-	-	-	-	499,999	-	-	-	-	500,000
Share issuance expense	-	-	-	-	-	-	-	(8,697)	-	-	-	-	(8,697)
Net loss	-	-	-	-	-	-	-	-	(1,675,087)	-	-	-	(1,675,087)
Balance at December 31, 1994	16,060	16						4,711,037	(4,188,296)	-	-	-	522,757
Rent forgiveness by Director	-	-	-	-	-	-	-	40,740	-	-	-	-	40,740
Net loss	-	-	-	-	-	-	-	-	(1,022,723)	-	-	-	(1,022,723)
Balance at December 31, 1995	16,060	16	-	-	-	-	-	4,751,777	(5,211,019)	-	-	-	(459,226)
Initial public offering	8,000	8	-	-	-	-	-	5,999,992	-	-	-	-	6,000,000
Exercise of warrants	226	-	-	-	-	-	-	33,885	-	-	-	-	33,885
Fifth private placement ($973.50 per share)	6,394	6	-	-	-	-	-	6,220,791	-	-	-	-	6,220,797
Share issuance expenses	-	-	-	-	-	-	-	(1,580,690)	-	-	-	-	(1,580,690)
Stock options issued for services	-	-	-	-	-	-	-	152,000	-	-	-	-	152,000
Net loss	-	-	-	-	-	-	-	-	(2,649,768)	-	-	-	(2,649,768)
Balance at December 31, 1996	30,680	30	-	-	-	-	-	15,577,755	(7,860,787)	-	-	-	7,716,998
Exercise of warrants	7,726	8	-	-	-	-	-	10,822,783	-	-	-	-	10,822,791
Share issuance expenses	-	-	-	-	-	-	-	(657,508)	-	-	-	-	(657,508)
Stock options and warrants issued for services	-	-	-	-	-	-	-	660,000	-	-	-	-	660,000
Net loss	-	-	-	-	-	-	-	-	(4,825,663)	-	-	-	(4,825,663)
Balance at December 31, 1997 (carried forward)	38,406	38	-	-	-	-	-	26,403,030	(12,686,450)	-	-	-	13,716,618

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

									Deficit
									accumulated	Accumulated			Total
								Additional	during the	other			shareholders’
	Common stock		Preferred stock series					paid-in	development	comprehensive	Treasury	Deferred	equity
	Shares	Amount	B	C	D	D-1	E	capital	stage	income (loss)	stock	compensation	(deficit)
Balance at December 31, 1997 (brought forward)	38,406	38	-	-	-	-	-	26,403,030	(12,686,450)	-	-	-	13,716,618
Exercise of warrants	1,477	2	-	-	-	-	-	1,281,955	-	-	-	-	1,281,957
Stock options and warrants issued for services	-	-	-	-	-	-	-	1,920,111	-	-	-	-	1,920,111
Sixth private placement										-
Common shares issued ($1500.38 per share)	1,333	1	-	-	-	-	-	1,788,697	-	-	-	-	1,788,698
Warrants to purchase 334 shares at $1,800 per share	-	-	-	-	-	-	-	211,302	-	-	-	-	211,302
Share issuance expenses	-	-	-	-	-	-	-	(48,000)	-	-	-	-	(48,000)
Purchase of 44 shares of treasury stock (at cost)	-	-	-	-	-	-	-	-	-		(67,272)	-	(67,272)
Net loss	-	-	-	-	-	-	-	-	(8,412,655)	-	-	-	(8,412,655)
Balance at December 31, 1998	41,216	41	-	-	-	-	-	31,557,095	(21,099,105)	-	(67,272)	-	10,390,759
Exercise of warrants	94	-	-	-	-	-	-	14,103	-	-	-	-	14,103
Stock options and warrants issued for services	-	-	-	-	-	-	-	64,715	-	-	-	-	64,715
Seventh private placement										-
Common shares issued ($1,312.50 per share)	2,594	3	-	-	-	-	-	3,168,782	-	-	-	-	3,168,785
Warrants to purchase 519 shares - 210 at $1,875
per share an d 209 at $2,175 per share	-	-	-	-	-	-	-	236,291	-	-	-	-	236,291
Placement agent warrants to purchase 260 shares
at $1,575 per share	-	-	-	-	-	-	-	232,000	-	-	-	-	232,000
Eighth private placement ($825 per share)	10,909	11	-	-	-	-	-	8,999,991	-	-	-	-	9,000,002
Share issuance expenses	-	-	-	-	-	-	-	(619,908)	-	-	-	-	(619,908)
Purchase of 61 shares of treasury stock (at cost)	-	-	-	-	-	-	-	-	-	-	(75,518)	-	(75,518)
Net loss	-	-	-	-	-	-	-	-	(10,040,509)	-	-	-	(10,040,509)
Balance at December 31, 1999	54,813	55	-	-	-	-	-	43,653,069	(31,139,614)	-	(142,790)	-	12,370,720
Exercise of options and warrants	1,170	1	-	-	-	-	-	327,281	-		-	-	327,282
Stock options and warrants issued for services	-	-	-	-	-	-	-	56,265	-	-	-	-	56,265
Ninth private placement										-
Common stock issued ($2,250 per share)	444	-	-	-	-	-	-	1,000,005	-	-	-	-	1,000,005
Placement agent warrants (18 at $2,250 per share)	-	-	-	-	-	-	-	23,000	-	-	-	-	23,000
Tenth private placement ($1,012.50 per share)	8,318	8	-	-	-	-	-	8,421,063	-	-	-	-	8,421,071
Share issuance expenses	-	-	-	-	-	-	-	(641,500)	-	-	-	-	(641,500)
Purchase of 29 shares of treasury stock (at cost)	-	-	-	-	-	-	-	-	-	-	(34,855)	-	(34,855)
Net loss	-	-	-	-	-	-	-	-	(12,129,663)	-	-	-	(12,129,663)
Balance at December 31, 2000	64,745	64	-	-	-	-	-	52,839,183	(43,269,277)	-	(177,645)	-	9,392,325
Stock options to purchase 400 shares for services	-	-	-	-	-	-	-	188,080	-	-	-	-	188,080
Net loss	-	-	-	-	-	-	-	-	(15,885,377)	-	-	-	(15,885,377)
Balance at December 31, 2001	64,745	64	-	-	-	-	-	53,027,263	(59,154,654)	-	(177,645)	-	(6,304,972)
Exercise of options and warrants	2,381	2	-	-	-	-	-	355	-	-	-	-	357
Stock options and warrants issued for services	-	-	-	-	-	-	-	113,060	-	-	-	-	113,060
Warrants issued with convertible debentures	-	-	-	-	-	-	-	440,523	-	-	-	-	440,523
Warrants issued with redeemable preferred stock	-	-	-	-	-	-	-	559,289	-	-	-	-	559,289
Convertible debenture conversion benefit	-	-	-	-	-	-	-	1,042,663	-	-	-	-	1,042,663
Redeemable convertible preferred conversion benefit	-	-	-	-	-	-	-	1,097,886	-	-	-	-	1,097,886
Issuance of series B preferred stock (938 shares)										-
($10,000 per share)	-	-	9,382,742	-	-	-	-	-	-	-	-	-	9,382,742
Warrants issued and exercised with preferred stock	62,552	63	(3,479,043)	-	-	-	-	3,486,318	-	-	-	-	7,338
Shares issuance costs - preferred stock	-	-	(866,612)	-	-	-	-	304,615	-	-	-	-	(561,997)
Preferred stock dividends	25,021	25	-	-	-	-	-	1,125,909	(1,125,934)	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	(21,578,021)	-	-	-	(21,578,021)
Balance at December 31, 2002 (carried forward)	154,699	154	5,037,087	-	-	-	-	61,197,881	(81,858,609)	-	(177,645)	-	(15,801,132)

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

									Deficit
									accumulated	Accumulated			Total
								Additional	during the	other		Deferred	shareholders’
	Common stock		Preferred stock series					paid-in	development	comprehensive	Treasury	cxm-	equity
	Shares	Amount	B	C	D	D-1	E	capital	stage	income (loss)	stock	pensation	(deficit)
Balance at December 31, 2002 (brought forward)	154,699	154	5,037,087	-	-	-	-	61,197,881	(81,858,609)	-	(177,645)	-	(15,801,132)
Exercise of options and warrants	26,583	27	-	-	-	-	-	12,939	-	-	-	-	12,966
Issuance of preferred stock: series B (200
shares), series C (948 shares)	-	-	2,000,000	5,690,000	-	-	-	-	-	-	-	-	7,690,000
Warrants issued with preferred stock	-	-	(490,567)	(1,225,632)	-	-	-	1,716,199	-	-	-	-	-
Warrant to purchase 5,000 shares at $30 per share
issued for services	-	-	-	-	-	-	-	87,000	-	-	-	-	87,000
Share issuance costs - preferred stock	-	-	(393,488)	(797,327)	-	-	-	359,078	-	-	-	-	(831,737)
Conversion of series B preferred stock (605
shares) into common stock	161,437	162	(3,253,571)	-	-	-	-	3,253,409	-	-	-	-	-
Conversion of series B preferred stock into
series D preferred stock (483 shares)	-	-	(2,628,602)	-	2,628,602	-	-	-	-	-	-	-	-
Preferred stock deemed dividends and discounts	-	-	-	-	-	-	-	4,269,000	(4,269,000)	-	-	-	-
Preferred stock dividends	6,154	6	-	-	-	-	-	923,071	(923,077)	-	-	-	-
Common stock dividend to be distributed on
series C preferred stock	-	-	-	-	-	-	-	336,550	(336,550)	-	-	-	-
Common stock to be issued in connection with
promissory notes (10,467 shares)	-	-	-	-	-	-	-	287,000	-	-	-	-	287,000
Adjustment for one for ten reverse stock split	5	-	-	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	(15,920,504)	-	-	-	(15,920,504)
Balance at December 31, 2003	348,878	349	270,859	3,667,041	2,628,602	-	-	72,442,127	(103,307,740)	-	(177,645)	-	(24,476,407)
Issued in connection with promissory notes
Previously issued notes (FY 2002 above)	10,467	11	-	-	-	-	-	(11)	-	-	-	-	-
Issued in current fiscal year	22,122	22	-	-	-	-	-	746,180	-	-	-	-	746,202
Common stock (18,468) and 34.31 shares of
series D preferred to be issued in connection
with agreements which extended due date of
promissory notes	-	-	-	-	-	-	-	828,540	-	-	-	-	828,540
Issued in connection with exercise of warrants	2,164	2	-	-	-	-	-	323	-	-	-	-	325
Conversion of 35.62 shares of series C preferred
stock into common stock	7,125	7	-	(137,752)	-	-	-	137,745	-	-	-	-	-
Payment of dividends on 35.62 shares of series C
preferred stock in common stock	916	1	-	-	-	-	-	30,098	(30,099)	-	-	-	-
Common stock and series D preferred (233.83
shares) issued in connection with special
warrant offer ($15.06 per share)	33,132	33	-	-	939,050	-	-	498,936	-	-	-	-	1,438,019
Common stock dividend to be distributed on
series B and series C preferred stock	-	-	-	-	-	-	-	613,805	(613,805)	-	-	-	-
Option to purchase 6,667 shares at $30 per share
issued to director for services	-	-	-	-	-	-	-	398,574	-	-	-	-	398,574
Warrant to purchase 5,000 shares at $30 issued for
services	-	-	-	-	-	-	-	94,393	-	-	-	-	94,393
Warrant to purchase 937 shares at $48.75 issued in
connection with lease	-	-	-	-	-	-	-	18,500	-	-	-	-	18,500
Share issuance expenses	-	-	-	-	-	-	-	(26,600)	-	-	-	-	(26,600)
Special warrant offer deemed dividends	-	-	-	-	-	-	-	1,123,000	(1,123,000)	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	(15,377,900)	-	-	-	(15,377,900)
Balance at December 31, 2004 (carried forward)	424,804	425	270,859	3,529,289	3,567,652	-	-	76,905,610	(120,452,544)	-	(177,645)	-	(36,356,354)

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

									Deficit
									accumulated	Accumulated			Total
								Additional	during the	other			shareholders’
	Common stock		Preferred stock series					paid-in	development	comprehensive	Treasury	Deferred	equity
	Shares	Amount	B	C	D	D-1	E	Capital	stage	income (loss)	stock	comp-ensation	(deficit)
Balance at December 31, 2004 (brought forward)	424,804	425	270,859	3,529,289	3,567,652	-	-	76,905,610	(120,452,544)	-	(177,645)	-	(36,356,354)
Common stock and series D preferred (34.31
shares) issued in connection with agreements
which extended due date of promissory notes	18,468	18	-	-	274,500	-	-	(274,518)	-	-	-	-	-
January 2005 Private Placement: Common stock										-
issued in connection with private placement	432,264	432	-	-	-	-	-	4,775,668	-		-	-	4,776,100
Common stock and series D preferred (1,720.16										-
shares) issued for promissory note conversion	530,208	530	-	-	5,733,853	-	-	14,895,029	-	-	-	-	20,629,412
Common stock and series D preferred (1,086.21
shares) issued in connection with Series C
preferred exchange - as restated	218,912	219	-	(3,529,289)	3,620,702	-	-	6,261,816	(6,353,448)	-	-	-	-
Common stock issued for exercise of additional
investment right from private placement	10,217	10	-	-	-	-	-	114,937	-	-	-	-	114,947
Common stock issued in connection with
February 2005 private placement	8,000	8	-	-	-	-	-	86,265	-	-	-	-	86,273
Common stock issued in connection with
exchange for series B preferred stock	14,710	15	(270,859)	-	-	-	-	270,844	-	-	-	-	-
Common stock issued to officers	109,667	110	-	-	-	-	-	751,474	-	-	-	(462,445)	289,139
Common stock issued upon exercise of warrants	243,901	244	-	-	-	-	-	3,415	-	-	-	-	3,659
October 2005 Private Placement:
Common stock issued	972,718	973	-	-	-	-	-	3,172,643	-	-	-	-	3,173,616
Common stock and Series D preferred (2,714.62
shares) and warrants issued for promissory notes	423,128	423	-	-	2,714,624	-	-	3,622,670	-	-	-	-	6,337,717
Return of excess preferred stock dividend	-	-	-	-	-	-	-	(17,891)	17,891	-	-	-	-
Modifications of Series E warrant prices	-	-	-	-	-	-	-	3,490,140	(1,264,247)	-	-	-	2,225,893
Warrants to purchase 5,000 shares issued for services	-	-	-	-	-	-	-	7,189	-	-	-	-	7,189
Share issuance expenses	-	-	-	-	-	-	-	(14,234)	-	-	-	-	(14,234)
Net loss - as restated	-	-	-	-	-	-	-	-	(32,586,847)	-	-	-	(32,586,847)
Balance at December 31, 2005 (carried forward)	3,406,997	3,407	-	-	15,911,331	-	-	114,051,057	(160,639,195)	-	(177,645)	(462,445)	(31,313,490)

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

										Accu-
										mulated
									Deficit	other
									accumulated	compre-			Total
								Additional	during the	hensive			shareholders’
	Common stock		Preferred stock series					paid-in	development	income	Treasury	Deferred	equity
	Shares	Amount	B	C	D	D-1	E	Capital	stage	(loss)	stock	compensation	(deficit)
Balance at December 31, 2005 (brought forward)	3,406,997	3,407	-	-	-15,911,331	-	-	114,051,057	(160,639,195)	-	(177,645)	(462,445)	(31,313,490)
Exercise of Series E warrants	139,207	139	-	-	-	-	-	58	-	-	-	-	197
Warrant issued for vendor settlement	-	-	-	-	-	-	-	54,982	-	-	-	-	54,982
Warrant issued with promissory notes	-	-	-	-	-	-	-	7,262	-	-	-	-	7,262
Common stock and warrants issued for
Production suite charges (includes warrants to
purchase 73,674 shares at $11.25 per share)	363,360	364	-	-	-	-	-	1,422,475	-	-	-	-	1,422,839
Placement agent fees	113,147	113	-	-	-	-	-	424,187	-	-	-	-	424,300
Hapto acquisition (includes warrants to purchase
200,000 shares at $4.50 per share)	2,031,119	2,031	-	-	-	-	-	10,692,540	-	-	-	-	10,694,571
Common stock issued upon conversion of
323.4008 shares of Series D preferred stock	86,240	86	-	-	-(820,428)	-	-	820,342	-	-	-	-	-
April 2006 private placement
Issuance of 6,176 shares of Series E preferred stock	-	-	-	-	-	-	6	-	-	-	-	-	6
Bridge loan converted into 301.333 shares of Series
E preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	-
Dividends on Series E preferred stock	-	-	-	-	-	-	151,035	-	(151,035)	-	-	-	-
Conversion of 6,176 Series E preferred	2,822,078	2,822	-	-	-	-	(151,041)	148,219	-	-	-	-	-
Fair value of warrants reclassified as liabilities	-	-	-	-	-	-	-	(11,951,000)	-	-	-	-	(11,951,000)
Reduction of warrant liability	-	-	-	-	-	-	-	5,736,591	-	-	-	-	5,736,591
Modifications of Series E and F warrant prices	-	-	-	-	-	-	-	277,972	(277,972)	-	-	-	-
Transfer of Preferred stock series: D to D-1	-	-	-	-	-(15,090,903)	15,090,903	-	-	-	-	-	-	-
Retirement of treasury shares	(134)	-	-	-	-	-	-	(177,645)	-	-	177,645
Share-based compensation	-	-	-	-	-	-	-	41,200	-	-	-	-	41,200
Share issuance expenses	-	-	-	-	-	-	-	(57,118)	-	-	-	-	(57,118)
Shares issued pursuant to deferred compensation plan	1,333	1	-	-	-	-	-	415	-	-	-	(416)	-
Restricted share awards	-	-	-	-	-	-	-	165,000	-	-	-	(165,000)	-
Amortization of deferred compensation	-	-	-	-	-	-	-	-	-	-	-	334,678	334,678
Adjustment for one for fifteen reverse stock split	523	1	-	-	-	-	-	(1)	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	(18,000,091)	-	-	-	(18,000,091)
Balance at December 31, 2006 (carried forward)	8,963,870	8,964	-	-	-	15,090,903	-	121,656,536	(179,068,293)	-	-	(293,183)	(42,605,073)

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

					Deficit
					accumulated	Accumulated		Total
			Preferred	Additional	during the	other		shareholders’
	Common stock		stock series	paid-in	development	comprehensive	Deferred	equity
	Shares	Amount	D-1	Capital	stage	income	compensation	(deficit)
Balance at December 31, 2006 (brought forward)	8,963,870	8,964	15,090,903	121,656,536	(179,068,293)	-	(293,183)	(42,605,073)
Comprehensive income:
Net income	-	-	-	-	21,564,252	-	-	21,564,252
Foreign currency translation	-	-	-	-	-	4,085	-	4,085
Total comprehensive income								21,568,337
Share-based compensation	-	-	-	40,937	-	-	-	40,937
Common stock and 250,000 stock options
paid to directors	110,000	110	-	62,124	-	-	-	62,234
Series A Preferred financing warrants issued	-	-	-	3,743,607	-	-	-	3,743,607
Accretion of discount related to Series
A and A-1 preferred stock	-	-	-	5,214,645	(5,214,645)	-	-	-
Series A warrants issued in connection with bridge
financing to purchase 2,899,000 shares	-	-	-	1,003,747	-	-	-	1,003,747
Warrants and options issued in connection with
Cancellation Agreement for former officers:
Five-year warrants to purchase 4,157,617 shares	-	-	-	1,855,515	-	-	-	1,855,515
Issuance of option to purchase 20 shares of
series A preferred stock with attached warrants	-	-	-	198,000	-	-	-	198,000
Surrender of options to purchase 508,909 shares	-	-	-	(92,498)	-	-	-	(92,498)
Equity issued pursuant to advisory agreement
Warrants to purchase 2,000,000 shares	-	-	-	796,706	-	-	-	796,706
Warrants to be exchanged for common stock	931,032	931	-	280,712	-	-	-	281,643
Effect of price reductions made to Series H warrants	-	-	-	1,043,305	(1,043,305)	-	-	-
Series H warrants converted to common and series
A warrants to purchase 365,192 shares	2,002,444	2002	-	242,485	(244,487)	-	-	-
Share vested pursuant to 2003 restricted share grant	(35,127)	(35)	-	-	-	-	-	(35)
Legal expenses incurred	-	-	-	(7,166)	-	-	-	(7,166)
Adjustment for one for fifteen reverse stock split	16	-	-	-	-	-	-	-
Amortization of deferred compensation	-	-	-	-	-	-	215,536	215,536
Balance at September 30, 2007	11,972,235	$11,972	$15,090,903	$136,038,655	$(164,006,478)	$4,085	$(77,647)	$(12,938,510)

See accompanying notes to condensed unaudited financial statements.

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			Cumulative from
			March 12, 1991
	Nine months ended September 30,		(inception) to
	2007	2006	Sept. 30, 2007
Cash flows from operating activities
Net income (loss)	$21,564,252	$(13,654,124)	$(141,053,766)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	131,870	156,617	5,901,317
Gain on extinguishment of debt	(35,527,695)	-	(35,527,695)
Net equity issuances in respect of cancellation agreements	1,961,017	-	1,961,017
Loss on settlement of promissory note	-	-	13,081,453
Cost to terminate lease on New Jersey facility	-	-	836,032
Amortization of deferred compensation	215,536	216,548	839,353
Non-cash equity compensation	1,078,349	-	4,413,580
Non-cash interest	1,806,418	64,601	3,860,350
Non-cash imputed interest	4,951,000	6,409,000	38,966,586
Non-cash production suite charges	-	1,187,339	1,422,839
Share-based compensation	103,136	28,346	144,336
Gain on loan adjustment	-	-	(236,000)
Loss on extinguishment of debt and series A preferred stock	-	-	1,004,027
Purchased in-process research and development	-	11,052,437	11,073,742
Change in warrant value	-	(12,042,565)	(12,042,565)
Other	-	(11,710)	33,122
Changes in operating assets and liabilities
Prepaid and other current assets	52,241	(8,774)	(489,397)
Accounts payable and accrued liabilities	(2,340,275)	655,966	4,452,620
Net cash used in operating activities	(6,004,151)	(5,946,319)	(101,359,049)

Cash flows from investing activities
Purchases of property and equipment	(49,549)	(32,555)	(4,719,895)
Proceeds from sale of property and equipment	-	-	145,926
Payments for patent applications	(27,617)	(27,602)	(1,117,729)
Organization costs	-	-	(10,238)
Deposits	-	(98,562)	(888,835)
Cash paid for Hapto, net of cash received	-	(204,402)	(204,402)
Purchases of marketable securities	-	-	(594,986)
Sale of marketable securities	-	-	522,532
Net cash used in investing activities	(77,166)	(363,121)	(6,867,627)

Cash flows from financing activities
Proceeds from issuance of notes payable	1,949,000	690,000	17,347,126
Proceeds from issuance of common stock	-	-	61,701,458
Proceeds from exercise of warrants	-	197	1,362,860
Proceeds from insurance premium financing	138,000	220,500	814,400
Share issuance expenses and other financing costs	(1,440,452)	(57,118)	(6,881,817)
Purchase of treasury stock	-	-	(177,645)
Proceeds from issuance of loan payable	-	-	1,446,229
Proceeds from obligations under revenue interest assignment	-	-	10,000,000
Proceeds from issuance of convertible debentures	-	-	5,908,000
Proceeds from issuance of preferred stock-
Series A	8,271,975	-	9,471,975
Series B	-	-	3,070,000
Series C	-	-	5,690,000
Series E	-	5,526,829	5,526,829
Advances received	-	-	130,000
Repayment of capital lease obligations	(5,480)	(11,921)	(610,661)
Repayment of loan payable	(6,751)	(31,070)	(1,287,547)
Repayment of obligations under revenue interest assignment	-	-	(11,414)
Repayment of insurance premium financing payable	(106,679)	(180,498)	(783,079)
Repayment of promissory notes	(307,500)	(440,000)	(1,543,251)
Repayment of notes payable	-	-	(515,500)
Net cash provided by financing activities	8,492,113	5,716,919	110,657,963
Effect of exchange rate changes on cash and cash equivalents	3,490	(6,233)	(3,962)
Net Increase in Cash And Cash Equivalents	2,414,286	(598,754)	2,427,325
CASH AND CASH EQUIVALENTS
Beginning of period	13,039	675,389	-
End of period	$2,427,325	$76,635	$2,427,325

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Unaudited)

			Cumulative from March 12, 1991
	Nine months ended Sept. 30,		(inception) to
	2007	2006	Sept. 30, 2007
Supplemental disclosures of cash flow information:
Non cash investing and financing activities
Assets acquired under capital leases	$-	$-	$628,523
Deferred offering costs included in accrued professional fees	-	-	314,697
Financing costs - other long-term obligations	-	-	59,500
Forgiveness of rent payable	-	-	40,740
Share issuance expenses - warrants	-	-	255,000
Deferred compensation	-	-	917,000
Dividends on preferred stock paid in common shares
Series B	-	-	2,099,011
Series C	-	-	576,013
Series E		151.035	151,035
Accretion of discount on preferred stock and warrants	5,214,645	277,972	18,502,312
Series B preferred stock converted to common stock	-	-	270,859
Series C preferred stock exchanged for common stock	-	-	3,529,289
Series D preferred stock-
Issuance in lieu of common stock	-	-	12,343,678
Converted to common stock	-	820,428	820,428
Exchanged for Series D-1 preferred stock	-	15,090,903	15,090,903
Series E preferred stock converted to common stock	-	151,041	151,041
Share issuance expenses for preferred stock incurred through issuance of warrants
Series B	-	-	391,307
Series C	-	-	272,386
Share issuance of series D preferred stock in exchange for series B preferred stock	-	-	2,628,602
Promissory notes-
Repaid with common stock	-	250,000	13,112,626
Interest thereon paid with common stock	-	-	658,776
Forgiven for warrant participation	-	-	100,000
Repaid with preferred stock	2,701,500	-	2,951,500
Revenue interest obligation repaid with preferred stock	7,550,000	-	7,550,000
Warrant issued in connection with lease	-	-	18,500
Warrant issued in connection with liability settlement	-	54,982	54,982
Warrant exchanged for common stock and warrants	1,287,792	-	1,287,792
Common stock and warrants issued to settle liability	-	424,300	659,800
Treasury shares retired	-	-	177,645
Conversion of series C preferred stock into common stock	-	-	137,645
Contribution of capital of amount due to founder	-	-	398,967
Equipment transferred in satisfaction of deposit	-	-	100,000
Discount on promissory notes	-	-	1,033,202
Accounts payable converted to promissory notes	-	-	837,468
Advances converted to promissory notes	-	-	130,000

Cash paid for interest	$44,378	$33,751	$976,986

Cash paid for income taxes	$-	$-	$203,411

See accompanying notes to condensed unaudited financial statements

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - FINANCIAL STATEMENTS

The condensed consolidated balance sheet as of September 30, 2007, and the condensed consolidated statements of operations and cash flows for the three and nine month periods ended September 30, 2007 and 2006, and for the period from March 12, 1991 (inception) to September 30, 2007, and condensed consolidated statements of shareholders' equity (deficit) for the period from March 12, 1991 (inception) to September 30, 2007, have been prepared by us and are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of September 30, 2007, results of operations and cash flows for the three and nine month periods ended September 30, 2007 and 2006, and from March 12, 1991 (inception) through September 30, 2007, and statements of shareholders' equity (deficit) for the period from March 12, 1991 (inception) to September 30, 2007, have been made. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto in our December 31, 2006 annual report on Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for the three and nine month period ended September 30, 2007, are not necessarily indicative of the operating results for the full year or any other interim period.

NOTE 2 - FORMATION OF THE COMPANY AND BASIS OF PRESENTATION

Formation of the Company

Ortec International, Inc. ("Ortec" or the "Company") was incorporated in March 1991 as a Delaware corporation to secure and provide funds for the further development of the technology developed by Dr. Mark Eisenberg of Sydney, Australia, to replicate in the laboratory, a tissue engineered skin substitute for use in skin regeneration procedures (the "Technology"). Pursuant to a license agreement dated September 7, 1991, Dr. Eisenberg had granted Ortec a license for a term of ten years, with automatic renewals by Ortec for two additional ten-year periods, to commercially use and exploit the Technology for the development of products. In April 1998, Dr. Eisenberg assigned his patent for the Technology to Ortec.

Basis of Presentation

We are a development stage enterprise which had no operating revenue prior to December 2001. During 2001, we received Food and Drug Administration (FDA) approval for the use of the fresh form of our ORCEL product for the treatment of patients with recessive dystrophic epidermolysis bullosa and for donor sites in burn patients. We began marketing and selling our product for use on patients with one of these indications using a contract sales organization. Our sales and marketing efforts were active only for a brief period and accordingly our revenues were not significant. We terminated our sales efforts and elected to focus our attention on completing development of a cryopreserved form of our product for treatment of chronic wounds affecting larger patient populations. As a result, we completed a clinical trial during 2003 for the use of the cryopreserved form of ORCEL to treat venous stasis ulcers and filed an application for Pre-Market Approval (PMA) with the FDA in February 2004. In a letter dated April 25, 2005, the FDA determined that additional data would be necessary to confirm cryopreserved ORCEL’s effectiveness and safety treating venous stasis ulcers, although the FDA concluded that cryopreserved ORCEL showed promise for the effective treatment of venous stasis ulcers. The clinical data from the pivotal trial of 136 patients submitted to the FDA showed that in 60 patients who had typical venous ulcers (defined as those ulcers with partial or full-thickness skin tissue damage, in which the wound base is visible and the ulcer extends through the dermis but not into the subcutaneous tissue to fascia, muscle or bone), 59% of the ORCEL treated patients achieved wound closure versus 36% of the patients who received the standard of care treatment. The FDA agreed that data of these 60 patients would be combined with that of the 60 patients to be enrolled in a confirmatory clinical trial and the combined results would be analyzed using Bayesian statistics. We obtained FDA approval for our confirmatory trial protocol in mid July 2005 and began the confirmatory trial in mid August 2005. In November 2006, we completed the confirmatory trial designed to confirm the superiority of cryopreserved ORCEL over the standard of care in the treatment of difficult-to-heal venous leg ulcers in comparison to the standard of care therapy. On February 26, 2007, we announced that we had initiated the filing of the supplement to our PMA application with the FDA requesting clearance to market our tissue engineered product, ORCEL, for the treatment of venous stasis ulcers, by submitting to the FDA the Chemistry, Manufacturing and Controls (CMC) section of the application. We filed the clinical section of the application, reporting the combined results of our two clinical trials in October 2007. Such clinical section reported the results showing the effectiveness of our ORCEL product treating venous stasis ulcers as compared with the effectiveness of the current standard of care, the safety of using our product and the labeling we propose to use for our ORCEL product. The filings of these two sections are amendments to our PMA application filed in February 2004.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)]

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In January 2007, Lonza agreed to temporarily suspend their $136,591 monthly charge for their production suite as provided in our Cell Therapy Manufacturing Agreement. In September 2007, we agreed to a modified manufacturing arrangement while we await our response from the FDA. See Note 8.

Beginning with a June 18, 2007 closing, with subsequent closings on July 25 and July 31, 2007, we completed our Series A Convertible Preferred Stock private placement for gross cash proceeds of $11.9 million. We simultaneously exchanged our liability under our revenue interest assignment to Paul Royalty Fund, L.P., recorded as $43,401,000 at June 18, 2007, for an aggregate of $10,000,000 liquidation preference of Series A-1 and Series A-2 Convertible Preferred Stock. We also converted bridge loans totaling $2.7 million into our Series A Convertible Preferred Stock. These transactions are described in Note 7.

The accompanying financial statements have been prepared assuming that we will continue as a going concern. We recorded net income applicable to common shareholders of $15.1 million during the nine months ended September 30, 2007 because of our gain of $35.5 million on the early extinguishment of our revenue interest obligation. Without such gain we would have incurred a net loss applicable to common shareholders of $20.4 million during the nine months ended September 30, 2007. We have a deficit accumulated in the development stage of $164 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

We believe that our cash on hand at September 30, 2007 of $2.4 million is sufficient to fund our operations through January 2008. We will need to secure additional financing for operations after January 2008. We currently incur costs of approximately $630,000 on a monthly basis. However, the amount of cash we consume each month fluctuates, depending, among other things, on whether we are incurring expenses for services provided by third party suppliers in connection with our clinical trial or contract manufacturing activities and what payments we have to make on our outstanding debt.

As of September 30, 2007, we owed $1.75 million to trade creditors of which approximately $.4 million or 23% was owed to Lonza Walkersville, Inc. Of the remaining $1.35 million, payment of approximately $1.05 million was past due.

While we have arranged for payment of some of our obligations over a period of time, and have to make other payments of past due obligations to our current and ongoing suppliers, our ability to make payments we have agreed to pay and to ensure continued receipt of needed supplies, and to continue reducing our past due obligations, will depend on our ability to secure needed financing or our ability to issue our equity securities in satisfaction of certain obligations.

We hope to obtain additional funds through the sale of our securities to the public and through private placements, debt financing or other short-term loans. We may not be able to secure any future financing nor may we be able to reach the larger patient population markets of persons with venous stasis ulcers and diabetic foot ulcers, with funds that we may be able to raise. We are also likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition.

Our capital funding requirements depend on numerous factors, including:

•	the progress and magnitude of our research and development programs;

•	the time involved in obtaining regulatory approvals for the commercial sale of our ORCEL product in its cryopreserved form to treat venous stasis ulcers and, later, diabetic foot ulcers;

•	the costs involved in filing and maintaining patent claims;

•	technological advances;

•	competitive and market conditions;

•	the successful implementation of the agreements we have entered into with Lonza for manufacturing of our ORCEL product;

•	our ability to establish and maintain other collaborative arrangements, and

•	arrangements we may make to market our ORCEL product for commercial sales and the cost and effectiveness of such arrangements.

We believe that our cash and cash equivalents on hand at September 30, 2007, $2,427,325, and the additional funds we will need to raise in 2008, may enable us to continue our operations for the next twelve months. There can be no assurances that we can raise additional funds.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

These financial statements have been prepared assuming that we will continue as a going concern. Successful future operations depend upon the successful development and marketing of our ORCEL product. Historically we have funded our operating losses by periodically raising additional sources of capital. If additional funding is not available to us when needed, we may not be able to continue operations. No adjustments have been made to the accompanying financials as a result of this uncertainty.

Common Stock Reverse Split

On July 24, 2006, we effected another reverse stock split of our outstanding common stock, whereby every stockholder received one new share of common stock for every fifteen shares previously owned. All share and per share data in these financial statements have been adjusted to give effect to the reverse stock split. The par value of the common stock remained unchanged at $.001 per share. The exercise prices of all our warrants and options outstanding were adjusted, in accordance with their different provisions, as a result of this reverse split. The conversion rates of the preferred stock outstanding were also adjusted because of this reverse split.

Reclassifications

Certain reclassifications have been made to the 2006 amounts to conform to the 2007 presentation.

NOTE 3 - SHARE BASED COMPENSATION

Stock Options

In April 1996, the Board of Directors and stockholders approved the adoption of the 1996 Stock Option Plan (the “1996 Plan”). The 1996 Plan provided for the grant of options to purchase up to 2,333 shares of our common stock. In August 1998, the stockholders and Board of Directors ratified and approved an amended and restated 1996 Plan increasing the maximum number of shares of our common stock for which stock options may be granted from 2,333 to 10,333 shares. In August 2000, the stockholders and Board of Directors ratified and approved the second amendment to our Amended and Restated 1996 Plan increasing the number of shares of our common stock for which options have been or could be granted under the Plan from 10,333 to 20,000 shares. In February 2003, the stockholders and Board of Directors ratified and approved an amended and restated 1996 Plan, increasing the maximum number of shares of our common stock for which stock options may be granted from 20,000 to 30,000 shares. The 1996 Plan provides for granting of options to purchase our common stock at not less than the fair value of such shares on the date of the grant. Some of the options generally vest ratably over a four-year period, while others vest immediately. The options generally expire after seven years. As of September 30, 2007 no options were available for grant under the 1996 Plan.

In July 2005, the Board of Directors and stockholders approved the adoption of the 2005 Stock Option Plan (the “2005 Plan”). The 2005 Plan provides for the grant of options to purchase up to 66,667 shares of our common stock. These options may be granted to employees, our officers, our non-employee directors, consultants and advisors. The 2005 Plan provides for granting of options to purchase our common stock at not less than the fair value of such shares on the date of the grant. As of September 30, 2007, 14,606 options were available for grant under the 2005 Plan.

Our Board of Directors or its Stock Option Committee has determined the exercise price for all stock options awarded. The exercise price for all stock options awarded is the market price of our common stock on the date the option is granted.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The average fair value of stock options granted during the nine months ended September 30, 2007 and 2006 was estimated at $0.25 per share and $2.01 per share, respectively, using the Black-Scholes option-pricing model. The following assumptions were used:

	2007	2006
Dividend yield	0.00%	0.00%
Volatility	90.00%	86.00%
Risk-free rate of return	4.27%	4.41- 5.01%
Expected life - years	5	5

Expected volatility is based on the historical volatility of our stock. The risk-free rate of interest for periods within the contractual life of the stock option award is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. We use historical data to estimate forfeitures within our valuation model. The expected life of our stock option awards is derived from historical experience and represents the period of time that awards are expected to be outstanding.

Changes in options outstanding under the plans during the nine months ended September 30, 2007 were as follows:

	Shares	Weighted-	Aggregate	Weighted-
	subject	average	intrinsic	average
	to option	exercise price	value	remaining life
December 31, 2006	598,307	$11.43
Granted	1,950,000	0.38
Cancelled	(516,246)	10.18
Outstanding September 30, 2007	2,032,061	$1.14	$-	6.9
Exercisable September 30, 2007	508,877	$3.31	$-	6.8

6,667 of the above outstanding stock options were granted outside of our employee stock option plan.

The following table summarizes information concerning currently outstanding and exercisable options:

			Options outstanding			Options exercisable
			Number	Weighted-	Weighted-	Number	Weighted-
Range of			outstanding	average	average	exercisable	average
exercise prices			at 09/30/07	remaining life	exercise price	at 09/30/07	exercise price
$0.38	-	$0.55	2,005,000	7.0	$0.38	487,500	$0.38
2.85	-	14.85	10,267	3.6	5.70	5,600	7.68
27.00	-	33.75	13,567	2.6	29.87	12,550	29.72
45.00	-	131.25	2,147	1.7	62.37	2,147	62.37
523.50	-	907.50	830	1.0	820.24	830	820.24
930.00	-	1,490.70	250.5		1,064.45	250	1,064.45
$0.38	-	$1,490.70	2,032,061	6.9	$1.14	508,877	$3.31

Share-based compensation expense is included in personnel expense. Share-based compensation expense was recognized during the nine months ended September 30, 2007 of $103,136 and September 30, 2006 of $28,346, for all share-based option awards granted after January 1, 2006, based on the grant date fair value in accordance with the provisions of SFAS 123(R).

ORTEC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Performance Shares

During 2003, an allocation of 120,000 restricted shares of common stock were granted to officers and certain employees. The issuance of these shares was contingent on our achieving certain milestones. On January 5, 2005, we issued 66,667 and 22,667 of these shares to our chief executive officer and chairman, respectively, for having achieved a milestone of raising in excess of $15,000,000 over a specified period. On June 27, 2005, we allocated the remaining 30,666 shares of our common stock to certain executive officers and other employees. Out of this 30,666 allocation, we issued an aggregate of 19,666 shares to our chief operating and chief financial officers. Grants of the remaining 11,000 shares allocated to three employees were conditioned on meeting certain performance criteria. One of those employees met such performance criteria at December 31, 2005 and December 31, 2006 and 667 and 1,333, or an aggregate 2,000 shares were issued, respectively. The remaining 9,000 shares were forfeited as it was determined the performance criteria was not reached. The related charges were reflected as additional paid in capital and deferred compensation in the statement of shareholders’ deficit. The 111,000 shares all vested on May 31, 2007. We recorded a charge to deferred compensation of $752,000 based on the fair value of these restricted shares. The deferred compensation for the 111,000 issued shares was amortized over the 29-month vesting period. Included in personnel expense are charges of $128,183 and $20,484 for the nine months ended September 30, 2007 and 2006, respectively, reflecting the amortization of this deferred compensation amount. These shares have certain registration rights. The stock grant agreements with these individuals all provided that in lieu of a direct cash payment, these individuals may transfer a portion of these shares back to us to satisfy their minimum future personal tax withholding liability arising from the receipt of these shares, for which we will pay their tax obligation. Pursuant to those provisions, an aggregate 35,126 shares were transferred back to us by these individuals upon their vesting in 2007 to satisfy the approximately $27,000 tax liability paid by us on their behalf, and the remaining 75,874 shares were retained by them.

Other Plans

On August 24, 2006, the Board of Directors adopted the Ortec International, Inc. 2006 Stock Award and Incentive Plan (the “2006 Plan”). The 2006 Plan provided for grants of up to 2,500,000 shares of our common stock that may be awarded to our employees, directors, consultant and advisors. On September 26, 2007, such amount was increased by our Board of Directors to 5,000,000 shares. The awards may be in the form of restricted stock or incentive stock options. The compensation committee of the Board of Directors will make the grants. The two members of that committee are both non-employee directors.

On December 11, 2006 the Board of Directors awarded 500,000 shares of restricted stock from the 2006 Plan, of which 200,000 shares was awarded to a member of management and 300,000 shares to two senior level employees. These shares are to be issued on January 1, 2008 and vest over a five-month period ending May 31, 2008. The shares granted to any of these employees, or pro-rata portions thereof, will be forfeited if during any time over this seventeen-month period, such employee’s employment with us is terminated. Due to the high probability that these three employees will continue to be employed by us through May 31, 2008, we recorded a charge of $165,000 related to these awards in deferred compensation and are amortizing such charge over such seventeen month period. No other specific performance criteria were established for these awards. Included in our nine months ended September 30, 2007 personnel expense is a charge of $87,353 for these shares.

The 2006 Plan will be presented to Stockholders for approval at our next annual meeting. At September 30, 2007, 2,440,000 shares were available for additional grants under the 2006 Plan.

NOTE 4 - NET INCOME (LOSS) PER SHARE

As of September 30, 2007, basic and diluted earnings per share includes warrants to purchase 811,333 and 166,667 shares of common stock, exercisable at $.015 and $.01 per share, respectively, reflected as outstanding from the date of grant. The effect of potentially dilutive convertible preferred stock, warrants and options, was ignored for the quarter ending September 30, 2007 as the effect was antidilutive. For the nine months ended September 30, 2007, we included in diluted earnings per share an aggregate of 36,419,657 common shares issuable upon exercise of outstanding preferred stock, as well as 856,872 shares issuable upon exercise of warrants and stock options whose prices are below the average market prices for the nine month period ended.

As of September 30, 2006, basic and diluted loss per share for the quarter and nine months ended September 30, 2006 includes warrants to purchase 811,333 shares of common stock, exercisable at $.015 per share, reflected as outstanding from the date of grant. The effect of potentially dilutive convertible preferred stock, warrants and options, was ignored for the nine months ended September 30, 2006 as the effect was antidilutive. For the quarter ended September 30, 2006, we included in diluted earnings per share an aggregate of 1,586,297 common shares issuable upon exercise of outstanding preferred stock. There were no shares issuable upon exercise of warrants and stock options whose prices were below the average market prices for the quarter then ended.

ORTEC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 - WARRANTS

The following represents warrant activity during the nine months ended September 30, 2007:

Balance at December 31, 2006	5,729,829
Granted	48,882,999
Exchanged	(2,933,476)
Balance at September 30, 2007	51,679,352

 NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at September 30, 2007:

Accounts payable	$1,747,670
Due to former officers	400,000
Accrued expenses	225,416
Accrued professional fees	108,695
Deferred income	50,000
$2,531,781

NOTE 7 - FINANCING

Directors and Officer Premium Financing Agreement: On February 2, 2007, we entered into a commercial premium finance agreement with First Insurance Funding Corp. of New York in the amount of $138,000. The financing agreement bore interest at 7.3 % and required nine monthly payments of $15,803 beginning March 2007. The financing was utilized to fund the premium payments for our directors and officers insurance policy.

Restricted Stock Award to Directors: On February 19, 2007, the Board of Directors awarded 60,000 shares and 50,000 shares, respectively to Dr. Lilien and Dr. Schiff, for their service as members on our Audit Committee. Both awards were made as a result of our long outstanding fees due these directors for their services and to ensure their continuing contribution. The awards were made pursuant to the 2006 Plan.

Exchange Agreement - Secured Bridge Financing: In the fourth quarter of 2006, we agreed on terms which were later incorporated into a January 29, 2007 agreement, amended June 18, 2007 (the Exchange Agreement) we entered into with Paul Royalty Fund L.P. (PRF) for the restructuring of our obligation under our revenue interest assignment agreement, upon the completion of at least $8,000,000 of financing and other terms. Amongst those other terms, the Exchange Agreement required cancellation of termination of employment agreements we had with our chairman and chief executive officers, Messrs. Katz and Lipstein, and to the resignation of Messrs. Katz and Lipstein as officers and directors of our company, as well as other conditions described hereafter. The agreement was necessary for us to secure bridge financing. We and PRF agreed that the first $2,800,000 of any amount we had to pay PRF pursuant to our then existing revenue interest assignment agreements with PRF would be paid to lenders of bridge loans made to us after September 2006. Those bridge loans enabled us to continue our operations while final terms could be determined relating to the restructuring of our obligation to PRF. Such restructuring enabled us to complete a private placement of our equity securities.

During the period January through June 2007, we received bridge loans aggregating $1,949,000. One of the loans for $110,000 from our former officers was repaid from another bridge loan. These loans matured on various dates between February 28 and June 30, 2007, respectively, and had been due on demand anytime after such dates. These loans accrued interest at 15% per annum after their due dates. The loans were repayable in cash at 110% of their face value. Noteholders were to be issued a warrant exercisable for one share of our common stock for each dollar of the face value of the Note (the "Bridge Warrant"). The Bridge Warrant was to have terms identical to the warrants we issued in the Private Placement or the conversion price of the financing if no warrants were issued. The Bridge Warrants have piggyback registration rights for the shares of our common stock issuable upon the exercise of such warrants. The lenders had the option to roll their loan at 125% of the loaned amount plus any accrued interest into our June 18, 2007 private placement described hereafter.

ORTEC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Series H Warrant Offer: Beginning February 13, 2007 through June 8, 2007 we made an offer to the holders of our Series H Warrants, contingent on 100% acceptance by all holders, for them to exchange their Series H Warrants for such number of shares of our common stock that they could purchase upon exercise of their Series H Warrants, plus a new five year warrant to purchase, at an exercise price of $1.00 per share, 25% of the shares of our common stock they receive in such exchange. Holders of Series H warrants to purchase an aggregate of 2,002,444 out of an aggregate of 2,169,111 (92%) shares of our common stock that could be purchased upon exercise of all our Series H warrants, accepted our exchange offer. Although we did not receive 100% acceptance of our offer, we nevertheless agreed to conclude the exchange with those holders of our Series H Warrants who had theretofore accepted our offer contingent upon the following:

•	the surrender by the holder of his Series H Warrant(s) to us no later than July 20, 2007 by delivering them to us at our offices, and

•
agreement to waive any claims they may have against us pursuant to all the agreements entered into with us in connection with their purchases of shares of our Series E Convertible Preferred Stock, all dated as of March 16, 2006.

We agreed to honor our exchange offer with any holder of our Series H Warrants who had agreed to the exchange prior to June 8, 2007 at 5 p.m. and who now agreed to the above conditions. Acceptance of this offer was based on when the holder returned his Series H Warrant.

On June 10, 2007, our Board of Directors voted to reduce the exercise price of the Series H Warrants from $7.50 per share to $0.50 per share of our common stock pursuant to the provisions of Section 3 (g) of the Series H Warrants. On June 27, 2007, our Board of Directors reduced the $0.50 per share exercise price to $0.01 pursuant to the same provision. As a result of these price reductions we recorded a deemed dividend charge of $1,043,305. This was based on the difference in value before and after the price reduction as determined by a Black Scholes Model using a 90% volatility factor, no dividends, and risk free rates of 5.05% and 4.95%, respectively.

Holders of Series H warrants to purchase 2,002,444 shares exchanged their warrants for the same number of shares of common stock and a Series A warrant to purchase 500,606 shares at $1.00 per share. The Series A warrants were warrants that were issued in the private placement described hereafter. In connection therewith we recorded a deemed dividend charge of $244,487 representing the difference in value of the warrants returned versus the common stock and warrants issued. We utilized a Black Scholes model using a risk free rates ranging from 4.80 to 4.91%, no dividends, and 90% volatility to determine the charge.

Convertible Preferred Stock: On June 14, 2007, our board of directors adopted an amendment to our certificate of incorporation designating the following series of preferred shares out of the 1,000,000 shares of preferred stock that we are authorized to issue:

(a)
20,000 shares as Series A convertible preferred stock. The liquidation preference of the Series A convertible preferred stock is $10,000 per share. Each share of Series A convertible preferred stock is convertible into 20,000 shares of common stock.

(b)
500 shares as Series A-1 convertible preferred stock. The liquidation preference of the Series A-1 convertible preferred stock is also $10,000 per share. Each share of Series A-1 convertible preferred stock is convertible into 20,000 shares of common stock.

(c)
500 shares as Series A-2 convertible preferred stock. The liquidation preference of the Series A-2 convertible preferred stock is also $10,000 per share. Each share of Series A-2 convertible preferred stock is convertible into 2,000 shares of common stock.

(d)	20,000 shares as Series D-2 convertible preferred stock. Each share of Series D-2 convertible preferred stock is convertible into 1,000 shares of common stock.

The Series A, A-1, A-2, and D-2 shares have no voting rights in the election of directors or general corporate matters, but none of the rights of these classes of preferred stock set forth in their respective certificates of designation can be altered, amended, or repealed without the consent of such class.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The certificates of designation of each of the Series A Preferred, A-1 Preferred and A-2 Preferred provide that the holders, at their election, could require us to redeem the then outstanding shares of A Preferred, A-1 Preferred and A-2 Preferred at the $10,000 liquidation preference per preferred share if (a) we do not have a sufficient number of authorized shares of common stock available to issue to such holder upon his conversion of his preferred shares, (b) applicable law or exchange rules prohibit us from issuing shares of common stock to such holder upon his conversion of his preferred shares or (c) we fail to have a sufficient number of shares of common stock (into which such preferred shares can be converted) registered for resale in the public securities markets as required by the registration rights agreement we entered into with the holders of those preferred shares.

Although the A, A-1, and A-2 preferred shares are contingently redeemable by the holder, none of the other provisions in the certificate of designations cause them to be classified as a liability under Statement of Financial Accounting Standard 150 (SFAS 150). Since those conditions are not in our control SFAS 150 requires the instrument to be classified as temporary equity.

Series A and other simultaneous financing transactions: On June 18, 2007 we completed a number of simultaneous transactions as follows:

•	We completed the initial closing of our Series A Convertible Preferred Stock (A Preferred) financing.

•	We extinguished our Revenue Interest Obligation with Paul Royalty Fund, L.P. (PRF).

•	We entered into cancellation agreements to cancel the termination of employment agreements we had with our former chairman and former chief executive officer.

The A Preferred financing had subsequent closings on July 25 and July 31, 2007. Such transactions resulted in additional compensation under the aforementioned cancellation agreements. All of the above transactions are described below:

A Preferred Financing:

First Closing: On June 18, 2007, we completed a private placement of our A Preferred with warrants attached to a group of accredited investors. We sold 579.148 shares of A Preferred for $10,000 per share (its stated value) and received gross cash proceeds from such sales of $5,791,475. At the same time holders of bridge notes who had loaned us an aggregate of $2,701,500, with $94,264 of accrued interest, or $2,795,764, exchanged their bridge notes for an aggregate of 349.470 of our A Preferred shares with warrants attached at 125% of the face value, or $3,494,705, of their bridge notes. Since these bridge notes were paid with A Preferred shares, which are convertible into common stock, no discount was recorded upon the settlement of the bridge notes. We repaid $197,500 of bridge notes, or $226,936 including a $19,750 premium and $9,686 of accrued interest. All noteholders also received our five-year Series A warrants to purchase an aggregate of 2,899,000 shares of common stock at $1.00 per share. We recorded a $1,003,747 charge to interest expense representing the value of these warrants. This value was determined using a Black Scholes model with the following assumptions: 90% volatility, no dividends, a stock price of $0.55, and a risk free rate of 5.07%. Each $10,000 A Preferred share converts into 20,000 shares of our common stock at a conversion rate of $0.50 per common share. The resulting 928.618 shares of A Preferred, consisting of the above described 579.148 sold and the 349.470 from the bridge note conversion, can be converted into an aggregate of 18,572,360 shares of our common stock. Each holder of A Preferred shares received a five year warrant to purchase 50% of the number of such holder’s A Preferred as converted shares, or to all such holders warrants to purchase an aggregate 9,286,180 shares of our common stock exercisable at $1.00 per share. Additionally each purchaser and bridge loan investor who acquired A Preferred shares also received Series M warrants which are exercisable at $0.50 per share at any time hereafter until thirty days after (and if) we have announced receipt of written notice of FDA clearance for our commercial sales of ORCEL for the treatment of venous stasis ulcers. The number of Series M warrants issued was correlated to the type of investor. Purchasers and bridge note investors who participated in the private placement received Series M warrants to purchase 50% of the A Preferred as converted shares that they received in the private placement, and 100% if they invested $3,500,000 or more (the Lead Investor) in the purchase of A Preferred shares. We issued Series M warrants to purchase an aggregate 12,386,180 shares of common stock to investors in the private placement and to our bridge loan investors. Those purchasers and bridge loan investors who received Series M warrants also received five year Series M-1 warrants, exercisable at $1.00 per share, entitling them to purchase 50% of the number of our common shares they purchase upon exercise of their Series M warrants. We issued Series M-1 warrants to purchase an aggregate 6,418,090 shares of common stock at $1.00 per share to investors in the private placement and to our bridge loan investors.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Second Closing: On July 25, 2007, we completed the second closing of our private placement of our A Preferred with warrants attached to a group of accredited investors. We sold 212.100 shares of A Preferred for $10,000 per share (its stated value) and received gross cash proceeds from such sales of $2,121,000. The 212.100 shares of A Preferred can be converted into 4,242,000 shares of our common stock. The purchasers in the second closing received an aggregate of: Series A warrants to purchase 2,121,000 shares of our common stock at $1.00 per share, Series M warrants to purchase 2,121,000 shares of our common stock at $0.50 per share, and Series M-1 warrants to purchase 1,060,500 shares of our common stock at $1.00 per share.

Third Closing: On July 31, 2007, we completed the third closing of our private placement of our A Preferred with warrants attached to a group of accredited investors. We sold 50.950 shares of A Preferred for $10,000 per share (its stated value) and received gross cash proceeds from such sales of $509,500. The 50.950 shares of A Preferred can be converted into 1,019,000 shares of our common stock. The purchasers in the third closing received an aggregate of: Series A warrants to purchase 509,500 shares of our common stock at $1.00 per share, Series M warrants to purchase 509,500 shares of our common stock at $0.50 per share, and Series M-1 warrants to purchase 254,750 shares of our common stock at $1.00 per share. One of the subscribers in this closing purchased his 15 shares with a $150,000 note receivable bearing interest at 5% per annum that is due on November 10, 2007.

As a result of the A Preferred having a conversion rate that was in-the-money on the date of issuance, the A Preferred has a beneficial conversion feature with an intrinsic value of $4,714,645. This is because the aggregate 1,191.668 Preferred shares are convertible into 23,833,360 common shares at a discount of approximately $0.21 per share, representing the difference between weighted average market price of a common share, or $0.54 per common share from the three closings, and the effective conversion price of approximately $0.34. Although the conversion price for the A Preferred is $0.50, we have to allocate a portion of the value of the proceeds to the attached warrants (we utilized a Black Scholes model to compute the relative fair value of the warrants and considered certain probabilities of the warrants being exercised) to determine the effective conversion price of the A Preferred. Our Black Scholes model used the following assumptions: market prices of $0.55, $0.51, and $0.50 based on the respective dates of the three closings, risk free rates ranging from 4.60 to 5.07%, no dividends, expected lives ranging from one to five years, and 90% volatility. The beneficial conversion feature amount was recorded as a preferred stock deemed dividend and was accreted immediately.

The placement agent who arranged the private placement financing received 10% of the cash proceeds we received from the bridge note loans and in the private placement, and five year Placement warrants to purchase 3,156,670 shares of our common stock exercisable at $0.55 per share. In addition, under an advisory agreement with our placement agent, primarily as compensation for negotiating our recent restructuring transactions (the exchange transaction with PRF and the cancellation of termination of employment agreements with our chief executive officer and chairman, and in connection with the exchange of our outstanding Series H warrants for shares of our common stock and our new Series A warrants, each described in this report ) we agreed to issue warrants, identical to those issued in the Series A financing, to purchase 2,000,000 shares of our common stock exercisable at $0.55 per share. This warrant was valued at $796,706 using a Black Scholes model with no dividends, a 90% volatility factor, market price of $0.55, a five year life, and a risk free rate of 5.07%. In addition we agreed to exchange our common stock for our outstanding Series E PA, Series F and Series F PA warrants held by our placement agent, its affiliates or designees, or sub-agents that participated in the Series A Financing. The warrants were valued on the date of the exchange using a Black Scholes model using the exercise prices of the various warrants exchanged, market price of $0.55, no dividends, a 90% volatility factor, and risk free rates ranging from 5.05% to 5.07%. The warrant value, $230,424,was then compared against the corresponding value of the 931,032 shares to be issued, $512,067 based on the market value on the date of the exchange, for a net charge of $281,643. The aggregate value of the advisory agreement, or $1,078,349 is included in general and administrative expenses. We also agreed in such advisory agreement that the placement agent will be paid a transaction fee based on the closing of a strategic transaction in the future of 3% of the first $50 million, 2% of the next $50 million up to $100 million, and 1% of aggregate consideration we receive in excess of $100 million. Such advisory agreement will be in effect until June 15, 2008.

Early Extinguishment of Revenue Interest Obligation: Also on June 18, 2007, and in conjunction with the completion of the above equity financing, we entered into the Amended and Restated Exchange Agreement (Exchange Agreement) with Paul Royalty Fund, L.P. whereby PRF exchanged its interest in our future revenues (recorded in our financial statements as a $43,401,000 liability at June 18, 2007) for 500 shares of our new Series A-1 Convertible Preferred Stock (A-1 Preferred) and 500 shares of our of Series A-2 Convertible Preferred Stock (A-2 Preferred), each share having a liquidation preference of $10,000. The aggregate $10,000,000 liquidation preference amount of the A-1 and A-2 Preferred can be converted to common stock at conversion rates of $0.50 and $5.00 per share, respectively, or an aggregate of 11,000,000 common shares on an as converted basis for both the A-1 and A-2 Preferred. Our earlier agreements with PRF were cancelled and PRF’s liens were therefore removed from our intellectual property.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Our Exchange Agreement with PRF also provided for the following:

•	Reimbursement of PRF for its legal expenses;

•
Resignations of our chairman and chief executive officer, and the execution by us, and our chairman and chief executive officer, of agreements canceling the termination of employment agreements we entered into with our chairman and chief executive officer in 2002. Such termination of employment agreements would have required us to make payments to our chairman and chief executive officer based upon a multiple of their five-year average annual salaries, as they are defined in those 2002 agreements, if we had terminated their employment with us. The cancellation agreements are described below;

•
Resignation of five of our seven directors, the election of new directors with one designee from PRF, and the election of our President, Dr. Costa Papastephanou, as our new chief executive officer (CEO).

On June 21, 2007, Costa Papastephanou was named our CEO and also elected to our Board of Directors. Dr. Papastephanou has been employed as our president and chief operating officer since February 200. Mark Eisenberg, Steven Lilien, and Allen Schiff resigned as directors on June 21, 26, and 27, 2007, respectively. Drs. Lilien and Schiff were members of our audit and compensation committees. Also pursuant to such agreement, on June 22, 2007, the resignations of Ron Lipstein, our former chief executive officer, and Steven Katz, our former chairman, as directors became effective. Dr. Katz was a member of our compensation committee

On June 29, 2007 the Board of Directors resolved that the Board should consist of six directors and elected Shepard M. Goldberg, Mark N.K. Bagnall and John R. Leone to fill the vacancies created by the recent resignations of five of our directors. Mr. Leone was designated as a director by PRF. Mr. Leone was chosen by the Board of Directors to be our Lead Director on September 26, 2007.

As a result of the A-1 Preferred having a conversion rate that was in-the-money on the date of issuance it has a beneficial conversion feature with an intrinsic value of $500,000. This is because the shares are convertible into 10,000,000 common shares at a discount of approximately $0.05 per share, representing the difference between the market price of a common share, or $0.55 per common share on June 18, 2007, and the effective conversion price of approximately $0.50. The beneficial conversion feature amount was recorded as a preferred stock deemed dividend and was accreted immediately. We recorded the A-1 and A-2 preferred at their respective fair value based on the value of the conversion shares for the A-1 preferred and based on the value of a bond with similar characteristics for the A-2 preferred.

We recorded a gain on the early extinguishment of the revenue interest obligation of $35,527,695.

Cancellation Agreements: As required by the terms of the Exchange Agreement with PRF, we entered into Cancellation Agreements with our former chief executive officer and our former chairman canceling termination of employment agreements we entered into with them in 2002. Such termination of employment agreements required substantial payments we would have to make to them in the event of the involuntary termination of their employments with us. Under such Cancellation Agreements we made initial payments of $235,000 and $65,000, respectively, to them (including $25,000 to each as part of the consideration for cancellation of the deferred compensation we owed them). They surrendered options to purchase an aggregate of 508,909 shares of common stock at prices ranging from $3.75 to $54.00 per share. Thirty days after we receive the first response from the FDA to our pre-market application for clearance to make commercial sales of ORCEL to treat venous stasis ulcers (the FDA’s 100 Day Letter), we will pay them $90,000 and $45,000, respectively. Seven months after we receive the FDA’s 100 Day Letter we will pay them $190,000 and $75,000, respectively. The post 100 Day Letter payments of $90,000 and $45,000, respectively, will be accelerated in certain events. Our former chief executive officer and our former chairman received five-year warrants to purchase 2,382,022 and 2,328,001 shares, respectively, of our common stock at $0.55 per share. We will also issue additional five year warrants to each of them entitling them to purchase so many shares of our common stock equal to 3½% of the number of shares of our common stock we issue, or are required to issue upon conversion or exercise of securities we issue, in the period ending 30 days after (and if) we publicly announce that we have received FDA clearance for commercial sales of our ORCEL product for the treatment of venous leg ulcers: (i) in financings in which we receive up to $6,300,000 and (ii) to our creditors in satisfaction of our obligations to them in excess of the number of shares we issue in such period in satisfaction of $3,000,000 of debt we owe. The additional warrants we may issue to our chief executive officer and chairman will also be exercisable at $0.55 per common share. Our former chief executive officer and our former chairman agreed to cancel all their presently held options and warrants to purchase our common stock.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

We owed deferred compensation to our former chief executive officer and our former chairman of $233,300 and $366,221, respectively. Our former chairman and our former chief executive officer agreed to cancel these obligations and all other obligations ($23,981) we owed them in exchange for payments of $25,000 each and an option to purchase 12 of our A Preferred shares for our former chief executive officer and 8 of our A Preferred shares for our former chairman (liquidation preference of $10,000 per share), plus the number of Series A, M, and M-1 warrants they would have received if they had purchased such A Preferred shares for the $10,000 per share price paid by the investors in our most recent private placement. Such options are exercisable at $100 per A Preferred share (plus the percentage of Series A, M and M-1 warrants comparable to the percentage that the purchased A Preferred share(s) has to the total of A Preferred shares that could be purchased upon the full exercise of the option.) The option expires thirty days after, and if, we publicly announce FDA clearance for sale of our ORCEL product to treat venous stasis ulcers.

Included in personnel expense is a severance charge for the costs associated with the cancellation agreements which can be summarized as follows:

Payments made at cancellation	$280,000
Payments to be made in future accrued	400,000
Warrants to purchase common shares:
4,710,022 @ $0.55 per share	1,855,515
Options to purchase 20 shares of
A preferred with attached warrants	198,000
Surrender of options to purchase
508,909 common shares	(92,498)
Deferred compensation and other
liabilities forgiven	(623,502)
Legal expenses	19,200
$2,036,715

We determined the value of the warrants utilizing a Black Scholes model, lives equivalent to the term of the warrant, no dividends, risk free rates ranging from 4.60% to 5.07% depending on the lives of the warrants or options, and a 90% volatility factor. The warrants were issued in conjunction with our Series A closings so we used the market prices on the three respective 2007 closings dates of June 18, July 25, and July 31 or $0.55, $0.51, and $0.50, respectively.

Other significant aspects of the private placement and financing transactions were:

•
We filed a required registration statement by September 18, 2007 for the shares of our common stock (a) into which the A Preferred and the A-1 Preferred shares can be converted and (b) issuable upon exercise of our Series M warrants. We are required to have such registration statement declared effective within 150 days of filing. If the filing is not declared effective by the 150th day following the filing date we will pay 1% of that amount for each month of delay. If we are limited by the SEC as to the number of shares we can register pursuant to SEC Rule 415, the 1% fee will be applied only to those shares that could have been registered. In either case our liquidated damages are capped at 24% in the aggregate.

•
The exercise prices of the warrants and the conversion price of the Series A and A-1 Preferred will be adjusted downward (full-ratchet anti-dilution protection) for any equity issuances (other than permitted issuances) hereafter made by us at a price lower than the conversion price of the preferred stock or the exercise price of the warrants. Such full ratchet protection will cease and become standard weighted average anti-dilution protection 30 days after, and if, we publicly announce that we were successful in obtaining FDA clearance for commercial sale of ORCEL for the treatment of venous stasis ulcers.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

•
Subject to a registration statement being in effect or Rule 144 (k) being available for public sale of the shares of our common stock issuable upon conversion of the A Preferred shares (a) if the closing bid price of the our common stock is equal to or greater than $1.50 for ten (10) consecutive trading days, 1/3 of the A Preferred stated value shall automatically convert into shares of our common stock; (b) if the closing bid price is equal to or greater than $2.00 for ten (10) consecutive trading days then such portion of the A Preferred liquidation preference shall automatically convert into shares of our common stock so that, together with the earlier automatic conversion, 2/3 of the original stated value shall have converted, and (c) if the closing bid price of our common stock is equal to or greater than $3.00 for ten (10) consecutive trading days then all of the A Preferred stated value not theretofore converted shall automatically convert into shares of our common stock.

•
Beginning June 18, 2008, the Series A Warrants may be exercised pursuant to a cashless exercise if the common stock underlying the warrants are not included for public sale in an effective registration statement.

•
With the exception of $3,000,000 of securities issued prior to December 31, 2007 used to settle trade payables, ranking pari passu with the A, A-1, and A-2 Preferred shares and issuable only if the FDA clearance for commercial sale of ORCEL for treatment of venous stasis ulcers has not yet been obtained, as long as $2,000,000 of stated valued of the A and A-1 Preferred shares remain outstanding we are prohibited from issuing any securities that rank senior to or pari passu with the A, A-1, and A-2 Preferred shares without the approval of at least 50% of the A Preferred shares and the A-1 Preferred shares outstanding, voting together as one class.

•
As long as the A Preferred shares are outstanding, the Lead Investor will receive the right for the next two years to purchase up to 40% of the securities being offered in subsequent financings (as defined) on the terms being offered in such future financings.

•
As long as A and A-1 Preferred shares are outstanding, and as long as we have not received FDA clearance for commercial sale of ORCEL for treatment of venous stasis ulcers, the holders may exchange their preferred shares at their stated values for equity securities which have more favorable terms that we sell in a future financing.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Modified Manufacturing Agreement and Termination of Sales Agency Agreement with Lonza: On September 26, 2007, we entered into an agreement with Lonza Bio Science of Walkersville, Inc. (Lonza), formerly known as Cambrex Bio Science of Walkersville, Inc. whereby Lonza agreed:

•	to perform certain defined work in a timely manner necessary to support our application for FDA Pre-Market Approval of our ORCEL product;

•
to modify the terms of our October 29, 2003 Manufacturing Agreement, as previously amended, prescribing rates for labor and lower production suite fees than we previously agreed to and which we have to pay to Lonza, and

•	to apply $100,000 held as a security deposit against outstanding amounts we owe Lonza.

We paid Lonza $750,000 to be applied against amounts we owe it. We agreed that we would pay Lonza on March 31, 2008, on account of its labor charges and production suite fees hereafter incurred, as well as for the remainder of our currently outstanding obligations, an amount which will be the lesser of the amount we then owe, or 25% of the net proceeds we receive from the sale of our equity securities in the first quarter of 2008. Any remaining outstanding balance we owe will be due on July 1, 2008. In addition, we and Lonza agreed to terminate the Sales Agency Agreement which provided for Lonza marketing and selling our ORCEL product and related Licensing and Security Agreements, all dated October 18, 2004, that Lonza and we had entered into. Lonza agreed to turn over to us its records related to its sales efforts.

Cash balances: At September 30, 2007, we maintained cash balances above the FDIC $100,000 insured limit.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 - SUBSEQUENT EVENTS

On October 22, 2007, our Board of Directors:

•	increased our 2006 Plan from 5,000,000 to 6,000,000 shares,

•
awarded seven-year options to purchase 500,000, 550,000, and an aggregate 450,000 shares of our common stock, respectively, to our CEO, chief financial officer, and other employees of ours. All these options were exercisable at $0.52, the closing market price on the day these options were awarded,

•	awarded 300,000 restricted shares of our common stock to our CEO which vests over a three year period equally each year hereafter as long as the CEO remains employed with Ortec,

•	adopted a resolution to change the name of the company, and

•	adopted resolutions changing the certificates of designation eliminating certain sections which could cause us to redeem our Series A, A-1, and A-2 preferred stock in certain circumstances.

All of the above option and stock awards, change of the name of the company, and the changes to our certificates of designation, as well as option awards to purchase 1,950,000 shares made by us on September 26, 2007 are conditioned upon the approval of the 2006 Plan and these other proposals by our shareholders at our Annual Meeting scheduled for December 20, 2007. Should the changes to the certificates of designation be approved by our shareholders we will be able to reclassify the $14,139,786 of temporary equity at September 30, 2007 to permanent equity on our balance sheet.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Ortec International, Inc.
New York, New York

We have audited the accompanying consolidated balance sheet of Ortec International, Inc. (a development stage enterprise) as of December 31, 2006 and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years ended December 31, 2006 and 2005 and for the period from March 12, 1991 (inception) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ortec International, Inc. at December 31, 2006, and the results of the Company’s operations and cash flows for the years ended December 31, 2006 and 2005 and for the period from March 12, 1991 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company incurred a net loss applicable to common shareholders of $18.4 million during the year ended December 31, 2006, and, as of that date, the Company's current liabilities exceeded its current assets by $43.5 million, its total liabilities exceeded its total assets by $42.6 million and the Company has a deficit accumulated in the development stage of $179.1 million. These factors, among others, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 of the financial statements, the Company restated its financial statements as of and for the year ended December 31, 2005. Also, as described in Note 2, in 2006 the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (R), “ Share Based Payment”, utilizing the modified prospective transition method.

/s/ BDO Seidman, LLP

New York, New York
June 18, 2007

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEET

December 31,
2006
ASSETS

Current assets:
Cash and cash equivalents	$13,039
New York state tax credits receivable	500,000
Prepaid and other current assets	137,356
Total current assets	650,395
Property and equipment, net	182,759
Patent application costs, net	471,691
Deposits and other assets	256,158
Total assets	$1,561,003

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$4,596,861
Convertible bridge financing payable	1,060,000
Capital lease obligation - current	6,784
Current maturities of promissory notes	43,331
Obligation under revenue interest assignment	38,450,000
Total current liabilities	44,156,976
Promissory notes, less current portion	6,751
Capital lease obligation, less current portion	2,349
Total liabilities	44,166,076

COMMITMENTS AND CONTINGENCIES

Shareholders’ deficit:
Preferred stock, $.001 par value; authorized, 1,000,000 shares:
Convertible
Series D-1, stated value $10 per share; authorized 20,000 shares; 5,948.6148 shares
issued and outstanding; liquidation preference of $59,486	15,090,903
Common stock, $.001 par value; authorized, 200,000,000 shares; 8,963,870 shares issued and outstanding	8,964
Additional paid-in capital	121,656,536
Deficit accumulated during the development stage	(179,068,293)
Deferred compensation	(293,183)
Total shareholders’ deficit	(42,605,073)
Total liabilities and shareholders’ deficit	$1,561,003

The accompanying notes are an integral part of these statements

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,		Cumulative From March 12, 1991 (inception) to December 31,
	2006	2005	2006
		(as restated)
Product Revenue	$-	$-	$265,665

Expenses
Product and laboratory costs	4,341,932	3,620,562	35,129,080
Personnel	3,771,625	3,896,068	44,853,180
General and administrative	1,688,092	1,869,106	22,592,549
Rent	730,320	474,013	5,176,627
Consulting	-	-	5,702,651
Interest expense	9,027,748	9,529,216	38,338,793
Other (income) expense	(101,804)	116,429	(2,656,022)
Purchased in-process research and
development costs	11,073,743	-	11,073,743
Change in value of warrants	(12,042,565)	-	(12,042,565)
Loss on settlement of promissory notes	-	13,081,453	13,081,453
Lease termination costs	-	-	1,119,166
Loss on extinguishments of debt
and series A preferred shares	-	-	1,004,027
	18,489,091	32,586,847	163,372,682

Loss before income tax benefit	(18,489,091)	(32,586,847)	(163,107,017)

Income tax benefit	(489,000)	-	(489,000)

Net loss	(18,000,091)	(32,586,847)	(162,618,017)

Preferred stock dividends	151,035	(17,891)	3,162,609
Preferred stock and warrants
deemed dividends and discounts	277,972	7,617,695	13,287,667

Net loss applicable to common shareholders	$(18,429,098)	$(40,186,651)	$(179,068,293)

Net loss per share

Basic and diluted	$(2.60)	$(15.64)

Weighted average shares outstanding

Basic and diluted	7,074,724	2,568,981

The accompanying notes are an integral part of these statements.

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Preferred Stock					Additional	Deficit accumulated during the			Total shareholders’
	Shares	Amount	Series B	Series C	Series D	Series D-1	Series E	paid-in capital	development stage	Treasury stock	Deferred compensation	equity (deficit)
March 12, 1991 (inception) to December 31, 1991
Founders	10,358	$10	-	-	-	-	-	$860	-	-	-	$870
First private placement ($45.00 per share)	1,450	2	-	-	-	-	-	64,998	-	-	-	65,000
The Director ($172.50 and $795.00 per share)	994	1	-	-	-	-	-	249,999	-	-	-	250,000
Second private placement ($1413.75 per share)	354	-	-	-	-	-	-	500,000	-	-	-	500,000
Share issuance expense	-	-	-	-	-	-	-	(21,118)	-	-	-	(21,118)
Net loss	-	-	-	-	-	-	-	-	(281,644)	-	-	(281,644)
Balance at December 31, 1991	13,156	13	-	-	-	-	-	794,739	(281,644)	-	-	513,108
Second private placement ($1,413.75 per share)	176	-	-	-	-	-	-	250,006	-	-	-	250,006
Second private placement ($1,413.75 per share)	152	-	-	-	-	-	-	215,467	-	-	-	215,467
Stock purchase agreement with the Director
($1,413.75 per share)	212	-	-	-	-	-	-	299,998	-	-	-	299,998
Share issuance expense	-	-	-	-	-	-	-	(35,477)	-	-	-	(35,477)
Net loss	-	-	-	-	-	-	-	-	(785,941)	-	-	(785,941)
Balance at December 31, 1992	13,696	13	-	-	-	-	-	1,524,733	(1,067,585)	-	-	457,161
Third private placement ($1,500.00 per share)	731	1	-	-	-	-	-	1,096,499	-	-	-	1,096,500
Third private placement ($1,500.00 per share)	150	-	-	-	-	-	-	225,000	-	-	-	225,000
Stock purchase agreement with Home
Insurance ($1,350.00 per share)	741	1	-	-	-	-	-	999,998	-	-	-	999,999
Stock purchase agreement with the Director
($1,413.75 per share)	142	-	-	-	-	-	-	200,000	-	-	-	200,000
Shares issued in exchange for commission	4	-	-	-	-	-	-	6,000	-	-	-	6,000
Share issuance expenses	-	-	-	-	-	-	-	(230,207)	-	-	-	(230,207)
Net loss	-	-	-	-	-	-	-	-	(1,445,624)	-	-	(1,445,624)
Balance at December 31, 1993	15,464	15	-	-	-	-	-	3,822,023	(2,513,209)	-	-	1,308,829
Fourth private placement ($1,500.00 per share)	263	-	-	-	-	-	-	397,712	-	-	-	397,712
Stock purchase agreement with Home
Insurance ($1,500.00 per share)	333	1	-	-	-	-	-	499,999	-	-	-	500,000
Share issuance expense	-	-	-	-	-	-	-	(8,697)	-	-	-	(8,697)
Net loss	-	-	-	-	-	-	-	-	(1,675,087)	-	-	(1,675,087)
Balance at December 31, 1994	16,060	16						4,711,037	(4,188,296)	-	-	522,757
Rent forgiveness by Director	-	-	-	-	-	-	-	40,740	-	-	-	40,740
Net loss	-	-	-	-	-	-	-	-	(1,022,723)	-	-	(1,022,723)
Balance at December 31, 1995	16,060	16	-	-	-	-	-	4,751,777	(5,211,019)	-	-	(459,226)
Initial public offering	8,000	8	-	-	-	-	-	5,999,992	-	-	-	6,000,000
Exercise of warrants	226	-	-	-	-	-	-	33,885	-	-	-	33,885
Fifth private placement ($973.50 per share)	6,394	6	-	-	-	-	-	6,220,791	-	-	-	6,220,797
Share issuance expenses	-	-	-	-	-	-	-	(1,580,690)	-	-	-	(1,580,690)
Stock options issued for services	-	-	-	-	-	-	-	152,000	-	-	-	152,000
Net loss	-	-	-	-	-	-	-	-	(2,649,768)	-	-	(2,649,768)
Balance at December 31, 1996	30,680	30	-	-	-	-	-	15,577,755	(7,860,787)	-	-	7,716,998
Exercise of warrants	7,726	8	-	-	-	-	-	10,822,783	-	-	-	10,822,791
Share issuance expenses	-	-	-	-	-	-	-	(657,508)	-	-	-	(657,508)
Stock options and warrants issued for services	-	-	-	-	-	-	-	660,000	-	-	-	660,000
Net loss	-	-	-	-	-	-	-	-	(4,825,663)	-	-	(4,825,663)
Balance at December 31, 1997 (carried forward)	38,406	38	-	-	-	-	-	26,403,030	(12,686,450)	-	-	13,716,618

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

									Deficit
									accumulated			Total
	Common Stock		Preferred Stock					Additional	during the			shareholders’
	Shares	Amount	Series B	Series C	Series D	Series D-1	Series E	paid-in capital	development stage	Treasury stock	Deferred compensation	equity (deficit)
Balance at December 31, 1997 (brought forward)	38,406	38	-	-	-	-	-	26,403,030	(12,686,450)	-	-	13,716,618
Exercise of warrants	1,477	2	-	-	-	-	-	1,281,955	-	-	-	1,281,957
Stock options and warrants issued for services	-	-	-	-	-	-	-	1,920,111	-	-	-	1,920,111
Sixth private placement
Common shares issued ($1500.38 per share)	1,333	1	-	-	-	-	-	1,788,697	-	-	-	1,788,698
Warrants to purchase 334 shares at $1,800 per share	-	-	-	-	-	-	-	211,302	-	-	-	211,302
Share issuance expenses	-	-	-	-	-	-	-	(48,000)	-	-	-	(48,000)
Purchase of 44 shares of treasury stock (at cost)	-	-	-	-	-	-	-	-	-	(67,272)	-	(67,272)
Net loss	-	-	-	-	-	-	-	-	(8,412,655)	-	-	(8,412,655)
Balance at December 31, 1998	41,216	41	-	-	-	-	-	31,557,095	(21,099,105)	(67,272)	-	10,390,759
Exercise of warrants	94	-	-	-	-	-	-	14,103	-	-	-	14,103
Stock options and warrants issued for services	-	-	-	-	-	-	-	64,715	-	-	-	64,715
Seventh private placement
Common shares issued ($1,312.50 per share)	2,594	3	-	-	-	-	-	3,168,782	-	-	-	3,168,785
Warrants to purchase 519 shares - 210 at $1,875
per share an d 209 at $2,175 per share	-	-	-	-	-	-	-	236,291	-	-	-	236,291
Placement agent warrants to purchase 260 shares
at $1,575 per share	-	-	-	-	-	-	-	232,000	-	-	-	232,000
Eighth private placement ($825 per share)	10,909	11	-	-	-	-	-	8,999,991	-	-	-	9,000,002
Share issuance expenses	-	-	-	-	-	-	-	(619,908)	-	-	-	(619,908)
Purchase of 61 shares of treasury stock (at cost)	-	-	-	-	-	-	-	-	-	(75,518)	-	(75,518)
Net loss	-	-	-	-	-	-	-	-	(10,040,509)	-	-	(10,040,509)
Balance at December 31, 1999	54,813	55	-	-	-	-	-	43,653,069	(31,139,614)	(142,790)	-	12,370,720
Exercise of options and warrants	1,170	1	-	-	-	-	-	327,281	-	-	-	327,282
Stock options and warrants issued for services	-	-	-	-	-	-	-	56,265	-	-	-	56,265
Ninth private placement
Common stock issued ($2,250 per share)	444	-	-	-	-	-	-	1,000,005	-	-	-	1,000,005
Placement agent warrants (18 at $2,250 per share)	-	-	-	-	-	-	-	23,000	-	-	-	23,000
Tenth private placement ($1,012.50 per share)	8,318	8	-	-	-	-	-	8,421,063	-	-	-	8,421,071
Share issuance expenses	-	-	-	-	-	-	-	(641,500)	-	-	-	(641,500)
Purchase of 29 shares of treasury stock (at cost)	-	-	-	-	-	-	-	-	-	(34,855)	-	(34,855)
Net loss	-	-	-	-	-	-	-	-	(12,129,663)	-	-	(12,129,663)
Balance at December 31, 2000	64,745	64	-	-	-	-	-	52,839,183	(43,269,277)	(177,645)	-	9,392,325
Stock options to purchase 400 shares for services	-	-	-	-	-	-	-	188,080	-	-	-	188,080
Net loss	-	-	-	-	-	-	-	-	(15,885,377)	-	-	(15,885,377)
Balance at December 31, 2001	64,745	64	-	-	-	-	-	53,027,263	(59,154,654)	(177,645)	-	(6,304,972)
Exercise of options and warrants	2,381	2	-	-	-	-	-	355	-	-	-	357
Stock options and warrants issued for services	-	-	-	-	-	-	-	113,060	-	-	-	113,060
Warrants issued with convertible debentures	-	-	-	-	-	-	-	440,523	-	-	-	440,523
Warrants issued with redeemable preferred stock	-	-	-	-	-	-	-	559,289	-	-	-	559,289
Convertible debenture conversion benefit	-	-	-	-	-	-	-	1,042,663	-	-	-	1,042,663
Redeemable convertible preferred conversion benefit	-	-	-	-	-	-	-	1,097,886	-	-	-	1,097,886
Issuance of series B preferred stock (938 shares)
($10,000 per share)	-	-	9,382,742	-	-	-	-	-	-	-	-	9,382,742
Warrants issued and exercised with preferred stock	62,552	63	(3,479,043)	-	-	-	-	3,486,318	-	-	-	7,338
Shares issuance costs - preferred stock	-	-	(866,612)	-	-	-	-	304,615	-	-	-	(561,997)
Preferred stock dividends	25,021	25	-	-	-	-	-	1,125,909	(1,125,934)	-	-	-
Net loss	-	-	-	-	-	-	-	-	(21,578,021)	-	-	(21,578,021)
Balance at December 31, 2002 (carried forward)	154,699	154	5,037,087	-	-	-	-	61,197,881	(81,858,609)	(177,645)	-	(15,801,132)

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

									Deficit
									accumulated			Total
	Common Stock		Preferred Stock					Additional	during the			shareholders’
	Shares	Amount	Series B	Series C	Series D	Series D-1	Series E	paid-in capital	development stage	Treasury stock	Deferred compensation	equity (deficit)
Balance at December 31, 2002 (brought forward)	154,699	154	5,037,087	-	-	-	-	61,197,881	(81,858,609)	(177,645)	-	(15,801,132)
Exercise of options and warrants	26,583	27	-	-	-	-	-	12,939	-	-	-	12,966
Issuance of preferred stock: series B (200
shares), series C (948 shares)	-	-	2,000,000	5,690,000	-	-	-	-	-	-	-	7,690,000
Warrants issued with preferred stock	-	-	(490,567)	(1,225,632)	-	-	-	1,716,199	-	-	-	-
Warrant to purchase 5,000 shares at $30 per share
issued for services	-	-	-	-	-	-	-	87,000	-	-	-	87,000
Share issuance costs - preferred stock	-	-	(393,488)	(797,327)	-	-	-	359,078	-	-	-	(831,737)
Conversion of series B preferred stock (605
shares) into common stock	161,437	162	(3,253,571)	-	-	-	-	3,253,409	-	-	-	-
Conversion of series B preferred stock into
series D preferred stock (483 shares)	-	-	(2,628,602)	-	2,628,602	-	-	-	-	-	-	-
Preferred stock deemed dividends and discounts	-	-	-	-	-	-	-	4,269,000	(4,269,000)	-	-	-
Preferred stock dividends	6,154	6	-	-	-	-	-	923,071	(923,077)	-	-	-
Common stock dividend to be distributed on
series C preferred stock	-	-	-	-	-	-	-	336,550	(336,550)	-	-	-
Common stock to be issued in connection with
promissory notes (10,467 shares)	-	-	-	-	-	-	-	287,000	-	-	-	287,000
Adjustment for one for ten reverse stock split	5	-	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	(15,920,504)	-	-	(15,920,504)
Balance at December 31, 2003	348,878	349	270,859	3,667,041	2,628,602	-	-	72,442,127	(103,307,740)	(177,645)	-	(24,476,407)
Issued in connection with promissory notes
Previously issued notes (FY 2002 above)	10,467	11	-	-	-	-	-	(11)	-	-	-	-
Issued in current fiscal year	22,122	22	-	-	-	-	-	746,180	-	-	-	746,202
Common stock (18,468) and 34.31 shares of
series D preferred to be issued in connection
with agreements which extended due date of
promissory notes	-	-	-	-	-	-	-	828,540	-	-	-	828,540
Issued in connection with exercise of warrants	2,164	2	-	-	-	-	-	323	-	-	-	325
Conversion of 35.62 shares of series C preferred
stock into common stock	7,125	7	-	(137,752)	-	-	-	137,745	-	-	-	-
Payment of dividends on 35.62 shares of series C
preferred stock in common stock	916	1	-	-	-	-	-	30,098	(30,099)	-	-	-
Common stock and series D preferred (233.83
shares) issued in connection with special
warrant offer ($15.06 per share)	33,132	33	-	-	939,050	-	-	498,936	-	-	-	1,438,019
Common stock dividend to be distributed on
series B and series C preferred stock	-	-	-	-	-	-	-	613,805	(613,805)	-	-	-
Option to purchase 6,667 shares at $30 per share
issued to director for services	-	-	-	-	-	-	-	398,574	-	-	-	398,574
Warrant to purchase 5,000 shares at $30 issued for
services	-	-	-	-	-	-	-	94,393	-	-	-	94,393
Warrant to purchase 937 shares at $48.75 issued in
connection with lease	-	-	-	-	-	-	-	18,500	-	-	-	18,500
Share issuance expenses	-	-	-	-	-	-	-	(26,600)	-	-	-	(26,600)
Special warrant offer deemed dividends	-	-	-	-	-	-	-	1,123,000	(1,123,000)	-	-	-
Net loss	-	-	-	-	-	-	-	-	(15,377,900)	-	-	(15,377,900)
Balance at December 31, 2004 (carried forward)	424,804	425	270,859	3,529,289	3,567,652	-	-	76,905,610	(120,452,544)	(177,645)	-	(36,356,354)

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

									Deficit
									accumulated			Total
	Common Stock		Preferred Stock					Additional	during the			shareholders’
	Shares	Amount	Series B	Series C	Series D	Series D-1	Series E	paid-in capital	development stage	Treasury stock	Deferred compensation	equity (deficit)
Balance at December 31, 2004 (brought forward)	424,804	425	270,859	3,529,289	3,567,652	-	-	76,905,610	(120,452,544)	(177,645)	-	(36,356,354)
Common stock and series D preferred (34.31
shares) issued in connection with agreements
which extended due date of promissory notes	18,468	18	-	-	274,500	-	-	(274,518)	-	-	-	-
January 2005 Private Placement: Common stock
issued in connection with private placement	432,264	432	-	-	-	-	-	4,775,668	-	-	-	4,776,100
Common stock and series D preferred (1,720.16
shares) issued for promissory note conversion	530,208	530	-	-	5,733,853	-	-	14,895,029	-	-	-	20,629,412
Common stock and series D preferred (1,086.21
shares) issued in connection with Series C
preferred exchange - as restated	218,912	219	-	(3,529,289)	3,620,702	-	-	6,261,816	(6,353,448)	-	-	-
Common stock issued for exercise of additional
investment right from private placement	10,217	10	-	-	-	-	-	114,937	-	-	-	114,947
Common stock issued in connection with
February 2005 private placement	8,000	8	-	-	-	-	-	86,265	-	-	-	86,273
Common stock issued in connection with
exchange for series B preferred stock	14,710	15	(270,859)	-	-	-	-	270,844	-	-	-	-
Common stock issued to officers	109,667	110	-	-	-	-	-	751,474	-	-	(462,445)	289,139
Common stock issued upon exercise of warrants	243,901	244	-	-	-	-	-	3,415	-	-	-	3,659
October 2005 Private Placement:
Common stock issued	972,718	973	-	-	-	-	-	3,172,643	-	-	-	3,173,616
Common stock and Series D preferred (2,714.62
shares) and warrants issued for promissory notes	423,128	423	-	-	2,714,624	-	-	3,622,670	-	-	-	6,337,717
Return of excess preferred stock dividend	-	-	-	-	-	-	-	(17,891)	17,891	-	-	-
Modifications of Series E warrant prices - as restated	-	-	-	-	-	-	-	3,490,140	(1,264,247)	-	-	2,225,893
Warrants to purchase 5,000 shares issued for services	-	-	-	-	-	-	-	7,189	-	-	-	7,189
Share issuance expenses	-	-	-	-	-	-	-	(14,234)	-	-	-	(14,234)
Net loss - as restated	-	-	-	-	-	-	-	-	(32,586,847)	-	-	(32,586,847)
Balance at December 31, 2005 - as restated	3,406,997	3,407	-	-	15,911,331	-	-	114,051,057	(160,639,195)	(177,645)	(462,445)	(31,313,490)
(carried forward)

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

									Deficit
									accumulated			Total
	Common Stock		Preferred Stock					Additional	during the			shareholders’
	Shares	Amount	Series B	Series C	Series D	Series D-1	Series E	paid-in capital	development stage	Treasury stock	Deferred compensation	equity (deficit)
Balance at December 31, 2005 - as restated
(brought forward)	3,406,997	3,407	-	-	15,911,331	-	-	114,051,057	(160,639,195)	(177,645)	(462,445)	(31,313,490)
Exercise of Series E warrants	139,207	139	-	-	-	-	-	58	-	-	-	197
Warrant issued for vendor settlement	-	-	-	-	-	-	-	54,982	-	-	-	54,982
Warrant issued with promissory notes	-	-	-	-	-	-	-	7,262	-	-	-	7,262
Common stock and warrants issued for
Production suite charges (includes warrants to
purchase 73,674 shares at $11.25 per share)	363,360	364	-	-	-	-	-	1,422,475	-	-	-	1,422,839
Placement agent fees	113,147	113	-	-	-	-	-	424,187	-	-	-	424,300
Hapto acquisition (includes warrants to purchase
200,000 shares at $4.50 per share)	2,031,119	2,031	-	-	-	-	-	10,692,540	-	-	-	10,694,571
Common stock issued upon conversion of
323.4008 shares of Series D preferred stock	86,240	86	-	-	(820,428)	-	-	820,342	-	-	-	-
April 2006 private placement
Issuance of 6,176 shares of Series E preferred stock	-	-	-	-	-	-	6	-	-	-	-	6
Bridge loan converted into 301.333 shares of Series
E preferred stock	-	-	-	-	-	-	-	-	-	-	-	-
Dividends on Series E preferred stock	-	-	-	-	-	-	151,035	-	(151,035)	-	-	-
Conversion of 6,176 Series E preferred	2,822,078	2,822	-	-	-	-	(151,041)	148,219	-	-	-	-
Fair value of warrants reclassified as liabilities	-	-	-	-	-	-	-	(11,951,000)	-	-	-	(11,951,000)
Reduction of warrant liability	-	-	-	-	-	-	-	5,736,591	-	-	-	5,736,591
Modifications of Series E and F warrant prices	-	-	-	-	-	-	-	277,972	(277,972)	-	-	-
Transfer of Preferred stock series: D to D-1	-	-	-	-	(15,090,903)	15,090,903	-	-	-	-	-	-
Retirement of treasury shares	(134)	-	-	-	-	-	-	(177,645)	-	177,645
Share-based compensation	-	-	-	-	-	-	-	41,200	-	-	-	41,200
Share issuance expenses	-	-	-	-	-	-	-	(57,118)	-	-	-	(57,118)
Shares issued pursuant to deferred compensation plan	1,333	1	-	-	-	-	-	415	-	-	(416)	-
Restricted share awards	-	-	-	-	-	-	-	165,000	-	-	(165,000)	-
Amortization of deferred compensation	-	-	-	-	-	-	-	-	-	-	334,678	334,678
Adjustment for one for fifteen reverse stock split	523	1	-	-	-	-	-	(1)	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	(18,000,091)	-	-	(18,000,091)
Balance at December 31, 2006	8,963,870	$8,964	-	-	-	$15,090,903	-	$121,656,536	$(179,068,293)	-	$(293,183)	$(42,605,073)

The accompanying notes are an integral part of these statements.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,		Cumulative from March 12, 1991 (inception) to December 31,
	2006	2005	2006
Cash flows from operating activities		(as restated)
Net loss	$(18,000,091)	$(32,586,847)	$(162,618,017)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	202,600	291,975	5,769,447
Loss on settlement of promissory notes	-	13,081,453	13,081,453
Cost to terminate lease on New Jersey facility	-	-	836,032
Amortization of stock compensation	334,678	289,139	623,817
Non-cash stock compensation	-	-	3,335,231
Non-cash interest	70,711	126,391	2,053,934
Non-cash imputed interest	8,881,000	9,043,326	34,015,586
Non-cash production suite charges	1,187,339	235,500	1,422,839
Share-based compensation	41,200	-	41,200
Gain on loan adjustment	-	-	(236,000)
Loss on extinguishments of debt & series A preferred stock	-	-	1,004,027
Purchased in-process research and development	11,073,743	-	11,073,743
Change in fair value of warrants	(12,042,565)	-	(12,042,565)
Other	(6,710)	20,646	33,120
Change in operating assets and liabilities
Other current assets and other assets	(480,547)	(23,036)	(541,638)
Accounts payable and accrued liabilities	1,745,534	(1,129,595)	6,792,896
Net cash used in operating activities	(6,993,108)	(10,651,048)	(95,354,895)

Cash flow from investing activities
Purchases of property and equipment	(56,469)	(66,535)	(4,670,346)
Proceeds from sale of property and equipment	-	-	145,926
Payments for patent applications	(20,239)	(49,167)	(1,090,112)
Organization costs	-	-	(10,238)
(Security deposit) Security deposits refunded	(98,562)	16,000	(888,835)
Cash paid for Hapto acquisition, net of $19,422 cash received	(204,402)	-	(204,402)
Purchases of marketable securities	-	-	(594,986)
Sale of marketable securities	-	-	522,532
Net cash used in investing activities	(379,672)	(99,702)	(6,790,461)

Cash flows from financing activities
Proceeds from issuance of notes payable	1,750,000	3,486,000	15,398,126
Proceeds from issuance of common stock	-	8,150,936	61,701,458
Proceeds from exercise of warrants	197	3,659	1,362,860
Proceeds from insurance premium financing	176,400	220,000	676,400
Share issuance expenses and other financing costs	(57,119)	(14,234)	(5,441,365)
Purchase of treasury stock	-	-	(177,645)
Proceeds from issuance of loan payable	-	-	1,446,229
Proceeds from obligation under revenue interest assignment	-	-	10,000,000
Proceeds from issuance of convertible debentures	-	-	5,908,000
Proceeds from issuance of preferred stock -
Series A	-	-	1,200,000
Series B	-	-	3,070,000
Series C	-	-	5,690,000
Series E	5,526,829	-	5,526,829
Advances received	-	-	130,000
Repayment of insurance premium financing	(176,400)	(220,000)	(676,400)
Repayment of capital lease obligations	(20,387)	(66,065)	(605,181)
Repayment of loan payable	(41,635)	(203,462)	(1,280,796)
Repayment of obligation under revenue interest assignment	-	-	(11,414)
Repayment of notes payable	-	-	(515,500)
Repayment of promissory notes	(440,000)	(158,065)	(1,235,751)
Net cash provided by financing activities	6,717,885	11,198,769	102,165,850
Effect of exchange rate changes on cash and cash equivalents	(7,455)	-	(7,455)
Net Increase / (Decrease) in Cash And Cash Equivalents	(662,350)	448,019	13,039
CASH AND CASH EQUIVALENTS:
Beginning of year	675,389	227,370	-
End of year	$13,039	$675,389	$13,039

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

			Cumulative
			From
			March 12, 1991
	Year ended December 31,		(inception) to December 31,
	2006	2005	2006
		(as restated)
Supplemental disclosures of cash flow information:
Non-cash financing and investing activities
Capital lease obligations	$-	$7,717	$628,523
Deferred offering costs included in accrued professional fees	-	-	314,697
Financings costs - other long-term obligations	-	-	59,500
Forgiveness of rent payable	-	-	40,740
Share issuance expenses - warrants	-	-	255,000
Deferred compensation	165,416	751,584	917,000
Dividends on preferred stock paid in common shares -
Series B	-	-	2,099,011
Series C	-	(17,891)	576,013
Series E	151,035	-	151,035
Accretion of discount on preferred stock and warrants	277,972	7,617,695	13,287,667
Series B preferred stock converted to common stock	-	270,859	270,659
Series C preferred stock exchanged for common stock	-	3,529,289	3,529,289
Series D preferred stock -
Issued in lieu of common stock	-	12,343,679	12,343,679
Converted to common stock	820,428	-	820,428
Exchanged for Series D-1 preferred stock	15,090,903	-	15,090,903
Series E preferred stock converted to common stock	151,041	-	151,041
Share issuance expenses for preferred stock incurred through issuance of warrants -
Series B	-	-	391,307
Series C	-	-	272,386
Share issuance of series D preferred stock in
exchange from series B preferred stock	-	-	2,628,602
Promissory notes -
Repaid with common stock	-	13,112,626	13,112,626
Interest thereon paid in common stock	-	658,776	658,776
Forgiven for warrant participation	-	-	100,000
Repaid with series E preferred stock	250,000		250,000
Warrant issued in connection with lease	-	-	18,500
Warrant issued in connection with liability settlement	54,982	-	54,982
Common stock and warrants issued to settle liability	659,800	-	659,800
Treasury shares retired	177,645		177,645
Conversion of series C preferred stock into common stock	-	-	137,645
Contribution of capital of amount due to founder	-	-	398,967
Equipment transferred in satisfaction of deposit	-	-	100,000
Discount on promissory notes	-	-	1,033,202
Accounts payable converted to promissory notes	-	-	837,468
Advances converted to promissory notes	-	-	130,000

Cash paid for interest	$71,982	$142,770	$932,608

Cash paid for income taxes	$-	$-	$203,411

The accompanying notes are an integral part of these statements.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - FORMATION OF THE COMPANY, BASIS OF PRESENTATION AND RESTATEMENT

Formation of the Company

Ortec International, Inc. ("Ortec" or the "Company") was incorporated in March 1991 as a Delaware corporation to secure and provide funds for the further development of the technology developed by Dr. Mark Eisenberg of Sydney, Australia, to replicate in the laboratory, a tissue engineered skin substitute for use in skin regeneration procedures (the "Technology"). Pursuant to a license agreement dated September 7, 1991, Dr. Eisenberg had granted us a license for a term of ten years, with automatic renewals by us for two additional ten-year periods, to commercially use and exploit the Technology for the development of products. In April 1998, Dr. Eisenberg assigned his patent for the Technology to us.

The Skin Group, Ltd. (the “Skin Group”) also was formed as a Delaware corporation in March 1991, to raise funds for the development of the Technology. On July 27, 1992, the Skin Group was merged with and into Ortec. Owners of Skin Group shares were given .83672 of an Ortec share for each Skin Group share. The merger was accounted for as if it were a pooling of interests and, accordingly, the accompanying financial statements include the accounts of the Skin Group for all periods presented.

Basis of Presentation

We are a development stage enterprise which had no operating revenue prior to December 2001. During 2001, we received Food and Drug Administration approval for the use of the fresh form of our ORCEL product for the treatment of patients with recessive dystrophic epidermolysis bullosa and for donor sites in burn patients. We began marketing and selling our product for use on patients with one of these indications using a contract sales organization. Our sales and marketing efforts were active only for a brief period and accordingly our revenues were not significant. We terminated our sales efforts and elected to focus our attention on completing development of a cryopreserved form of our product for treatment of chronic wounds affecting larger patient populations. As a result, we completed a clinical trial during 2003 for the use of the cryopreserved form of ORCEL to treat venous stasis ulcers and filed an application for Pre-Market Approval (PMA) with the FDA in February 2004. In a letter dated April 25, 2005, although the FDA concluded that cryopreserved ORCEL showed promise for the effective treatment of venous stasis ulcers, the FDA determined that additional data would be necessary to confirm cryopreserved ORCEL’s effectiveness and safety treating venous stasis ulcers. The clinical data from the pivotal trial of 136 patients submitted to the FDA showed that in 60 patients who had typical venous ulcers (defined as those ulcers with partial or full-thickness ulcers in which the wound base is visible and the ulcer extends through the dermis but not into the subcutaneous tissue to fascia, muscle or bone), 59% of the ORCEL treated patients achieved wound closure versus 36% of the patients who received the standard of care treatment. The FDA agreed that data of these 60 patients would be combined with that of the 60 patients to be enrolled in a confirmatory clinical trial and the combined results will be analyzed using Bayesian statistics. We obtained FDA approval for our confirmatory trial protocol in mid July 2005 and began the confirmatory trial in mid August 2005. In August 2006, we completed the confirmatory trial designed to confirm the superiority of cryopreserved ORCEL in the treatment of difficult-to-heal venous leg ulcers in comparison to the standard of care therapy. On February 26, 2007, we announced that we had initiated the filing of the supplement to our PMA application with the FDA requesting clearance to market our tissue engineered product, ORCEL, for the treatment of venous stasis ulcers, by submitting to the FDA the Manufacturing and Controls (CMC) section of the application. We hope to file the other section of the application, which will report the results of our confirmatory clinical trial, in the third quarter of 2007. Such other section will report the results showing the effectiveness of our ORCEL product - treating venous stasis ulcers as compared with the effectiveness of the current standard of care, the safety of using our product and the labeling we propose to use for our ORCEL product These filings will be amendments to our PMA application filed in February 2004.

We are working with Lonza Walkersville, Inc. (formerly known as Cambrex Bio Science Walkersville, Inc.), a subsidiary of Lonza Corporation (Lonza) to limit expenditures under our manufacturing agreement primarily to those which are essential for obtaining regulatory approval. Together, we are working on process improvements that we expect will drive down the cost of producing ORCEL as we plan for the potential commercial sales of our product. In February 2006, Lonza assisted us financially by agreeing to accept our common stock and warrants in exchange for approximately $800,000 of production suite charges incurred during the first half of 2006. See Note 11.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123(R)) using the modified prospective method of adoption. SFAS 123(R) requires companies to recognize compensation expense for an amount equal to the fair value of the share-based payment issued. Under the modified prospective method, financial statement amounts for prior periods have not been restated to reflect the fair value method of recognizing compensation cost relating to stock options. Refer to Note 13 for further details of the impact of SFAS 123(R).

The accompanying financial statements have been prepared assuming that we will continue as a going concern. We incurred a net loss applicable to common shareholders of $18.4 million during the year ended December 31, 2006, and, as of that date, our current liabilities exceeded our current assets by $43.5 million, our total liabilities exceeded our total assets by $42.6 million and we have a deficit accumulated in the development stage of $179.1 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

In the fourth quarter of 2006, we agreed on terms which were later incorporated into an agreement (the Exchange Agreement) we entered into with Paul Royalty Fund L.P. (PRF) for the restructuring of our $38,450,000 obligation under our revenue interest assignment agreement. Initially we and PRF agreed that the first $2,000,000 (later amended to $2,800,000) of any amount we had to pay PRF pursuant to our agreements with PRF would be paid to lenders of bridge loans made to us in the October 2006 to May 2007 period. Those bridge loans enabled us to continue our operations while final terms could be determined relating to the restructuring of our obligation to PRF. Such restructuring enabled us to complete a private placement of our equity securities on June 18, 2007. We received bridge loans aggregating $2,899,000 that we had obtained during the period beginning in October 2006 and ending in May 2007. On June 18, 2007, PRF and we entered into the Exchange Agreement which provides for the $38,450,000 liability we owe to PRF to be exchanged for newly created classes of our preferred stock with a stated value of $10,000,000, upon the completion of $8,000,000 of equity financing. Upon securing such financing (which included conversion of all or some of the bridge loans we received to the equity securities we sell in the private placement), the Exchange Agreement required cancellation of termination of employment agreements we have with Messrs. Katz and Lipstein on terms acceptable to them, PRF, and those equity investors in such new equity financing and to the resignation of Messrs. Katz and Lipstein as our officers and directors. The Exchange Agreement and related Cancellation Agreement were consummated with the completion of an $8,000,000 private placement on June 18, 2007. See Note 19.

The terms of the bridge loans and the Exchange Agreement are described in Notes 10 and 19.

As of December 31, 2006, payment of approximately $2,800,000 of the approximately $3,315,000 we owed to our trade creditors was past due.

We expect to incur obligations of approximately $500,000 per month primarily for personnel and rent, insurance, fees to Lonza for technology transfer activities, and our various research and development activities. We will require substantial funding to enable us to continue our research and development activities, pay a portion of our past due obligations, complete the additional clinical trial necessary to obtain PMA for our ORCEL product to treat venous stasis ulcers, and provide for our general and corporate working capital requirements for 2007.

While we have arranged for payment of some of our obligations over a period of time and have to make other payments of past due obligations to our current and ongoing suppliers, our ability to make payments we have agreed to pay to insure continued receipt of needed supplies and to continue reducing our past due obligations, will depend on our ability to secure needed financing or our ability to issue our equity securities in satisfaction of certain obligations.

We hope to obtain additional funds through the sale of our securities in private placements, debt financing or other short-term loans. We may not be able to secure any financing nor may we be able to reach the larger patient population markets of persons with venous stasis ulcers and diabetic foot ulcers, with funds that we may be able to raise. We are also likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our capital funding requirements depend on numerous factors, including:

•	the progress and magnitude of our research and development programs;

•	the time involved in obtaining regulatory approvals for the commercial sale of our ORCEL product in its cryopreserved form to treat venous stasis ulcers and, later, diabetic foot ulcers;

•	the costs involved in filing and maintaining patent claims;

•	technological advances;

•	competitive and market conditions;

•	the successful implementation of the agreements we have entered into with Lonza for manufacturing and sales of our ORCEL product;

•	our ability to establish and maintain other collaborative arrangements and

•	the cost and effectiveness of commercialization activities and arrangements.

We believe that our cash and cash equivalents on hand at December 31, 2006, approximately $13,000, together with funds we have raised and will need to raise in 2007, may enable us to continue our operations for the next twelve months. There can be no assurances that we can raise additional funds. See Note 19 regarding funding made subsequent to December 31, 2006.

These financial statements have been prepared assuming that we will continue as a going concern. Successful future operations depend upon the successful development and marketing of our ORCEL product. Historically we have funded our operating losses by periodically raising additional sources of capital. If additional funding is not available to us when needed, we may not be able to continue operations. No adjustments have been made to the accompanying financials as a result of this uncertainty.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Common Stock Reserve Split

On June 24, 2003, we effected a reverse stock split of our common shares outstanding, whereby every stockholder, warrant and option holder, was granted one new common share or warrant or option to purchase common shares, for every ten outstanding common shares (or its equivalent). The par value of the common shares remained unchanged at $.001 per share. The exercise prices of all warrants and options outstanding were adjusted as a result of this reverse split. The conversion rates of the preferred stock outstanding were also adjusted.

On July 24, 2006, we effected another reverse stock split of our outstanding common stock, whereby every stockholder received one new share of common stock for every fifteen shares previously owned. All share and per share data in these financial statements have been adjusted to give effect to the reverse stock split. The par value of the common stock remained unchanged at $.001 per share. The exercise prices of all our warrants and options outstanding were adjusted as a result of this reverse split. The conversion rates of the preferred stock outstanding were also adjusted because of this reverse split.

Reclassification

Certain 2005 amounts have been reclassified to conform with the 2006 presentation.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restatement

During the fourth quarter of 2006, we received a comment letter from the SEC’s Division of Corporation Finance (“Staff”) relating to a routine review of our Form 10-KSB for the year ended December 31, 2005 and Form 10-QSB/A for the quarter ended June 30, 2006. In the course of responding to the Staff’s comments, we reviewed the accounting treatment for the various transactions under review. We determined that certain of these transactions, specifically our accounting for the Series C preferred stock exchange in the first quarter of 2005 and our accounting for the reduction in Series E warrant prices to $0.001 in relation to the issuance of promissory notes in the second quarter of 2005 were incorrect. As a result of this review, on December 26, 2006, after discussion with our independent registered accounting firm, BDO Seidman, LLP (“BDO”), and consultation with our Audit Committee, we concluded that we should restate our financial statements for the quarterly periods ended March, June, and September, 2005, and the fiscal year ended December 31, 2005 to reflect these changes.

A summary of significant effects of the restatement follows:

An additional $4,227,474 deemed dividend was recorded in the first quarter of 2005 to reflect the excess of the fair value of the common stock over the fair value of the Series C preferred stock exchanged as part of our January 5, 2005 private placement. We determined that this adjustment was necessary under EITF Topic D-42. Topic D-42 requires that if convertible preferred stock is converted to other securities pursuant to an inducement offer, we should record the excess of 1) the fair value of all securities transferred to the Series C holders over 2) the fair value of securities issuable pursuant to the original conversion terms as a reduction of net earnings to arrive at net loss available to common shareholders.  Though we accounted for the fair value of the warrants as a deemed dividend on the day of the transaction we did not account for the excess of the fair value of the common shares transferred over the fair value of the securities issuable pursuant to the original conversion terms of the Series C.

In the second quarter of 2005 a $2,212,436 charge for the Series E warrant price reduction which we determined to be a financing cost of our promissory note issuance and originally recorded as “Preferred stock and warrants deemed dividends and discounts” was reversed and recorded as a debt discount for the same amount. Since the repricing of the warrants is related to the issuance of debt we believe the amount should have been recorded as a debt discount on the day of issuance and amortized to financing expense over the life of the debt.  We originally recorded this amount as a deemed dividend. This debt discount was then amortized to interest expense as follows: $154,698 in the second quarter of 2005, $1,315,671 in the third quarter of 2005, and the balance of $742,067 in the fourth quarter of 2005. For the year ended December 31, 2005 this reclassification to interest expense had no net effect on our net loss applicable to common shareholders. An additional $4,227,474 deemed dividend was recorded in the first quarter of 2005 to reflect the excess of the fair value of the common stock over the fair value of the Series C preferred stock exchanged as part of our January 2005 private placement and increased net loss per share from ($14.00) to ($15.64).

	Year
	Ended		Year
	December 31,		Ended
	2005		December 31,
	(As Previously	Amount of	2005
	Reported)	Change	(As Restated)
Statement of Operations
Interest expense	$7,316,780	$2,212,436	$9,529,216
Net loss	(30,374,411)	(2,212,436)	(32,586,847)
Preferred stock and warrants deemed dividends and discounts	5,602,657	2,015,038	7,617,695
Net loss applicable to common shareholders	(35,959,177)	(4,227,474)	(40,186,651)
Net loss per share-basic and diluted	$(14.00)	$(1.64)	$(15.64)

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2005		December 31,
	(As Previously	Amount of	2005
	Reported)	Change	(As Restated)
Balance Sheet
Additional paid-in capital	$109,775,884	$4,227,474	$114,003,358
Deficit accumulated during the developmental stage	$(156,411,721)	$(4,227,474)	$(160,639,195)

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Product revenue is recognized upon shipment of ORCEL when title and risk of loss pass to the customer, which occurs when the end user customer receives the product. Royalties from licensees will be based on third-party sales of licensed products and will be recorded in accordance with contract terms when third-party results are reliably measurable and collectibility is reasonable assured. Fees paid to us upon entering a license agreement are recognized when earned as defined by the terms of the agreement.

In accordance with EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, we review each contract to determine if there are multiple revenue-generating activities that constitute more than one unit of accounting. Revenue is recognized for each unit of accounting based on revenue recognition criteria relevant to that unit. Up-front payments are deferred, if appropriate, and recognized into revenues over the obligation period.

Research and Development Costs

We are in the business of research and development and therefore, all research and development costs, including payments relating to products under development, research, consulting agreements and personnel costs, are expensed when incurred. Research and Development costs aggregated $8,179,780 and $7,535,532, for the years ending 2006 and 2005 respectively. Research and Development costs are comprised of production and laboratory costs which are inclusive of clinical trial expenditures, rent, consulting, personnel, and depreciation and amortization expenses.

Depreciation and Amortization

Property and equipment are carried at cost, less any grants received for construction. In 1996, we received a $400,000 grant toward the construction of our new laboratory and office facilities and we received an additional grant of $130,000 in 1998.

Office furniture and equipment and laboratory equipment are depreciated on the straight-line basis over the estimated lives of the assets (5 years). Leasehold improvements are amortized over the shorter of the term of the related lease or the life of the asset.

Intangible Assets

Our intangible assets consist of patent application costs. We amortize these separately identifiable assets over their estimated useful lives. Patent application costs relate to our U.S. patent application and application fees in foreign jurisdictions and consist of legal and other direct fees. The recoverability of the patent application costs is dependent upon, among other matters, obtaining further FDA approvals for the use of the underlying technology.

Impairment of Long-Lived Assets

We review long-lived assets, which consist of fixed assets and patent application costs, for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We have determined, based on estimated future cash flows, that no provision is necessary for the impairment of long-lived assets at December 31, 2006.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation

We conducted some of our research and development at our laboratory in Sydney, Australia. However, because all Australian expenditures were funded from the United States, we determined that the functional currency of our Australian office was the U.S. dollar. As of December 31, 2002, we terminated all of our research and development activities at our laboratory in Sidney. Additionally, with the acquisition of Hapto Biotech in April 2006 we acquired an Israeli operating facility. Accordingly, current assets and current liabilities are remeasured into the functional currency using current exchange rates and non-current assets and liabilities are remeasured using historical exchange rates. Expense accounts are measured using the average rate in effect for the year.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for as it is more likely than not that the deferred tax assets will not be realized.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist principally of money market funds. The fair value of cash and cash equivalents approximates the recorded amount because of the short-term maturity of such instruments.

Net Loss Per Share

Net loss per common share is based on the weighted-average number of common shares outstanding during the periods.

Basic net loss per share is computed by dividing the net loss by the weighted-average common shares outstanding for the period. Diluted net loss per share reflects the weighted-average common shares outstanding plus the potential dilutive effect of securities or contracts which are convertible to common shares, such as options, warrants and convertible preferred stock. Basic and diluted loss per share includes warrants to purchase 811,333 shares of common stock, exercisable at $.015 per share reflected as outstanding from the date of grant.

Options and warrants to purchase shares of common stock, except as otherwise noted above, were not included in the computation of diluted net loss per share in each of the years presented because to do so would have been antidilutive for the periods presented.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amount of options and warrants excluded are as follows:

	Year ended December 31,
	2006	2005

Warrants	4,918,496	1,985,276

Stock Options - in plan	82,731	28,970

Stock Options - outside of plan	515,576	515,576

Additionally, the effects of conversion of the preferred stock were excluded from the weighted average share calculation, as the effect would be antidilutive. An aggregate of 1,586,297 and 1,672,538 shares of common stock would be issuable upon conversion of the preferred stock outstanding at December 31, 2006 and December 31, 2005, respectively.

Share Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123(R)) using the modified prospective method of adoption. SFAS 123(R) requires companies to recognize compensation expense for an amount equal to the fair value of the share-based award issued. Under the modified prospective method, financial statement amounts for prior periods have not been restated to reflect the fair value method of recognizing compensation cost relating to stock options.

Prior to the adoption, we accounted for stock option plans under the recognition and measurement principles of Accounting Principles Board No. 25 “Accounting for Stock Issued to Employees” (APB 25). Compensation expense was not recognized for employee stock options because they were granted with strike prices that were not less than the fair market value of our stock on the date of the grant. Compensation expense was recorded for other share-based payments primarily including performance shares and deferred compensation.

The weighted average grant-date fair value of stock options granted during the years ended December 31, 2006 and 2005 was estimated at $0.64 and $4.95, respectively using the Black-Scholes option-pricing model. This model used the following assumptions:

	2006	2005
Dividend yield	0.00%	0.00%
Volatility	86.00-88.00%	81.00-88.00%
Risk-free rate of return	4.41- 5.01%	3.84- 4.51%
Expected life	5 years	7 years

The fair value of each of our stock option awards is expensed on a straight-line basis over the vesting period of the options, which is generally four years. Expected volatility is based on the historical volatility of our stock with reasonable assumptions regarding projected future events. The risk-free rate of interest for periods within the contractual life of the stock option award is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. We use historical data to estimate forfeitures within our valuation model. The expected life of our stock option awards is derived from historical experience and represents the period of time that awards are expected to be outstanding.

There remains approximately $44,000 of unrecognized compensation cost from stock options already granted under the plan, which is related to unvested shares and is being recognized over the required service period, generally four years.

For stock warrants or options granted to non-employees we measure fair value of the equity instruments utilizing the Black Scholes method if that value is more reliably measurable than the fair value of the consideration or the service received. We amortize such cost over the related period of service.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effect of New Accounting Standards

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for us for the fiscal year ended December 31, 2006. SAB 108 did not have a material impact on our financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109” (FIN 48), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The provisions of FIN 48 are effective for our fiscal year beginning January 1, 2007. We do not believe this will have a material effect on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 establishes a framework for measuring fair value that is based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information to develop those assumptions. Additionally, the standard expands the disclosures about fair value measurements to include disclosing the fair value measurements of assets or liabilities within each level of the fair value hierarchy. SFAS 157 is effective starting on January 1, 2008, with an early adoption date of January 1, 2007.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits companies the option, at specified election dates, to measure financial assets and liabilities at their current fair value, with the corresponding changes in fair value from period to period recognized in the income statement. Additionally, SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities. SFAS 159 is effective starting on January 1, 2008, with an early adoption date of January 1, 2007.

In December 2006, the FASB issued FASB Staff Position (“FSP”) No. 00-19-2 Accounting for Registration Payment Arrangements (FSP 00-19-2). This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. We have early adopted the FSP as of October 1, 2006 and as a result we reclassed $1,119,834 from temporary equity to permanent equity. We do not expect it to have any other affect on our financial statements.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 - CONCENTRATION OF CREDIT RISK

We maintain cash and money market accounts primarily at two financial institutions located in New York City. The FDIC insures cash accounts for amounts up to $100,000. At times, our balances exceed such FDIC limits. We have not experienced any losses in such accounts.

4 - PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT COSTS

On April 14, 2006, we closed our acquisition of Hapto Biotech (Hapto), a privately-held company focused on the development of two proprietary fibrin derived platform technologies: Fibrin Micro Beads (FMB’s) and Fibrin based peptides, (Haptides™). Hapto’s research indicates that FMB’s have the ability to optimize the recovery, potential delivery and therapeutic value of adult stem cells. In October 2004, we initiated our relationship with Hapto by forming a joint venture to combine our proprietary collagen biomaterial technology and Hapto’s Haptide™ peptide technology to develop non cellular, biologically active enhanced biomaterials to promote the attraction and attachment of cells for wound healing, reconstructive, cosmetic, tissue regeneration and dental applications. Both of these technologies were early stage nascent technologies which we purchased understanding that additional research and development investment was necessary (pre-clinical efficacy studies are still in process). We believed that the Haptides and the FMB’s will eventually produce some long term licensing opportunities in the areas enumerated above. The sole purpose of the acquisition was to acquire the technologies. The acquisition essentially consisted of a few patents covering the formulation of the FMB’s and Haptides™ , minimal bench laboratory equipment, and three full time employees consisting of one scientist and two lab technicians. We determined that there was minimal value associated with the acquired patents due to the early stage of the technology. Additionally we believed that the acquired employees knowledge was transferable and our continuing research and development would be supervised by our Chief Scientist and other Ortec employees. We believe that due to the early stages of the development of Hapto’s technology, that the Hapto assets we acquired do not constitute a business. In addition, at the date of acquisition, the technological feasibility of the acquired technology had not yet been established and the technology has no future alternative uses. For such acquisition we issued a net total of 2,031,119 shares (net of 26,214 shares of common stock returned from escrow) of our common stock to the Hapto shareholders and granted them warrants to purchase an additional 200,000 shares of our common stock at $4.50 per share. On May 3, 2006, 26,214 shares of our common stock was returned from escrow by certain former shareholders of Hapto Biotech, Inc. because of $126,614 of legal expenditures we paid which were owed by Hapto, and which Hapto and we agreed exceeded the permitted amount of Hapto liabilities surviving our acquisition of Hapto. The investment banking firm of Rodman and Renshaw, LLC (R&R) acted as our advisor in this acquisition. R&R received three-year warrants to purchase 266,667 shares of our common stock at $4.50 per share for their advisory services. Based on the market price of our common stock on April 14, 2006, and valuing the warrants we issued to Hapto’s shareholders as well as those issued to our investment advisor using the Black Scholes formula, the purchase price for Hapto was $10,694,571. The purchase price allocation which includes the purchase price of $10,694,571; together with legal and other charges of $223,824, and negative goodwill of $155,348, for a total of $11,073,743, was recorded as purchased in-process research and development, and accordingly, expensed immediately. The Black Scholes model used to calculate the value of the warrants to the Hapto shareholders and R & R utilized the following factors: a three year term, risk-free rate of 3.73%, 86% volatility and no dividend yield. In connection with this acquisition we contract certain research services from Hadasit Medical Research Services and Development Ltd. (Hadasit). One of our directors, serves as managing director of Hadasit.

5 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2006:

Laboratory equipment	$1,841,639
Office furniture and equipment	1,382,425
Leasehold improvements	1,127,627
4,351,691
Accumulated depreciation and amortization	4,168,932
$182,759

Depreciation and amortization expense for the years ended December 31, 2006 and 2005 was approximately $107,000 and $203,000, respectively.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2006 and 2005 included above was $543,000 in equipment purchased under capital leases and $538,000 and $519,000 in accumulated amortization, respectively.

6 - PATENTS

Patent application costs are stated at cost less amortization computed by the straight-line method over the useful life of the patent. As of December 31, 2006 patents, net of accumulated amortization, were as follows:

Patents subject to Amortization	Expiration Date

Composite Culture Skin (CCS)	2/1/2011	$977,617
Manufacturing of Bi-layered Collagen Sponge	12/28/2020	33,761
Cryopreservation Process	12/26/2021	80,513
		1,091,891
Accumulated amortization		620,200
		$471,691

Amortization expense for the years ended December 31, 2006 and 2005, was $96,000 and $89,000, respectively. The estimated annual amortization expense expected, based on current intangible balances, for the years 2007 through 2010 is approximately $97,000 per year.

Our U.S. patent for CCS was issued in 1994. During 2002 and 2003 we were issued two patents by the United States Patent Office. The first patent covers unique manufacturing processes for our tissue-engineered product, ORCEL. These processes specifically relate to the manufacturing of our bi-layered collagen sponge structure and when implemented, can reduce the current manufacturing costs of ORCEL. This patent was issued on December 31, 2002. The second patent covers the freezing process for ORCEL. This process, referred to as cryopreservation, gives our product a minimum shelf life of seven months, as opposed to only a few days when our product is not cryopreserved. This second patent was issued on October 28, 2003.

There can be no assurance that any patent will provide commercial benefits to us. We have determined that no provision for impairment is necessary at December 31, 2006.

We have granted a security interest in our United States and Canadian patents and trademarks relating to ORCEL to collateralize payments we will be required to make to satisfy our obligation under a Revenue Interest Assignment Agreement (see Note 9).

7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at December 31, 2006:

Accounts payable	$3,246,808
Due to Officers	611,627
Accrued compensation	151,515
Accrued professional fees	157,221
Accrued expenses	311,180
Due to Hadasit (see Note 4)	68,510
Deferred income	50,000
$4,596,861

Included in accounts payable is $1,009,460 due to Lonza related to our Cell Therapy Manufacturing Agreement, see Note 15. Of the amount due to officers, $562,772 represents the amounts due to the chief executive and chairman in accordance with their bonus arrangement described in Note 14.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8 - LEASES

Lease with Columbia University: In March 1996, we entered into a five-year lease for our laboratory and offices in Columbia University’s Audubon Biomedical Science and Technology Park in New York City. Construction of the laboratory and office facility was completed in July 1996 and became fully operational in November 1996. We utilize our laboratory facilities to produce ORCEL for research and development activities including cell expansion and biomaterial research.

Second Amendment of Lease: On December 18, 2003, we amended the lease agreement with Columbia University, extending the lease term to December 2005. With this amendment, we agreed to pay Columbia University $25,588 a month for past due rent commencing on February 1, 2004 and ending on December 31, 2005.

Third Amendment of Lease: On March 16, 2006 we agreed to a two-year lease extension of the aforementioned lease agreement until December 31, 2007 at our 14,320 square foot New York City lab and office facility location commencing January 1, 2006. We agreed to a monthly rental of $60,860 or $730,320 per annum. We will have the option to renew for an additional two years at the rate of $63,843 per month, or $766,120 annually. At December 31, 2006 we were in arrears with respect to payments on this lease. See Note 19.

New Jersey Lease Termination: On August 5, 2002, we reached an agreement with the New Jersey Economic Development Authority (NJEDA) to terminate a 2001 lease and to enter into a new lease covering production and office space. Monthly payments under such lease began on January 1, 2003. On June 9, 2003 NJEDA and we executed an agreement to terminate this lease. Based on the terms of this settlement, a termination cost of $978,000 was agreed upon. This termination costs was settled by applying the $623,000 security deposit, plus accrued interest thereon, with the balance of $340,000 paid on June 11, 2003. In 2003, we recorded a lease termination cost of $1,119,166 consisting of the aforementioned $978,000 together with $141,166 of other costs that we incurred in connection with the build-out of the leasehold. We continued to rent space in North Brunswick, New Jersey pursuant to a lease until its expiration on July 31, 2004, at a rent of $2,300 per month.

Future minimum lease payments: Future minimum lease payments under a noncancellable operating lease primarily for office and laboratory space and the present value of future minimum lease payments under capital leases as of December 31, 2006 are as follows:

	Leases
Year ending December 31,	Operating	Capital
2007	$730,320	$8,694
2008	-	2,439
Total	$730,320	11,133
Less amounts representing interest		2,000
Present value of net minimum capital lease payments		9,133
Less: current portion		6,784
Long-term portion		$2,349

In connection with a lease agreement dated February 27, 2004, we issued a two-year warrant to purchase 937 shares of our common stock at $48.75 per share. We valued the warrant utilizing a Black-Scholes valuation model at $18,500. On February 27, 2006, the warrant expired unexercised.

9 - OBLIGATION UNDER REVENUE INTEREST ASSIGNMENT

On August 29, 2001, as amended February 2003, we entered into a Revenue Interest Assignment Agreement with Paul Royalty Fund L.P. (PRF), which terminates on December 31, 2011. Under such agreement we were eligible to receive $10,000,000 during 2001. We received $6,000,000 during 2001 and the remaining $4,000,000 in January 2002.

In February 2003, PRF and we signed an amendment to the agreement, restating and updating certain provisions of the original agreement, including removing requirements for additional funding to be provided by PRF. In connection therewith, PRF purchased 50 shares of our Series B convertible preferred stock investing $500,000, and for which we issued to PRF 4,872 shares of our common stock and granted PRF warrants to purchase an aggregate of 3,334 shares of our common stock, at exercise prices of $225.00 per share for 1,667 shares and at $300.00 per share for the other 1,667 shares. The February 2003 amendments to our agreements with PRF provided, among other things, for (a) the election of one director designated by PRF, (b) the right of one observer (other than such director) selected by PRF to attend and observe all meetings of our Board of Directors and (c) for us to use our best efforts to have independent directors who are acceptable to both us and PRF, including a director designated by PRF, as a majority of our Board of Directors.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In consideration for the $10,000,000, PRF will receive a minimum of 3.33% of the first $100,000,000 of annual sales, plus 1.99% of annual sales in excess of $100,000,000, of ORCEL in the United States, Canada and Mexico. Such percentage may be further adjusted upward or downward, based on the volume of net sales to end users of our products in those three countries. Beginning on January 1, 2003, PRF was entitled to receive each year the first proceeds to us from end user sales of our products in North America. The annual amounts that PRF will be able to draw in advance against the end user sales of our products are $7,500,000 in 2005 through 2011. The agreement provides for quarterly and annual accountings between PRF and us for those advance payments. The purpose of these accountings is to reconcile the advances paid against the actual amount we are required to pay computed on the basis of the aforementioned percentages of sales volume. Based on this reconciliation of the actual calculated amounts versus the advances paid, we will either be required to pay additional amounts or receive a refund of all or a portion of the advances we paid to PRF. We have not paid PRF any advances, as there were no sales during 2003 though 2006. The amounts received from PRF have been classified as debt in accordance with our interpretation of Emerging Issues Task Force (EITF) Issues No. 88-18, “Sales of Future Revenue”. PRF bears the risk of revenue interest paid being significantly less than the current revenue interest obligation, as well as the reward of revenue interest paid to it being significantly greater than the current revenue interest obligation. Therefore we are under no obligation to make any other payments to PRF in the scenario when no repurchase right (as defined) is triggered and no significant interest payments are made. Conversely, we will be obligated to continue to make revenue interest payments in the scenario where sales are sufficiently high to result in amounts due under the Revenue Interest Assignment Agreement being in excess of the current revenue interest obligation.

We granted PRF a security interest in our United States and Canadian patents and trademarks relating to our technology for our ORCEL product (collectively, the “Pledged Assets”), to secure payments required to be made by us to PRF under this agreement. Pursuant to the default provisions of the agreement PRF may require us to repurchase their revenue interest at the put option exercise price which is defined as a price which would yield an internal rate of return to PRF of 30%.

The events that could require us to repurchase our revenue interest include:

•	any change of control of our company;

•	a transfer of substantially all of our assets;

•	a transfer of our interests in our products;

•	a judicial decision that has a material adverse effect on our business, operations, assets, or financial condition;

•	the occurrence of any event that has a material adverse effect on our ability to perform our obligations to repurchase the revenue interest obligation;

•
the acceleration of our obligations or the exercise of default remedies by a secured lender under certain debt instruments; a funding termination event (as defined) such as a bankruptcy event (as defined);

•	our insolvency (as defined);

•
the breach of representations, warranties or certifications made by us in the agreements with PRF that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on our business, operations, assets or financial condition, and such breach is not cured within 30 days after notice thereof from PRF.

Additionally we agreed not to issue any new debt or equity securities that contain mandatory cash dividend or redemption provisions through the revenue interest period (ending December 31, 2011).

On December 13, 2004 PRF entered into a forbearance agreement with us agreeing that they cannot exercise their right to compel us to repurchase their interest in our revenues because of our insolvency prior to July 1, 2006 (insolvency is defined as (a) our liabilities, excluding our revenue interest assignment obligation, exceeding the fair market value of our assets or (b) our inability to pay our debts as they become due).

On October 19, 2006, in order to facilitate our ability to raise capital, PRF agreed to extend the period during which PRF waived those defaults by us until January 1, 2007. This forbearance was later extended to May 1, 2007 in connection with the Exchange Agreement signed January 29, 2007. See Note 19. Therefore, as of May 1, 2007 PRF could exercise its option to compel us to repurchase their revenue interest because of our existing defaults under our agreement with PRF.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As defined in our agreement with PRF we are currently insolvent. As a result of this insolvency our obligation under the revenue interest assignment is stated at $38,450,000, the amount PRF could compel us to repurchase their interest in our revenues at December 31, 2006, had they not entered into a forbearance agreement with us. This amount represents the amount that would give PRF a 30% internal rate of return on their $10,000,000 from the dates of their original investments. Should we continue to be insolvent we will need to continue to incur non-cash interest charges for this obligation. At such time when the default provisions are no longer applicable, the effective interest rate imputed on the obligation will be determined using the interest method and payments to PRF will be recorded as a reduction of our obligation under the revenue interest assignment.

In accordance with accounting promulgated by Statements of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (SFAS 15) even if we are no longer insolvent as long as our future cash payments relating to the revenue interest assignment obligation are indeterminate, the revenue interest assignment obligation would remain at the value that achieves the 30% internal rate of return for PRF through the last date of our insolvency. However, we would no longer have to accrue any additional interest to achieve a 30% internal rate of return related to insolvency. That is, we would not reverse the accrual for the insolvency repurchase event even when we are no longer insolvent. At December 31, 2006 the amount of our liability attributed to the insolvency is $28,450,000. Our revenue stream is considered indeterminate since we cannot predict with certainty the payments we will be required to make on this obligation since theoretically our sales are not limited in amount and payments under our agreement with PRF are determined based on future sales. We estimate that we would need to achieve a North American sales level of approximately $1,603,000,000 over the approximate remaining four sales years under the agreement to offset the principal balance of the $38,450,000 revenue interest obligation.

SFAS 15 allows debtors that can predict with certainty the absolute amounts of future cash flow payments to record an immediate gain if the maximum future cash payments are less than the carrying amount of the obligation. In the case where the future cash payments are indeterminate, as ours are considered, the gain is not recognized until the end of the term of the outstanding debt, December 31, 2011, or upon termination. As such, we believe we will likely record a gain on the revenue interest assignment obligation to PRF in 2011 or upon termination, if sooner.

If we were unable to repurchase the revenue interest upon a repurchase event, PRF could foreclose on the Pledged Assets, and we could be forced into bankruptcy. PRF can also foreclose on the Pledged Assets if we remain insolvent (waived until May 1, 2007) or are involved in a voluntary or involuntary bankruptcy proceeding. No repurchase events or foreclosures have occurred as of December 31, 2006.

We also have the option to repurchase PRF’s interest upon the occurrence of a change in control of the Company or a complete divestiture by us of our interests in our products, for an amount of cash flows that will generate a 35% internal rate of return to PRF.

On December 16, 2004, pursuant to a Special Warrant Offer which reduced the exercise prices of a portion of the 3,334 warrants that PRF received in February 2003 to $15.00 in exchange for the surrender of the balance, warrants to purchase 1,852 shares of our common stock were exercised for which we received $27,889, and warrants to purchase 1,482 shares of our common stock were surrendered to us. As a result of the Special Warrant Offer PRF was considered to have received a deemed dividend of approximately $2,500 based on a Black Scholes calculation considering the valuation of the warrants prior to the December 16, 2004 offering and immediately subsequent to the offering (see Note 11).

See Notes 1 and 19 regarding the Exchange Agreement with PRF.

10 - DEBT

Bridge Financing: In March 2006, we received $445,000 in short-term loans. We received two loans for $130,000 and $65,000, respectively, from two of our executive officers. These loans were non-interest bearing and automatically payable from the proceeds of our future financings. $35,000 was repaid on April 6, 2006 with the balance paid from the proceeds of our April 17, 2006 private placement of our equity securities described in Note 12. The third loan for $250,000 bore interest at 8% per annum and was from the investor who had committed to provide us with $1,058,000 by the later of the filing of our pre-market approval application for our confirmatory venous leg ulcer trial, or March 31, 2006. This $250,000 loan automatically converted into the equity securities we issued in our April 2006 private placement at 1.2 times the note’s principal and accrued interest amount. This amounted to $301,333 and we recorded additional interest expense of $51,133. For this amount the investor received 301.333 shares of Series E preferred stock and a Series H warrant to purchase 100,444 shares of our common stock at $7.50 per share. We recorded the fair value of the warrants similar to the other Series H warrants as described in Note 12. Additionally we agreed that since the investor provided us with the funds earlier than was required, upon conversion of such $250,000 loan to our equity securities, we would forego such investor’s remaining commitment to provide us with $808,000 of additional financing, and that the earlier repricing (upon commitment) of our warrants held by such investor would not be affected.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 3, 2006, we received a non-interest bearing short-term loan of $45,000 from another of our executive officers which was repaid from our April 17, 2006 private placement plus a $500 transaction fee.

On April 5, 2006, we received a $200,000 short-term loan from a third party due April 30, 2006 to be repaid at 110% of principal plus accrued interest at 8% per annum on the original $200,000 principal balance. We issued a three-year warrant to purchase 3,333 shares of our common stock at an exercise price of $7.50 per share to the lender. The warrant was valued at $7,262 utilizing a Black Scholes model with the following assumptions: expected life of 3 years, volatility factor of 86%, risk free rate of 4.79%, and no expected dividend yield. On April 18, 2006, we repaid this note with interest, or $220,778. Accordingly, we charged the $7,262 warrant value to interest expense.

Secured Bridge Financing: During the fourth quarter of 2006 we received bridge loans aggregating $1,060,000. $810,000 of these loans matured on February 28, 2007 and are now due on demand. The loans are repayable at 110% of their $810,000 amount and accrue interest at a default rate of 15% after February 28, 2007. The lenders have the option to convert the notes we issued to them at 125% of the sum of their notes’ face value plus any accrued and unpaid interest into our next private placement. The intrinsic value of this conversion option will be measured using the commitment date fair value of the stock. This will result in our recording a loss on settlement on the note(s) in our 2007 second quarter when the private placement was completed. Additionally, we will issue a warrant to the noteholder exercisable for the number of shares of our common stock based on the amount of the face value of the Note, (the "Bridge Warrant"). The Bridge Warrant will have terms identical to the warrants we issued in the Private Placement, except that the exercise price of the warrants issued to the noteholders will be no more than $1.00 per share. The Bridge Warrants will provide for piggyback registration rights for the shares of our common stock issuable upon the exercise of the warrant. $110,000 of the $810,000 of loans was from our chairman and chief executive officer. The balance of the loans, which aggregate $250,000, was from a member of our board of directors and an entity that he controls, bear interest at 10% though March 31, 2007 and 15% thereafter. These notes mature November 10, 2007 and provide for automatic conversion into equity securities if we raise an amount sufficient to provide for two years of operating expenses (as determined by our board of directors). See Note 19 regarding the repayment of certain notes and rollover of other notes into our private placement in June 2007.

Promissory note: Promissory notes at December 31, 2006 consist of:

Promissory note - CUH2A, 4%, due through February 2008	50,082
Current portion	43,331
Noncurrent portion	$6,751

The CUH2A promissory note was a structured payout of a previous vendor obligation. We pay them $3,712 monthly. Minimum payments to be made under the terms of the promissory notes are as follows:

Year ending December 31,
2007	44,546
2008	6,783
51,329
Less amount representing interest	1,247
Net present value of future loan payments	$50,082

On February 2, 2006, we entered into a commercial premium finance agreement with First Insurance Funding Corp. of New York in the amount of $176,400. The financing agreement bore interest at 7 % and required nine monthly payments of $20,176 beginning March 2006. The financing was utilized to fund the premium payments for our directors and officers insurance policy and was repaid as of December 31, 2006.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11 - EQUITY TRANSACTIONS

Each share of our common stock is entitled to one vote.

Authorized shares: In September 2001, we, with shareholder approval, increased the authorized amount of our common stock to 35,000,000 shares and authorized the issuance of up to 1,000,000 shares of preferred stock. In February 2003, we, with shareholder approval, increased the authorized amount of our common stock to 200,000,000 shares.

Founders: Pursuant to an agreement between Dr. Eisenberg and the other founders (the “Other Founders”), a business relationship was formed by the founders for the manufacture and sale of products derived from the Technology (the “Business Agreement”). Under the terms of the Business Agreement, Dr. Eisenberg, who was the owner of all of our capital stock (4,000 shares) agreed to license the Technology to us and sell 70% of our shares for a purchase price of $1,000,000 to the Skin Group. Dr. Eisenberg was paid $85,000 in connection with this agreement as reimbursement for his expenses ($35,000 during the period from inception (March 12, 1991) to December 31, 1991 and $50,000 during the year ended December 31, 1992). The Other Founders initially owned all of the stock of the Skin Group (6,358 shares). On July 27, 1992, the Skin Group was merged with and into Ortec.

First private placement: In March 1991, the Skin Group issued, in a private placement, 1,450 shares for $65,000. In June and October 1991, the Skin Group issued an aggregate 994 shares, to a then director of ours (the “Director”) for an aggregate gross proceeds of $250,000.

Second private placement: Commencing in November 1991, the Skin Group issued 530 shares under a second private placement for $750,006. The 530 shares consisted of 354 shares issued during 1991 and 176 issued shares during 1992 for $500,000 and $250,006, respectively. Under the second private placement an additional 152 of our shares were issued for $215,467. In addition, the Director was granted warrants to purchase 49 of our shares at $1,413.75 per share.

Stock purchase agreement entered into with the Director: In June 1992, 354 of our shares were sold to the Director for a total purchase price of $499,998. The purchase price was payable in installments and shares and warrants were issued in installments pro rata with the payment of the purchase price. During the years ended December 31, 1992 and 1993, the Director paid $299,998 and $200,000, respectively, and was issued 212 and 142 shares, respectively. In addition, the Director was granted warrants to purchase 531 shares (319 and 213 of which were granted in 1992 and 1993, respectively) at an exercise price of $1,413.75 per share; such warrants were exercised on December 29, 1998.

Further, in connection with the Director’s purchase of the 354 shares, in 1993, the Other Founders granted to the Director options to purchase from them an aggregate of 494 of our shares, at a price of $750 per share. In 1993, the Director exercised such option in part, and purchased 327 shares from the Other Founders at the option price of $750 per share. The remaining balance of such options expired April 15, 1994.

Third private placement: Pursuant to a third private placement that commenced on January 13, 1993, and concluded on March 31, 1993, we sold an aggregate of 731 shares at $1,500 per share for $1,096,500. Subsequent to such offering, in 1993, we sold an additional 150 shares at $1,500 per share for $225,000. In connection with such purchases, all purchasers received certain registration rights.

Stock purchase agreement with Home Insurance Company dated July 19, 1993: Pursuant to a Stock Purchase Agreement dated July 19, 1993, by and between us and the Home Insurance Company (Home Insurance), we sold to Home Insurance 741 shares of common stock for an aggregate purchase price of $999,999, or $1,350 per share. In connection with such purchase, Home Insurance received certain registration rights.

Shares issued in exchange for commission: In 1993, we issued 4 shares to an individual as compensation for commissions in connection with the sale of our shares. Such commissions are included in share issuance expenses. The stock issued was valued at $1,500 per share.

In August 1993, the Director entered into a stock option agreement with Dr. Eisenberg and the Other Founders, pursuant to which he received the right to purchase an aggregate of 667 shares owned by such persons in various amounts and at various times, at a purchase price of $1,500 per share. As of December 31, 1993, the Director had exercised options and purchased 34 shares under such agreement at $1,500 per share. The remaining balance of such options has expired.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fourth private placement: Pursuant to a fourth private placement consummated in July 1994, we sold an aggregate of 263 shares at between $1,500 and $1,875 per share for aggregate proceeds of $397,712.

Stock purchase agreement with Home Insurance dated July 22, 1994: Pursuant to a Stock Purchase Agreement dated July 22, 1994, between Ortec and Home Insurance, we sold to Home Insurance 333 shares of common stock for an aggregate purchase price of $500,000, or $1,500 per share. In connection with such purchase, Home Insurance received certain registration rights and warrants to purchase 67 shares of common stock at $1,800 per share, which expired on July 21, 1997.

Rent forgiveness: During the year ended December 31, 1995, Dr. Eisenberg’s father waived the rights to $40,740 of unpaid rent which was accounted for as additional paid-in capital.

Initial Public Offering: On January 19, 1996, we completed an initial public offering of 8,000 units for aggregate proceeds of $6,000,000. Each unit consisted of one share of our common stock, one Class A warrant to purchase one share of common stock at $1,500 and one Class B warrant to purchase one share of common stock at $2,250. As of December 31, 1998, 7,225 Class A warrants were exercised and the balance expired unexercised. The Class B warrants were originally set to expire in January 1999. We extended the expiration date to March 31, 2000. The Class B warrants were subject to redemption by us at $1.50 per warrant. We received gross proceeds of approximately $1,282,000 and $10,823,000 and net proceeds of approximately $1,262,000 and $10,165,000 as a result of the exercise of warrants in 1998 and 1997, respectively.

Fifth private placement: In November 1996, we completed a private placement of our securities from which we received gross proceeds of $6,220,797 and net proceeds of approximately $5,733,000 (after deducting approximately $487,000 in placement fees and other expenses of such private placement). We sold 6,394 shares of common stock in such private placement at average prices of $973.50 per share. In addition, we granted five-year warrants to placement agents to purchase such number of shares equal to 10% of the number of shares of common stock sold by such placement agents, exercisable at prices equal to 120% of the prices paid for such shares. Pursuant to the purchasers’ request, we registered all 6,394 shares.

Options and warrants issued for services: During 1992 and 1993, we issued warrants to purchase 44 shares at $1,413.75 per share, and during 1995 we issued warrants to purchase 134 shares at $1,500 per share to members of our Scientific Advisory Board. During 1996 and 1997, we issued warrants to purchase 1,614 shares at $900 to $1,800 per share to the Director and certain others. These warrants expired at various dates through November 2001.

On January 20, 1996, we granted “lock-up warrants” entitling shareholders to purchase an aggregate of 2,594 shares of our common stock at a price of $150 per share. All unexercised warrants expired on January 18, 2000. At different times during 1996, seven persons exercised such warrants and purchased 226 shares of common stock at the $150 per share exercise price. The issuance of such lock-up warrants was in consideration for such shareholders signing lock-up agreements agreeing not to sell or transfer shares of our common stock purchased at prices of $1,350 or more per share until January 20, 1997. At different times during the third quarter of 1997, eight persons exercised such warrants and purchased an aggregate of 141 shares of common stock at the $150 per share exercise price. During 1998, nine persons exercised such warrants and purchased an aggregate of 641 shares of common stock at the $150 per share exercise price. During 1999, five persons exercised such warrants and purchased an aggregate of 94 shares of common stock at the $150 per share exercise price. There were no underwriting discounts or commissions given or paid in connection with any of the foregoing warrant exercises.

During the third quarter of 1997, we granted to one person and its seven designees four-year warrants to purchase an aggregate of 250 shares of common stock, at an exercise price of $1,800 per share. Such warrants were not exercisable until July 18, 1998 and were granted in consideration for consulting services rendered to us.

During the fourth quarter of 1997, we granted to one person and its six designees four-year warrants to purchase an aggregate of 250 shares of common stock, at an exercise price of $1,800 per share. Such warrants were not exercisable until July 18, 1998 and were granted in consideration for consulting services rendered to us.

During 1998, warrants for 125 shares, mentioned in the two previous paragraphs, were exercised utilizing the cashless exercise option of the warrant agreement. We issued 42 shares upon this exercise.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the third quarter of 1997, we granted to one person a one-year warrant to purchase an aggregate of 4 shares of common stock, at an exercise price of $1,800 per share. Such warrants were granted in consideration for consulting services rendered to us. The warrant was exercised during 1998.

We recorded consulting expense of approximately $65,000 as a result of these grants during the year ended December 31, 1998.

During the fourth quarter of 1997, we granted five-year warrants to our three executive officers to purchase an aggregate of 1,600 shares of common stock, at an exercise price of $1,800 per share. Such warrants were granted in consideration for services rendered to us. The exercise of such warrants was contingent upon the occurrence of certain events, which were considered probable at December 31, 1997. As of December 31, 1998, five of the six events had occurred so that 1,233 of those warrants became vested. As a result, we recorded compensation expense of approximately $80,000 in December 1997 and $1,185,000 for the year ended December 31, 1998. The balance of the warrants became vested upon the exercise of warrants owned by a director in December 1998 in accordance with the terms of certain compensation provisions as approved by our Board of Directors.

In consideration for services rendered by him as our director in the five-year period from 1992 to 1996 for which he never received compensation, we extended by one year to December 31, 1998 the expiration date of warrants owned by a director to purchase an aggregate of 580 shares, exercisable at $1,413.75 per share. As a result, we recorded compensation expense of approximately $420,000, during the fourth quarter of 1997. All of these warrants were exercised on December 29, 1998.

During the fourth quarter of 1998, we granted five-year options to our three executive officers to purchase an aggregate of 3,472 shares of common stock, at exercise prices ranging from $1,819.50 to $1,866 per share. The exercise of such options was contingent upon the occurrence of certain events. All of these options became vested upon the exercise of warrants owned by a director in December 1998 in accordance with the terms of certain compensation provisions as approved by our Board of Directors. As a result, we recorded compensation expense of approximately $495,000 in December 1998.

Sixth private placement: In December 1998, we completed a private placement of our securities from which we received proceeds of $2,000,000. In addition, we granted three-year warrants to the purchaser to purchase 334 shares at $1,800 per share. We sold 1,333 shares of common stock in such private placement. We allocated the $2,000,000 proceeds amongst the common stock and warrants based upon the relative fair market value of the stock at the date of issuance and the estimated fair value of the warrants using the Black-Scholes option pricing model. We assigned values to the common stock and warrants issued of $1,788,698 and $211,302, respectively.

Seventh private placement: In March 1999, we completed a private placement of 2,594 shares of our common stock to twenty investors from which we received proceeds of $3,405,076. In addition, each investor also received a three-year warrant to purchase 20% of the number of shares of our common stock such investors purchased in such private placement. The prices at which such warrants were exercisable was $1,875 per share for one half, and $2,175 per share for the other half, of the number of shares issuable upon exercise of such warrants. We allocated the $3,405,076 proceeds amongst the common stock and warrants based upon the relative fair market value of the stock at the date of issuance and the estimated fair market value of the warrants using the Black-Scholes option pricing model. We assigned values to the common stock and warrants issued to the investors of $3,168,785 and $236,291, respectively. Oscar Gruss & Son, Incorporated (Gruss) acted as placement agent in such private placement. For its services as placement agent, we paid Gruss $272,406 and granted Gruss a five-year warrant to purchase an aggregate of 260 shares of our common stock at an exercise price of $1,575 per share. The value assigned to the Gruss warrants was $232,000. Other share issuance costs amounted to $106,002.

Eighth private placement: In December 1999, we completed a private placement of 10,909 shares of our common stock to two institutional funds from which we received proceeds of approximately $9,000,000. Share issuance costs amounted to approximately $9,500.

Ninth private placement: In March 2000, we completed a private placement of 444 shares of our common stock to one fund from which we received proceeds of approximately $1,000,000. In addition, we paid a placement agent who introduced us to the fund a fee of approximately $43,400 and granted such placement agent a five year warrant to purchase 18 shares of our common stock at an exercise price of $2,250 per share. The value assigned to the warrant was $23,000, which was reflected as share issuance costs. Other share issuance costs amounted to $3,200.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Tenth private placement: In September 2000, we completed a private placement of 8,318 shares of our common stock to ten investors from which we received approximately $8,421,000. In addition, we paid the placement agent who introduced us to the investors a fee of approximately $525,400. Other share issuance costs amounted to approximately $46,500.

Options issued for services: In April 2001, we issued options to purchase 400 shares of our common stock, at $1,042.50 per share, to certain professionals. The estimated fair value of $188,080 for such options was charged to general and administrative expenses.

During 2002, we completed a private placement with several investors, in which we raised cash proceeds of $8,200,000, issued convertible preferred shares, issued warrants to purchase common shares and granted common stock as dividends. (See Note 12).

Warrant issued for consulting services: During July 2003, we granted a warrant to purchase 10,000 shares at an exercise price of $30.00 per share to a vendor in consideration for twelve months of consulting services. In accordance with the agreement, 50% of the shares, or 5,000 shares, vested immediately, with the balance vesting upon the six-month anniversary in January 2004. As a result, we recorded expense of $87,000 in 2003 and $94,393 during 2004 representing the value of the additional 5,000 shares which had vested.

Promissory note transactions: In connection with the issuance of $9,776,626 of promissory notes to investors placed in 2003 and 2004, we paid our placement agent a fee equivalent to 3.33 shares for every $1,000 of the promissory notes and recorded this as deferred debt issuance cost which was then amortized over the life of the note to interest expense. An aggregate of 32,589 shares were issued in 2004 consisting of 10,467 shares valued at $287,000 (in 2003) relating to notes placed in 2003 and 22,122 shares valued at $746,202 relating to notes placed in 2004.

On October 27, 2004 holders of $9,206,000 of investor promissory notes agreed to extend the maturity date of their notes from November 5, 2004 to December 31, 2004. In consideration of this extension we increased the interest rate for the fourth quarter of the calendar year to 12% and issued 3,000 common shares for each $1,000,000 of principal amount held, or 27,618 common shares, which we issued in 2005. The modification was not considered significant and thus these shares were valued at $30.00 per share, or $828,540 in the aggregate, and was charged to interest expense in the fourth quarter. These shares were issued in 2005 upon our confirmation of each noteholders’ accredited investor status. In connection therewith, we issued 18,468 shares of common shares and 34.31 shares of our Series D preferred stock (equivalent to 9,150 common shares).

As provided in the promissory notes, if we received $5,000,000 of gross proceeds from a qualified financing, we could elect to prepay the notes and any accrued and unpaid interest in cash or in our stock. See January 2005 private placement discussion below.

Special warrant offer: On November 16, 2004, we made a Special Warrant Offer (SWO) to all holders of our Series B-1, B-2 and C warrants. Such warrants were originally issued in connection with our Series B and C preferred stock financings in November and December 2002 and in February, May and July 2003 (See Note 12). At the time of the SWO there were outstanding and eligible for the SWO: 44,533 and 1,667 Series B-1 warrants exercisable to purchase our common stock at $60.00 and $225.00 per common share, respectively; 36,276 and 1,667 Series B-2 warrants exercisable to purchase our common stock at $75.00 and $300.00 per common share, respectively, and 113,800 Series C warrants to purchase our common stock at $54.00 per common share. Under the terms of the SWO, the holders were entitled to purchase 1/3 of such shares they could otherwise purchase at a reduced exercise price of $25.05 per common share. Concurrently with such exercise they would receive 2/9 of such shares they could otherwise purchase at the reduced exercise price of $0.15 per common share, and they would surrender the right to purchase their remaining 4/9 of such shares they could otherwise purchase. Each warrant holder participating in the SWO received a new warrant to purchase 30% of the common shares acquired by such purchaser in the SWO.

The SWO was concluded December 3, 2004. Holders of 32,786 of our Series B-1 warrants, 28,756 of our Series B-2 warrants, and 107,000 of our Series C warrants participated in the SWO.

Participation in the offering resulted in aggregate gross proceeds of $1,438,019 consisting of cash proceeds of $1,338,019 and $100,000 relating to the settlement of an existing promissory note obligation. There were no fees paid to our placement agent in connection with the SWO. We issued 33,132 shares of our common stock and 233.8274 shares of Series D convertible preferred stock, which are equivalent to 62,354 shares of common stock. We also issued five-year Series E warrants to the investors to purchase an additional 28,646 shares of our common stock for $27.00 per share.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a result of the SWO, the warrant holders who participated in the offering were considered to have received a deemed dividend aggregating $1,120,500 based upon a Black Scholes calculation considering the valuation of the warrants prior to the November 16, 2004 offering and subsequent to the offering. We recorded an aggregate deemed dividend of $1,123,000 inclusive of Paul Royalty Fund’s SWO described in Note 9.

January 2005 private placement: On January 5, 2005 we entered into a number of agreements with institutional and accredited investors (collectively, the “purchasers”) that provided us with:

•
Gross aggregate cash proceeds of $5,403,302 from the sale of 432,264 shares of our common stock (the “private placement”) to former holders of our Series C preferred shares and other purchasers at $12.50 per share (the “purchase price”) with each receiving a five year warrant to purchase one share of common stock at $27.00 per share (Series E warrant) for every two shares purchased. We granted each of the purchasers in the $5,403,302 private placement the right to purchase, within 45 days after the closing date, additional shares of our common stock and our Series E warrants on the same terms as in the private placement in an amount not to exceed 25% of their original cash investment in the private placement;

•
The Series E warrants, with certain exceptions, provide that if we sell shares of our common stock at prices below the exercise prices of those warrants, or issue other securities convertible into, or which entitle the holder to purchase, shares of our common stock, which could result in the sale of our common stock at a price which in effect (taking into consideration the price paid for the convertible security or the warrant or the option) is less than the exercise price of the Series E warrants, then the exercise price of the Series E warrants will be reduced by a portion of the difference between the exercise price and the lower price at which the common stock was, or effectively could be, acquired. That percentage by which the exercise price of the Series E warrants could be reduced depends not only on the lower price at which our common stock was, or could be, acquired, but also by the ratio that the number of shares of our common stock that were, or could be, so acquired bears to the total number of shares of our common stock that would be outstanding after such sale of our common stock, or the conversion of securities convertible into, or the exercise of such warrants or options to purchase, our common stock. We analyzed the warrants in accordance with Emerging Issue Task Force Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” (EITF 00-19) to determine their proper classification as equity.

•
All our outstanding Series C preferred shares at January 5, 2005, or approximately 913 Series C preferred shares, with a liquidation preference of $5,476,256 plus accrued and unpaid dividends, an aggregate value of $6,357,104, were exchanged for 508,568 shares of our common stock or equivalent Series D preferred shares (certain shares were issued as a Series D preferred equivalent as described below) and five-year warrants to purchase 254,284 shares of our common stock at $27.00 per share. Upon the exchange, the holders of the Series C preferred shares received a warrant to purchase one share of common stock for each two shares of our common stock they received in the exchange. This exchange was offered to Series C preferred shareholders if they participated in the private placement sale of our common stock for an amount equal to 30% of the liquidation preference amounts of their Series C preferred shares exchanged for our common stock. The Series C holders provided gross cash proceeds of $1,642,877 (30% of $5,476,256) of the $5,403,302 aggregate gross proceeds received by us in the private placement. The conversion of the Series C preferred shares was beneficial to the Series C preferred holders since the original certificate of designations called for conversion using a $30.00 price per share for our common stock. This would have resulted in 211,903 shares being issued with a fair value on January 5, 2005 of $3,019,625. Instead the holders received 508,568 shares consisting of 218,912 shares of common stock, and 289,656 common shares in the form of a Series D preferred equivalent as described above, whose combined value on January 5, 2005 was $7,247,099, and a warrant to purchase 254,284 shares of common stock whose value was determined to be $2,125,974. The warrant value was determined utilizing a Black Scholes pricing model with $14.25 stock price on January 5, 2005, expected life of five years, risk-free rate of 3.73%, volatility factor of 86% with no dividend yield. The excess value of $6,353,448, representing the aggregate value of the shares and warrant ($9,373,073) issued over what would have been issued under the original conversion ($3,019,625), was recorded as a deemed dividend to the Series C preferred holders.

•
As a result of our receipt of over $5,000,000 in the private placement we could and did elect to repay $9,626,626 (principal balance outstanding at January 5, 2005) of our outstanding promissory notes, accrued interest of $674,587 and an added 20% premium, in all $12,361,456, by issuing to each noteholder so many shares of common stock equal to the principal, accrued interest and premium of each divided by the $12.50 purchase price. Each noteholder also received a Series E warrant for each common share received, or 988,917 Series E warrants. We recorded a loss on settlement of $10,328,199 in connection with this transaction consisting of the 20% premium of $2,060,243 and the value of the 988,917 warrants which was $8,267,956. The warrant value was determined utilizing a Black Scholes pricing model with $14.25 stock price on January 5, 2005, expected life of five years, risk-free rate of 3.73%, volatility factor of 86% with no dividend yield.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•
Purchasers, Series C Holders and holders of the Notes whose participation in these transactions would result in ownership of common stock in excess of 9.99% of our issued and outstanding shares of common stock could elect to receive instead of our common stock, shares of our Series D convertible preferred stock convertible into the same number of shares of our common stock.

We issued an aggregate 1,181,384 shares of common stock, 2,806.37 shares of Series D preferred stock (convertible into 748,364 shares of common stock), and five-year Series E warrants to purchase 1,459,333 shares of our common stock at an exercise price of $27.00 per share, as a result of these transactions.

Four investors exercised their additional right to purchase shares within 45 days on the same terms as the placement, and we received gross proceeds of $127,719. We issued 10,217 shares and five year warrants to purchase 5,109 shares of our common stock at an exercise price of $27.00 per share for such additional investments by these four investors.

After January 5, 2007, subject to a registration statement then being effective for the common stock underlying the warrants, the warrants may be redeemed by us, if our common stock closes above $54.00 for ten consecutive trading days. The warrants contain cashless exercise as well as customary anti-dilution provisions.

In connection with these transactions, we paid Burnham Hill Partners, a division of Pali Capital (“BHP”), our placement agent, commissions consisting of cash equaling 10% of the $5,403,302 of gross cash proceeds we received from the private placement. The placement agent and its assigns received warrants to purchase 181,892 shares of our common stock exercisable at $14.25 per share. We paid $86,872 in legal and accounting expenses in connection with the private placement. At any time within three years after the date of the placement, we will pay the placement agent cash equal to 6% of the gross proceeds received by us from the exercise of the warrants issued to the investors who purchased shares of common stock for cash in the private placement. We also entered into an agreement under which the placement agent provided financial advisory services to us through September 30, 2005, for a fee of $250,000. The fee was amortized over the period of service. The agreement provided that payment of such fee would be deferred until our cash balance exceeds $10,000,000. Pursuant to a new advisory agreement dated September 23, 2005, we agreed that the placement agent may apply all or a portion of the $250,000 Advisory Fee as purchase price for the common stock and common stock purchase warrants sold in the financing which we closed October 12, 2005.

Series B conversion: In accordance with an agreement dated May 23, 2003 amongst the holders of Series B preferred stock which provided for conversion of our outstanding Series B preferred stock should all of the holders of Series C preferred stock convert their preferred shares to common stock (which occurred at the January 5, 2005 closing as described above), Paul Royalty Fund, the sole remaining holder of Series B preferred stock, converted its 50 shares of Series B preferred stock into 14,710 shares of common stock, which included common shares for $51,616 in accrued dividends.

February 2005 private placement On February 9, 2005, we completed a private placement with one investor from which we received aggregate gross proceeds of $100,000. We issued to the investor 8,000 shares of our common stock and a five-year warrant to purchase 4,000 shares of our common stock at $27.00 per share. We paid our placement agent 10% of the gross proceeds and a five-year warrant to purchase 1,200 shares of our common stock exercisable at $14.25 per share. We incurred legal expenses of $3,727 for this transaction.

We had undertaken to register all shares of our common stock in our January 5 and February 9, 2005 private offerings as well as all shares of our common stock issuable upon exercise of all the warrants and conversion of Series D preferred stock issued in the January 5, 2005 offering, within 10 days after filing of our Annual Report on Form 10-KSB with the Securities and Exchange Commission, which Form 10-KSB we filed on March 31, 2005. In April 2005, in consideration for the waiving of penalties we would have to pay for failure to file our registration statement at a date no later than April 13, 2005, we entered into agreements with our Series E Warrant holders who purchased our common stock and received registration rights in our January 5 and February 9, 2005 private offerings, to modify the exercise price of their Series E Warrants from $27.00 to $22.50. Utilizing a Black Scholes valuation model we recorded a deemed dividend to these warrant holders of $67,217. Such value was determined utilizing a model with a stock price of $9.15, expected life of five years, risk free rate of 3.99%, volatility of 86% and no dividend yield.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2005 promissory note financing: Beginning May 27, 2005 and thereafter, we received gross loan proceeds of $3,186,000 through the issuance of 8% promissory notes due December 31, 2005. The outstanding principal together with all unpaid and accrued interest would automatically convert into equity securities issued by us in an equity financing, or a combination of equity financings, with gross proceeds of at least $5,000,000, such conversion to be at the same price per equity security as the equity securities sold in the equity financing; provided, however, that for purposes of determining the number of equity securities including warrants to be received upon such conversion, the dollar amount due the noteholder will first be multiplied by a factor of 1.2 times. In order to induce certain investors to participate in this financing the exercise price of the noteholders’ Series E warrants to purchase 798,897 shares of common stock received in our January 5, 2005 private placement was reduced from an exercise price of $27.00 and $22.50 per share to an exercise price of $.015 per share. Utilizing a Black Scholes valuation model we determined the value of this warrant exercise price reduction to be $2,212,436. Such amount was recorded as a debt discount and amortized to interest expense over the life of the notes.

Additionally, an investor holding in excess of 9.99% of our shares on a fully diluted basis who purchased $150,000 of those promissory notes, entered into a funding commitment for an additional $1,208,000. The exercise of such investor’s repriced warrants to purchase 241,253 shares of our common stock was limited to an amount determined by multiplying the 241,253 warrants by the percentage of the $1,358,000 commitment actually funded. Such investor agreed to provide us with such additional $1,208,000 by the later of the filing of our pre-market approval application for our confirmatory venous leg ulcer trial, or March 31, 2006. We received $150,000 towards this amount on September 14, 2005 in the form of a loan for which we issued an 8% promissory note (to be automatically converted into our equity securities the same as our other promissory notes, described above). That left a balance to be paid to us under that commitment of $1,058,000. As described in Note 10, on March 15, 2006, we received an additional $250,000 bridge loan from this investor which further reduced this funding commitment to $808,000. In connection with this loan from this investor we agreed to release the investor from the remaining $808,000 funding commitment and allow for the full exercise of the investor’s 241,253 warrants. We paid a cash fee of 5% of the gross loan proceeds to our financial advisor in connection with all such loans.

On September 29, 2005 we received an additional $150,000 loan for which we issued an 8% promissory note due December 31, 2005 with similar terms to the $3,186,000 of promissory notes issued in the prior quarter.

Lonza suite deal: On July 12, 2005, we entered into an agreement with our manufacturing and marketing partner, Lonza Walkersville, Inc. (successor by acquisition to Cambrex Bio Science Walkersville, Inc.), whereby for the six-month period May 1 to October 31, 2005 the $128,750 monthly charges we incurred for rental of a production suite used to produce ORCEL at their Maryland facility would be accrued by them for later conversion into shares of our common stock and warrants. The aggregate accrued charge during the six-month period of $772,500 was converted at $11.25 per common share, for 68,667 shares of common stock. We also issued to Lonza three year warrants to purchase 103,000 shares of our common stock exercisable, at $27.00 per share. Each of these securities carried certain registration rights. At December 31, 2005, we had accrued a charge for the six month period from May 1 to October 31, 2005 based on the fair value of the 68,667 shares and warrants to purchase 103,000 shares of our common stock at $27.00 per share. We determined that the fair value of our common stock and warrants was a more reliable measure then the monthly suite fee charged. Accordingly, we recorded a liability of $235,500 to reflect the fair value of our common stock and warrants to be issued as payment for rental of the production suite. In accordance with the terms of the agreement, the conversion was effectuated in December 2006 resulting in the issuance of the above common shares and warrant and removal of the liability. We entered into a similar arrangement in 2006 as described below under Lonza Suite Deal II.

Service agreement: On July 18, 2005, we entered into a three-month service agreement with a financial communications group whereby we agreed to grant it a warrant to purchase 3,334 shares of our common stock, exercisable as follows: (i.) 1,667 shares exercisable at $7.50 per share, which vested immediately, and (ii.) 1,667 shares exercisable at $15.00 per share, which vested upon the Company and the financial communications group extending the term of the service agreement. Such agreement was extended. Utilizing a Black-Scholes valuation model we recorded a general and administrative charge of $4,903 for these warrants.

On December 1, 2005, in partial consideration for services rendered by the above group to us we granted them three-year warrants to (i) purchase 1,667 shares of our common stock at an exercise price of $7.50 per share, which vested on March 31, 2006, and (ii) to purchase an additional 1,667 shares of our common stock at an exercise price of $15.00 per share, which vest only if we and the service provider extended the original three-month term of the service agreement beyond March 31, 2006. Utilizing a Black-Scholes valuation model we recorded a general and administrative charge of $2,286 for the initial warrant to purchase 1,667 shares at $7.50 per share. The contract was not extended beyond March 31, 2006.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 2005 private placement: On October 12th and 31st, 2005, we completed a private placement in which:

•
We issued 972,718 shares of common stock at a purchase price of $3.75 per share for aggregate gross proceeds of $3,647,691 (approximately $2,650,000 of which was received on October 12, 2005) and issued to each purchaser our Series F common stock purchase warrants to purchase 50% of the number of common shares purchased, or an aggregate of 486,359 shares. The Series F warrants are exercisable at $7.50 per share. Investors holding an aggregate 392,072 Series E warrants who purchased our common stock and Series F warrants in this private placement in an amount equal to at least 40% of their past cash investments in our January 2005 equity private placement (which was completed at $12.50 per share and in which they purchased our common stock and our Series E warrants), or who converted our promissory notes on that January 5, 2005 date to shares of our common stock and Series E warrants, had the exercise price of their Series E warrants held by them reduced to $.015 from $27.00 and $22.50 per share. The modification of the warrant value was recorded as a deemed dividend of $1,053,088 based on a Black Scholes valuation. Such valuation was determined utilizing a stock price of $4.50, expected life of five years, risk free rate of 4.32%, volatility of 88% and no dividend yield.

•
The Series F warrants contain certain anti-dilution provisions. We may redeem the Series F warrants if our common stock trades above $15.00 for ten consecutive trading days. We analyzed the warrants in accordance with EITF 00-19 to determine their proper classification as equity.

•
On October 12, 2005, the terms of all of the $3,486,000 of outstanding promissory notes at September 30, 2005 were amended to reduce the amount of gross proceeds we had to receive in equity financings to trigger the conversion of the notes to our equity securities, from the original $5,000,000 to $2,514,000. In consideration of this amendment the holders received 1,334 seven-year Series F warrants to purchase our common stock at $7.50 per common share for each $100,000 of outstanding principal amount of the note that is being converted into our equity securities, or 46,480 Series F warrants. As a result of our receipt of gross proceeds of approximately $2,650,000 from the sale of our equity securities on October 12, 2005, all of the promissory notes we issued after May 26, 2005, including accrued and unpaid interest of $98,463 and an added 20% premium, in all $4,301,355 were converted into an aggregate of 1,147,028 shares of our common stock. We actually issued 423,128 shares of our common stock and 2,714.624 Series D Preferred (equivalent to 723,900 shares of common stock), and Series F warrants to purchase an additional aggregate 619,994 shares of common stock at $7.50 per share. We recorded a loss on settlement of $2,753,254 in connection with this transaction consisting of the 20% premium of $716,892 and the value of the warrants to purchase 619,994 shares of $2,036,362. The warrant value was determined utilizing a Black Scholes pricing model with $4.50 stock price on October 12, 2005, expected life of seven years, risk-free rate of 4.37%, volatility factor of 88% with no dividend yield.

Purchasers whose participation in this private placement whose holdings would result in ownership in excess of 9.99% of our outstanding common stock were given the option to receive Series D preferred shares which would be convertible into the same number of shares of our common stock they would otherwise have acquired in that October 2005 private placement.

We were required to file a registration statement registering the shares of the common stock and the shares of our common stock issuable upon exercise of our Series F warrants, which we sold in that October 2005 private placement. That registration statement was required to be filed no later than January 6, 2006. We were required to use our best efforts to have the registration statement declared effective within 60 business days thereafter. Such registration rights agreement provided, before it was modified, that if the registration statement was not filed by January 6, 2006, or was not declared effective within 90 business days of its filing we must pay the investors cash liquidated damages equal to 1.5% of the amount they invested in the current private placement for the first 30 days of our default, and 1% of the amount invested for each 30 days thereafter. Our agreement with those purchasers provided that the holders of a majority of the shares of our common stock we were required to register pursuant to that agreement (the “majority holders”) could modify and/or waive our obligations under that agreement and such modification and/or waiver would be binding on all the purchasers in that private placement. On January 30, 2006 the majority holders (i) waived our obligation to pay any liquidated damages for our failure to file the registration statement by January 6, 2006; (ii) extended to June 7, 2006, then later extended to September 15, 2006, the time by which the registration statement had to be declared effective before we had to pay any liquidated damages and (iii) permitted us to include in such registration statement shares of our common stock we may issue, or that will be issuable, in (x) a transaction in which we acquire by merger another biotechnology company and/or (y) a new private placement of our securities in which we raise up to $10,000,000.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Such modification and waiver enabled us to pursue an acquisition and a private placement without incurring those liquidated damages expenses. The registration statement covering such shares was declared effective August 7, 2006.

BHP received a cash fee equal to 10% of the gross proceeds (including cash received for our promissory notes issued since May 2005, approximately half of which we paid to BHP upon placement of the notes) received by us in that October 2005 private placement. BHP received warrants to purchase 211,975 shares of our common stock at an exercise price of $4.50 per common share. BHP reserved the option to take $174,300 (see April 2006 transaction which follows) of their fee to purchase our common stock and our Series F warrants at the same price as paid by the investors in that October 2005 private placement for those securities. Additionally, as a result of such private placements and sale of our promissory notes, pursuant to our agreement with BHP, placement agent warrants for the purchase of 183,092 shares of our common stock at an exercise price of $14.25 per share, which we issued to BHP and its designees in connection with the January 2005 private placement of our common stock and our Series E warrants, had their exercise price reduced to $5.25 per share. The modification of the warrant value was recorded as a deemed dividend of $143,942 based on a Black Scholes valuation. We paid $109,306 in legal and accounting expenses in connection with the October 2005 private placement. For a period of 36 months ending in October 2008 we shall pay BHP a cash fee of 6% of the proceeds we receive from the exercise of any of our warrants issued to investors who paid cash for our securities.

For a period of nine months ending July 31, 2006, BHP had the right to act as our exclusive placement agent in connection with our subsequent financings. During that period, BHP would have been entitled to an industry standard fee for completion of a strategic transaction by us. BHP both waived its right to act as placement agent with respect to a proposed private placement financing we had to complete and waived its fee for the Hapto acquisition which we were negotiating.

Purchasers in the October 2005 private placement had the right for a period which ended on the earlier of six months after their purchase of our common stock and our Series F warrants, or upon our announcement of a transaction in which we will issue at least 1,333,333 shares of our common stock (a “Material Transaction”), to participate in any equity financing by us in connection with or relating to such Material Transaction, so that each purchaser can maintain its percentage ownership of our common stock as of the date immediately prior to the date of such equity financing.

The exercise prices of our Series F warrants issued to the purchasers in our private placement on October 12, 2005 and on October 31, 2005, and to the note holders, were to be adjusted if during the earlier of (a) the six-month period after the date of issuance of the Series F warrants, or (b) when we announce a Material Transaction,

(i)
we sell our equity securities in a financing at a price equal to or greater than $3.75 per share, the exercise price of our Series F warrants held by such persons will be reduced (or increased but not beyond the current $7.50 per share exercise price of our Series F warrants) to the exercise price of the warrants issued in such equity financing, or

(ii.)
we sell our equity securities in a financing for less than $3.75 per share (notwithstanding that such equity financing is consummated following the announcement of the Material Transaction), the exercise price of our Series F warrants held by such persons will be reduced to the price per share for which we sell our equity securities in such financing.

In a press release dated December 15, 2005, we announced our letter of intent to acquire Hapto Biotech. We considered this a Material Transaction. No adjustment to the October 2005 private placement purchaser’s warrants were required as a result.

Series E warrant exercises: Various investors holding Series E warrants to purchase 13,144 shares of our common stock at $0.015 per share exercised such rights. Additionally on May 15, 2006 investors holding Series E warrants to purchase 126,590 shares of our common stock at $0.015 exercised such right on a cashless basis. Based on a $3.60 closing price they received 126,063 shares of our common stock.

Vendor settlement: On March 17, 2006, we settled a vendor liability of approximately $102,000 for $35,000 payable in seven equal monthly installments of $5,000 and a three-year warrant to purchase 19,000 shares of our common stock at an exercise price of $3.75 per share. The warrant was valued at $54,982 utilizing a Black Scholes model with the following assumptions: expected life of 3 years, volatility factor of 86%, risk free rate of 4.64%, and no expected dividend yield. The warrant has piggyback registration rights for the underlying shares of common stock.

Lonza suite deal II: On February 13, 2006 we entered into an agreement with our manufacturing and marketing partner, Lonza, whereby for the six-month period January 1 to June 30, 2006 the $132,612 monthly charges we incur for rental of a production suite used to produce ORCEL at their Maryland facility, Lonza agreed to accept 49,116 shares of our common stock monthly in lieu of cash payment. Accordingly, we issued 294,693 shares for six months of suite fees during the first half of 2006. We determined that the fair value of our common stock and warrants was a more reliable measure then the monthly suite fee charged. Accordingly, the shares were valued at $1,119,834 using the closing market price of our common stock at the end of each monthly performance period. We also issued to Lonza a three-year warrant exercisable July 1, 2006 to purchase 73,673 shares of our common stock at $11.25 per share. The warrant was valued at $67,505 on the date of agreement utilizing a Black Scholes model with the following assumptions: expected life of 3 years, volatility factor of 86%, risk free rate of 4.66%, and no expected dividend yield. The warrant was amortized over the six-month period of the agreement. Each of these securities carry certain registration rights. The common shares issued to Lonza were subject to registration rights and potential liquidated damages.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fees due former investment banker: In April 2006, pursuant to an agreement reached in December 2005 to settle certain advisory fees ($250,000) and placement fees ($174,300) due to our former investment banker, we issued 113,147 shares of our common stock at $3.75 per share and Series F warrants to purchase 56,573 shares exercisable at $7.50 per share in lieu of a cash payment of the $424,300. Separately, the former investment banker received a $50,000 fee from our April 2006 placement as a termination fee. This $50,000 fee was treated as a cost of doing the April 2006 private placement and accordingly offset the proceeds. It was also agreed that the investment banker would receive placement agent fees for any funds raised in the April 2006 private placement from investors who participated in our earlier financings in which such investment banker or its principals acted as placement agent. In this regard we paid the investment banker $25,000, and issued Series H warrants to purchase 10,000 shares of our common stock at $7.50 per share to the investment banker and its designees.

The following table summarizes warrant activity during the period from March 12, 1991 (inception) through December 31, 2006 (excluding the Class A and B warrants which were issued during our initial public offering of our common stock):

	Price Range ($)			Warrants
March 12, 1991 (inception)
Granted			1,413.75	49
Balance, December 31, 1991			1,413.75	49
Granted			1,413.75	367
Balance, December 31, 1992			1,413.75	416
Granted	1,413.75	-	1,800.00	322
Balance, December 31, 1993	1,413.75	-	1,800.00	738
Granted			1,800.00	67
Balance, December 31, 1994	1,413.75	-	1,800.00	805
Granted			1,500.00	26
Expired			1,413.75	(18)
Balance, December 31, 1995	1,413.75	-	1,800.00	813
Granted	150.00	-	1,500.00	3,411
Exercised			1,500.00	(226)
Expired			1,800.00	(16)
Balance, December 31, 1996	150.00	-	1,800.00	3,982
Granted	1,800.00	-	2,137.50	2,204
Expired			1,800.00	(67)
Balance, December 31, 1997	150.00	-	2,137.50	6,119
Granted	1,800.00	-	2,100.00	500
Exercised	150.00	-	1,800.00	(1,372)
Expired			1,800.00	(723)
Balance, December 31, 1998	150.00	-	2,137.50	4,524
Granted	1,875.00	-	2,175.00	778
Exercised			150.00	(94)
Expired	900.00	-	1,413.27	(114)
Balance, December 31, 1999	150.00	-	2,137.50	5,094
Granted			2,250.00	18
Exercised			1,800.00	(13)
Expired	150.00	-	1,500.00	(1,034)
Balance, December 31, 2000	1,155.00	-	2,250.00	4,065
Expired	1,155.00	-	1,800.00	(1,429)
Balance, December 31, 2001	1,155.00	-	2,250.00	2,636
Granted	.15	-	937.20	148,068
Exercised			.15	(64,933)
Expired	.15	-	2,175.00	(11,290)
Balance, December 31, 2002	.15	-	2,250.00	74,481
Granted	.15	-	225.00	157,948
Exercised	.15	-	60.00	(26,584)
Expired			2,100.00	(167)
Balance, December 31, 2003	.15	-	1,800.00	205,678
Granted	.15	-	225.00	34,583
Exercised	.15	-	300.00	(97,651)
Surrendered	54.00	-	300.00	(76,389)
Expired			2,100.00	(314)
Balance, December 31, 2004	30.00	-	1,800.00	65,907
Granted	0.015	-	27.00	2,974,861
Exercised			0.015	(243,901)
Expired	675.00	-	1,800.00	(258)
Balance, December 31, 2005				2,796,609
Granted	3.75	-	27.00	3,083,891
Exercised			0.015	(139,734)
Expired	30.00	-	48.75	(10,937)
Balance, December 31, 2006				5,729,829

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes data about outstanding warrant as of December 31, 2006:

		Weighted
		Average	Weighted
		Remaining	Average
Range of	Number	contractual	Exercise	Number
exercise prices	outstanding	Life (years)	Price	exercisable
$.015	811,333	3.02	$.015	811,333
$3.75 to $7.50	4,411,970	4.47	$6.58	4,411,970
$11.25 to $75.00	506,526	2.61	$18.04	506,526
	5,729,829			5,729,829

12 - SERIES A, B, C, D, D-1, & E PREFERRED STOCK, 12% CONVERTIBLE DEBENTURES

Series A Convertible Preferred Stock: On June 25, 2002, our board of directors unanimously adopted an amendment to our certificate of incorporation designating 2,000 shares out of the 1,000,000 shares of preferred stock that we are authorized to issue, as Series A convertible preferred stock, and designating the relative rights and preferences of the Series A convertible preferred stock. The stated value, which is also the liquidation preference of the Series A convertible preferred stock, was $10,000 per share. We were required to pay dividends on the Series A preferred shares, at the rate of 6% per annum of the $10,000 liquidation preference per share, through June 30, 2003; at the rate of 9% per annum thereafter until June 30, 2004; and thereafter at the rate of 12% per annum. At our option such dividends could be paid in our common stock at the “conversion price” for the conversion of such dividends if such shares of common stock had been registered under the Securities Act of 1933 for sale in the public securities markets. The conversion price was fixed initially at $225.00 per share of our common stock. There are no shares of Series A convertible preferred stock outstanding. In November 2004, the designation establishing the rights and preferences of the Series A convertible preferred stock was eliminated from our certificate of incorporation so that we are no longer authorized to issue any more Series A convertible preferred stock.

Series B Convertible Preferred Stock: On November 7, 2002, our board of directors adopted an amendment to our certificate of incorporation designating 1,200 shares out of the 1,000,000 shares of preferred stock that we are authorized to issue, as Series B convertible preferred stock at a stated value of $10,000 per share. Dividends on the Series B preferred shares were payable at the rate of 12% per annum, in cash or shares of common stock, at our option, except that in the first year, dividends were payable, in advance, in shares of common stock.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Series B preferred stock was convertible into common shares at any time at the option of the investor, based on a fixed conversion rate of not less than $45.00, or commencing after February 1, 2003, based on an alternative conversion rate equal to 90% of the average of the five lowest volume weighted average prices for our common stock for the twenty trading days immediately prior to conversion, subject to a floor price of $37.50.

Series C Convertible Preferred Stock: On May 23, 2003, our board of directors adopted an amendment to our certificate of incorporation designating 2,000 shares out of the 1,000,000 shares of preferred stock that we are authorized to issue, as Series C convertible preferred stock at a stated value of $6,000 per share. Dividends on the Series C preferred shares are payable at the rate of 10% per annum, in cash or shares of common stock, at our option.

The Series C preferred stock was convertible into common shares at any time at the option of the investor, based on a fixed conversion rate of $30.00 per share.

Series B & C - Elimination of Designation: On June 16, 2005, the designations establishing the rights and preferences of our Series B and C convertible preferred stock, of which no shares were any longer outstanding, were eliminated from our certificate of incorporation so that we are no longer authorized to issue any more Series B or C convertible preferred stock.

Series D Convertible Preferred Stock: On August 19, 2003, our board of directors adopted an amendment to our certificate of incorporation designating 2,000 shares out of the 1,000,000 shares of preferred stock that we are authorized to issue, as Series D convertible preferred stock at a stated value of $10,000 per share. In the event we declare a cash dividend on our common stock we will be required to pay a dividend on each share of our Series D preferred stock in an amount equal to the cash dividend paid on one share of our common stock multiplied by the number of shares of our common stock into which such one share of our Series D preferred stock can be converted.

Each holder of Series D preferred stock may, at such holder’s option, subject to certain limitations, elect to convert all or any portion of the shares of Series D preferred stock held by such holder into a number of fully paid and nonassessable shares of our common stock equal to the quotient of (i) the Series D liquidation preference ($10,000 per Series D preferred share) divided by (ii) the Series D conversion price of $37.50 per share. The conversion price is subject to customary adjustments to the Series D conversion price in the event of stock splits, stock combinations, stock dividends, distributions and reclassifications and other corporate events.

Issuance of 12% Convertible Debentures: In March 2002, we engaged an investment-banking firm to act as our advisor and to assist in raising capital for us in the form of either debt or equity financing.

On May 13, 2002, we issued $2,333,000 of 12% convertible debentures, which were convertible into common shares at the lesser of $504.00 or the price per share of the equity securities to be issued in a subsequent financing. These debentures, payable April 10, 2003, bore interest at the rate of 12% per annum, up to October 10, 2002 and 18% thereafter. We also issued 1,940 stock purchase warrants as part of this May 13, 2002 financing, exercisable at $675.00 per share for up to five years from the date of grant. The warrants had price protection features whereby the price of the warrants can be reduced to the prices at which common stock or common stock equivalents are thereafter sold by us.

On June 28, 2002, $600,000 of these debentures sold on May 13, 2002 were converted into Series A preferred stock at 110% of face value. Additionally, on June 28, 2002, we issued an additional $250,000 of 12% convertible debentures and $1,200,000 in Series A convertible preferred stock. The total face value of the preferred stock issued was $1,870,000 which consisted of the $1,200,000 of cash proceeds received, the $600,000 face value of converted debentures and the $70,000 of additional conversion face value. Additionally, the Series A preferred stock was convertible into common shares at a rate of $225.00 per share. The Series A preferred stock had provisions whereby redemption was out of our control; therefore, the preferred stock was classified as temporary equity.

On June 28, 2002, we also issued 4,364 common stock purchase warrants, at an exercise price of $281.30 per common share for a five-year period. Of the 4,364, an aggregate of 208 warrants were issued with the convertible debentures, with the remainder issued with the Series A preferred stock. The warrants also had similar price protection features, whereby the price of the warrants can be reduced to the prices at which common stock or common stock equivalents were thereafter sold by us.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the third quarter 2002, we issued $1,425,000 in convertible debentures, with terms comparable to those issued in the second quarter. Additionally, 11,875 warrants were issued with similar terms to warrants issued on May 13, 2002. In October and November 2002, prior to our Series B preferred stock financing, we issued an additional $1,900,000 in convertible debentures and 15,834 warrants, with terms comparable to those issued earlier in 2002.

We deferred the payment of interest due on June 30 and September 30, 2002, pending the completion of our Series B preferred stock financing. These debentures along with the accrued interest were convertible into equity securities if we completed the sale of at least $5,000,000 in equity securities by July 12, 2002, which date was extended through November 13, 2002. On November 13, 2002, these debentures and accrued interest were converted into Series B preferred stock with the closing of the Series B preferred stock financing. These were converted at the rate of 110% of the debentures plus accrued interest into $10,000 par value Series B convertible preferred shares.

The relative estimated fair value of the warrants issued in connection with the debentures of $440,523 was recorded as debt discount, as well as the estimated fair value of the beneficial conversion features of $1,042,663. Both of these values were amortized over the remaining life of the convertible debentures, or through April 10, 2003. Upon conversion, the remaining unamortized beneficial conversion features were charged to interest expense.

The relative estimated fair value of the warrants issued in connection with the Series A preferred stock of $559,289 was recorded as a discount to the preferred stock and was reflected as interest expense on the date of issuance. Additionally, the estimated fair value of the beneficial conversion feature of $1,097,886 has been recorded as an additional discount and reflected as interest expense. The Series A preferred stock had no redemption date, and therefore the charge to interest expense was reflected immediately as the conversion privilege was exercisable immediately.

First Sale of Series B Convertible Preferred Stock: In November and December 2002, we issued 938.2742 shares of Series B convertible preferred stock to several investors in a private placement for an aggregate of $8,178,000, which included $1,070,000 of new Series B preferred stock and the conversion of the aforementioned convertible debentures and convertible Series A preferred stock. We recorded a loss on extinguishment of debentures and preferred shares of $1,004,027, principally due to the additional buying power granted to the investors resulting from the difference between the present value of the original debt and the revised present value. The convertible debentures and convertible Series A preferred stock were converted at 110% of face value plus accrued interest. In addition, these investors were granted Series A warrants to purchase 62,552 shares of our common stock at an exercise price of $.15. These Series A warrants vested immediately and were exercised immediately, upon grant. The investors were also granted Series B-1 and B-2 warrants, which could be used to purchase 36,199 and 31,276 shares of common stock at an exercise price of $225.00 and $300.00 per share, respectively. These B-1 warrants were exercisable beginning August 13, 2003 and expire seven years from the date of grant and the B-2 warrants were exercisable beginning November 13, 2003 and expire seven years from date of grant. We assigned values to the Series B preferred stock of $9,382,742 and the Series A, B-1 and B-2 warrants issued to the investors of $2,245,206, $694,447 and $539,390, or $3,479,043 in the aggregate, based upon the relative fair market value of the stock at the date of issuance and the estimated fair market value of the warrants, using the Black-Scholes option pricing model.

The warrants issued with the second quarter and third quarter 2003 financings were exchanged for B-1 warrants, issued in the fourth quarter of 2003.

The first year’s dividends on the Series B preferred stock were paid in advance in common shares at the rate of 12% upon issue of the preferred shares and were to be paid semiannually in subsequent years, in either cash or common shares, at our election, until the preferred stock is converted to common shares. For the first year’ dividends totaling $1,125,559, paid in common stock, the investors were issued 25,021 shares of common stock, of which 19,566 shares were issued in November 2002 and 5,455 shares in January 2003.

In addition, certain of the investors were given options to purchase, for one year and for amounts ranging from 100% to 200% of their investments, additional shares of the Series B convertible preferred stock at the price paid for such stock by investors on November 13, 2002.

H.C. Wainwright & Company, Inc. (Wainwright) acted as placement agent in this private placement. For its services as placement agent, we paid Wainwright $601,490. Legal and other professional fees totaled $155,997. All but $136,046 of the $755,487 aggregate costs was amortized to interest expense when the $5,908,000 convertible debentures and $1,200,000 of Series A preferred stock were converted to Series B preferred stock. In connection with such conversion to the Series B shares, we granted Wainwright and its agents warrants to purchase 53,333 and 33,333 shares of common stock, at an exercise price of $.15 and $225.00, respectively, exercisable immediately upon issue and August 13, 2003, respectively. These warrants expired on January 31, 2003 and will expire seven years from issue, respectively. In December 2002, we issued 2,352 shares of common stock upon exercise of the $.15 warrants granted to Wainwright. The fair market value assigned to the Wainwright warrants was $280,000 and $24,615, or $304,615 in the aggregate, for the $.15 warrants and the $225.00 warrants, respectively. Total share issuance costs were $866,612 inclusive of professional fees, the $136,046 referred to above fees paid to Wainwright, and the fair value of the aforementioned warrants. Issuance costs for the Series B preferred stock are reflected as a reduction of the proceeds from the sale of the preferred stock.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Second Sale of Series B Convertible Preferred Stock: In February 2003, we received gross proceeds of $2,000,000 from the sale of our Series B convertible preferred stock. We issued to such investors 200 shares of Series B convertible preferred stock, 19,487 shares of common stock (including 6,154 shares of common stock constituting the first year's dividends on such 200 shares of Series B convertible preferred stock, which dividends were paid in advance, and 13,333 shares of common stock, which were issued upon exercise of Series A warrants, exercised at $15.00 per share) and warrants to purchase an additional 13,334 shares of common stock, of which warrants to purchase 6,667 (the B-1 warrants) shares were exercisable at $225.00 per share and warrants to purchase the other 6,667 (the B-2 warrants) shares were exercisable at $300.00 per share. In May and June 2003, in conjunction with the conversion of virtually all of the Series B preferred stock and our reverse stock split, these B-1 and B-2 warrants were amended and restated to provide for exercise prices of $60.00 and $75.00, respectively. PRF did not convert its 50 shares of Series B preferred stock on May 23, 2003 and, accordingly, the exercise price of its B-1 and B-2 Warrants were not amended and remained at their original exercise price of $225.00 and $300.00, respectively.

Wainwright acted as placement agent in this private placement and in addition to cash compensation, we granted warrants to purchase an aggregate of 2,513 shares of common stock, exercisable at $0.15 per share, to employees of the placement agent firm. The fair value of these warrants was $86,692. Total share issuance costs were $393,488 inclusive of professional and investment banking fees and the fair value of the aforementioned warrants. Issuance costs for the Series B preferred stock are reflected as a reduction of the proceeds from the sale of the preferred stock. During 2004 certain of these warrants to purchase 2,164 shares of our common stock were exercised. We received $325.00.

Dividends were payable in cash or common shares at our option, at the rate of 12% per annum. An accrued dividend of $50,000 at December 31, 2004 was provided for within stockholders’ deficit, as it was our intention to issue common shares in payment of the dividend. These dividends were paid upon the conversion of the Series B preferred on January 5, 2005 as described in Note 10.

Sale of Series C Convertible Preferred Stock: In May and July 2003, we received gross proceeds of $5,690,000 from the sale of 948 shares of Series C convertible preferred stock, issuing warrants to purchase 113,800 shares of our common stock exercisable at $54.00 per share. Our Series C preferred stock had a stated value of $6,000 per share and was convertible into 189,667 shares of common stock at $30.00 per share. In addition, in connection with the Series C financing, investors, other than Paul Royalty Fund, agreed to convert their Series B preferred shares into common shares or their equivalent. As a result, 605.389 shares of Series B preferred stock were converted into 161,437 shares of common stock and 482.885 shares of Series B preferred stock were converted into an equal number of shares of Series D preferred stock (with a common stock equivalent of 128,769 shares). The Series D convertible preferred stock is non-redeemable and has a stated value of $10,000 per share. As part of the May 2003 Series C financing, employees of the investment-banking firm which arranged the Series C financing were granted warrants to purchase 9,968 shares of our common stock at an exercise price of $.15 per share as part of their compensation. Accordingly, we recorded $269,000 in Series C preferred share issuance costs related to the warrants issued. Total share issuance costs were $797,327 inclusive of professional and investment banking fees and the fair value of the aforementioned warrants. Issuance costs for the Series C preferred stock are reflected as a reduction of the proceeds from the sale of the preferred stock.

Dividends were payable in cash or common shares at our option, at the rate of 10% per annum. An accrued dividend of $563,805 and $336,550 at December 31, 2004 and 2003, respectively, was provided for within stockholders’ deficit. In January 2005 we issued common shares in payment of these dividends.

Based on the relative fair market value of the preferred stock at the dates of issuance and the estimated fair market value of the warrants, using the Black-Scholes option pricing model, at December 31, 2003, we assigned values to the Series C preferred stock and the Series C warrants of $4,464,368 and $1,225,632, respectively. Similarly, we assigned values to the Series D preferred stock, based on values previously assigned to the Series B preferred stock.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, since the effective conversion price of the Series C preferred stock on the date of issuance was lower than the market value of the common shares on that date, we recognized $691,000 of additional discounts on the preferred issuances. This conversion feature was charged to retained earnings as accretion of discount.

In August 2003, holders of 483 shares of Series B convertible preferred stock converted their shares into an equal number of shares of Series D convertible preferred stock.

In June and October 2004, a holder of 35.624 shares of Series C preferred stock with a value of $137,752, converted its shares into 7,125 shares of common stock. Additionally we issued 916 shares of our common stock valued at $30,099 as payment of dividends on the converted Series C preferred stock.

Deemed Dividend: In conjunction with these conversions, all Series B-1 and B-2 warrants were amended to provide for revised exercise prices of $60.00 and $75.00, respectively. Paul Royalty Fund did not exercise its right to convert its 50 shares of Series B preferred stock into common stock or its equivalent and as such, its B-1 and B-2 warrants were not amended and remained at their original exercise prices of $225.00 and $300.00, respectively. As a result of the change in the B-1 and B-2 warrants at May 23, 2003, we recognized a deemed dividend to investors of $519,000.

Conversion of Series D Preferred Stock: In May 2006, the holder of 323.4008 shares of Series D preferred stock converted such shares into 86,240 shares of our common stock.

Series D-1 Convertible Preferred Stock: On January 30 and 31, 2006, the holders of 5,948.6148 outstanding shares of our Series D Convertible Preferred Stock entered into agreements with us agreeing to exchange all of their shares of our Series D Convertible Preferred Stock into an equal number of shares of our new Series D-1 Convertible Preferred Stock. The primary difference between the Series D Preferred shares and the Series D-1 Preferred shares was that the liquidation preference of the Series D Preferred shares was $10,000 per share and that of the Series D-1 Preferred shares was $10 per share. On August 24, 2006 the Board of Directors adopted the Certificate of Designations of the Relative Rights and Preferences of our Series D-1 Convertible Preferred Stock. Each Series D-1 Preferred share will be convertible into 266.666 shares of our common stock. Therefore the 5,948.6148 shares are convertible into 1,586,297 shares of our common stock.

Series E Convertible Preferred Stock: On April 17, 2006, we completed a private placement sale for aggregate gross proceeds from accredited investors of $6,176,000. We issued an aggregate of 6,176 shares of our 6% Series E Convertible Preferred Stock (Series E) and five-year Series H warrants to purchase 2,058,667 shares of our common stock at $7.50 per share. We incurred placement fees of $608,200 (inclusive of $50,000 termination fee to the former placement agent described above), legal expenses of $36,856, and other expenses of $4,115, or an aggregate cost of the financing of $649,171. In addition to cash fees we issued warrants to our investment banker, Rodman & Renshaw, LLC (R&R), who served as placement agent. R & R received warrants to purchase 153,017 shares at $7.50 per share. Another finder received a warrant to purchase 39,517 shares at $7.50 per share. Due to the warrants being recorded as a liability at issuance (see below), the net proceeds were allocated entirely to the warrants. As such, the fair value of the warrants exceeded the proceeds and thus there is no beneficial conversion discount. The Series E was entitled to vote on an “as converted” basis on all matters submitted to a vote by the holders of our common stock. At any time these investors could convert their preferred stock into our common stock at a $3.00 conversion price. In August 2006 certain investors holding 295 Series E shares converted their shares and accrued dividends at the $3.00 conversion price into 100,250 shares of our common stock. On September 6, 2006, the investors were obligated to convert their preferred stock by dividing their $1,000 per preferred share purchase price plus dividends at 6% per annum from April 17, 2006 by the lesser of $3.00, or 90% of the average of the volume weighted average prices for our common stock for the twenty trading days following July 24, 2006 (the effective date of the 1 for 15 reverse split of our common stock). On such date, the remaining 6,182.333 Series E shares were automatically converted into 2,721,828 shares of our common stock pursuant to the terms of the Certificate of Designation of the Rights and Preferences for the Series E. The Series H warrants carry full ratchet price and quantity reset provisions should we sell our common stock or our other securities convertible into, or exercisable for, our common stock, at an effective price per common share less than the $7.50 exercise price of the warrants. Such warrants provide that the $7.50 per share exercise price will be reduced to the price, if lower, at which we sell our common stock in the future, or the effective cost to the purchaser of our common stock upon conversion of equity securities, or exercise of warrants or options, we may sell or grant in the future. Additionally, such warrants provide that the number of shares of our common stock that the holders of the Series H warrants could purchase when the exercise price of the Series H warrant is so reduced, would be that number of shares which the aggregate exercise price of the Series H Warrants could purchase before the reduction of the exercise price at the new, reduced exercise price. We have registered under the Securities Act of 1933, all of the shares of our common stock we issued as a result of the conversion of the 6% Series E and issuable upon exercise of such Series H warrants. The registration statement for those shares was declared effective on August 7, 2006.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Each Investor who participated in the April 17, 2006 placement retained the right to participate in a subsequent equity financing up to an amount equivalent to 100% any subsequent financing closed by us prior to August 7, 2007, on the same terms, conditions and price of such subsequent financing.

Under Section 170 of the Delaware General Corporation Law, we were prohibited from paying a dividend in cash to the holders of Series E preferred stock. We notified such investors that we would increase the basis of their preferred stock for any accrued dividends. Such investors were given the right to notify us not to increase their basis but receive our common stock instead. No investors notified us that they elected to receive our common stock. Dividends of $151,035 were paid to Series E holders in common stock upon conversion of their Series E holdings.

Change in value of warrants: Due to the nature of the volume weighted average calculation required under the Series E Convertible Preferred Stock (Series E) whereby the final conversion price of the underlying common stock was not immediately known and under the rules promulgated by EITF No. 00-19, we were initially required to reclassify the fair value of all of our existing outstanding warrants, because it was unknown whether we would have enough authorized shares to settle our outstanding warrants due to the unknown number of shares needed for the Series E, from our equity accounts at the date of the Series E transaction and record them as a warrant liability. At April 17, 2006, we recorded a liability for the fair value of all of our outstanding warrants, or $20,829,822, inclusive of an $8,878,822 fair value for our Series H warrants received in the April 17, 2006 private placement. As of September 5, 2006, the date at which we were forced to convert our Series E to common stock, the fair value of our warrants was revised to $5,736,591 in accordance with EITF No. 00-19. The decline in the fair value of the warrants at September 5, 2006 from the initial value of $20,829,822 recorded on April 17, 2006 for the warrants, resulted in income of $15,093,231. The net amount of $12,042,565 on our statements of operations under the caption “Change in fair value of warrants” represents the net effect of the decline in fair value of the warrants ($15,093,231) offset by the charge for the excess value of the Series H warrants ($8,878,822) over the consideration ($5,828,162 consideration received consisting of $5,526,829 net proceeds in the private placement in which they were sold and a $250,000 promissory note including interest of $51,333 which was converted as described above into Series E) received in the April 17, 2006 private placement or $3,050,666. A Black Scholes model using the respective remaining expected lives of our warrants, a dividend yield of zero, estimated volatility of approximately 86%, and a risk free rate of 4.59% was used to calculate the respective fair values at September 5, 2006.

Deemed dividend: Our private placement in April 2006 (described in Note 12) resulted in the repricing of our Series E and F warrants because of the anti-dilution provisions of those warrants. Series E warrants to purchase 47,840 shares of common stock at $22.50 per share were repriced to $11.34 per share resulting in a deemed dividend of $28,113. Series E warrants to purchase 254,279 shares of our common stock at $27.00 per share were repriced to $13.06 per share resulting in a deemed dividend of $158,357. Series E PA warrants to purchase 183,092 shares of our common stock at $5.25 per share were repriced to $5.02 per share resulting in a deemed dividend of $2,519. Series F warrants to purchase 1,162,926 shares of our common stock at $7.50 per share were repriced to $6.45 per share resulting in a deemed dividend of $88,983. We calculated aggregate deemed dividends of $277,972 utilizing a Black Scholes model that compared the exercise price of the new warrants to the old warrant with the following assumptions for the Series E and F warrants: expected life of 5 (Series E) and 7 (Series F) years, volatility factor of 86%, risk free rate of 4.93% (Series E) and 4.96% (Series F), and no expected dividend yield.

13 - SHARE BASED COMPENSATION

Our Board of Directors or its Stock Option Committee has determined the exercise price for all stock options awarded. The following table summarizes the stock option activity through December 31, 2006:

		Weighted
		average
		exercise
	Number	price ($)
Granted - adoption of stock option plan	1,040	$1,062.00
Balance, December 31, 1996	1,040	1,062.00
Granted	820	1,791.00
Forfeited, expired	(20)	994.50
Balance, December 31, 1997	1,840	1,387.50
Granted	4,598	1,815.00
Exercised	(45)	1,113.00
Forfeited, expired	(96)	1,678.50
Balance, December 31, 1998	6,297	1675.50
Granted	2,660	1,630.50
Forfeited, expired	(1,474)	2,239.50
Balance, December 31, 1999	7,483	1,549.50
Granted	3,000	1,194.00
Exercised	(23)	1,050.00
Forfeited, expired	(299)	1,240.50
Balance, December 31, 2000	10,161	1,845.00
Granted	5,043	889.50
Forfeited, expired	(1,649)	1,111.50
Balance, December 31, 2001	13,555	1,281.00
Granted	7,701	193.50
Forfeited, expired	(2,109)	1,152.00
Balance, December 31, 2002	19,147	859.50
Granted	10,724	33.00
Forfeited, expired	(6,658)	1,260.30
Balance, December 31, 2003	23,213	362.40
Granted	8,633	28.80
Forfeited, expired	(3,291)	304.80
Balance, December 31, 2004	28,555	231.00
Granted	2,400	4.95
Forfeited, expired	(1,985)	230.10
Balance, December 31, 2005	28,970	212.40
Granted	71,867	0.90
Forfeited, expired	(18,106)	260.46
Balance, December 31, 2006	82,731	$18.13

Exercisable, December 31, 2006	12,031	$112.57

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

There was no aggregate intrinsic value of the outstanding and exercisable options since all of the option grants were above the December 31, 2006 stock price.

The following table summarizes information concerning currently outstanding and exercisable options as of December 31, 2006:

				Weighted			Weighted
				average	Weighted		average	Weighted
				remaining	average		remaining	average
			Number	contractual	exercise	Number	contractual	exercise
Range of exercise price			outstanding	life (years)	price	exercisable	life (years)	price
$ 0	-	$0.55	60,000	6.92	$0.55	-	-	-
$ 2.85	-	$14.85	12,100	5.16	$5.34	4,058	3.29	$9.34
$ 27.00	-	$33.75	7,300	3.60	$29.60	4,767	3.43	$28.99
$ 45.00	-	$131.25	2,147	2.79	$62.37	2,022	2.77	$62.43
$ 523.50	-	$907.50	830	1.82	$820.24	830	1.82	$820.24
$ 930.00	-	$1,490.70	354	0.99	$1,047.89	354.99		$1,047.89
			82,731	3.85	$18.13	12,031	3.09	$112.57

We recognized approximately $1,696,000 of compensation expense for options and warrants issued to officers and our directors in 1998. Such options and warrants were accounted for as variable option grants. Such options and warrants had vested prematurely in December 1998, upon the exercise of warrants owned by one of our directors, in accordance with the terms of certain compensation provisions provided for and approved by our Board of Directors.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to a resolution adopted by our Board of Directors in 2001, we are required to pay to our chief executive officer, and our chairman of our Board of Directors, one percent each of all moneys received by us from investors in our equity securities or certain lenders. We are also required to issue to each of them options to purchase such number of shares of our common stock equal to ten percent of the shares issued by us in an equity financing, which options are exercisable at the prices paid by the investors for the shares we sell in the equity financing. Pursuant to such resolution, in October and November 2005 we granted to each of them seven-year options entitling each of them to purchase 211,975 shares of our common stock (423,950 in the aggregate) at an exercise price of $3.75 per share as a result of our sale of 2,119,746 shares of our common stock in a private placement in the latter part of 2005. We did not grant to either of them options to purchase ten percent of the number of shares of our common stock that the purchasers of our Series E convertible preferred stock receive upon conversion of their Series E preferred stock, with the exercise price of such options being the price per share of common stock such purchasers will have paid for our common stock they receive. We have not, with their consent, granted them options because of private placement sales of our equity securities prior to October 2005. See Note 19 regarding their Cancellation Agreements.

During the years ended December 31, 2005, 2003 and 2002, we issued 423,950 (as described above), 59,627, and 25,334 options, respectively, to senior executives, which were granted outside of our Stock Option Plan. During the year ended December 31, 2004 we issued 6,667 options to a director which were also granted outside of our Stock Option Plan. These options vested immediately and expire seven years from date of grant. The following table provides the exercise price for options issued to the director and senior management.

		Remaining
	Exercise	Contractual
Number Outstanding	Price	Life (years)
423,950	$3.75	5.81
30,666	$27.00	3.15
9,333	$30.00	2.96
4,933	$31.50	3.42
25,334	$52.50	2.89
21,360	$54.00	3.18
515,576

In April 1996, the stockholders approved the adoption of a stock option plan (the “Plan”). The Plan provided for the grant of options to purchase up to 2,333 shares of our common stock. These options may be granted to employees, our officers, our non-employee directors, consultants, and advisors. The Plan provides for granting of options to purchase our common stock at not less than the fair value of such shares on the date of the grant. Some of the options generally vest ratably over a four-year period, while others vest immediately. The options generally expire after seven years.

In August 1998, the stockholders ratified and approved an amended and restated 1996 Stock Option Plan increasing the maximum number of shares of our common stock for which stock options may be granted from 2,333 to 10,333 shares. In August 2000, the stockholders ratified and approved the second amendment to our Amended and Restated 1996 Stock Option Plan increasing the number of shares of our common stock for which options have been or could be granted under the Plan from 10,333 to 20,000 shares.

In February 2003, the stockholders ratified and approved an amended and restated Stock Option Plan, increasing the maximum number of shares of our common stock for which stock options may be granted from 20,000 to 30,000 shares. As of December 31, 2006 no options were available for grant under the Plan.

In July 2005, the stockholders approved the adoption of the 2005 Stock Option Plan (the “2005 Plan”). The 2005 Plan provides for the grant of options to purchase up to 66,667 shares of our common stock. These options may be granted to employees, our officers, our non-employee directors, consultants, and advisors. The 2005 Plan provides for granting of options to purchase our common stock at not less than the fair value of such shares on the date of the grant. As of December 31, 2006, 13,936 of these options were available for grant under the 2005 Plan.

On August 24, 2006 the Board of Directors adopted the Ortec International, Inc. 2006 Stock Award and Incentive Plan (the “2006 Plan”). The Plan provides for grants of up to 2,500,000 shares of our common stock that may be awarded to our employees, directors, consultant and advisors. The awards maybe in the form of restricted stock or incentive stock options. The grants will be made by the compensation committee of the Board of Directors or, in some cases, by a sub-committee of the compensation committee, and may require a performance component. The members of that sub-committee are both non-employee directors. The Plan will be presented to Stockholders for approval at our next annual meeting.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 11, 2006 the Board of Directors awarded 500,000 shares of restricted stock to members of management which includes our Chief Financial Officer (200,000) and our Chief Scientific Officer (200,000), under the 2006 Plan. These shares will be issued on January 1, 2008 and vest over a five month period ending May 31, 2008. These shares, or pro-rata portion thereof, will be forfeited if during any time over this seventeen-month period, these management members’ employment with us is terminated. Due to the high probability that these members of management employment will be retained through May 31, 2008, we have recorded a charge of $165,000 related to these awards in deferred compensation and will amortize such charge over the period of service. No other specific performance criteria were established related to these awards as the awards were primarily retention based.

The exercise price for all stock options awarded is the market price of our common stock on the date the option is granted.

Share-based compensation expense is included in personnel expense. We recorded additional compensation cost of $41,200 in 2006 associated with the adoption of SFAS 123(R).

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123(R) at December 31, 2005:

Net loss applicable to common shareholders, as reported	$(40,186,651)
Deduct: Total stock-based employee compensation
income (expense) determined under fair value based method	(1,143,889)
Pro forma net loss	$(41,330,540)

Net loss applicable to common shareholders per share:
Basic and Diluted - as reported	$(15.64)
Basic and Diluted - pro forma	$(16.09)

Restricted Share Grant: During 2003, an allocation of 120,000 restricted shares of common stock were granted to officers and certain employees. The issuance of these shares was contingent on our achieving certain milestones. On January 5, 2005, we issued 66,667 and 22,667 of these shares to our chief executive officer and chairman, respectively, for having achieved a milestone of raising in excess of $15,000,000 over a specified period. On June 27, 2005, we allocated the remaining 30,666 shares of our common stock to certain executive officers and other employees. Out of this 30,666 allocation, we issued an aggregate of 19,666 shares to our Chief Operating and Chief Financial Officers. Grants of the remaining 11,000 shares allocated to three employees were conditioned on meeting certain performance criteria. One of those employees met such performance criteria at December 31, 2005 and December 31, 2006 and 667 and 1,333 shares were issued, respectively. The remaining 9,000 shares were forfeited as it was determined the performance criteria was not reached. The related charges were reflected as additional paid in capital and deferred compensation in the statement of shareholders’ deficit. The shares will vest in five equal monthly installments commencing January 1, 2007. However, the portion of the shares granted to such officer or employee which are not vested will be forfeited if the officer or employee is then no longer employed by us at any time after January 1, 2007. The shares may only be sold in five monthly installments commencing January 1, 2007. We recorded a charge to deferred compensation of $752,000 based on the fair value of these restricted shares. The deferred compensation for the 111,000 issued shares is being amortized over the 29-month vesting period. Included in general and administrative expense are charges of $334,678 and $289,139 for the years ended December 31, 2006 and 2005 reflecting the amortization of this deferred compensation amount. These shares have certain registration rights. In lieu of a direct cash payment, these individuals may transfer a portion of their shares back to us to satisfy their minimum future personal tax withholding liability arising from the receipt of these shares for which we will pay their tax obligation.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14 - RELATED PARTY TRANSACTIONS

Due to Founder

Pursuant to an amended agreement, we had engaged the services of Dr. Mark Eisenberg, one of our directors, who is also one of our founders, as a consultant through August 31, 2005. During 2003, we terminated our agreement with Dr. Eisenberg and discontinued research activities in Australia. For the period from inception to December 31, 2003 production and laboratory costs include compensation due to Dr. Eisenberg of approximately $1,029,000. In accordance with the settlement agreement, we recorded consulting expense of $194,656 for the remainder of the $304,478 of consulting fees due under the consulting agreement with Dr. Eisenberg. Additionally, we recorded $28,881 in rent expense that we owed Dr. Eisenberg for the space we occupied in the Australian laboratory. The total amount due Dr. Eisenberg under the settlement agreement aggregated $398,574 which represents unpaid consulting fees, the rent for the Australian laboratory, and $65,215 of advances made by Dr. Eisenberg on our behalf. We settled the balance due Dr. Eisenberg in 2004 by issuing 6,667 options to purchase our common stock at an exercise price of $30.00 per share. We recorded the $398,574 settlement in 2004 as a contribution of capital given that the settlement was with our director. These options will expire in five years.

Research Collaboration

On October 11, 2004 we entered into a collaboration with Hapto Biotech, Inc., for the purpose of further developing promising product leads identified through a research collaboration established in September 2002 between us and Hapto Biotech, utilizing each company’s proprietary technologies. The activities of the two entities had been conducted in a new entity, Hapto / Ortec Collaboration, LLC. The agreement provided for a license agreement to us if the collaboration is successful in developing other technology (as defined) which can be used to treat hard to heal chronic wounds (as defined). This collaboration was terminated when we acquired Hapto Biotech, Inc. on April 14, 2006. See Note 4. In connection with this acquisition we contract certain research services from Hadasit. One of our directors serves as managing director of Hadasit. Hadasit billed us approximately $157,000 for these research services in 2006. Of this amount, $68,510 was due Hadasit at December 31, 2006.

Bonus Arrangement:

Pursuant to a resolution adopted by our Board of Directors in 2001, we are required to pay to our chief executive officer and chairman of our Board of Directors, one percent each of all moneys received by us from investors in our equity securities or certain lenders. We are also required to issue to each of them options to purchase such number of shares of our common stock equal to ten percent of the shares issued by us in an equity financing, which options are exercisable at the prices paid by the investors for the shares we sell in the equity financing. Approximately $563,000 was due to these officers under such arrangement at December 31, 2006. See Notes 7 and 13.

Change of Control Agreements

In December 1998, our Board of Directors authorized agreements between us and two of our executive officers and another employee who is no longer employed by us, which state that in the event of a “change of control” certain “special compensation arrangements” will occur. A “change of control” is defined as a change in the ownership or effective control of Ortec or in the ownership of a substantial portion of our assets, but in any event if certain members of our Board of Directors no longer constitute a majority of the Board of Directors. In the event that such change of control occurs, the agreements provide these individuals additional compensation, interest-free loans to exercise their stock options and warrants, and extensions of the expiration dates of all of their then outstanding options and warrants so that none will expire in less than three years from such termination of employment. In addition, for all of the individuals, in the event of a change of control, all unvested options and warrants will vest immediately upon such change of control. See Note 19 regarding Cancellation Agreements.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15 - COMMITMENTS AND CONTINGENCIES

Cell Therapy Manufacturing Agreement

In October 29, 2003 we entered into an agreement commencing November 1, 2003 with Lonza Walkersville, Inc. (successor by acquisition of Cambrex Bio Science Walkersville, Inc.), a subsidiary of Lonza Corporation (Lonza), for Lonza to manufacture ORCEL in Lonza’s Walkersville, Maryland facilities. The Lonza manufacturing facility is required to meet FDA’s good manufacturing processes standards. Lonza is experienced in the manufacture of cell-based medical products such as our ORCEL.

Our agreement with Lonza requires us to pay Lonza $136,591 per month, or $1,639,092 per year, for the use of a production suite in their facility located in Walkersville, Maryland. In January 2007 Lonza agreed to temporarily suspend such payments until such time as our financial condition improves and we again require the use of the production suite. The payments we will make to Lonza will increase to $175,000 monthly, or $2,100,000 per year, if we require Lonza to build us a larger production facility to meet our requirements for the production of ORCEL. In 2006 and 2005 we incurred charges of $1,591,350 and $1,552,725, respectively, for the use of Lonza’s production facility. These amounts are included in product and laboratory costs. Such annual payments include some services and overhead expenses provided and paid for by Lonza. These annual payments we are required to make increase 3% per annum on the anniversary of the commencement date. We are required to pay 50% of the cost of the construction of that larger production facility up to $1,000,000 (up to $2,500,000 if we terminate our Sales Agency Agreement with Lonza). However, the amount we contribute to the construction of that larger facility will be repaid to us by credits against a portion of the future annual payments of $2,100,000 and of certain other payments we are required to make to Lonza after the larger facility is in use. We are also required to pay specified hourly charges for the Lonza employees engaged in the production of ORCEL as well as certain other charges. After construction of the larger production facility we are required to acquire from Lonza virtually all of our requirements for ORCEL that Lonza can produce. Prior to our election to have Lonza construct the larger production facility for us, either we or Lonza may terminate the agreement on six months notice by us and twelve months notice by Lonza. If we elect to have Lonza construct the larger production facility for us the agreement will continue for six years after the larger production facility is constructed. However, even after such construction we and Lonza may elect to scale down over the following three years the portion of our requirements for ORCEL that Lonza will produce for us. We may elect the scale down period at any time after one year after the larger production facility is constructed and in operation in which event there are additional payments we must make to Lonza. If we elect the scale down period after one year we must pay Lonza $2,625,000 and if we elect the scale down period after two years we must pay Lonza $1,050,000. If we elect the scale down periods in either of those two years, we forfeit our right to receive any further credits (up to the amount of our contribution to the cost of the larger production facility) against payments we are thereafter required to make to Lonza. Either Lonza or we may elect the scale down period later than three years after that facility is in operation and neither of us will be required to make any additional payments to the other because of that election. If after the construction of the larger production facility we breach a material term of our agreement with Lonza, or elect to terminate the agreement, we will have to pay Lonza the following amounts:

If termination occurs after the following anniversary of the construction of the larger production facility	Amount of Payment
6 years	$1,050,000
5 years, but less than 6 years	1,575,000
4 years, but less than 5 years	2,625,000
3 years, but less than 4 years	3,675,000
2 years, but less than 3 years	5,250,000
1 year, but less than 2 years	6,300,000

In addition, upon such termination we will forfeit our right to receive any further credits (up to the amount of our contribution to the cost of the larger production facility) against future payments we may have to make to Lonza.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Sales & Marketing Agreements

License Agreement: In October 2003, we entered into an exclusive License Agreement with Teva Medical Limited, a subsidiary of Teva Pharmaceutical Industries Ltd. (Teva) for the sales and marketing of our ORCEL product in Israel. This ten-year agreement, beginning on the date the product is launched for marketing in Israel, requires Teva to seek regulatory and reimbursement approval for ORCEL in Israel. We received an upfront payment of $50,000 in 2003 which we recorded as deferred income, see Note 6. We will receive an additional $50,000 within thirty days of grant of reimbursement approval in Israel, and another $100,000 within 30 days of attainment of aggregate net sales of $3,000,000 in Israel within any period of twelve consecutive calendar months. The agreement also provides for ORCEL pricing and terms of payment. Additionally Teva will pay us royalties of 10% of net sales in Israel up to $5,000,000 per annum. If sales are in excess of $5,000,000 annually Teva will pay us 10% on the first $5,000,000 of sales in Israel and a 20% royalty on sales above $5,000,000 in Israel. As of December 31, 2006, regulatory and reimbursement approval have not been achieved.

Sales Agency Agreement: On October 18, 2004 we entered into a Sales Agency Agreement with Lonza, providing for Lonza to be the exclusive sales agent in the United States for our ORCEL product or any other future bi-layered cellular matrix product of ours for the treatment of venous stasis ulcers, diabetic foot ulcers or any other therapeutic indication for dermatological chronic or acute wound healing. The agreement is for a period of six years beginning sixty days after we receive clearance from the FDA for the commercial sale of our ORCEL for the treatment of venous stasis ulcers. The agreement requires us to pay commissions to Lonza ranging from initially at 40% of net sales and decreasing to 27% of net sales as the amount of sales increases. The agreement requires Lonza to spend $4,000,000 for marketing efforts during the sixteen-month period after the FDA clears our sale of ORCEL for the treatment of venous stasis ulcers.

Lonza has the right to terminate the agreement since we did not receive FDA clearance for commercial sale of ORCEL for the treatment of venous stasis ulcers by April 1, 2005, and has the right to terminate if for any period of six consecutive months beginning in 2007, sales are less than 9,000 units. We may terminate the agreement if sales of ORCEL are less in any twelve month period than amounts targeted in the agreement for that period (ranging from 10,000 units in the first twelve month period to 100,000 units in the sixth twelve month period).

Concurrent with the Sales Agency Agreement we entered into a License Agreement pursuant to which we licensed certain intellectual property rights to Lonza. We also entered into a Security Agreement with Lonza to secure the performance of our obligations under the Manufacturing, License, and Sales Agreement. The secured collateral consists of all accounts, cash, contract rights, payment intangibles, and general intangibles arising out of or in connection with the sale of products pursuant to the sales agreement and/or license agreement, and all supporting obligations, guarantees and other security therefor, whether secured or unsecured, whether now existing or hereafter created. The lien and security interest under this security agreement is subordinate and junior in priority to the perfected lien and security interest granted to Paul Royalty Fund as secured party under the Paul Royalty Security Agreement.

In connection with the Sales Agency Agreement, our manufacturing agreement with Lonza was modified so that if Lonza builds us a larger production facility the maximum amount we could be required to contribute to that construction was reduced from $2,500,000 to $1,000,000.

Supply Agreements

Cell supply agreement: In April 2004, we entered into a Material Supply Agreement with ES Cell International Pte Ltd.(ESI). Under the terms of the agreement, we provided ESI with human skin cells generated from cell lines developed and manufactured by us for use in our ORCEL product. We received a $50,000 up-front fee upon the signing of the agreement and we received an additional $150,000 upon first delivery of certain specified cell lines. We have recorded these amounts in interest and other income in 2004. We will receive milestone payments of $150,000 within 30 days of an investigational new drug filing for the ESI Focus Cell Therapy line and an additional $150,000 upon ESI’s receiving regulatory approval for marketing of the ESI Focus Cell Therapy product. We will additionally receive royalties equivalent to .5% of product sales revenue or license or distribution fees or other payments. The payment of these additional amounts are wholly dependent on ESI achieving their milestones. No additional payments were received in 2005 or 2006.

Collagen sponge supplier: We purchase bovine collagen sponges, a key component of ORCEL, from one supplier who produces the sponges to our specifications. On December 30, 2004 we entered into a two-year supply agreement with this supplier. Under such agreement we agreed to minimum purchase commitments. We agreed to purchase a minimum of 3,500 units of finished collagen sponges within the first twelve-month period. The value of such commitment is approximately $200,000. Such commitment was not achieved in 2005 or 2006 and we were released from any resulting liability by the supplier. We also agreed that subsequent to a written notification from the FDA allowing us to sell ORCEL commercially for treatment of venous stasis ulcers we will provide such supplier projections for one or more subsequent quarters and the parties will be obligated to purchase and sell those projected amounts.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Government Regulation

We are subject to extensive government regulation. Products for human treatment are subject to rigorous preclinical and clinical testing procedures as a condition for clearance by the FDA and approval by similar authorities in foreign countries prior to commercial sale. Presently, we are continuing our clinical trials for the use of our product in the treatment of patients with venous stasis ulcers and to submit the results of our human clinical trials to the FDA; however, it is not possible for us to determine whether the results achieved from the human clinical trials will be sufficient to obtain FDA approval. If we are unable to obtain FDA approval, we may no longer be able to continue our operations. It is not possible for us to determine whether the results achieved from that human clinical trial will be sufficient to obtain FDA clearance.

16 - INCOME TAXES

We have deferred start-up costs for income tax purposes and intend to elect to amortize such costs over a period of 60 months, under Section 195(b) of the Internal Revenue Code, when we commence operations.

At December 31, 2006, we had net operating loss carry-forwards of approximately $35,526,000 for Federal and New York State income tax purposes expiring through 2026. Due to the merger of Skin Group with and into Ortec in July 1992, and the merger of Hapto Biotech, Inc. on April 14, 2006, the net operating losses and other built-in deductions existing at that time were subject to annual limitations pursuant to Internal Revenue Code Section 382. Our ability to utilize net operating losses and other built-in deductions generated after that date may be limited in the future due to additional issuances of our common stock or other changes in control, as defined in the Internal Revenue Code and related regulations.

For financial statement purposes, a valuation allowance of approximately $69,612,000 at December 31, 2006 has been recognized to offset entirely our deferred tax assets, which arose primarily from our operating loss carry-forwards and the deferral of start-up expenses for tax purposes, as the realization of such deferred tax assets is uncertain. Components of our deferred tax asset are as follows:

Net operating loss carry-forwards	$14,953,000
Deferral of start-up costs	31,952,000
Purchased in-process research and development costs	3,771,000
Interest	12,826,000
Loss on settlement of promissory notes	5,494,000
Other	616,000
69,612,000
Valuation allowance	(69,612,000)
Net deferred tax asset	$-

The income tax benefit of $489,000 for 2006 principally consists of two $250,000 credits for 2005 and 2006, or $500,000 in the aggregate, granted to the Company under a New York State (NYS) Qualified Emerging Technology Company program. The program provides cash incentives to emerging technology companies with emerging technology products whose sales are under $10,000,000, a workforce less than 101 employees of which 75% must be in NYS, and research and development activities in NYS with a ratio for funds to net sales greater than or equal to 6 percent.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following reconciles the income taxes computed at the federal statutory rate to the amounts recorded in our statement of operations:

	Year ended December 31,		Cumulative from March 12, 1991 (inception) to December 31,
	2006	2005	2006
Income tax benefit at the statutory rate	$(6,287,000)	$(10,327,000)	$(54,687,000)
State and local income taxes, net of federal benefit	(1,479,000)	(2,429,000)	(11,042,000)
Permanent difference	(5,051,000)	8,000	(3,883,000)
Effect of valuation allowance	12,817,000	12,748,000	69,612,000
NYS tax credits	(489,000)	-	(489,000)
	$(489,000)	-	$(489,000)

Our net operating loss tax carry-forwards expire as follows:

Year ending December 31,
2007	$233,000
2008	511,000
2009	597,000
2010	440,000
2011	677,000
2012	839,000
2018	1,189,000
2019	2,602,000
2020	3,535,000
2021	4,014,000
2022	3,311,000
2023	3,054,000
2024	5,448,000
2025	4,255,000
2026	4,821,000
$35,526,000

17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Fair Value of Financial Instruments,” requires disclosure of the estimated fair value of an entity’s financial instrument assets and liabilities. For us, financial instruments consist principally of cash and cash equivalents, loans payable and other long-term obligations.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

Cash and Cash Equivalents

The carrying value reasonably approximates fair value because of the short-term maturity of those instruments.

Loans Payable and Other Long-term Obligations

Based on borrowing rates currently available to us for other financings with similar terms and maturities, the carrying value of our loans payable, capital lease obligations and other long-term obligations approximate the fair value.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18 - RETIREMENT PLAN

We maintain a defined contribution 401(k) savings plan (401(k) plan) for the benefit of eligible employees. Under the 401(k) plan, a participant may elect to defer a portion of annual compensation. Contributions to the 401(k) plan are immediately vested in plan participants' accounts. Plan expenses were $835 and $4,485 for the years ended December 31, 2006 and 2005, respectively. We do not match employee contributions.

19 - SUBSEQUENT EVENTS

Bridge Financing: During the period January through June 2007, we received bridge loans aggregating $1,989,000. These loans mature on various dates between February 28 and June 30, 2007, respectively, and are due on demand anytime after such dates. These loans accrue interest at 15% after their due date. The loans were repayable at 110% of their $1,989,000 face value, or $2,187,900. The lenders had the option to convert their loan at 125% of the loaned amount plus any accrued interest into our next private placement described hereafter. At the time of the closing of the private placement agreed to issue a warrant to the lenders to purchase shares of our common stock, (the "Bridge Warrant") on the identical terms as the warrants we issue in the Private Placement, except that the exercise price of the warrant issued to the bridge lenders will be no more than $1.00 per share. Such warrant will entitle the holder to purchase so many shares of our common stock as if the holder had invested the face value of his bridge note in the private placement. Such warrant will provide for piggyback registration rights for the shares of our common stock issuable upon the exercise of the warrant. $139,500 of these notes came either from a member of our board of directors or entities which they control.

Exchange Agreement: On January 29, 2007 we entered into an Exchange Agreement, amended March 22, 2007 and May 11, 2007 with PRF for PRF to exchange its interest in our future revenues, as described above and valued as our obligation at $38,450,000 at December 31, 2006, for a new series of our convertible preferred stock with a stated value of $11,000,000 conditioned on the occurrence of certain events described below. Upon the close of our Exchange Agreement with PRF our earlier agreements described above with PRF will be cancelled.

One condition for the consummation of the exchange is our securing $8,000,000 of new financing by sale of a different new series of our convertible preferred stock which, except for priority of liquidation preferences, will have terms substantially identical to the new series of our convertible preferred stock to be received by PRF. Included in such $8,000,000 amount of new financing would be up to $2,800,000 of the principal amount of bridge notes we have issued and will issue for interim financing we have secured and hope to secure, which are exchanged for our new convertible preferred stock. Beginning in October 2006 to June 2007 we have received $3,049,000 in such bridge financing. The preferred stock to be received by PRF would be convertible to our common stock by dividing its stated value by the conversion price of our new preferred stock to be purchased by investors. As described below, on June 18, 2007, such financing was secured.

Other conditions to the closing of our Exchange Agreement with PRF include the payment of PRF’s counsel legal fees, the resignation of five of our seven directors, the resignations of our Chairman and Chief Executive Officer, and the execution by us and our Chairman and Chief Executive Officer of agreements, upon terms acceptable to PRF, our Chairman and Chief Executive Officer, and those among the new investors providing a majority of the new investment funds, canceling the termination of employment agreements we entered into with our Chairman and Chief Executive Officer in 2002.

In the Exchange Agreement PRF agreed to extend its forbearance agreement with us to May 1, 2007.

Insurance Premium Financing Payable: On February 2, 2007, we entered into a commercial premium finance agreement with First Insurance Funding Corp. of New York in the amount of $138,000. The financing agreement bore interest at 7.3 % and required nine monthly payments of $15,803 beginning March 2007. The financing was utilized to fund the premium payments for our directors and officers insurance policy.

Series H Warrant Offer: Beginning on February 13, 2007 we offered all holders of the Series H warrants to purchase 2,169,111 shares of our common stock the opportunity to exchange these warrants for 2,169,111 shares of our common stock and warrants to purchase 542,278 shares of common stock in the upcoming private placement on the same terms as those warrants issued in the future private placement. The offer was contingent on 100% acceptance. The offer was extended to June 8, 2007. Holders of 1,969,111 shares accepted this offer.

On June 10, 2007, pursuant to the term of the Series H warrant our Board of Directors voted to lower the prices of all Series H warrants to $0.50 from their current price of $7.50. Such reduction does not increase the number of warrants outstanding pursuant to the terms of the warrant. Although holders representing only 91% agreed to the terms of the Series H warrant offer, the Board of Directors agreed to consummate the exchanges with the holders who accepted the offer provided that they agreed to waive any claims that they may have under the April 2006 private placement agreement and provided they returned their Series H warrants.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock to Directors: On February 19, 2007, the Board of Directors awarded 60,000 shares and 50,000 shares, respectively to Dr. Lilien and Dr. Schiff, for their service as members on our Audit Committee. Both awards were made as a result of our long outstanding fees due these directors for their services and to ensure their continuing contribution. The awards were made pursuant to the 2006 Stock Award and Incentive Plan.

Restatements: On April 17, 2007, we filed quarterly restatements of our March, June and September 2006 quarterly filings in response to certain comments raised by the Securities and Exchange Commission as well as internal findings.

Delisting: On April 22, 2007, we were delisted from the Over the Counter Bulletin Board and moved to the Pink Sheets. Such delisting was a result of our failure to timely file our 10-KSB as a result of capital funding issues.

Rent Stipulation: By letter agreement of June 5, 2007, we entered into a Affidavit of Confession of Judgment as to the amount of $321,139 rent due to Columbia University under our lease that had been in arrears. We also entered into a Surrender and Acceptance Agreement on same date. Such amount is payable by June 18, 2007 or in accordance with these agreements our lease will be terminated and the judgment entered against us. We would have to therefore vacate the premises. We expect to pay such amounts on June 19, 2007.

Bridge Notes, Series A Private Placement, and PRF Exchange: On June 18, 2007 we completed a number of simultaneous financing transactions:

•
During the period January through May 2007, we received bridge loans aggregating $1,839,000 with varying maturities beginning February 28, 2007 and ending June 30, 2007. Including bridge notes issued prior to December 31, 2006 there were $2,899,000 of notes outstanding prior to completion of our private placement. These loans were due on demand after their maturity dates and accrued interest of 15% after such dates, yet no holder exercised their demand rights. These loans were either repayable in cash at 110% of face value or the lenders were given an option to convert their loan at 125% of the loaned amount plus any accrued interest into the private placement described below. On June 18, 2007 we repaid $197,500 of bridge notes, or $226,936 including a $19,750 premium and $9,686 of accrued interest. Bridge notes totaling $2,701,500 with $94,264 of accrued interest, or $2,795,764, rolled into the private placement at 125% of face value, or $3,494,705. All noteholders received five year Series A warrants to purchase 3,009,000 shares of common stock at $1.00 per share.

•
We completed a private placement of Series A Convertible Preferred Stock (A Preferred) with warrants attached. We sold 579.148 shares of A Preferred which had a stated value of $10,000 per share and received gross cash proceeds from such sales of $ 5,791,475. At the same time holders of bridge notes who had loaned us an aggregate of $2,701,500 exchanged such bridge notes at 125% of their original loan amounts for 349.470 A Preferred shares. Each $10,000 A Preferred share converts into 20,000 shares of our common stock at a conversion rate of $0.50 per common share. Our outstanding 928.618 shares of A Preferred can be converted into an aggregate of 18,572,360 shares of our common stock. Each holder of A Preferred shares received a five year warrant to purchase 50% of the number of his A Preferred as converted shares, or warrants to purchase an aggregate 9,286,180 shares of common stock exercisable at $1.00 per share. Additionally each purchaser and bridge loan investor who acquired A Preferred also received Series M warrants which are exercisable at $0.50 per share at any time hereafter during the period ending thirty days after we have announced receipt of written notice from the FDA clearing our right to sell ORCEL for the treatment of venous stasis ulcers. The number of Series M warrants issued was correlated to the type of investor. Purchasers and bridge note investors who participated in the private placement received Series M warrants to purchase 50% of the A Preferred as converted shares that they received in the private placement, and 100% if they invested $3,500,000 or more (Lead Investor(s)) in the purchase of A Preferred shares. We issued Series M warrants to purchase an aggregate 12,386,180 shares of common stock to investors in the private placement. Those purchasers and bridge loan investors who received Series M warrants also received five year Series M-1 warrants, exercisable at $1.00 per share, entitling them to purchase 50% of the number of our common shares they purchase upon exercise of their Series M warrants. The placement agent who arranged the private placement financing will receive 10% of the cash proceeds we received from the bridge notes and in the private placement , and five year warrants to purchase our 1,857,236 shares of our common stock exercisable at $0.55 per share (10% of the as converted amount of Series A Preferred shares), and warrants to purchase 641,809 shares of our common stock exercisable at $0.55 per share (5% of the amount of Series M warrants).

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•
We entered into Cancellation Agreements with our chief executive officer (CEO) and Chairman canceling termination of employment agreements we entered into with them in 2002. Such termination of employment agreements required substantial payments we would have to make to them in the event of the involuntary termination of their employments with us. Under such agreements we will make initial payments of $235,000 and $65,000, respectively, to them (including $25,000 to each as part of the consideration for cancellation of their deferred compensation). Thirty days after we receive the first response from the FDA to our pre-market application for clearance to make commercial sales of ORCEL to treat venous stasis ulcers (FDA’s 100 Day Letter), we will pay them $90,000 and $45,000, respectively. Seven months after we receive the FDA’s 100 Day Letter we will pay them $190,000 and $75,000, respectively. The post 100 Day Letter payments of $90,000 and $45,000, respectively, will be accelerated in certain events. Our CEO and Chairman will receive five-year warrants to purchase 2,100,000 and 2,045,979 shares, respectively, of our common stock at $0.55 per share. These share amounts will increase by 3 ½ % of any shares in excess of 27,692,278 shares of common stock which we are required to issue upon conversion of A Preferred shares and upon exercise of Series A warrants sold in the aforementioned private placement. We will also issue additional five year warrants to each of them entitling them to purchase so many shares of our common stock equal to 3½ % of the number of shares of our common stock we issue, or are required to issue upon conversion or exercise of securities we issue, in the period ending 30 days after (and if) we receive FDA clearance for commercial sales of our ORCEL product for the treatment of venous leg ulcers: (i) in financings in which we receive up to $6,300,000 and (ii) to our creditors in satisfaction of our obligations to them in excess of the number of shares we issue in such period in satisfaction of $3,000,000 of debt we owe. The additional warrants we may issue to our CEO and Chairman will also be exercisable at $0.55 per common share. Our CEO and Chairman agreed to cancel all their presently held options and warrants to purchase our common stock.

We owed deferred compensation to our CEO and our chairman of $233,300 and $366,221, respectively. Our chairman and CEO agreed to cancel these obligations we owed them in exchange for payments of $25,000 each and an option to purchase 12 shares of our A Preferred for our CEO and 8 shares of our A Preferred for our Chairman (stated value liquidation preference of $10,000 per share), plus the number of Series A, M, and M-1 warrants they would have received if they had purchased such A Preferred shares for the $10,000 per share price paid by the investors in the private placement. Such options are exercisable at $100 per A Preferred share (plus the percentage of Series A, M and M-1 warrants comparable to the percentage that the purchased A Preferred share(s) has to the total of A Preferred shares that could be purchased upon the full exercise of the option. The option expires thirty days after we publicly announce FDA clearance for sale of our ORCEL product to treat venous stasis ulcers.

•
We entered into an Exchange Agreement with PRF to exchange their interest in our future revenues (recorded as a $38,450,000 liability at December 31, 2006) for shares of our new Series A-1 Convertible Preferred Stock (A-1 Preferred) and shares of our of Series A-2 Convertible Preferred Stock (A-2 Preferred), each having a stated value/liquidation preference of $5,000,000. The stated values of the A-1 and A-2 Preferred can be converted to common stock at conversion rates of $0.50 and $5.00 per share, respectively, or 11,000,000 common shares on an as converted basis for both the A-1 and A-2 Preferred. Our earlier agreements described in Note 9 with PRF were cancelled and liens were therefore removed from our intellectual property.

•
Under an advisory agreement with our placement agent, primarily as compensation for our recent financial restructuring transactions including the PRF exchange transaction, H Warrant exchange, and assistance with the cancellation of termination of employment agreements with our CEO and chairman, we agreed to issue warrants, identical to those issued in the Series A financing, to purchase 2,000,000 shares of our common stock exercisable at $0.55 per share. In addition we agreed to exchange all Series E, Series E PA, Series F and Series F PA warrants held by our placement agent, affiliates or designees, or sub-agents that are participating in the Series A Financing, for our common stock. We also agreed that under such advisory agreement the placement agent will be paid a transaction fee based on the closing of a strategic transaction of 3% of the first $50 million, 2% of the next $50 million up to $100 million, and 1% of aggregate consideration un excess of $100 million. Such advisory agreement will be in effect until June 15, 2008.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	Other significant aspects of the private placement and financing transactions were:

i.
We are required to file a registration statement within 90 days of the closing for the shares of our common stock (a) into which the A Preferred and the A-1 Preferred can be converted and (ii) issuable upon exercise of our Series M warrants. We are required to have such registration statement declared effective within 150 days of filing (Effectiveness Date). If we fail to file on time we will pay liquidated damages in cash of 2% of the Holders initial investment in the A Preferred and the stated value of the A-1 Preferred. If the filing is not declared effective by the 30th day following the Effectiveness Date we will pay 1% of that amount. If we are limited by the SEC as to the number of shares we can register pursuant to SEC Rule 415, the 1% fee will be applied only to those shares that could have been registered as required by our agreement. In either case our liquidated damages are capped at 24% in the aggregate.

ii.
The exercise prices of the warrants and the conversion price of the Series A and A-1 Preferred will be adjusted downward (full-ratchet anti-dilution protection) for any equity issuances (other than permitted issuances) hereafter made by us at a price lower than the conversion or exercise price. Such full ratchet protection will cease and become standard weighted average anti-dilution protection when and if we are successful in obtaining FDA approval for commercial sale of ORCEL for the treatment of venous stasis ulcers.

iii.
Subject to a registration statement being in effect or Rule 144 (k) being available for public sale of the shares of common stock issuable upon conversion of the A Preferred (a) if the closing bid price of the our common stock is equal to or greater than $1.50 for ten (10) consecutive trading days, 1/3 of the A Preferred Stated Value shall automatically convert into shares of our common stock; (b) if the closing bid price is equal to or greater than $2.00 for ten (10) consecutive trading days then such portion of the A Preferred Stated Value shall automatically convert into shares of our common stock so that, together with the earlier automatic conversion, 2/3 of the original Stated Value shall have converted, and (c) if the closing bid price of our common stock is equal to or greater than $3.00 for ten (10) consecutive trading days then all of the A Preferred holders Stated Value not theretofore converted shall automatically convert into shares of our common stock.

iv.
 Beginning twelve months following the issuance date, the Series A Warrants may be exercised pursuant to a cashless exercise if the common shares underlying the warrants are not included for public sale in an effective registration statement. Subject to Ownership Blockers, which may be waived by the holder on 61 days notice, the Series A Warrants shall be redeemable for $0.01 per warrant if (i) the common shares underlying the warrants are subject to an effective registration statement, and (ii) the closing bid price is equal to or greater than $3.00 for ten (10) consecutive trading days.

v.
With the exception of $5,000,000 of securities issued prior to December 31, 2007, ranking pari passu with the Series A, A-1, and A-2 preferred allowable only if the FDA approval has not yet been obtained, as long as $2 million of stated valued of the Series A and A-1 remain outstanding we are prohibited from issuing any securities that rank senior to or pari passu with the Series A, A-1, and A-2 without the approval of at least 30% of the Series A and A-1 preferred outstanding.

vi.
As long as the A Preferred is outstanding, the Lead Investor will receive the right for the next two years to invest up to 40% of the securities being offered in such subsequent financing (as defined) on the same terms being offered in such future financing.

vii.
As long as the A and A-1 Preferred are outstanding, and as long as we have not received FDA approval, these holders may exchange their preferred shares at their stated values for equity securities which have more favorable terms in a future financing.

We are in the process of evaluating the accounting ramifications of the June 18, 2007 transactions and based on our preliminary analysis we expect the transactions will have a material effect on the balance sheet and statement of operations.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (DGCL). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, the Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant’s request, another company who was or is a party or is threatened to be made a party to any proceedings because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful.

The Registrant maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. The entire premium for such insurance is paid by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

It is expected that the following expenses will be incurred in connection with the issuance and distribution of the Common Stock being registered. All such expenses are being paid by the Issuer:

SEC Registration fee	$388
*Printing and Edgarization	13,000
*Accountants’ fees and expenses	30,000
*Attorneys’ fees and expenses	57,000
*Miscellaneous	5,612
*Total	$106,000

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Date	Name of Our Securities We Sold	Total Cash or Other Consideration Paid by Investors	Fees paid to Placement Agents
October 27, 2004	18,468 shares of our common stock and 34.31 shares of our Series D convertible preferred stock. (1)	Extending due dates of $9,206,000 of such promissory notes.	None.

December 3, 2004	33,132 shares of our common stock, 233.8274 shares of our Series D convertible preferred stock, and our Series E warrants to purchase 28,646 shares of our common stock at $27.00 per share. (1)	$1,338,019 and forgiveness of a $100,000 promissory note obligation.	None.

January 5, 2005 through February 20, 2005	1,199,602 shares of our common stock, 2,806.37 shares of our Series D convertible preferred stock and our Series E warrants to purchase 1,468,441 shares of our common stock. (1)	$5,631,021, exchange of 913.2 shares of our Series C convertible preferred stock and exchange of $9,626,626 of promissory notes.	$563,102 plus our Series E P/A warrants to purchase 183,092 shares of our common stock.

May 27, 2005 through September 29, 2005	Promissory notes and we reduced exercise prices of lenders’ Series E warrants to purchase 798,897 shares of our common stock from $27.00 and $22.50 to $0.015, which the lenders exercised to purchase 254,477 shares of our common stock. (1)	$3,486,000	$174,300

July 18, 2005	Three year warrants to purchase 1,667 shares of our common stock at $7.50 per share. (2)	Financial advisory services.	None.

October 2005	972,718 shares of our common stock and our Series F warrants to purchase an aggregate of 486,359 shares of our common stock. The exercise price of our Series E warrants to purchase an aggregate of 392,072 shares of our common stock held by purchasers in this private placement were reduced to $0.015 per share. (1)	$3,647,691	$539,069 (includes 5% on amount we received in May through September 2005 for our promissory notes).

October 2005
113,147 shares of our common stock and our Series F warrants to purchase 56,574 shares of our common stock. We also reduced the exercise price of our Series E-PA warrants to purchase 183,092 shares of our common stock from $14.25 per share to $4.50 per share. (1) (2)
		In satisfaction of $424,300 we owed to our placement agent, including $174,300 of the $539,069 amount referred to immediately above.	None.

Date	Name of Our Securities We Sold	Total Cash or Other Consideration Paid by Investors	Fees paid to Placement Agents
February 13 through June 2006	294,667 shares of our common stock and three year warrants to purchase 73,674 shares of our common stock at $11.25 per share. (1) (2)	Forgiveness of payment of $795,672 of our obligations under a manufacturing agreement.	None.

March 17, 2006	3 year warrants to purchase 19,000 shares of our common stock at an exercise price of $3.75 per share. (2)	In satisfaction of a vendor’s claim.	None.

April 5, 2006	3 year warrants to purchase 3,334 shares of our common stock at an exercise price of $7.50 per share. (1) (2).	Consideration for a $200,000 bridge loan.	None.

April 2006	2,031,119 shares of our common stock and three year warrants to purchase 200,000 shares of our common stock at $4.50 per share. (2)	Acquisition of Hapto Biotech, Inc.	Not applicable.

April 1, 2006	Three year warrants to purchase 266,667shares of our common stock at $4.50 per share. (2)	Advisory services in the acquisition of Hapto Biotech, Inc.	None.

April 2006	6,477.333 shares of our Series E convertible preferred stock and our Series H warrants to purchase 2,159,111 shares of our common stock. (1)	$6,426,000 (including $250,000 received earlier in the year as a bridge loan).	$608,200 and 5 year warrants to purchase an aggregate of 202,534 shares of our common stock, of which 192,534 may be purchased at $6.00 per share and 10,000 @ $7.50 per share

August 2006	Investors converted 295 shares of their Series E convertible preferred stock with accrued dividends into 100,250 shares of our common stock (1)	None	None

September 6, 2006	Investors converted 6,182.333 shares of their Series E convertible preferred stock into 2,721,828 shares of our common stock (1)	None	None

October 2006 - June 2007
349.470 shares of our Series A convertible preferred stock with Series A, Series M, and Series M-1 warrants to purchase: 6,196,205, 3,494,705, and 1,747,352 shares of our common stock at $1.00, $0.50, and $1.00 per share, respectively. (1)
		$2,701,500 face value plus $94,264 of accrued interest of convertible bridge loans	$270,150; Five-year warrants to purchase 873,675 common shares at $0.55 per share.

October 2006- June 2007	197,500 Series A warrants at $1.00 per share. (1)	None - warrants issued when convertible bridge loans were repaid.	$19,750

June and July 2007	842.198 shares of our Series A convertible preferred stock with Series A, Series M, and Series M-1 warrants to purchase: 8,421,975,11,971,975, and 4,238,635 shares of our common stock at $1.00, $0.50, and $1.00 per share, respectively. (1)	$8,421,980	$842,198; Five-year warrants to purchase 2,282,995 common shares at $0.55 per share

Date	Name of Our Securities We Sold	Total Cash or Other Consideration Paid by Investors	Fees paid to Placement Agents
June 2007	500 shares of Series A-1 convertible preferred stock and 500 shares of Series A-2 convertible preferred stock (1)	$43,401,000 liability recorded in Registrants financial statements eliminated	Five-year advisory warrants to purchase 2,000,000 common shares at $0.55 Warrants were apportioned among annual advisory agreement and transactions as listed below.

June 2007
Placement Agent and its affiliates or designees, or sub-agents exchanged their Series E-PA warrants to purchase 175,092 shares, Series F-PA warrants to purchase 193,615 shares, and Series F warrants to purchase 562,325 shares, for a total of 931,032 shares of our common stock. (3)
		None	None

June and July 2007
Warrant to purchase 2,382,022 shares of common stock at $0.55 per share and an option to purchase 12 shares of Series A Convertible preferred stock with warrants attached, Series A warrants to purchase 120,000 shares of common stock at $1.00 per share, Series M warrants to purchase 120,000 shares of common stock at $0.50 per share, and Series M-1 warrants to purchase 60,000 shares of common stock at $1.00. (1) (2)
		$234,430 debt forgiven. $46,249 fair value of options returned to company. $1,200 to be paid to exercise the Series A Option.	Allocable portion of 2,000,000 advisory warrants above.

June and July 2007
Warrant to purchase 2,328,001 shares of common stock at $0.55 per share and an option to purchase 8 shares of Series A Convertible preferred stock with warrants attached, Series A warrants to purchase 80,000 shares of common stock at $1.00 per share, Series M warrants to purchase 80,000 shares of common stock at $0.50 per share, and Series M-1 warrants to purchase 40,000 shares of common stock at $1.00.(1) (2)
		$389,072 debt forgiven. $46,249 fair value of options returned to company. $800 to be paid to exercise the Series A Option.	Allocable portion of 2,000,000 advisory warrants above.

June and July 2007	Investors exchanged Series H warrants to purchase 2,002,444 shares of our common stock for 2,002,444 shares of our common stock and Series A warrants to purchase 500,606 shares at $1.00 per share. (3)	None	Allocable portion of 2,000,000 advisory warrants at $0.55 per share described above.

(1)(2)(3) The above sales were all exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the following reasons:

(1)	Pursuant to Regulation D because all the purchasers were accredited investors.

(2)	Pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

(3)
Pursuant to Section 3(a)(9) of the Act as a security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

During the past 3 years we issued an aggregate of 109,000 shares of our common stock to our four executive officers and 2,000 shares to one other employee. These were restricted stock grants which these executive officers and employees would have lost in whole, or in part if such person was no longer employed by us on May 31, 2007. Such restricted stock grants were exempt from the registration requirements of the Act because no sales of securities were involved and also pursuant to Section 4(2) as transactions by an issuer not involving any public offering.

ITEM 27. EXHIBITS

Exhibit Number	Description
3.1
Amended and Restated Articles of Incorporation and amendments thereto. (Incorporated by reference to Exhibit 3.1 to Form 10-QSB for the quarter ended March 31, 2007, filed with the Commission on July 3, 2007, Commission File No. 0-27368).

3.2	ByLaws. (Incorporated by reference to Exhibit 3.2 to Form 10-QSB for the quarter ended March 31, 2007, filed with the Commission on July 3, 2007, Commission File No. 0-27368).

10.1
Amended and Restated Exchange Agreement between Ortec International, Inc. and Paul Royalty Fund, L.P. dated June 18, 2007. (Incorporated by reference to Exhibit 10.1 to Form 8-K/A dated June 18, 2007, filed with the Commission on June 25, 2007, Commission File No. 0-27368).

10.2
Bill of Sale and Termination Agreement between Ortec International, Inc. and Paul Royalty Fund, L.P. dated June 18, 2007. (Incorporated by reference to Exhibit 10.2 to Form 8-K/A dated June 18, 2007, filed with the Commission on June 25, 2007, Commission File No. 0-27368).

10.3
Series A Convertible Preferred Stock Purchase Agreement including Series A, M, and M-1 warrants dated June 18, 2007. (Incorporated by reference to Exhibit 10.3 to From 8-K/A dated June 18, 2007, filed with the Commission on June 25, 2007, Commission File No. 0-27368).

10.4
Placement Agent Agreement between Ortec International, Inc. and Burnham Hill Partners, a division of Pali Capital Inc., dated June 15, 2007. (Incorporated by reference to Exhibit 10.4 to Form 8-K/A dated June 18, 2007, filed with the Commission on June 25, 2007, Commission File No. 0-27368).

10.5
Financial Advisory Agreement between Ortec International, Inc, and Burnham Hill Partners, a division of Pali Capital Inc., dated June 15, 2007. (Incorporated by reference to Exhibit 10.5 to Form 8-K/A dated June 18, 2007, filed with the Commission on June 25, 2007, Commission File No. 0-27368).

10.6
Cancellation Agreement between Ortec International, Inc and Ron Lipstein dated June 18, 2007. (Incorporated by reference to Exhibit 10.6 to Form 8-K/A dated June 18, 2007, filed with the Commission on June 25, 2007, Commission File No. 0-27368).

10.7
Cancellation Agreement between Ortec International, Inc and Steven Katz dated June 18, 2007. (Incorporated by reference to Exhibit 10.7 to Form 8-K/A dated June 18, 2007, filed with the Commission on June 25, 2007, Commission File No. 0-27368).

10.8
Warrant issued to Ron Lipstein pursuant to Cancellation Agreement dated June 18, 2007. (Incorporated by reference to Exhibit 10.8 to Form 8-K/A dated June 18, 2007, filed with the Commission on June 25, 2007, Commission File No. 0-27368).

10.9
Warrant issued to Steven Katz pursuant to Cancellation Agreement dated June 18, 2007. (Incorporated by reference to Exhibit 10.9 of Form 8-K/A dated June 18, 2007, filed with the Commission on June 25, 2007, Commission File No. 0-27368).

5.1 *	Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP, counsel for the Registrant

21	List of Subsidiaries

23.1*	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.3	Consent of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP (included in Exhibit 5.1)

24.1	Power of Attorney - see signature page of original filing.

* filed herewith.

ITEM 28. UNDERTAKINGS

The undersigned small business issuer hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 14, 2008.

FORTICELL BIOSCIENCE, INC.

By:	/s/ Alan W. Schoenbart
Alan W. Schoenbart
Chief Financial Officer (Principal Financial and Accounting Officer)

In accordance with the Securities Act of 1933, this Amendment No. 8 to the Registration Statement was signed by the following persons in the capacities indicated on February 14, 2008.

Signature	Title

/s/ Costa Papastephanou	Chief Executive Officer & Director
Costa Papastephanou	(Principal Executive Officer)

/s/ Alan W. Schoenbart	Chief Financial Officer
Alan W. Schoenbart	(Principal Financial and Accounting Officer)

/s/ Alan W. Schoenbart - POA	Director
Shepard Goldberg

/s/ Alan W. Schoenbart - POA	Director
Mark Bagnall

/s/ Alan W. Schoenbart - POA	Director
John Leone

/s/ Alan W. Schoenbart - POA	Director
Raphael Hofstein, Ph.D.

/s/ Alan W. Schoenbart - POA	Director
Andreas Vogler